As filed with the Securities and Exchange Commission on August 23, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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1847 HOLDINGS LLC
(Exact name of registrant as specified in its charter)

_______________________

Delaware	5700	38-3922937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Madison Avenue, 21st Floor
New York, NY 10022
(212) 417-9800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Ellery W. Roberts
Chief Executive Officer
590 Madison Avenue, 21st Floor
New York, NY 10022
(212) 417-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ross Carmel, Esq. Jeffrey Wofford, Esq. Jeffrey Koeppel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 18th Floor New York, NY 10018 (212) 658-0458

_______________________

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares(2)	$23,000,000	$2,509.30
Representative’s Warrants(3)(4)	—	—
Common Shares Underlying Representative’s Warrants(3)	$1,437,500	$156.83
TOTAL	$24,437,500	$2,666.13

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(1)      Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)      Includes shares that may be purchased by the underwriters pursuant to their over-allotment option.

(3)      We have agreed to issue to the representative of the underwriters or its designees warrants to purchase the number of common shares equal to five percent (5%) of the number of common shares to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 125% of the public offering price.

(4)      No fee required pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 23, 2021

         Shares

1847 HOLDINGS LLC

Common Shares

_______________________

We are offering              common shares pursuant to this prospectus.

Our common shares are quoted on the OTCQB market operated by OTC Markets Group Inc. under the symbol “EFSH.” On August 20, 2021, the closing price of our common shares on the OTCQB market was $1.71. In connection with this offering, we intend to apply for the listing of our common shares on the Nasdaq Capital Market under the symbol “EFSH.” The closing of this offering is contingent upon our uplisting to the Nasdaq Capital Market unless such condition is waived by the representative of the underwriters.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 29 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us(2)	$	$

____________

(1)      Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters. We have also agreed to issue warrants to the representative of the underwriters. See “Underwriting” for a complete description of the compensation arrangements.

(2)      We estimate the total expenses payable by us, excluding the underwriting discount, will be approximately $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional            common shares to cover over-allotments, at the public offering price, less the underwriting discount. The shares issuable upon exercise of the over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the common shares against payment in New York, New York on or about             , 2021.

EF HUTTON
division of Benchmark Investments, LLC

The date of this prospectus is         , 2021

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell our common shares and seeking offers to buy our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States:    Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common shares and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Underwriting” for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third party industry publications used

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in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Unless the context requires otherwise, the words “we,” “us,” “our” and “our company” refer collectively to 1847 Holdings LLC, a Delaware limited liability company, and its consolidated subsidiaries.

Our Company

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America. To date, we have completed five acquisitions and subsequently spun off two of the acquired companies.

On May 28, 2020, our subsidiary 1847 Asien Inc., or 1847 Asien, acquired Asien’s Appliance, Inc., a California corporation, or Asien’s. Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

On September 30, 2020, our subsidiary 1847 Cabinet Inc., or 1847 Cabinet, acquired Kyle’s Custom Wood Shop, Inc., an Idaho corporation, or Kyle’s. Kyle’s is a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. Kyle’s focuses on designing, building, and installing custom cabinetry primarily for custom and semi-custom builders.

On March 30, 2021, our subsidiary 1847 Wolo Inc., or 1847 Wolo, acquired Wolo Mfg. Corp., a New York corporation, and Wolo Industrial Horn & Signal, Inc., a New York corporation (which we collectively refer to as Wolo). Headquartered in Deer Park, New York and founded in 1965, Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

Our first acquisition was on March 3, 2017, pursuant to which our subsidiary 1847 Neese Inc., or 1847 Neese, acquired Neese, Inc., or Neese, a business specializing in providing a wide range of land application services and selling equipment and parts in Grand Junction, Iowa. On April 19, 2021, we sold 1847 Neese back to the original sellers.

On April 5, 2019, our subsidiary 1847 Goedeker Inc., or 1847 Goedeker, acquired substantially all of the assets of Goedeker Television Co., or Goedeker Television, a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. On October 23, 2020, we distributed all of the shares of 1847 Goedeker that we held to our shareholders, so we no longer own 1847 Goedeker.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to begin making and growing regular distributions to our common shareholders and increasing common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Our Manager

We have engaged 1847 Partners LLC, which we refer to as our manager, to manage our day-to-day operations and affairs, oversee the management and operations of our businesses and perform certain other services on our behalf, subject to the oversight of our board of directors. We believe that our manager’s expertise and experience is a critical factor in executing our strategy to begin making and growing monthly distributions to our common shareholders and increasing common shareholder value over time. Ellery W. Roberts, our Chief Executive Officer, is the sole manager of our manager and, as a result, our manager is an affiliate of Mr. Roberts.

At our inception, our manager engaged Ellery W. Roberts as our Chief Executive Officer. Mr. Roberts is also an employee of our manager and is seconded to our company, which means that he has been assigned by our manager to work for our company during the term of the management services agreement. Although Mr. Roberts is an employee of our manager, he reports directly to our board of directors.

Since 2000, Mr. Roberts has developed and grown multiple sector-specific platform businesses, through the consummation of more than 40 acquisitions. Mr. Roberts was actively involved in all aspects of deal sourcing, structuring, financing, investment committee approval and post-closing management of these acquisitions. He has more than 20 years of experience in acquiring and managing small businesses and has been directly involved with over $3 billion in direct private equity investments. Collectively, our management team has more than 60 years of combined experience in acquiring and managing small businesses and has overseen the acquisitions and financing of over 50 businesses.

We entered into a management services agreement with our manager on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed.

Our manager owns all of the allocation shares of our company, which are a separate class of limited liability company interests. The allocation shares generally will entitle our manager to receive a 20% profit allocation upon the sale of a particular subsidiary, calculated based on whether the gains generated by such sale (in excess of a high water mark) plus certain historical profits of the subsidiary exceed an annual hurdle rate of 8% (which rate is multiplied by the subsidiary’s average share of our consolidated net assets). Once such hurdle rate has been exceeded then the profit allocation becomes payable to our manager as described in “Our Manager — Our Manager as an Equity Holder — Manager’s Profit Allocation.”

Our Market Opportunity

We acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.2x trailing twelve month adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) versus 6.3x trailing twelve month adjusted EBITDA, respectively).

We believe that the following factors contribute to lower acquisition multiples for small businesses:

•        there are typically fewer potential acquirers for these businesses;

•        third-party financing generally is less available for these acquisitions;

•        sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

•        these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “Management” for more information about our management team.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to begin making and growing regular distributions to our common shareholders and to increase common shareholder value over the long-term. We plan to continue focusing on acquiring businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

Unlike buyers of small businesses that rely on significant leverage to consummate acquisitions, we plan to limit the use of third party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Our Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we seek to grow the earnings and cash flow of acquired companies and, in turn, begin making and growing regular distributions to our common shareholders and to increase common shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our businesses.

We seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager oversees and supports the management team of our businesses by, among other things:

•        recruiting and retaining managers to operate our businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

•        regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

•        assisting the management teams of our businesses in their analysis and pursuit of prudent organic growth strategies;

•        identifying and working with business management teams to execute on attractive external growth and acquisition opportunities;

•        identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

•        providing the management teams of our businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

•        forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

•        recruit and develop management teams for our businesses that are familiar with the industries in which our businesses operate;

•        focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

•        create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

•        achieve exposure in certain industries in order to create opportunities for future acquisitions; and

•        develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Our Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition. Our previous acquisitions met these acquisition criteria.

We benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, our manager will:

•        engage in a substantial level of internal and third-party due diligence;

•        critically evaluate the management team;

•        identify and assess any financial and operational strengths and weaknesses of any target business;

•        analyze comparable businesses to assess financial and operational performances relative to industry competitors;

•        actively research and evaluate information on the relevant industry; and

•        thoroughly negotiate appropriate terms and conditions of any acquisition.

The process of acquiring new businesses is time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Our primary corporate purpose is to own, operate and grow our operating businesses. However, in addition to acquiring businesses, we expect to sell businesses that we own from time to time. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame. We may also decide to own and operate some or all of our businesses in perpetuity if our board believes that it makes sense to do so. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase regular common shareholder distributions over time.

Summary of Our Businesses

Retail and Appliances

Our retail and appliances business is operated by Asien’s. This business segment, which was acquired in the second quarter of 2020, accounted for approximately 49.4% of our total revenues for the year ended December 31, 2020 and 57.90% of our total revenues for the six months ended June 30, 2021.

Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

Asien’s is one of the area’s oldest appliance stores and is well known and highly respected throughout the North Bay area. Asien’s has strong, established relationships with customers and contractors in the community. It provides products and services to a diverse group of customers, including homeowners, builders, and designers. As a member of BrandSource, a buying group that offers vendor programs, factory direct deals, marketing support, opportunity buys, close-outs, consumer rebates, finance offers, and similar benefits, Asien’s offers a full line of top brands from U.S. and international manufacturers.

Our retail and appliances segment generated revenues of $7,625,222 for the period from May 29, 2020 to December 31, 2020 and $6,616,984 for the six months ended June 30, 2021. Prior to our acquisition, Asien’s generated revenues of $13,361,870 for the year ended December 31, 2019.

Custom Cabinetry

Our custom cabinetry business is operated by Kyle’s. This business segment, which was acquired in the third quarter of 2020, accounted for approximately 7.3% of our total revenues for the year ended December 31, 2020 and 24.77% of our total revenues for the six months ended June 30, 2021.

Headquartered in Boise, Idaho and founded in 1976, Kyle’s designs, builds, and installs custom cabinetry for contractors and homeowners in Boise and the surrounding area. Kyle’s focuses on designing, building and installing custom cabinetry primarily for custom and semi-custom builders. Its products include kitchen, bath, home and office cabinets. Kyle’s also offers fireplace mantels, surrounds, entertainment systems, wall units and bookcases. Kyle’s products are sold on a regional basis directly to homeowners and contractors and through a network of several long-term recurring customers. Established for over 40 years in its markets, Kyle’s has built a strong reputation for best-in-class processes, product quality, and timeliness.

Our custom cabinetry segment generated revenues of $1,120,224 for the period from October 1, 2020 to December 31, 2020 and $2,830,877 for the six months ended June 30, 2021.

Automotive Supplies

Our automotive supplies business is operated by Wolo, which was acquired on March 30, 2021.

Headquartered in Deer Park, New York and founded in 1965, Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, Wolo sells its products to big-box national retail chains, through specialty and industrial distributors, as well as on-line/mail order retailers and original equipment manufacturers, or OEMs. With a stellar reputation for innovative design, Wolo’s current product line consists of 40 patented products, as well as over 90 exclusive trademarks.

Our automotive supplies segment generated revenues of $1,980,368 for the period from April 1, 2021 to June 30, 2021. Prior to our acquisition, Wolo generated revenues of $7,444,776 and $7,640,304 for the years ended December 31, 2020 and 2019, respectively.

Our Structure

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and may differ from those applying to a Delaware corporation. See “Description of Securities” for more information about the operating agreement. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

Our company is classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company will not incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, and deduction. As a holder of our shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our company’s net taxable income. Our company will file a partnership return with the Internal Revenue Service, or IRS, and will issue tax information, including a Schedule K-1, to you that describes your allocable share of our company’s income, gain, loss, deduction, and other items. The U.S. federal income tax rules that apply to partnerships are complex and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

Our company currently has three classes of limited liability company interests — the common shares, the series A senior convertible preferred shares and the allocation shares. All of our allocation shares have been and will continue to be held by our manager. See “Description of Securities” for more information about our shares.

Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide our company with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk-adjusted returns for investors in their predecessor firms.

Robust Network.    Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our company’s presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing.    We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market.    We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary’s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners.    We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing our ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

Operating Partner.    Our manager has consistently worked with a strong network of seasoned operating partners — former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable our company to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience.    We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Impact of Coronavirus Pandemic

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Asien’s was qualified as an essential business and remained open during the pandemic, with certain occupancy restrictions at times, so it did not experience any meaningful business interruption. However, Asien’s is dependent upon suppliers to provide it with all of the products that its sells. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of its products. As a result, Asien’s has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect its business and financial results. Even if Asien’s is able to find alternate sources for such products, they may cost more, which could adversely impact Asien’s profitability and financial condition.

Kyle’s was also qualified as an essential business and remained open during the pandemic, with certain occupancy restrictions at times, so it did not experience any meaningful business interruption. However, certain key customers of Kyle’s elected to either temporarily stop building homes or delayed their building process, particularly during the second quarter of 2020, which adversely affected Kyle’s sales. Further, early on during the pandemic, several of Kyle’s employees had taken time off because of medical issues, and certain of them did not return to employment. Kyle’s has been hiring and training new employees to replace lost productivity because of the aforementioned loss of employees. Kyle’s did not experience any meaningful business interruption related to any of its key suppliers; although recently, potentially as a result of the pandemic and resulting impact, Kyle’s has seen price increases in certain key raw materials such as wood products and hardware. These increases may negatively affect Kyle’s profitability and financial condition. If the pace of the pandemic does not continue to slow, it may continue to negatively affect Kyle’s ability to generate sales opportunities and to hire productive employees, as well as impact the cost of raw materials. Therefore, Kyle’s business operations may experience further delays and experience lost sales opportunities and increased costs, which could further adversely impact Kyle’s profitability and financial condition.

Wolo qualified as an essential business and remained open during the pandemic. At no time during the pandemic did it experience an internal contamination forcing it to stop its business. The pandemic has had a dramatic impact on Wolo’s supply chain like others in the automotive aftermarket. Approximately 90% of Wolo’s vendor base is located in China. The pandemic issues impacting ports in the U.S. due to lack of personnel has had a ripple effect on Chinese suppliers. Containers are slow to be emptied in the U.S., causing a backlog of ships waiting to get into ports and limiting containers and ships returning to China. The lack of containers and available space on ships has escalated shipping costs by over 300% from 2020. Costs for raw materials have also started to increase due to availability. Wolo cannot absorb these increases and began passing on a price increase to customers starting June 1, 2021, although the effective date may be later for some customers. We believe that this is an industry-wide issue and that it should not put Wolo in an unfavorable pricing position.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Corporate Information

Our principal executive offices are located at 590 Madison Avenue, 21st Floor, New York, NY 10022 and our telephone number is 212-417-9800. We maintain a website at www.1847holdings.com. Asien’s maintains a website at www.asiensappliance.com, Kyle’s maintains a website at www.kylescabinets.com and Wolo maintains a website at www.wolo-mfg.com. Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Common shares offered by us:	common shares (or common shares if the underwriters exercise the over-allotment option in full).
Common shares to be outstanding after this offering(1):	common shares (or common shares if the underwriters exercise the over-allotment option in full).
Over-allotment option:

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional            common shares to cover over-allotments, at the public offering price, less the underwriting discount.

Use of proceeds:

We expect to receive net proceeds of approximately $            million from this offering (or $            million if the underwriters exercise their option to purchase additional common shares in full), based on an assumed public offering price of $            per share, the last reported sale price of our common shares on the OTCQB market on            , 2021, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the repayment of a grid note to our manager, the payment of certain accrued liabilities and for general corporate purposes, which could include future acquisitions, capital expenditures and working capital. See “Use of Proceeds.”

Dividend policy:

We intend to pursue a policy of making regular monthly distributions on our outstanding common shares, subject to our operating subsidiaries generating sufficient cash flow to support such regular cash distributions. Our distribution policy will be based on the liquidity and capital of our businesses and on our intention to pay out as distributions to our shareholders most of the cash resulting from the ordinary operation of the businesses, and not to retain significant cash balances in excess of what is prudent for our company or our businesses, or as may be prudent for the consummation of attractive acquisition opportunities. If our strategy is successful, we expect to maintain and increase the level of monthly distributions to common shareholders in the future.

The declaration and payment of any monthly distribution to our common shareholders will be subject to the approval of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even if our board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of the debt of our company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our operating subsidiaries do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make monthly distributions to our common shareholders.

See “Dividend Policy” for more information.

Risk factors:

Investing in our common shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 29.

Representative’s warrants:

We have agreed to issue to EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, or its designees at the closing of this offering warrants to purchase the number of common shares equal to 5% of the aggregate number of shares sold in this offering. The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the effective date of the registration statement of which this prospectus forms a part. The exercise price of the representative’s warrants will equal 125% of the public offering price per share (subject to adjustments). See “Underwriting.”

Lock-up:

We have agreed with the underwriters that we will not, without the prior written consent of the representative, for a period of 180 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any classes of our shares or any securities convertible into or exercisable or exchangeable for any classes of our shares; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission, or the SEC, relating to the offering of any classes of our shares or any securities convertible into or exercisable or exchangeable for any classes of our shares; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any classes of our shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any class of our shares or such other securities, in cash or otherwise. See “Underwriting.”

Trading market and symbol:

Our common shares are quoted on the OTCQB market under the symbol “EFSH.” In connection with this offering, we intend to apply for the listing of our common shares on the Nasdaq Capital Market under the symbol “EFSH.” The closing of this offering is contingent upon our uplisting to the Nasdaq Capital Market unless such condition is waived by the representative of the underwriters.

The number of common shares outstanding immediately following this offering is based on 4,842,851 shares outstanding as of August 20, 2021 and excludes:

•        up to approximately 5,086,251 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

•        up to 4,450,460 common shares issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share; and

•        common shares issuable upon the exercise of the representative’s warrants issued in connection with this offering.

Summary of Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Structure

•        The COVID-19 pandemic may cause a material adverse effect on our business.

•        We have a limited operating history and we may not be able to manage our businesses on a profitable basis.

•        Our auditors have issued a going concern opinion on our audited financial statements.

•        We may not be able to effectively integrate the businesses that we acquire.

•        We may not be able to successfully fund acquisitions due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

•        If we are unable to generate sufficient cash flow from the anticipated dividends and interest payments that we expect to receive from our businesses, we may not be able to make distributions to our shareholders.

Risks Related to Our Retail and Appliances Business

•        If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

•        Our business depends on our ability to build and maintain strong brands.

•        Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

•        System interruptions that impair customer access to our sites or other performance failures or incidents involving our logistics network, our technology infrastructure or our critical technology partners could damage our business, reputation and brand and substantially harm our business and results of operations.

•        We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

•        Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

•        Failure to comply with applicable laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

Risks Related to Our Custom Cabinetry Business

•        The loss of any of our key customers could have a materially adverse effect on our results of operations.

•        Our business primarily relies on U.S. home improvement, repair and remodel and new home construction activity levels, all of which are impacted by risks associated with fluctuations in the housing market.

•        Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

•        Difficulties in recruiting adequate personnel may have a material adverse effect on our ability to meet our growth expectations.

•        In the event of a catastrophic loss of our key manufacturing facility, our business would be adversely affected.

•        We could face potential product liability claims relating to our products which could result in significant costs and liabilities, which would reduce our profitability.

•        We have historically depended on a limited number of third parties to supply key raw materials or finished goods to us.

•        Environmental requirements applicable to our facilities may impose significant environmental compliance costs and liabilities, which would adversely affect our results of operations.

Risks Related to Our Automotive Supply Business

•        If we fail to offer a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

•        We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and results of operations.

•        We are dependent upon relationships with manufacturers in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

•        If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

•        We face exposure to product liability lawsuits.

•        Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Risks Related to Our Relationship with Our Manager

•        Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

•        Our manager and the members of our management team may engage in activities that compete with us or our businesses.

•        The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distributions to shareholders and for operations.

•        Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distributions to our shareholders.

•        The obligations to pay the management fee and profit allocation, including the put price, may cause our company to liquidate assets or incur debt.

Risks Related to This Offering and Ownership of Our Common Shares

•        We may not be able to satisfy listing requirements of the Nasdaq Capital Market or maintain a listing of our common shares on the Nasdaq Capital Market.

•        An active, liquid trading market for our common shares may not be sustained.

•        Our series A senior convertible preferred shares are senior to our common shares as to distributions and in liquidation, which could limit our ability to make distributions to our common shareholders.

•        We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary consolidated financial data as of December 31, 2020 and 2019 and for the years then ended are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated financial data as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 from our unaudited consolidated financial statements included elsewhere in this prospectus.

The summary financial data for Wolo as of December 31, 2020 and 2019 and for the years then ended are derived from the audited combined financial statements of Wolo included elsewhere in this prospectus.

The summary financial data for Asien’s as of December 31, 2019 and for the year then ended are derived from the audited financial statements of Asien’s included elsewhere in this prospectus.

In accordance with SEC rules, we have not included historical financial statements for Kyle’s in this prospectus because the acquisition of Kyle’s was not deemed to be significant.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

1847 Holdings LLC

Statements of Operations Data	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Total revenue	$11,428,229	$1,185,980	$15,448,045	$6,380,025
Total operating expenses	12,019,415	1,880,831	17,970,451	7,698,779
Net loss from operations	(591,186)	(694,851)	(2,522,406)	(1,318,754)
Total other income (expense)	2,700,142	(35,408)	(941,837)	(498,577)
Net income (loss) before income taxes	2,108,956	(730,259)	(3,464,243)	(1,817,331)
Income tax benefit	21,900	15,000	431,631	504,060
Net income (loss) from continuing operations	$2,130,856	$(715,259)	$(3,032,612)	$(1,313,271)
Net income (loss) from discontinued operations	240,405	(6,207,057)	(11,662,991)	(2,068,150)
Less net income (loss) from discontinued operations attributable to noncontrolling interests	108,182	(1,997,884)	4,491,220	620,445
Net income (loss) from discontinued operations attributable to common shareholders	132,223	(4,209,173)	(7,171,771)	(1,447,705)
Net income (loss)	2,263,079	(4,924,432)	(10,204,383)	(2,760,976)
Less net loss attributable to non-controlling interests	(41,620)	(9,439	(595,731)	(514,019)
Net income (loss) available to common shareholders	$2,304,699	$(4,914,993)	$(9,608,652)	$(2,246,957)
Preferred stock accrued dividend	499,388	—	—	—
Deemed dividend related to issuance of preferred stock	1,527,086	—	3,051,478	—
Distribution – allocation shares	—	—	5,985,000	—
1847 Goedeker spin-off dividend	—	—	283,257	—
Net income (loss) attributable to shareholders	$278,225	$(4,914,993)	$(18,928,387)	$(2,246,957)
Net income (loss) per common share from continuing operations: basic	$0.46	$(0.22)	$(0.82)	$(0.42)
Net income (loss) per common share from discontinued operations: basic	$0.05	$(1.89)	$(3.16)	$(0.66)
Net income (loss) per common share: basic	$0.49	$(1.50)	$(2.60)	$(0.71)
Net income (loss) per common share from continuing operations: diluted	$0.34	$(0.22)	$(0.82)	$(0.42)
Net income (loss) per common share from discontinued operations: diluted	$0.04	$(1.89)	$(3.16)	$(0.66)
Net income (loss) per common share: diluted	$0.04	$(1.49)	$(2.60)	$(0.71)
Weighted-average common shares outstanding: basic	4,655,551	3,290,747	3,692,429	3,147,918
Weighted-average common shares outstanding: diluted	6,234,683	3,290,747	3,692,429	3,147,918
Balance Sheet Data	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	(unaudited)
Cash	$1,477,524	$1,393,368	$174,290
Restricted cash	—	403,811	—
Total current assets	9,108,502	5,874,530	5,726,093
Total assets	23,749,887	19,239,940	19,294,792
Total current liabilities	9,399,513	8,083,830	16,663,353
Total liabilities	14,740,343	15,993,790	23,293,586
Total shareholders’ equity (deficit)	9,009,544	3,246,150	(3,998,794)
Total liabilities and shareholders’ equity (deficit)	$23,749,887	$19,239,940	$19,294,792

Wolo

Statements of Income Data	Years Ended December 31,
	2020	2019
Revenues	$7,444,776	$7,640,304
Cost of goods sold	4,095,389	4,399,717
Gross profit	3,349,387	3,240,587
Total operating expenses	2,326,859	2,626,710
Income from operations	1,022,528	613,877
Total other income (expense)	8,884	80,410
Net income	$814,791	$548,911
Balance Sheet Data	As of December31,
	2020	2019
Cash	$574,983	$1,091,346
Total current assets	4,677,672	5,343,033
Total assets	4,818,122	5,410,615
Total current liabilities	392,072	189,016
Total liabilities	506,732	189,016
Total stockholders’ equity	4,311,390	5,221,599
Total liabilities and stockholders’ equity	$4,818,122	$5,410,615

Asien’s

Statement of Income Data	Year Ended December 31, 2019
Total revenue	$13,361,870
Total costs of revenue	10,255,654
Gross profit	3,106,216
Total operating expenses	1,692,867
Income from operations	1,413,349
Total other income (expense)	(8,504)
Net income	$1,404,845
Balance Sheet Data	As of December 31, 2019
Cash	$1,875,336
Total current assets	4,014,841
Total assets	4,179,581
Total current liabilities	3,070,999
Total liabilities	3,191,264
Total stockholders’ equity	988,317
Total liabilities and stockholders’ equity	$4,179,581

Unaudited Pro Forma Consolidated Financial Information

The unaudited pro forma consolidated financial information presented below sets forth the financial position and results of operations of our company after giving effect to the acquisitions of Asien’s, Kyle’s and Wolo and reflects the sale of 1847 Neese in discontinued operations. The following unaudited pro forma consolidated financial statements were prepared in accordance with the regulations of the SEC.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 combines the historical statement of operations of our company with the historical statement of operations of Asien’s, Kyle’s and Wolo and reflects the sale of 1847 Neese. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 was prepared as if these transactions had occurred on January 1, 2020.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what our company’s financial position actually would have been had these transactions been completed on the dates indicated or what our company’s results of operations actually would have been had the transactions been completed as of the beginning of the periods indicated. In addition, the consolidated pro forma financial statements do not purport to project the future financial position or operating results of our company. The pro forma consolidated financial statements include adjustments for events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The pro forma financial information has been derived from and should be read in conjunction with the following:

(a)     The consolidated financial statements and related notes of our company for the years ended December 31, 2020 and 2019 (which are included elsewhere in this prospectus);

(b)    The audited financial statements and related notes of Asien’s for the years ended December 31, 2019 and 2018 (which are included elsewhere in this prospectus); and

(c)     The audited combined financial statements and related notes of Wolo for the years ended December 31, 2020 and 2019 (which are included elsewhere in this prospectus).

1847 HOLDINGS LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020

	1847 Holdings LLC	Wolo	Asien’s Appliance, Inc. January 1 to May 28, 2020	Kyle’s Custom Wood Shop, Inc. January 1 to September 30, 2020	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$15,448,045	$7,444,776	$5,154,012	$3,132,105	$(6,702,599)	(n-1)	$24,476,338
Cost of revenue	9,406,228	4,095,389	3,916,192	1,712,824	(2,874,792)	(n-1)	16,255,841
Gross profit	6,041,817	3,349,387	1,237,820	1,419,281	(3,827,807)		8,220,498
Operating expenses:
Personnel	2,553,589	584,852	333,900	227,644	(1,818,722)	(n-1)	1,881,263
Depreciation and amortization	1,447,077	5,949	21,199	90,376	(1,270,465)	(n-1)	294,136
Fuel	378,115	—	—	—	(378,115)	(n-1)	—
General and administrative expenses	4,185,442	1,736,058	439,185	499,540	(1,533,011)	(n-1)	5,974,192
					121,978	(m-1)
					225,000	(m-2)
					300,000	(m-3)
Total operating expenses	8,564,223	2,326,859	794,284	817,560	(4,353,335)		8,149,591
Net income (loss) from operations	(2,522,406)	1,022,528	443,536	601,721	525,528		70,907
Other income (expense)
Financing costs	(205,075)	—	—	—	35,075	(n-1)	(170,000)
Loss on early extinguishment of debt	(382,681)	—	—	—	96,331	(n-1)	(286,350)
Interest expense, net	(460,559)	(1,130)	(3,122)	528	(6,597)	(p-1)	(696,416)
					(22,957)	(p-2)
					(86,589)	(p-3)
					(128,100)	(p-4)
					380,932	(n-1)
					(32,745)	(r-1)
					(268,077)	(p-5)
					(68,000)	(p-6)
Gain on sale of property and equipment	130,749	—	—	—	(130,748)	(n-1)	—
Other income (expense), net	(24,271)	10,014	18,394	281,125	6,075	(n-1)	291,337
Total other income (expense)	(941,837)	8,884	15,272	281,653	(225,400)		(861,429)
Net income (loss) before income taxes	(3,464,243)	1,031,412	458,808	883,374	300,128		(790,522)
Income tax expense (benefit)	(431,631)	216,621	—	—	157,702	(a-1)	(109,810)
					347,700	(n-1)
					(180,582)	(a-1)
Net income (loss) from continuing operations	(3,032,612)	814,791	458,808	883,374	(24,693)		(900,332)
Net income (loss) from discontinued operations	(7,171,772)	—	—	—	(666,860)		(7,838,632)
Net income (loss)	(10,204,383)	814,791	458,808	883,374	(691,553)		(8,738,963)
Less net income (loss) attributable to non-controlling interests	(595,731)	—	—	—	545,610	(n-1)	(86,739)
					(36,618)	(a-3)
Net loss available to common shareholders	(9,608,652)	814,791	458,808	883,374	(1,200,545)		(8,652,224)
Deemed dividend related to issuance of preferred stock	3,051,478	—	—	—	1,527,086	(u-1)	5,086,464
					507,900	(u-2)
Distribution – Allocation shares	5,985,000	—	—	—	—		5,985,000
1847 Goedeker spin-off dividend	283,257	—	—	—	—		283,257
Net income (loss) attributable to 1847 Holdings shareholders	$(18,928,387)	$814,791	$458,808	$883,374	$(3,235,331)		$(20,006,745)
Net loss per common share from continuing operations: basic and diluted	$(0.82)						$(0.21)
Net loss per common share from discontinued operations: basic and diluted	$(3.16)						$(1.79)
Net loss per common share: basic and diluted	$(2.60)						$(1.97)
Weighted-average number of common shares outstanding: basic and diluted	3,692,429		169,411	525,000			4,386,840

1847 HOLDINGS LLC
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE TRANSACTIONS

Wolo Acquisition and Related Transactions

On December 22, 2020, 1847 Holdings LLC (the “Company”) and its wholly-owned subsidiary 1847 Wolo Inc. (“1847 Wolo”) entered into a stock purchase agreement (the “Wolo Purchase Agreement”) with Wolo Mfg. Corp., a New York corporation (“Wolo Mfg”), and Wolo Industrial Horn & Signal, Inc., a New York corporation (“Wolo H&S” and together with Wolo Mfg, “Wolo”), and Barbara Solow and Stanley Solow (together, the “Wolo Sellers”), pursuant to which 1847 Wolo agreed to acquire all of the issued and outstanding stock of Wolo Mfg and Wolo H&S (the “Wolo Acquisition”).

On March 30, 2021, 1847 Wolo, the Company, Wolo and the Sellers entered into Amendment No. 1 to the Purchase Agreement to amend certain terms of the Wolo Purchase Agreement. Following entry into such amendment, closing of the Wolo Acquisition was completed on the same day. As a result of this transaction, the Company owns 92.5% of 1847 Wolo, with the remaining 7.5% held by Leonite Capital LLC, and 1847 Wolo owns 100% of Wolo Mfg and Wolo H&S.

The aggregate purchase price is $8,494,524 (subject to adjustment), consisting of (i) $6,550,000 in cash (subject to adjustment), (ii) a 6% secured promissory note in the aggregate principal amount of $850,000 and (iii) cash due to seller of $1,094,524.

The purchase price is subject to a post-closing working capital adjustment provision. Under this provision, the Wolo Sellers delivered to 1847 Wolo at the closing an unaudited balance sheet of Wolo as of that date. On or before the 75th day following the closing, 1847 Wolo shall deliver to the Wolo Sellers an audited balance sheet as of the closing date. If the net working capital reflected on such final balance sheet exceeds the net working capital reflected on the preliminary balance sheet delivered at closing, 1847 Wolo shall, within seven days, pay to the Wolo Sellers an amount of cash that is equal to such excess. If the net working capital reflected on the preliminary balance sheet exceeds the net working capital reflected on the final balance, the Wolo Sellers shall, within seven days, pay to 1847 Wolo an amount in cash equal to such excess.

6% Secured Promissory Note

As noted above, a portion of the purchase price under the Wolo Purchase Agreement was paid by the issuance of a secured promissory note in the principal amount of $850,000 by 1847 Wolo to the Wolo Sellers. Interest on the outstanding principal amount will be payable quarterly at the rate of six percent (6%) per annum. The note matures on the 39-month anniversary following the closing of the Wolo Acquisition, at which time the outstanding principal amount of the note, along with all accrued, but unpaid interest, shall be paid in one lump sum. 1847 Wolo has the right to redeem all or any portion of the note at any time prior to the maturity date without premium or penalty of any kind. The note contains customary events of default, including in the event of (i) non-payment, (ii) a default by 1847 Wolo of any of its covenants under the Wolo Purchase Agreement or any other agreement entered into in connection with the Wolo Purchase Agreement, or a breach of any of representations or warranties under such documents, or (iii) the bankruptcy of 1847 Wolo.

The rights of the Wolo Sellers to receive payments under the note are subordinate to the rights of Sterling (as defined below).

Management Services Agreement

On March 30, 2021, 1847 Wolo entered into a Management Services Agreement (the “Wolo Offsetting MSA”) with the Company’s manager, 1847 Partners LLC (the “Manager”). The Wolo Offsetting MSA is an offsetting management services agreement as defined in that certain Management Services Agreement, dated April 15, 2013, between the Company and the Manager (the “MSA”).

Pursuant to the Wolo Offsetting MSA, 1847 Wolo appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of Adjusted Net Assets (as defined in the MSA); provided, however, that (i) pro-rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by 1847 Wolo, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of the Company’s gross income with respect to such fiscal year, then the management fee to be paid by 1847 Wolo for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of the Company, until the aggregate amount of the Management Fee paid or to be paid by 1847 Wolo, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of the Company’s gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by 1847 Wolo, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the management fee (before any adjustment thereto) calculated and payable under the MSA (the “Parent Management Fee”) with respect to such fiscal quarter, then the management fee to be paid by 1847 Wolo for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by 1847 Wolo, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to such fiscal quarter, does not exceed the Parent Management Fee calculated and payable with respect to such fiscal quarter.

The rights of the Manager to receive payments under the Wolo Offsetting MSA are subordinate to the rights of Sterling.

1847 Wolo shall also reimburse the Manager for all costs and expenses of 1847 Wolo which are specifically approved by the board of directors of 1847 Wolo, including all out-of-pocket costs and expenses, that are actually incurred by the Manager or its affiliates on behalf of 1847 Wolo in connection with performing services under the Wolo Offsetting MSA.

The services provided by the Manager include: conducting general and administrative supervision and oversight of 1847 Wolo’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to 1847 Wolo’s business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines.

Credit Agreement and Notes

On March 30, 2021, 1847 Wolo and Wolo (collectively, “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with Sterling National Bank (“Sterling”) for (i) revolving loans in an aggregate principal amount that will not exceed the lesser of (x) the Borrowing Base (as defined below) or (y) $1,000,000 (the “Revolving Loan”) and (ii) a term loan in the principal amount of $3,550,000 (the “Term Loan”). The Revolving Loan is evidenced by a Revolving Credit Note dated March 30, 2021 and payable to Sterling (the “Revolving Note”) and the Term Loan is evidenced by a $3,550,000 Term Note dated March 30, 2021 and payable to Sterling (the “Term Note”). The “Borrowing Base” means an amount equal to the sum of the following: (A) 80% of the Borrower’s Eligible Accounts (as defined in the Credit Agreement) PLUS (B) the lesser of: (1) 50% percent of Eligible Inventory (as defined in the Credit Agreement) or (2) $400,000.00, MINUS (C) such reserves as Sterling may establish from time to time in its sole discretion. Sterling has the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of Borrowing Base and the definition(s) of Eligible Accounts and Eligible Inventory.

The Revolving Note matures on March 29, 2022 and bears interest at a per annum rate equal to the greater of (i) the Prime Rate (as defined in the Credit Agreement) or (ii) 3.75%. The Term Loan matures on April 1, 2024 and bears interest at a per annum rate equal to the greater of (x) the Prime Rate plus 3.00% or (y) 5.00%; provided that upon an Event of Default (as defined below) all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 5.00%. Interest accrued on the Revolving Note and the Term Note shall be payable on the first day of each month commencing on the first such day of the first month following the making of such Revolving Loan or Term Loan, as applicable.

With respect to the Term Loan, the Borrower must repay to Sterling on the first day of each month, (i) beginning on May 1, 2021 and ending on March 1, 2022, eleven (11) equal monthly principal payments of $43,750.00 each, (ii) beginning on April 1, 2022 and ending on March 1, 2024, twenty-four (24) equal monthly payments of $59,167.00 each and (iii) on April 1, 2024, a final principal payment in the amount of $1,648,742.00. In addition, beginning on June 1, 2022 and on each anniversary thereof thereafter until such time as the Term Loan is repaid in full, the Borrower shall pay to Sterling an additional principal payment equal to 50% of the Excess Cash Flow (as defined in the Credit Agreement), if any (any such payment will be applied to the most remote payment of principal due under the Credit Agreement).

The Borrower may at any time and from time to time voluntarily prepay the Revolving Note or the Term Note in whole or in part. If at any time the outstanding principal balance on the Revolving Note exceeds the lesser of (i) the Borrowing Base or (ii) the Maximum Facility Amount (as defined in the Credit Agreement)(such excess being hereinafter referred to as an “Overadvance”), either without Sterling’s consent, including, as the result of Eligible Accounts or Eligible Inventory becoming ineligible (an “Unintentional Overadvance”) or with Sterling’s consent, as the result of Sterling making additional advances in its discretion that result in an Overadvance (a “Permitted Overadvance”), Borrower shall (x) in the case of an Unintentional Overadvance, on demand made by Sterling, pay Sterling such amount as will eliminate the Overadvance; and (y) in the case of a Permitted Overadvance, pay to Sterling such amount as will eliminate the Overadvance. At the end of any month in which any Overadvance has occurred Borrower shall be charged an Overadvance Fee in the amount of 1.50% of the highest Overadvance Amount during each month in which the Overadvance remains outstanding.

Under the Credit Agreement, the Borrower is required to pay a number of fees to Sterling, including the following:

•        a closing fee in the amount of $56,875 in connection with the Revolving Loans and in the amount of $56,875 in connection with the Term Loan, both of which were paid at closing on March 30, 2021

•        If Sterling has not received the full amount of any monthly payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), the Borrower shall pay a late fee to Sterling in an amount equal to six percent (6%) of such overdue payment.

The Credit Agreement contains customary events of default, including, among others (each, an “Event of Default”): (i) for failure to pay principal and interest on the Revolving Note or Term Note when due, or to pay any fees due under the Credit Agreement; (ii) if any representation, warranty or certification in the Credit Agreement or any document delivered in connection therewith proves to have been false or misleading in any material respect when made; (iii) for failure to perform any covenant or agreement contained in the Credit Agreement or any document delivered in connection therewith; (iv) failure to maintain adequate collateral security value satisfactory to Sterling; (v) for any voluntary or involuntary bankruptcy, insolvency or dissolution; (vi) for the occurrence of one or more judgments, decrees or arbitration awards involving in the aggregate a liability of $50,000 or more; (vii) if any director, officer or owner of more than 10% of the equity any Borrower entity is indicted for any felony offense under any federal or state law; (viii) if a Change of Control (as defined in the Credit Agreement) occurs; (ix) if Sterling’s security interest in any of the collateral fails to be a first priority security interest (subject only to permitted liens); (x) the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of any Borrower entity, or the occurrence of any other event or circumstance, such that Sterling, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation to Sterling has been or may be materially impaired; (xi) if there is a loss, suspension or revocation of, or failure to renew, any permit if it could reasonably be expected to have a Material Adverse Effect; (xii) if Borrower engages in any act prohibited by any subordination agreement to which it is a party, or makes any payment on subordinated indebtedness that the applicable subordinated creditor was not contractually entitled to receive; and (xiii) for the occurrence of any default or event of default under the Seller Subordination Agreement (as defined in the Credit Agreement).

Each of the Revolving Note and the Term Note is secured by a first priority security interest in all of the assets of the Borrower.

Unit Offering

On March 26, 2021, the Company entered into several securities purchase agreements (the “Unit Purchase Agreements”) with certain purchasers (the “Purchasers”), pursuant to which the Company sold an aggregate of 1,818,182 Units, at a price of $1.65 per Unit, to the Purchasers for an aggregate purchase price of $3,000,000 (the “Company Financing”). Each Unit consists of (i) one (1) Series A Senior Convertible Preferred Share of the Company with a stated value of $2.00 per share (the “Series A Shares”), and (ii) a three-year warrant to purchase one (1) Common Share of the Company at an exercise price of $2.50 per Common Share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances (the “Warrants” and, together with the Series A Shares, “Units”). The sale by the Company of the Units was completed on March 26, 2021. The proceeds of the Company Financing were used to fund, in part, the Wolo Acquisition. See “Description of Securities” for a description of the terms of the Series A Shares.

On March 26, 2021, the Company also entered into a subscription agreement (the “Subscription Agreement”) with 1847 Wolo, pursuant to which 1847 Wolo issued to the Company 1,000 shares of 1847 Wolo’s Series A Preferred Stock at a price of $3,000 per share, in exchange for the Company’s contribution to 1847 Wolo of the $3,000,000 raised in the Company Financing, so that 1847 Wolo would have the funds to acquire Wolo.

Kyle’s Acquisition and Related Transactions

On August 27, 2020, the Company and 1847 Cabinet Inc. (“1847 Cabinet”), a wholly owned subsidiary of the Company, entered into a stock purchase agreement with Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Kyle’s”), and Stephen Mallatt, Jr. and Rita Mallatt (the “Kyle’s Sellers”), pursuant to which 1847 Cabinet agreed to acquire all of issued and outstanding capital stock of Kyle’s (the “Kyle’s Acquisition”).

On September 30, 2020, the Company, 1847 Cabinet, Kyle’s and the Kyle’s Sellers entered into addendum to the stock purchase and closing of the Kyle’s Acquisition was completed on the same day. As a result of this transaction, the Company owns 92.5% of 1847 Cabinet, with the remaining 7.5% held by Leonite Capital LLC, and 1847 Cabinet owns 100% of Kyle’s.

The aggregate purchase price is up to $9,324,792 (subject to adjustment of the contingent note), consisting of (i) $4,389,792 in cash, (ii) an 8% contingent subordinated note in the aggregate principal amount of $1,050,000, which increased to a principal amount of up to $1,260,000 pursuant to the vested percentage calculation described below, and (iii) 700,000 common shares of the Company, having a mutually agreed upon value of $1,400,000 and a fair value of $3,675,000. The shares were issued on October 16, 2020, immediately following the record date for the Goedeker Distribution described above.

Vesting Promissory Note

As noted above, a portion of the purchase price for the Kyle’s Acquisition was paid by the issuance of a vesting promissory note by 1847 Cabinet to the Kyle’s Sellers in the principal amount of $1,050,000, which increased to a principal amount of up to $1,260,000 pursuant to the vested percentage calculation described below. Payment of the principal and accrued interest on the note is subject to vesting as described below. The note bears interest on the vested portion of principal amount at the rate of eight percent (8%) per annum. To the extent vested, the vested portion of the principal and all accrued but unpaid interest on such vested portion of the principal shall be paid in one lump sum on the last day of the thirty-sixth (36th) month following the date of the note.

The vested principal of the note due at the maturity date shall be calculated each year based on the average annual consolidated EBITDA (as defined in the note) of 1847 Cabinet for each of the years ended December 31, 2020, 2021 and 2022. The EBITDA for each year shall be divided by $1.4 million multiplied by 100 to obtain the vested percentage. The vested principal for each year shall be equal to the vested percentage for that year multiplied by $350,000. To the extent that the vested percentage for the subject year is less than 80%, no portion of the note for that year shall vest. To the extent that the vested percentage for the subject year is equal to or greater than 120%, the vested principal shall be equal to $420,000 for that year and no more. For the year ended December 31, 2020, EBITDA of 1847 Cabinet was approximately $1,531,000, resulting in a vested amount of approximately $415,000 and an outstanding balance of $498,979.

1847 Cabinet will have the right to redeem all but no less than all of the note at any time prior to the maturity date. If 1847 Cabinet elects to redeem the note, the redemption price will be payable in cash and is equal to the then outstanding vested portion of the principal plus any remaining unvested principal amount plus accrued but unpaid interest thereon (calculated over 36 months). For purposes of this redemption calculation, the “unvested principal amount” shall be $350,000 per year.

The note contains customary events of default. The right of the Kyle’s Sellers to receive payments under the note is subordinated to all indebtedness of 1847 Cabinet, whether outstanding as of the closing date or thereafter created, to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities.

Management Services Agreement

On August 21, 2020, 1847 Cabinet entered into a management services agreement (the “Cabinet Offsetting MSA”) with the Manager. The Cabinet Offsetting MSA has the same terms as the Wolo Offsetting MSA.

Asien’s Acquisition and Related Transactions

On March 27, 2020, the Company and 1847 Asien Inc. (“1847 Asien”), a wholly owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Asien’s Purchase Agreement”) with Asien’s Appliance, Inc. (“Asien’s”) and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992 (the “Asien’s Seller”), pursuant to which 1847 Asien agreed to acquire all of the issued and outstanding capital stock of Asien’s (the “Asien’s Acquisition”).

On May 28, 2020, 1847 Asien, the Company, Asien’s and the Asien’s Seller entered into Amendment No. 1 to the Asien’s Purchase Agreement to amend certain terms of the Asien’s Purchase Agreement. Following entry into such amendment closing of the Asien’s Acquisition was completed on the same day. As a result of this transaction, the Company owns 95% of 1847 Asien, with the remaining 5% held by Leonite Capital LLC, and 1847 Asien owns 100% of Asien’s.

The aggregate purchase price was $2,125,500, consisting of: (i) $233,000 in cash; (ii) the issuance of an amortizing promissory note in the principal amount of $200,000; (iii) the issuance of a demand promissory note in the principal amount of $655,000; and (iv) 415,000 common shares of the Company, having a mutually agreed upon value of $830,000 and a fair value of $1,037,500, which may be repurchased by 1847 Asien for a period of one year following the closing at a purchase price of $2.50 per share.

8% Subordinated Amortizing Promissory Note

As noted above, a portion of the purchase price for the Asien’s Acquisition was paid by the issuance of a subordinated amortizing promissory note in the principal amount of $200,000 by 1847 Asien to the Asien’s Seller. Interest on the outstanding principal amount will be payable quarterly at the rate of eight percent (8%) per annum. The outstanding principal amount of the note will amortize on a one-year straight-line basis in accordance with a specified amortization schedule, with all unpaid principal and accrued, but unpaid interest being fully due and payable on May 28, 2021. The note is unsecured and contains customary events of default. The right of the Asien’s Seller to receive payments under the note is subordinated to all indebtedness of 1847 Asien to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities.

1% Demand Promissory Note

A portion of the purchase price for the Asien’s Acquisition was paid by the issuance of demand promissory note in the principal amount of $655,000 by 1847 Asien to the Asien’s Seller. The note accrued interest at a rate of one percent (1%) computed on the basis of a 360-day year. Principal and accrued interest on the note was payable 24 hours after written demand by the Seller. The note was repaid in June 2020.

Agreement of Sale of Future Receipts

On May 28, 2020, 1847 Asien and Asien’s entered into an agreement of sale of future receipts with TVT Direct Funding LLC (“TVT”), pursuant to which 1847 Asien and Asien’s agreed to sell future receivables with a value of $685,000 to TVT for a purchase price of $500,000. 1847 Asien and Asien’s agreed to deliver to TVT 20% of its weekly future receipts, or approximately $23,300, over the course of an estimated seven-month term, or such date when the above amount of receivables has been delivered to TVT. 1847 Asien used the proceeds from this sale to finance the Asien’s Acquisition. In addition to all other sums due to TVT under this agreement, 1847 Asien and Asien’s agreed to pay to TVT certain additional fees, including a one-time origination fees of $25,000, as reimbursement of costs incurred by TVT for financial and legal due diligence. The future payments under the TVT agreement were secured by a subordinated security interest in all of the tangible and intangible assets of 1847 Asien and Asien’s. This agreement was terminated in 2020.

Management Services Agreement

On May 28, 2020, 1847 Asien entered into a management services agreement (the “Asien’s Offsetting MSA”) with the Manager. The Asien’s Offsetting MSA has the same terms as the Wolo Offsetting MSA and the Kyle’s Offsetting MSA.

Disposition of Neese

On April 19, 2021, the Company entered into a stock purchase agreement with Alan Neese and Katherine Neese (the “Buyers”), pursuant to which the Company sold 550 shares of the common stock of 1847 Neese Inc. (“1847 Neese”), constituting 55% of the issued and outstanding capital stock of 1847 Neese, to the Buyers for an aggregate purchase price of $325,000 in cash (the “Neese Disposition”). As a result of the Neese Disposition, 1847 Neese is no longer a majority-owned subsidiary of the Company. The Neese Disposition therefore resulted in the disposition of the business and assets of 1847 Neese and its wholly owned subsidiary Neese, Inc. (“Neese”).

Disposition of Goedeker

On October 23, 2020, the Company distributed all of the shares of 1847 Goedeker Inc. (“Goedeker”) that it held to its shareholders (the “Goedeker Disposition”). As a result of the Goedeker Disposition, Goedeker is no longer a subsidiary of the Company. The Goedeker Disposition therefore resulted in the disposition of the business and assets of Goedeker.

NOTE 2 — BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company with the historical statement of operations of Wolo, Asien’s and Kyle’s and reflects the Neese Disposition. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 was prepared as if these transactions had occurred on January 1, 2020.

The historical financial information is adjusted in the unaudited pro forma consolidated financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

The Company accounted for the Wolo Acquisition, the Asien’s Acquisition and the Kyle’s Acquisition in the unaudited pro forma consolidated financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations”. In accordance with ASC 805, the Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition dates is measured as the difference of fair value of the net tangible assets and identifiable assets acquired over the purchase consideration.

Pursuant to ASC Topic 205-20, “Presentation of Financial Statements — Discontinued Operations,” the results of operations from 1847 Neese and Goedeker for the year ended December 31, 2020 have been classified as discontinued operations as part of the unaudited pro forma consolidated statement of operations presented herein. ASC 360-10-45-9 requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. For the Goedeker Disposition, these criteria were achieved on September 10, 2020, when the board approved the Goedeker Disposition, and subsequently on October 23, 2020, when the Company completed the Goedeker Disposition. These criteria were achieved in March 2021 for the Neese Disposition, when the parties agreed to the Neese Disposition, and subsequently on April 19, 2021, when the Neese Disposition was completed.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the transactions described herein occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

The Company expects to incur costs and realize benefits associated with integrating the operations of the Company and Wolo, Asien’s and Kyle’s. The unaudited pro forma consolidated financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma consolidated statement of operations does not reflect any non-recurring charges directly related to the Wolo Acquisition, the Asien’s Acquisition and the Kyle’s Acquisition that the combined companies incurred upon completion of the Wolo Acquisition, the Asien’s Acquisition and the Kyle’s Acquisition.

NOTE 3 — PURCHASE PRICE CONSIDERATION

Wolo

The provisional fair value of the purchase consideration issued to the Wolo Sellers was allocated to the net tangible assets acquired. The Company accounted for the Wolo Acquisition as the purchase of a business under generally accepted accounting principles in the United States of America (“GAAP”) under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $5,386,891. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The Company is currently in the process of completing the preliminary purchase price allocation as an acquisition of certain assets. The final purchase price allocation for Wolo will be included in the Company’s financial statements in future periods.

The table below shows a preliminary analysis for the Wolo Acquisition:

Purchase consideration at preliminary fair value:
Notes payable	$850,000
Cash	6,550,000
Due to seller	1,094,524
Amount of consideration	$8,494,524

Assets acquired and liabilities assumed at preliminary fair value
Cash	$1,094,524
Accounts receivable	1,860,107
Inventory	2,325,548
Other current assets	218,154
Accounts payable and accrued expenses	(111,442)
Other liabilities	—
Net assets acquired	$5,386,891

Total net assets acquired	$5,386,891
Consideration paid	8,494,524
Preliminary Goodwill	$3,107,633

The estimated useful life remaining on the property and equipment acquired is 5 to 7 years.

Kyle’s

The fair value of the purchase consideration issued to the Kyle’s Sellers was allocated to the net tangible assets acquired. The Company accounted for the Kyle’s Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $527,618. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows an analysis for the Kyle’s Acquisition:

Purchase consideration at fair value:
Common shares	$3,675,000
Notes payable	498,979
Due to seller	4,389,792
Amount of consideration	$8,563,771

Assets acquired and liabilities assumed at fair value
Cash	$130,000
Accounts receivable	385,095
Costs in excess of billings	122,016
Other current assets	13,707
Property and equipment	200,737
Customer related intangibles	2,727,000
Marketing related intangibles	294,000
Accounts payable and accrued expenses	(263,597)
Billings in excess of costs	(43,428)
Other liabilities	(49,000)
Net tangible assets acquired	$3,516,530

Total net assets acquired	$3,516,530
Consideration paid	8,563,771
Goodwill	$5,047,241

The estimated useful life remaining on the property and equipment acquired is 3 to 7 years.

Asien’s

The fair value of the purchase consideration issued to the Asien’s Seller was allocated to the net tangible assets acquired. The Company accounted for the Asien’s Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $1,171,272. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows analysis for the Asien’s Acquisition:

Purchase Consideration at fair value:
Common shares	$1,037,500
Notes payable	855,000
Due to seller	233,000
Amount of consideration	$2,125,500

Assets acquired and liabilities assumed at fair value
Cash	$1,501,285
Accounts receivable	235,746
Inventories	1,457,489
Other current assets	41,427
Property and equipment	157,052
Customer related intangibles	462,000
Marketing related intangibles	547,000
Accounts payable and accrued expenses	(280,752)
Customer deposits	(2,405,703)
Notes payable	(509,272)
Other liabilities	(23,347)
Net assets acquired	$1,182,925

Total net assets acquired	$1,182,925
Consideration paid	2,125,500
Goodwill	$942,575

The estimated useful life remaining on the property and equipment acquired is 5 to 13 years.

NOTE 4 — PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

Acquisition

(a-1)     Upon the acquisition by the Company, the taxable income and losses from Wolo, Asien’s and Kyle’s will be included with the Company’s future corporate income tax filings.

(a-2)     Reflects the cash distribution to the Wolo Sellers and purchase accounting for the Wolo Acquisition.

(a-3)     Reflects the allocation of the 7.5% non-controlling interest of 1847 Wolo on the proforma adjustments.

Management Services Agreements

(m-1)     Reflects an annualized management fee paid by 1847 Asien to the Manager for the period January 1, 2020 to May 28, 2020.

(m-2)     Reflects an annualized management fee paid by 1847 Cabinet to the Manager for the period January 1, 2020 to September 30, 2020.

(m-3)     Reflects an annualized management fee paid by 1847 Wolo to the Manager for the year ended December 31, 2020.

Neese disposition

(n-1)     Reflects the disposition of Neese as a discontinued operation for the year ended December 31, 2020.

Promissory Notes

(p-1)     Reflects the interest expense resulting from the 8% promissory note annualized interest for the period January 1, 2020 to May 28, 2020.

(p-2)     Reflects the interest expense resulting from the 1% promissory note annualized interest for the period January 1, 2020 to May 28, 2020.

(p-3)     Reflects the interest expense resulting from TVT agreement amortized interest for the period January 1, 2020 to May 28, 2020.

(p-4)     Reflects the interest expense and debt discount resulting from the vesting promissory note for the period January 1, 2020 to September 30, 2020.

(p-5)     Reflects the principal, net of fees, for the Term loan and the interest expense and debt discount resulting for the year ended December 31, 2020.

(p-6)     Reflects the principal for the 6% secured promissory note and the interest expense for the year ended December 31, 2020.

Revolving loan

(r-1)     Reflects the advance from the Revolving loan of $770,475 acquisition costs and the interest expense resulting from the 4.25% annualized interest for the year ended December 31, 2020.

Unit Offering

(u-1)     Reflects the proceeds of $3,000,000 and allocated warrant and beneficial conversion features in the Unit Purchase Agreements.

(u-2)     Reflects the series A annualized dividend of 14% in conjunction with the Uni Purchase Agreements.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Structure

The COVID-19 pandemic may cause a material adverse effect on our business.

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Asien’s was qualified as an essential business and remained open during the pandemic, with certain occupancy restrictions at times, so it did not experience any meaningful business interruption. However, Asien’s is dependent upon suppliers to provide it with all of the products that its sells. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of its products. As a result, Asien’s has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect its business and financial results. Even if Asien’s is able to find alternate sources for such products, they may cost more, which could adversely impact Asien’s profitability and financial condition.

Kyle’s was also qualified as an essential business and remained open during the pandemic, with certain occupancy restrictions at times, so it did not experience any meaningful business interruption. However, certain key customers of Kyle’s elected to either temporarily stop building homes or delayed their building process, particularly during the second quarter of 2020, which adversely affected Kyle’s sales. Further, early on during the pandemic, several of Kyle’s employees had taken time off because of medical issues, and certain of them did not return to employment. Kyle’s has been hiring and training new employees to replace lost productivity because of the aforementioned loss of employees. Kyle’s did not experience any meaningful business interruption related to any of its key suppliers; although recently, potentially as a result of the pandemic and resulting impact, Kyle’s has seen price increases in certain key raw materials such as wood products and hardware. These increases may negatively affect Kyle’s profitability and financial condition. If the pace of the pandemic does not continue to slow, it may continue to negatively affect Kyle’s ability to generate sales opportunities and to hire productive employees, as well as impact the cost of raw materials. Therefore, Kyle’s business operations may experience further delays and experience lost sales opportunities and increased costs, which could further adversely impact Kyle’s profitability and financial condition.

Wolo qualified as an essential business and remained open during the pandemic. At no time during the pandemic did it experience an internal contamination forcing it to stop its business. The pandemic has had a dramatic impact on Wolo’s supply chain like others in the automotive aftermarket. Approximately 90% of Wolo’s vendor base is located in China. The pandemic issues impacting ports in the U.S. due to lack of personnel has had a ripple effect on Chinese suppliers. Containers are slow to be emptied in the U.S., causing a backlog of ships waiting to get into ports and limiting containers and ships returning to China. The lack of containers and available space on ships has escalated shipping costs by over 300% from 2020. Costs for raw materials have also started to increase due to availability. Wolo cannot absorb these increases and began passing on a price increase to customers starting June 1, 2021, although the effective date may be later for some customers. We believe that this is an industry-wide issue and that it should not put Wolo in an unfavorable pricing position.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

We have a limited operating history and we may not be able to manage our businesses on a profitable basis.

We were formed on January 22, 2013 and operated a management consulting business from inception through October 3, 2017. In March 2017, we acquired Neese, a provider of products and services for the agriculture, construction, lawn and garden industries, which we subsequent sold back to the original sellers in April 2021. In April 2019, we acquired the assets of Goedeker Television, a one-stop e-commerce destination for home furnishings, which we subsequently spun-off pursuant our distribution of all of our shares of 1847 Goedeker that we held to our shareholders in October 2020. In May 2020, we acquired Asien’s, which provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing in the North Bay area of Sonoma County, California. In September 2020, we acquired Kyle’s, a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. In March 2021, we acquired Wolo, which designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. We plan to acquire additional operating businesses in the future.

Our manager will manage the day-to-day operations and affairs of our company and oversee the management and operations of our businesses, subject to the oversight of our board of directors. If we do not develop effective systems and procedures, including accounting and financial reporting systems, to manage our operations as a consolidated public company, we may not be able to manage the combined enterprise on a profitable basis, which could adversely affect our ability to pay distributions to our shareholders.

Our auditors have issued a going concern opinion on our audited financial statements.

Although our audited financial statements for the year ended December 31, 2020 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2020 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. We have generated losses since inception and have relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations. For the six months ended June 30, 2021, we incurred operating losses of $591,186 (before deducting losses attributable to non-controlling interests and excluding the loss of discontinued operations and gain on the disposition of a subsidiary), cash flows used in operations of $60,575 (excluding the cashflow from discontinued operations) and negative working capital of $291,009 (excluding the negative working capital from discontinued operations). For the year ended December 31, 2020, we incurred operating losses of $3,032,612 (before deducting losses attributable to non-controlling interests and excluding the loss of discontinued operations), cash flows from operations of $789,306 (excluding the cashflow from discontinued operations) and negative working capital of $1,933,026 (excluding the negative working capital from discontinued operations).

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations to fund operations and to service debt obligations for at least one year, which project improved operations and our ability to continue operations as a going concern. In addition to the estimates of funds available from operations, we have unpledged assets that we believe could provide for approximately $354,000 of additional borrowings. We also believe that the proceeds from this offering will be sufficient to fund our operations for significantly more than the next year. However, we do believe additional funds are required to execute our business plan and our strategy of acquiring additional businesses. The funds required to execute our business plan will depend on the size, capital structure and purchase price consideration that the seller of a target business deems acceptable in a given transaction. The amount of funds needed to execute our business plan also depends on what portion of the purchase price of a target business the seller of that business is willing to take in the form of seller notes or our equity or equity in one of our subsidiaries. Given these factors, we believe that the amount of outside additional capital necessary to execute our business plan on the low end (assuming target company sellers accept a significant portion of the purchase price in the form of seller notes or our equity or equity in one of our subsidiaries) ranges between $100,000 to $250,000. If, and to the extent, that sellers are unwilling to accept a significant portion of the purchase price in seller notes and equity, then the cash required to execute our business plan could be as much as $5,000,000.

Although we do not believe that we will require additional cash to continue our operations over the next twelve months, there are no assurances that we will be able to raise our revenues to a level which supports profitable operations and provides sufficient funds to pay obligations in the future. Our prior losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to acquire additional businesses may be dependent on our ability to obtain additional financing in the future, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through our operations, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

We may not be able to effectively integrate the businesses that we acquire.

Our ability to realize the anticipated benefits of acquisitions will depend on our ability to integrate those businesses with our own. The combination of multiple independent businesses is a complex, costly and time-consuming process and there can be no assurance that we will be able to successfully integrate businesses into our business, or if such integration is successfully accomplished, that such integration will not be costlier or take longer than presently contemplated. Integration of future acquisitions may include various risks and uncertainties, including the factors discussed in the paragraph below. If we cannot successfully integrate and manage the businesses within a reasonable time, we may not be able to realize the potential and anticipated benefits of such acquisitions, which could have a material adverse effect on our share price, business, cash flows, results of operations and financial position.

We will consider other acquisitions that we believe will complement, strengthen and enhance our growth. We evaluate opportunities on a preliminary basis from time to time, but these transactions may not advance beyond the preliminary stages or be completed. Such acquisitions are subject to various risks and uncertainties, including:

•        the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are in diverse geographic regions) and achieve expected synergies;

•        the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•        the inability to maintain uniform standards, controls, procedures and policies;

•        the need or obligation to divest portions of the acquired companies;

•        the potential failure to identify material problems and liabilities during due diligence review of acquisition targets;

•        the potential failure to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses; and

•        the challenges associated with operating in new geographic regions.

Our future success is dependent on the employees of our manager, our manager’s operating partners and the management team of our business, the loss of any of whom could materially adversely affect our financial condition, business and results of operations.

Our future success depends, to a significant extent, on the continued services of the employees of our manager. The loss of their services may materially adversely affect our ability to manage the operations of our businesses. The employees of our manager may leave our manager and go to companies that compete with us in the future. In addition, we depend on the assistance provided by our manager’s operating partners in evaluating, performing diligence on and managing our businesses. The loss of any employees of our manager or any of our manager’s operating partners may materially adversely affect our ability to implement or maintain our management strategy or our acquisition strategy.

The future success of our existing and future businesses also depends on the respective management teams of those businesses because we intend to operate our businesses on a stand-alone basis, primarily relying on their existing management teams for day-to-day operations. Consequently, their operational success, as well as the success of any organic growth strategy, will be dependent on the continuing efforts of the management teams of our businesses. We will seek to provide these individuals with equity incentives in our company and to have employment agreements with certain persons we have identified as key to their businesses. However, these measures may not prevent these individuals from leaving their employment. The loss of services of one or more of these individuals may materially adversely affect our financial condition, business and results of operations.

We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

We acquire small businesses in various industries. Generally, because such businesses are privately held, we may experience difficulty in evaluating potential target businesses as much of the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks and uncertainties. Further, the time and costs associated with identifying and evaluating potential target businesses and their industries may cause a substantial drain on our resources and may divert our management team’s attention away from the operations of our businesses for significant periods of time.

In addition, we may have difficulty effectively integrating and managing acquisitions. The management or improvement of businesses we acquire may be hindered by a number of factors, including limitations in the standards, controls, procedures and policies implemented in connection with such acquisitions. Further, the management of an acquired business may involve a substantial reorganization of the business’ operations resulting in the loss of employees and customers or the disruption of our ongoing businesses. We may experience greater than expected costs or difficulties relating to an acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition.

We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities.

We have been formed to acquire and manage small businesses. In pursuing such acquisitions, we expect to face strong competition from a wide range of other potential purchasers. Although the pool of potential purchasers for such businesses is typically smaller than for larger businesses, those potential purchasers can be aggressive in their approach to acquiring such businesses. Furthermore, we expect that we may need to use third-party financing in order to fund some or all of these potential acquisitions, thereby increasing our acquisition costs. To the extent that other potential purchasers do not need to obtain third-party financing or are able to obtain such financing on more favorable terms, they may be in a position to be more aggressive with their acquisition proposals. As a result, in order to be competitive, our acquisition proposals may need to be aggressively priced, including at price levels that exceed what we originally determined to be fair or appropriate. Alternatively, we may determine that we cannot pursue on a cost-effective basis what would otherwise be an attractive acquisition opportunity.

We may not be able to successfully fund acquisitions due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

In order to make acquisitions, we intend to raise capital primarily through debt financing, primarily at our operating company level, additional equity offerings, the sale of equity or assets of our businesses, offering equity in our company or our businesses to the sellers of target businesses or by undertaking a combination of any of the above. Because the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow at our company level. The sale of additional shares of any class of equity will also be subject to market conditions and investor demand for such shares at prices that may not be in the best interest of our shareholders. These risks may materially adversely affect our ability to pursue our acquisition strategy.

We may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

We may change our strategy at any time without the consent of our shareholders, which may result in our acquiring businesses or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our strategy may increase our exposure to interest rate and currency fluctuations, subject us to regulation under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, or subject us to other risks and uncertainties that affect our operations and profitability.

If we are unable to generate sufficient cash flow from the anticipated dividends and interest payments that we expect to receive from our businesses, we may not be able to make distributions to our shareholders.

Our primary business is the holding and managing of controlling interests our operating businesses. Therefore, we will be dependent upon the ability of our businesses to generate cash flows and, in turn, distribute cash to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us, first, to satisfy our financial obligations and, second, to make distributions to our common shareholders. The ability of our businesses to make payments to us may also be subject to limitations under laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions or otherwise, we are unable to generate sufficient cash flow from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our common shareholders.

In addition, the put price and profit allocation will be payment obligations of our company and, as a result, will be senior in right to the payment of any distributions to our shareholders. Further, we are required to make a profit allocation to our manager upon satisfaction of applicable conditions to payment. “The Manager — Our Manager as an Equity Holder” for more information about our manager’s put right and profit allocation.

Our loans with third parties contain certain terms that could materially adversely affect our financial condition.

We and our subsidiaries are parties to certain loans with third parties, which are secured by the assets of our subsidiaries. The loans agreements contain customary representations, warranties and affirmative and negative financial and other covenants. If an event of default were to occur under any of these loans, the lender thereto may pursue all remedies available to it, including declaring the obligations under its respective loan immediately due and payable, which could materially adversely affect our financial condition. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further discussion regarding our borrowing activities.

In the future, we may seek to enter into other credit facilities to help fund our acquisition capital and working capital needs. These credit facilities may expose us to additional risks associated with leverage and may inhibit our operating flexibility and reduce cash flow available for payment of distributions to our shareholders.

We may seek to enter into other credit facilities with third-party lenders to help fund our acquisitions. Such credit facilities will likely require us to pay a commitment fee on the undrawn amount and will likely contain a number of affirmative and restrictive covenants.

If we violate any such covenants, our lenders could accelerate the maturity of any debt outstanding and we may be prohibited from making any distributions to our shareholders. Such debt may be secured by our assets, including the stock we may own in businesses that we acquire and the rights we have under intercompany loan agreements that we may enter into with our businesses. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by businesses that we currently manage and may acquire in the future and distributed or paid to our company. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

In addition, we expect that such credit facilities will bear interest at floating rates which will generally change as interest rates change. We will bear the risk that the rates that we are charged by our lenders will increase faster than we can grow the cash flow from our businesses or businesses that we may acquire in the future, which could reduce profitability, materially adversely affect our ability to service our debt, cause us to breach covenants contained in our third-party credit facilities and reduce cash flow available for distribution.

We may engage in a business transaction with one or more target businesses that have relationships with our executive officers, our directors, our manager, our manager’s employees or our manager’s operating partners, or any of their respective affiliates, which may create or present conflicts of interest.

We may decide to engage in a business transaction with one or more target businesses with which our executive officers, our directors, our manager, our manager’s employees, our manager’s operating partners, or any of their respective affiliates, have a relationship, which may create or present conflicts of interest. Regardless of whether we obtain a fairness opinion from an independent investment banking firm with respect to such a transaction, conflicts of interest may still exist with respect to a particular acquisition and, as a result, the terms of the acquisition of a target business may not be as advantageous to our shareholders as it would have been absent any conflicts of interest.

The operational objectives and business plans of our businesses may conflict with our operational and business objectives or with the plans and objective of another business we own and operate.

Our businesses operate in different industries and face different risks and opportunities depending on market and economic conditions in their respective industries and regions. A business’ operational objectives and business plans may not be similar to our objectives and plans or the objectives and plans of another business that we own and operate. This could create competing demands for resources, such as management attention and funding needed for operations or acquisitions, in the future.

If, in the future, we cease to control and operate our businesses or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act.

We have the ability to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control, or that we cease to operate or control, or if we commence certain investment-related activities, we may be deemed to be an investment company under the Investment Company Act. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us or our manager and otherwise will subject us to additional regulation that will be costly and time-consuming.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential shareholders could lose confidence in our financial statements, which would harm the trading price of our common shares.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under Item 9A. “Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2020. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2020, management identified material weaknesses. These material weaknesses were associated with our lack of (i) appropriate policies and procedures to evaluate the proper accounting and disclosures of key documents and agreements, (ii) adequate segregation of duties with our limited accounting personnel and reliance upon outsourced accounting services and (iii) sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of GAAP commensurate with our financial reporting requirements. We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our share price.

Risks Related to Our Retail and Appliances Business

If we fail to acquire new customers or retain existing customers, or fail to do so in a cost-effective manner, we may not be able to achieve profitability.

Our success depends on our ability to acquire and retain customers in a cost-effective manner. We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. We cannot assure you that the net profit from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may not be able to acquire new customers. If we are unable to acquire new customers who purchase products in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers or efficiencies in our logistics network, our net revenue may decrease, and our business, financial condition and operating results may be materially adversely affected.

We believe that many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers. Therefore, we must ensure that our existing customers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our existing customers are not successful, we may not be able to acquire new customers in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher marketing expenses in order to acquire new customers.

Our success depends in part on our ability to increase our net revenue per active customer. If our efforts to increase customer loyalty and repeat purchasing as well as maintain high levels of customer engagement are not successful, our growth prospects and revenue will be materially adversely affected.

Our ability to grow our business depends on our ability to retain our existing customer base and generate increased revenue and repeat purchases from this customer base, and maintain high levels of customer engagement. To do this, we must continue to provide our customers and potential customers with a unified, convenient, efficient and differentiated shopping experience by:

•        providing imagery, tools and technology that attract customers who historically would have bought elsewhere;

•        maintaining a high-quality and diverse portfolio of products;

•        delivering products on time and without damage; and

•        maintaining and further developing our in-store and online platforms.

If we fail to increase net revenue per active customer, generate repeat purchases or maintain high levels of customer engagement, our growth prospects, operating results and financial condition could be materially adversely affected.

Our business depends on our ability to build and maintain strong brands. We may not be able to maintain and enhance our brands if we receive unfavorable customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, results of operations and growth prospects.

Maintaining and enhancing our brands is critical to expanding our base of customers and suppliers. Our ability to maintain and enhance our brand depends largely on our ability to maintain customer confidence in our product and service offerings, including by delivering products on time and without damage. If customers do not have a satisfactory shopping experience, they may seek out alternative offerings from our competitors and may not return to our stores and sites as often in the future, or at all. In addition, unfavorable publicity regarding, for example, our practices relating to privacy and data protection, product quality, delivery problems, competitive pressures, litigation or regulatory activity, could seriously harm our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our customer base and result in decreased revenue, which could adversely affect our business and financial results.

In addition, maintaining and enhancing these brands may require us to make substantial investments, and these investments may not be successful. If we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our suppliers, which we may not be able to do successfully.

Customer complaints or negative publicity about our sites, products, delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

Our efforts to expand our business into new brands, products, services, technologies, and geographic regions will subject us to additional business, legal, financial, and competitive risks and may not be successful.

Our business success depends to some extent on our ability to expand our customer offerings by launching new brands and services and by expanding our existing offerings into new geographies. Launching new brands and services or expanding geographically requires significant upfront investments, including investments in marketing, information technology, and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset these costs. Any lack of market acceptance of our efforts to launch new brands and services or to expand our existing offerings could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as we continue to expand our fulfillment capability or add new businesses with different requirements, our logistics networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively.

We have also entered and may continue to enter into new markets in which we have limited or no experience, which may not be successful or appealing to our customers. These activities may present new and difficult technological and logistical challenges, and resulting service disruptions, failures or other quality issues may cause customer dissatisfaction and harm our reputation and brand. Further, our current and potential competitors in new market segments may have greater brand recognition, financial resources, longer operating histories and larger customer bases than we do in these areas. As a result, we may not be successful enough in these newer areas to recoup our investments in them. If this occurs, our business, financial condition and operating results may be materially adversely affected.

If we fail to manage our growth effectively, our business, financial condition and operating results could be harmed.

To manage our growth effectively, we must continue to implement our operational plans and strategies, improve and expand our infrastructure of people and information systems and expand, train and manage our employee base. We have rapidly increased employee headcount since our inception to support the growth in our business. To support continued growth, we must effectively integrate, develop and motivate a large number of new employees. We face significant competition for personnel. Failure to manage our hiring needs effectively or successfully integrate our new hires may have a material adverse effect on our business, financial condition and operating results.

Additionally, the growth of our business places significant demands on our operations, as well as our management and other employees. For example, we typically launch hundreds of promotional events across thousands of products each month on our sites via emails and personalized displays. These events require us to produce updates of our sites and emails to our customers on a daily basis with different products, photos and text. Any surge in online traffic and orders associated with such promotional activities places increased strain on our operations, including our logistics network, and may cause or exacerbate slowdowns or interruptions. The growth of our business may require significant additional resources to meet these daily requirements, which may not scale in a cost-effective manner or may negatively affect the quality of our sites and customer experience. We are also required to manage relationships with a growing number of suppliers, customers and other third parties. Our information technology systems and our internal controls and procedures may not be adequate to support future growth of our supplier and employee base. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be materially adversely affected.

Our ability to obtain continued financing is critical to the growth of our business. We will need additional financing to fund operations, which additional financing may not be available on reasonable terms or at all.

Our future growth, including the potential for future market expansion will require additional capital. We will consider raising additional funds through various financing sources, including the procurement of additional commercial debt financing. However, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to execute our growth strategy, and operating results may be adversely affected. Any additional debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility.

Our ability to obtain financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, are not sufficient to satisfy our capital needs, we may be required to decrease the pace of, or eliminate, our future product offerings and market expansion opportunities and potentially curtail operations.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our business is rapidly evolving and intensely competitive, and we have many competitors in different industries. Our competition includes big box retailers, such as Home Depot, Lowe’s and Costco, specialty retailers, such as TeeVax, Ferguson and Premier Bath and Kitchen, and online marketplaces, such as Amazon.

We expect competition to continue to increase. We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including:

•        the size and composition of our customer base;

•        the number of suppliers and products we feature;

•        our selling and marketing efforts;

•        the quality, price and reliability of products we offer;

•        the quality and convenience of the shopping experience that we provide;

•        our ability to distribute our products and manage our operations; and

•        our reputation and brand strength.

Many of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, faster and less costly shipping, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net revenue and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net revenue from their customer bases more effectively than we do.

Our success depends, in substantial part, on our continued ability to market our products through search engines and social media platforms.

The marketing of our products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with search engines and social media platforms, including those operated by Google, Facebook, Bing and Yahoo!. These platforms could decide to change their terms and conditions of use at any time (and without notice) and/or significantly increase their fees. No assurances can be provided that we will be able to maintain cost-effective and otherwise satisfactory relationships with these platforms and our inability to do so in the case of one or more of these platforms could have a material adverse effect on our business, financial condition and results of operations.

We obtain a significant number of visits via search engines such as Google, Bing and Yahoo! Search engines frequently change the algorithms that determine the ranking and display of results of a user’s search and may make other changes to the way results are displayed, which can negatively affect the placement of links and, therefore, reduce the number of visits to our website. The growing use of online ad-blocking software may also impact the success of our marketing efforts because we may reach a smaller audience and fail to bring more customers to our website, which could have a material adverse effect on our business, financial condition and results of operations.

System interruptions that impair customer access to our sites or other performance failures or incidents involving our logistics network, our technology infrastructure or our critical technology partners could damage our business, reputation and brand and substantially harm our business and results of operations.

The satisfactory performance, reliability and availability of our sites, transaction processing systems, logistics network, and technology infrastructure are critical to our reputation and our ability to acquire and retain customers, as well as maintain adequate customer service levels.

For example, if one of our data centers fails or suffers an interruption or degradation of services, we could lose customer data and miss order fulfillment deadlines, which could harm our business. Our systems and operations, including our ability to fulfill customer orders through our logistics network, are also vulnerable to damage or interruption from inclement weather, fire, flood, power loss, telecommunications failure, terrorist attacks, labor disputes, cyber-attacks, data loss, acts of war, break-ins, earthquake and similar events. In the event of a data center failure, the move to a back-up could take substantial time, during which time our sites could be completely shut down. Further, our back-up services may not effectively process spikes in demand, may process transactions more slowly and may not support all of our site’s functionality.

We use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. We may not always be successful in executing these upgrades and improvements, and the operation of our systems may be subject to failure. In particular, we have in the past and may in the future experience slowdowns or interruptions on some or all of our sites when we are updating them, and new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. Additionally, if we expand our use of third-party services, including cloud-based services, our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with such services and/or failures by such third parties, which are out of our control. Our net revenue depends on the number of visitors who shop on our sites and the volume of orders we can handle. Unavailability of our sites or reduced order fulfillment performance would reduce the volume of goods sold and could also materially adversely affect consumer perception of our brand.

We may experience periodic system interruptions from time to time. In addition, continued growth in our transaction volume, as well as surges in online traffic and orders associated with promotional activities or seasonal trends in our business, place additional demands on our technology platform and could cause or exacerbate slowdowns or interruptions. If there is a substantial increase in the volume of traffic on our sites or the number of orders placed by customers, we may be required to further expand and upgrade our technology, logistics network, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our sites or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our sites, which is particularly challenging given the rapid rate at which new technologies, customer preferences and expectations and industry standards and practices are evolving in the e-commerce industry. Accordingly, we redesign and enhance various functions on our sites on a regular basis, and we may experience instability and performance issues as a result of these changes.

Any slowdown, interruption or performance failure of our sites and the underlying technology and logistics infrastructure could harm our business, reputation and our ability to acquire, retain and serve our customers, which could materially adversely affect our results of operations.

Our failure or the failure of third-party service providers to protect our sites, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We collect, maintain, transmit and store data about our customers, employees, contractors, suppliers, vendors and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. We also employ third-party service providers that store, process and transmit certain proprietary, personal and confidential information on our behalf. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit, encrypt, anonymize or pseudonymize certain confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction and personal data or other confidential and sensitive information from being breached or compromised. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, ransom-ware, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our sites, networks and systems or that we or our third-party service providers otherwise maintain, including payment card systems and human resources management platforms. We and our service providers may not anticipate, discover or prevent all types of attacks until after they have already been launched, and techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships.

Breaches of our security measures or those of our third-party service providers or cyber security incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of personal information, including consumers’ and employees’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; limited or terminated access to certain payment methods or fines or higher transaction fees to use such methods; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment or training of additional personnel and protection technologies, responses to governmental investigations and media inquiries and coverage; engagement of third party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these breaches of security occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. In addition, any party who is able to illicitly obtain a customer’s password could access that customer’s transaction data or personal information. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition and operating results. We may need to devote significant resources to protect against security breaches or to address problems caused by breaches, diverting resources from the growth and expansion of our business.

We may be subject to product liability and other similar claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability and other claims and litigation (including class actions) or regulatory action relating to safety, personal injury, death or environmental or property damage. Some of our agreements with members of our supply chain may not indemnify us from product liability for a particular product, and some members of our supply chain may not have sufficient resources or insurance to satisfy their indemnity and defense obligations. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

Risks associated with the suppliers from whom our products are sourced could materially adversely affect our financial performance as well as our reputation and brand.

We depend on our ability to provide our customers with a wide range of products from qualified suppliers, many of whom are located in countries outside of the U.S., in a timely and efficient manner. Political and economic instability, the financial stability of suppliers, suppliers’ ability to meet our standards, labor problems experienced by suppliers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, transport security, inflation, and other factors relating to our suppliers are beyond our control.

Our agreements with most of our suppliers do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they usually restrict such suppliers from selling products to other buyers. There can be no assurance that our current suppliers will continue to seek to sell us products on current terms or that we will be able to establish new or otherwise extend current supply relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Our ability to develop and maintain relationships with reputable suppliers and offer high quality merchandise to our customers is critical to our success. If we are unable to develop and maintain relationships with suppliers that would allow us to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, our ability to satisfy our customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

Further, we rely on our suppliers’ representations of product quality, safety and compliance with applicable laws and standards. If our suppliers or other vendors violate applicable laws, regulations or our supplier code of conduct, or implement practices regarded as unethical, unsafe, or hazardous to the environment, it could damage our reputation and negatively affect our operating results. Further, concerns regarding the safety and quality of products provided by our suppliers could cause our customers to avoid purchasing those products from us, or avoid purchasing products from us altogether, even if the basis for the concern is outside of our control. As such, any issue, or perceived issue, regarding the quality and safety of any items we sell, regardless of the cause, could adversely affect our brand, reputation, operations and financial results.

We also are unable to predict whether any of the countries in which our suppliers’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of imports from suppliers with international manufacturing operations, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to our customers and materially adversely affect our financial performance as well as our reputation and brand. Furthermore, some or all of our suppliers’ foreign operations may be adversely affected by political and financial instability, resulting in the disruption of trade from exporting countries, restrictions on the transfer of funds or other trade disruptions.

In addition, our business with foreign suppliers may be affected by changes in the value of the U.S. dollar relative to other foreign currencies. For example, any movement by any other foreign currency against the U.S. dollar may result in higher costs to us for those goods. Declines in foreign currencies and currency exchange rates might negatively affect the profitability and business prospects of one or more of our foreign suppliers. This, in turn, might cause such foreign suppliers to demand higher prices for merchandise in their effort to offset any lost profits associated with any currency devaluation, delay merchandise shipments, or discontinue selling to us altogether, any of which could ultimately reduce our sales or increase our costs.

Our suppliers have imposed conditions in our business arrangements with them. If we are unable to continue satisfying these conditions, or such suppliers impose additional restrictions with which we cannot comply, it could have a material adverse effect on our business, financial condition and operating results.

Our suppliers have strict conditions for doing business with them. Several are sizeable such as General Electric, Whirlpool and Riggs Distributing. If we cannot satisfy these conditions or if they impose additional or more restrictive conditions that we cannot satisfy, our business would be materially adversely affected. It would be materially detrimental to our business if these suppliers decided to no longer do business with us, increased the pricing at which they allow us to purchase their goods or impose other restrictions or conditions that make it more difficult for us to work with them. Any of these events could have a material adverse effect on our business, financial condition and operating results.

We may be unable to source new suppliers or strengthen our relationships with current suppliers.

We have relationships with approximately 40 suppliers. Our agreements with suppliers are generally terminable at will by either party upon short notice. If we do not maintain our existing relationships or build new relationships with suppliers on acceptable commercial terms, we may not be able to maintain a broad selection of merchandise, and our business and prospects would suffer severely.

In order to attract quality suppliers, we must:

•        demonstrate our ability to help our suppliers increase their sales;

•        offer suppliers a high quality, cost-effective fulfillment process; and

•        continue to provide suppliers with a dynamic and real-time view of our demand and inventory needs.

If we are unable to provide our suppliers with a compelling return on investment and an ability to increase their sales, we may be unable to maintain and/or expand our supplier network, which would negatively impact our business.

We depend on our suppliers to perform certain services regarding the products that we offer.

As part of offering our suppliers’ products for sale on our sites, suppliers are often responsible for conducting a number of traditional retail operations with respect to their respective products, including maintaining inventory and preparing merchandise for shipment to our customers. In these instances, we may be unable to ensure that suppliers will perform these services to our or our customers’ satisfaction in a manner that provides our customer with a unified brand experience or on commercially reasonable terms. If our customers become dissatisfied with the services provided by our suppliers, our business, reputation and brands could suffer.

We depend on our relationships with third parties, and changes in our relationships with these parties could adversely impact our revenue and profits.

We rely on third parties to operate certain elements of our business. For example, we use carriers such as FedEx, UPS, DHL and the U.S. Postal Service to deliver products. As a result, we may be subject to shipping delays or disruptions caused by inclement weather, natural disasters, system interruptions and technology failures, labor activism, health epidemics or bioterrorism. We are also subject to risks of breakage or other damage during delivery by any of these third parties. We also use and rely on other services from third parties, such as retail partner services, telecommunications services, customs, consolidation and shipping services, as well as warranty, installation and design services.

We may be unable to maintain these relationships, and these services may also be subject to outages and interruptions that are not within our control. For example, failures by our telecommunications providers have in the past and may in the future interrupt our ability to provide phone support to our customers. Third parties may in the future determine they no longer wish to do business with us or may decide to take other actions or make changes to their practices that could harm our business. We may also determine that we no longer want to do business with them. If products are not delivered in a timely fashion or are damaged during the delivery process, or if we are not able to provide adequate customer support or other services or offerings, our customers could become dissatisfied and cease buying products through our sites, which would adversely affect our operating results.

The seasonal trends in our business create variability in our financial and operating results and place increased strain on our operations.

We experience surges in orders associated with promotional activities and seasonal trends. This activity may place additional demands on our technology systems and logistics network and could cause or exacerbate slowdowns or interruptions. Any such system, site or service interruptions could prevent us from efficiently receiving or fulfilling orders, which may reduce the volume or quality of goods or services we sell and may cause customer dissatisfaction and harm our reputation and brand.

Our business may be adversely affected if we are unable to provide our customers a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. We continually upgrade existing technologies and business applications to keep pace with these rapidly changing and continuously evolving technologies, and we may be required to implement new technologies or business applications in the future. The implementation of these upgrades and changes requires significant investments and as new devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative devices and platforms. Additionally, we may need to devote significant resources to the support and maintenance of such applications once created. Our results of operations may be affected by the timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure to accommodate such alternative devices and platforms. Further, in the event that it is more difficult or less compelling for our customers to buy products from us on their mobile or other devices, or if our customers choose not to buy products from us on such devices or to use mobile or other products that do not offer access to our sites, our customer growth could be harmed and our business, financial condition and operating results may be materially adversely affected.

Significant merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. Many of our products are large and require special handling and delivery. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

Uncertainties in economic conditions and their impact on consumer spending patterns, particularly in the home goods segment, could adversely impact our operating results.

Consumers may view a substantial portion of the products we offer as discretionary items rather than necessities. As a result, our results of operations are sensitive to changes in macro-economic conditions that impact consumer spending, including discretionary spending. Some of the factors adversely affecting consumer spending include levels of unemployment; consumer debt levels; changes in net worth based on market changes and uncertainty; home foreclosures and changes in home values or the overall housing, residential construction or home improvement markets; fluctuating interest rates; credit availability, including mortgages, home equity loans and consumer credit; government actions; fluctuating fuel and other energy costs; fluctuating commodity prices and general uncertainty regarding the overall future economic environment. Adverse economic changes in any of the regions in which we sell our products could reduce consumer confidence and could negatively affect net revenue and have a material adverse effect on our operating results.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect our net revenue and business.

Our business is highly dependent upon email and other messaging services for promoting our sites and products. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our net revenue and profitability would be materially adversely affected. Changes in how webmail applications organize and prioritize email may also reduce the number of subscribers opening our emails. For example, in 2013 Google Inc.’s Gmail service began offering a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications would also materially adversely impact our business. Our use of email and other messaging services to send communications about our products or other matters may also result in legal claims against us, which may cause us increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially adversely affect our business, financial condition and operating results.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card, debit card, PayPal, credit accounts and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from consumers or to facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business. Further, if we enter into new market segments or geographical areas and expand the products and services we offer, we may be subject to additional laws and regulatory requirements or prohibited from conducting our business, or certain aspects of it, in certain jurisdictions. We will incur additional costs complying with these additional obligations and any failure or perceived failure to comply would adversely affect our business and reputation.

Failure to comply with applicable laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of laws and regulations govern the collection, use, retention, sharing, export and security of personal information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply, or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any applicable privacy or consumer protection- related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of proprietary or third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. U.S. and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted significantly reduce the effectiveness of such practices and technologies. The regulation of the use of cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and consequently, materially adversely affect our business, financial condition and operating results.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and operating results.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised international, federal, state or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, on June 21, 2018, the U.S. Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair, Inc., 138 S. Ct. 2080 (2018) where the Court held, among other things, that a state may require an out-of-state seller with no physical presence in the state to collect and remit sales taxes on goods the seller ships to consumers in the state, overturning existing court precedent. Other new or revised taxes and, in particular, sales taxes, value added tax and similar taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes and rulings could also create significant increases in internal costs necessary to capture data and collect and remit taxes. In addition, we may charge sales taxes in jurisdictions where our competitors do not, resulting in our product prices potentially being higher than those of our competitors. As a result, we may lose sales to our competitors in these jurisdictions. Any of these events could have a material adverse effect on our business, financial condition and operating results.

We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, our business could be harmed.

We believe our success has depended, and continues to depend, on the members of our senior management teams. The loss of any of our senior management or other key employees could materially harm our business. Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, particularly mid-level managers and merchandising and technology personnel. The market for such positions is competitive. Qualified individuals are in high demand, and we may incur significant costs to attract them. Our inability to recruit and develop mid-level managers could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other U.S. employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and operating results may be materially adversely affected.

We may not be able to adequately protect our intellectual property rights.

We regard our customer lists, domain names, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. We might not be able to obtain broad protection for all of our intellectual property. The protection of our intellectual property rights may require the expenditure of significant financial, managerial and operational resources. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may materially adversely affect our business, financial condition and operating results. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights, and we may not be able to broadly enforce all of our intellectual property rights. Any of our intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Additionally, the process of obtaining intellectual property protections is expensive and time-consuming, and we may not be able to pursue all necessary or desirable actions at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these protections will adequately safeguard our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or intellectual property rights. We may also be exposed to claims from third parties claiming infringement of their intellectual property rights, or demanding the release or license of open source software or derivative works that we developed using such software (which could include our proprietary code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of the implicated open source software.

We may be accused of infringing intellectual property rights of third parties.

The e-commerce industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. We may be subject to claims and litigation by third parties that we infringe their intellectual property rights. The costs of supporting such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained. As our business expands and the number of competitors in our market increases and overlaps occur, we expect that infringement claims may increase in number and significance. Any claims or proceedings against us, whether meritorious or not, could be time-consuming, result in considerable litigation costs, require significant amounts of management time or result in the diversion of significant operational resources, any of which could materially adversely affect our business, financial condition and operating results.

We have received in the past, and we may receive in the future, communications alleging that certain items posted on or sold through our sites violate third-party copyrights, designs, marks and trade names or other intellectual property rights or other proprietary rights. Brand and content owners and other proprietary rights owners have actively asserted their purported rights against online companies. In addition to litigation from rights owners, we may be subject to regulatory, civil or criminal proceedings and penalties if governmental authorities believe we have aided and abetted in the sale of counterfeit or infringing products.

Such claims, whether or not meritorious, may result in the expenditure of significant financial, managerial and operational resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have violated their rights, but such licenses may not be available on terms acceptable to us, or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, result in site unavailability, service disruptions, and otherwise occupy a significant amount of our management’s time and attention, any of which could negatively affect our business operations and financial position. We also from time to time receive inquiries and subpoenas and other types of information requests from government authorities and we may become subject to related claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and related legal proceedings is difficult to predict, such matters can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, reputational harm or costs and significant payments, any of which could negatively affect our business operations and financial position.

Risks Related to Our Custom Cabinetry Business

The loss of any of our key customers could have a materially adverse effect on our results of operations.

Historically, a few long term recurring contractor customers have accounted for a majority of our revenues. There can be no assurance that we will maintain or improve the relationships with those customers. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Our business primarily relies on U.S. home improvement, repair and remodel and new home construction activity levels, all of which are impacted by risks associated with fluctuations in the housing market. Downward changes in the general economy, the housing market or other business conditions could adversely affect our results of operations, cash flows and financial condition.

Our business primarily relies on home improvement, repair and remodel and new home construction activity levels in the United States. The housing market is sensitive to changes in economic conditions and other factors, such as the level of employment, access to labor, consumer confidence, consumer income, availability of financing and interest rate levels. Adverse changes in any of these conditions generally, or in any of the markets where we operate, including due to the global pandemic, could decrease demand and could adversely impact our businesses by: causing consumers to delay or decrease homeownership; making consumers more price conscious resulting in a shift in demand to smaller, less expensive homes; making consumers more reluctant to make investments in their existing homes, including large kitchen and bath repair and remodel projects; or making it more difficult to secure loans for major renovations.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. Also, trends in the financial industry which influence the requirements used by lenders to evaluate potential buyers can result in reduced availability of financing. If interest rates or lending requirements increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

Our custom cabinetry business is subject to seasonal and other periodic fluctuations, and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

Our custom cabinetry business is subject to seasonal fluctuations. We believe that we can more effectively control and balance our direct labor resources and costs during seasonal variations in our custom cabinetry business, depending on the dynamics of the market served. However, extreme winter weather conditions can have an adverse effect on appointments and installations which typically occur during our fourth and first quarters and can also negatively affect our net sales and operating results. In addition, sales and revenues may decline in the fourth quarter due to the holiday season.

Difficulties in recruiting adequate personnel may have a material adverse effect on our ability to meet our growth expectations.

In order to fulfill our growth expectations, we must recruit, hire, train and retain qualified sales and installation personnel. In particular, during the pandemic, we may experience greater difficulty in fulfilling our personnel needs since our employees are not able to work remotely for installations. When new construction and remodeling are on the rise, recruiting of independent contractors to perform our installations becomes more difficult. There can be no assurance that we will have sufficient contractors or employees to fulfill our installation requirements. Our inability to fulfill our personnel needs could have a material adverse effect on our ability to meet our growth expectations.

Increases in the cost of labor, union organizing activity and work stoppages at our facility or the facilities of our suppliers could materially affect our financial performance.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, none of our employees are represented by labor unions. Strikes or other types of conflicts with personnel could arise or we may become a target for union organizing activity. Some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Any interruption in the production of our products could reduce sales of our products and increase our costs.

In the event of a catastrophic loss of our key manufacturing facility, our business would be adversely affected.

While we maintain insurance covering our facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of our manufacturing facility due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

We could face potential product liability claims relating to our products which could result in significant costs and liabilities, which would reduce our profitability.

We face an inherent business risk of exposure to product liability claims in the event that the installation and use of any of our products results in personal injury or property damage. We are also exposed to potential liability and product performance warranty risks that are inherent in the design, manufacture and sale of our products. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which would result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim could result in adverse publicity against us, which could adversely affect our sales or increase our costs.

If we are unable to compete successfully with our competitors, our financial condition and results of operations may be harmed.

We operate in a highly fragmented and very competitive industry. Our competitors include national and local cabinetry manufacturers. These can be large, consolidated operations which house their manufacturing facilities in large and efficient plants, as well as relatively small, local cabinetmakers. Although we believe that we have superior name and reputation of direct marketing of custom designed cabinetry, we compete with numerous competitors in our primary markets, Boise and the surrounding area (Twin Falls, McCall, and Sun Valley), in which we operate, with reputation, price, workmanship and services being the principal competitive factors. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors have greater resources available and are less highly leveraged, which may provide them with greater financial flexibility. We also compete against retail chains, including Sears, Costco, Builders Square, Sam’s Warehouse Club and other stores, which offer similar products and services through licensees. We compete, to a lesser extent, with small home improvement contractors and with large “home center” retailers such as Home Depot and Lowes. As a result of the implementation of our business strategy to conduct more remodel, condo/multi-family, and commercial projects in the new construction markets, we anticipate that we will compete to a greater degree with large “home center” retailers. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our dealer network. We may have to adjust the prices of some of our products to stay competitive, which would reduce our revenues or harm our financial condition and result of operations. We may not have sufficient resources to continue to make such investments or maintain our competitive position within each of the markets we serve.

We have historically depended on a limited number of third parties to supply key raw materials or finished goods to us. Failure to obtain a sufficient supply of these raw materials or finished goods in a timely fashion and at reasonable costs could significantly delay our production, which would cause us to breach our sales contracts with our customers.

We have historically purchased certain key raw materials and finished goods such as lumber, doors and hardware, from a limited number of suppliers. We purchased raw materials and finished goods on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials and finished goods from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key raw materials and finished goods in a timely fashion, it would result in a significant delay in our production, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and finished goods at a reasonable cost could also harm our revenue and gross profit margins.

Increased prices for raw materials or finished goods used in our products could increase our cost of sales and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the raw materials and finished goods used in the manufacturing of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Increased prices could adversely affect our profitability or revenues. We do not have long-term supply contracts for the raw materials and finished goods used in the manufacturing of our products; however, we enter into pricing agreements with certain customers which fix their pricing for specified periods ranging from one to twelve months. Significant increases in the prices of raw materials or finished goods could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

Interruptions in deliveries of raw materials or finished goods could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material or finished good could cause us to cease manufacturing of one or more products for a period of time.

Environmental requirements applicable to our facilities may impose significant environmental compliance costs and liabilities, which would adversely affect our results of operations.

Our facilities are subject to numerous federal, state and local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We believe we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow.

We may fail to fully realize the anticipated benefits of our growth strategy within the multi-family and commercial properties channels.

Part of our growth strategy depends on expanding our business in the multi-family and commercial properties channels. We may fail to compete successfully against other companies that are already established providers within those channels. Demand for our products within the multi-family and commercial properties channels may not grow, or might even decline. In addition, trends within the industry change often, we may not accurately gauge consumer preferences and successfully develop, manufacture and market our products. Our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could adversely affect our sales. Further, the implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and may divert management’s attention away from our existing business and increase the demands on our financial systems and controls. If our management is unable to effectively manage growth, our business, financial condition or results of operations could be adversely affected. If our growth strategy is not successful then our revenue and earnings may not grow as anticipated or may decline, we may not be profitable, or our reputation and brand may be damaged. In addition, we may change our financial strategy or other components of our overall business strategy if we believe our current strategy is not effective, if our business or markets change, or for other reasons, which may cause fluctuations in our financial results.

Risks Related to Our Automotive Supply Business

If we fail to offer a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

In order to expand our business, we must successfully offer, on a continuous basis, a broad selection of products that meet the needs of our customers, including by being the first to market with new products. In addition, to be successful, our product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. We cannot predict with certainty that we will be successful in offering products that meet all of these requirements. Moreover, even if we offer a broad selection of products at competitive prices, we must maintain sufficient in-stock inventory to meet consumer demand. If our product offerings fail to satisfy our customers’ requirements or respond to changes in customer preferences or we otherwise fail to maintain sufficient in-stock inventory, our revenue could decline.

We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and results of operations.

In 2020 and 2019, Wolo purchased a substantial portion of finished goods from four third-party vendors which comprised of 56% and 52% of its purchases, respectively. Our ability to acquire products from our suppliers in amounts and on terms acceptable to us is dependent upon a number of factors that could affect our suppliers and which are beyond our control. For example, financial or operational difficulties that some of our suppliers may face could result in an increase in the cost of the products we purchase from them. If we do not maintain our relationships with our existing suppliers or develop relationships with new suppliers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, we could lose customers and our sales could decline.

We also have limited control over the products that our suppliers purchase or keep in stock. Our suppliers may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to our customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers and our sales could decline.

In addition, the increasing consolidation among auto parts suppliers may disrupt or end our relationship with some suppliers, result in product shortages and/or lead to less competition and, consequently, higher prices. Furthermore, as part of our routine business, suppliers extend credit to us in connection with our purchase of their products. In the future, our suppliers may limit the amount of credit they are willing to extend to us in connection with our purchase of their products. If this were to occur, it could impair our ability to acquire the types and quantities of products that we desire from the applicable suppliers on acceptable terms, severely impact our liquidity and capital resources, limit our ability to operate our business and could have a material adverse effect on our financial condition and results of operations.

We are dependent upon relationships with manufacturers in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

Approximately 95% of our manufacturing is outsourced to contract manufacturers in China and Taiwan, resulting in additional factors could interrupt our relationships or affect our ability to acquire the necessary products on acceptable terms, including:

•        political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

•        fluctuations in foreign currency exchange rates that may increase our cost of products;

•        imposition of duties, taxes, tariffs or other charges on imports;

•        difficulties in complying with import and export laws, regulatory requirements and restrictions;

•        natural disasters and public health emergencies, such as the recent COVID-19 pandemic;

•        import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppage; and

•        the failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property;

•        imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of our products that may be imported into the U.S. from countries or regions where we do business;

•        financial or political instability in any of the countries in which our products are manufactured;

•        potential recalls or cancellations of orders for any products that do not meet our quality standards;

•        disruption of imports by labor disputes or strikes and local business practices;

•        political or military conflict involving the U.S. or any country in which our suppliers are located, which could cause a delay in the transportation of our products, an increase in transportation costs and additional risk to products being damaged and delivered on time;

•        heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

•        inability of our non-U.S. suppliers to obtain adequate credit or access liquidity to finance their operations; and

•        our ability to enforce any agreements with our foreign suppliers.

If we were unable to import products from China and Taiwan or were unable to import products from China and Taiwan in a cost-effective manner, we could suffer irreparable harm to our business and be required to significantly curtail our operations, file for bankruptcy or cease operations.

From time to time, we may also have to resort to administrative and court proceedings to enforce our legal rights with foreign suppliers. However, it may be more difficult to evaluate the level of legal protection we enjoy in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to our suppliers in the United States.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our distribution centers and subsequently to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers. Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. For inbound logistics, we rely on trucking and ocean carriers and any increases in fees that they charge could adversely affect our business and financial condition. For outbound logistics, we rely on ‘‘Less-than-Truckload’’ and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future. We also ship a number of oversized auto parts which may trigger additional shipping costs by third-party delivery services. Any increases in fees or any increased use of ‘‘Less-than-Truckload’’ shipping would increase our shipping costs which could negatively affect our operating results.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

Our third-party delivery services have increased fuel surcharges from time to time, and such increases negatively impact our margins, as we are generally unable to pass all of these costs directly to consumers. Increasing prices in the component materials for the parts we sell may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and increase the prices they charge. We cannot ensure that we can recover all the increased costs through price increases, and our suppliers may not continue to provide the consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on our business and results of operations.

If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited and our business could suffer.

In addition to our relationships with foreign suppliers, we have contracts with sales representatives from twelve regional sales companies in North America, Mexico, Puerto Rico, the U.K., Europe, the Middle East and the industrial aftermarket. We are subject to a number of risks and challenges that specifically relate to our international operations.

Our international operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results. These risks and challenges include:

•        difficulties and costs of staffing and managing foreign operations;

•        restrictions imposed by local labor practices and laws on our business and operations;

•        exposure to different business practices and legal standards;

•        unexpected changes in regulatory requirements;

•        the imposition of government controls and restrictions;

•        political, social and economic instability and the risk of war, terrorist activities or other international incidents;

•        the failure of telecommunications and connectivity infrastructure;

•        natural disasters and public health emergencies;

•        potentially adverse tax consequences; and

•        fluctuations in foreign currency exchange rates and relative weakness in the U.S. dollar.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver our products to our customers. Most of the orders for our products are filled from our inventory in our distribution centers, where all our inventory management, packaging, labeling and product return processes are performed. Increased demand and other considerations may require us to expand our distribution centers or transfer our fulfillment operations to larger or other facilities in the future. If we do not successfully expand our fulfillment capabilities in response to increases in demand, our sales could decline.

In addition, our distribution centers are susceptible to damage or interruption from human error, pandemics, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not currently maintain back-up power systems at our fulfillment centers. We do not presently have a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur in the event operations at our fulfillment center are interrupted. In addition, alternative arrangements may not be available, or if they are available, may increase the cost of fulfillment. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may have greater resources than us and may be better positioned to capitalize on the growing auto parts market.

The aftermarket auto parts industry is competitive and highly fragmented, with products distributed through multi-tiered and overlapping channels. We compete with both online and offline retailers who offer OEMs and aftermarket auto parts. Current or potential competitors include FIAMM, Grote, Peterson Manufacturing Company, ECCO, Vixen Horns, HornBlasters and Kleinn.

Many of our current and potential competitors have longer operating histories, large customer bases, superior brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than we do. We expect that competition will further intensify in the future as Internet use and online commerce continue to grow worldwide. Increased competition may result in reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

We rely on key personnel and may need additional personnel for the success and growth of our business.

Our business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising and marketing personnel. Competition for such personnel is intense, and we cannot assure that we will be successful in attracting and retaining such personnel. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

If our product catalog database is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar catalog without infringing our rights, then we may lose an important competitive advantage.

We have invested significant resources and time to build and maintain our product catalog, which is maintained in the form of an electronic database. We believe that our product catalog provides us with an important competitive advantage. We cannot assure you that we will be able to protect our product catalog from unauthorized copying or theft or that our product catalog will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than ours, without infringing our rights. In the event our product catalog is damaged or is stolen, copied or otherwise replicated to compete with us, whether lawfully or not, we may lose an important competitive advantage and our business could be harmed.

Economic conditions have had, and may continue to have, an adverse effect on the demand for aftermarket auto parts and could adversely affect our sales and operating results.

Demand for our products has been and may continue to be adversely affected by general economic conditions. In declining economies, consumers often defer regular vehicle maintenance and may forego purchases of nonessential performance and accessories products, which can result in a decrease in demand for auto parts in general. Consumers also defer purchases of new vehicles, which immediately impacts performance parts and accessories, which are generally purchased in the first six months of a vehicle’s lifespan. In addition, during economic downturns, some competitors may become more aggressive in their pricing practices, which would adversely impact our gross margin. Certain suppliers may exit the industry which may impact our ability to procure parts and may adversely impact gross margin as the remaining suppliers increase prices to take advantage of limited competition.

Vehicle miles driven, vehicle accident rates and insurance companies’ willingness to accept a variety of types of parts in the repair process have fluctuated and may decrease, which could result in a decline of our revenues and negatively affect our results of operations.

We and our industry depend on the number of vehicle miles driven, vehicle accident rates and insurance companies’ willingness to accept a variety of types of parts in the repair process. Decreased miles driven reduce the number of accidents and corresponding demand for parts, and reduce the wear and tear on vehicles with a corresponding reduction in demand for vehicle repairs and parts. If consumers were to drive less in the future and/or accident rates were to decline, as a result of higher gas prices, increased use of ride-shares, the advancement of driver assistance technologies, or otherwise, our sales may decline and our business and financial results may suffer.

We will be required to collect and pay more sales taxes, and could become liable for other fees and penalties, which could have an adverse effect on our business.

We have historically collected sales or other similar taxes only on the shipment of goods to customers in the state of New York. However, following the Supreme Court decision in South Dakota v. Wayfair, we are now required to collect sales tax in any state which passes legislation requiring out of state retailers to collect sales tax even where they have no physical nexus. We have historically enjoyed a competitive advantage to the extent our competitors are already subject to those tax obligations. By collecting sales tax in additional states, we will lose this competitive advantage as total costs to our customers will increase, which could adversely affect our sales.

Moreover, if we fail to collect and remit or pay required sales or other taxes in a jurisdiction, or qualify or register to do business in a jurisdiction that requires us to do so or if we have failed to do so in the past, we could face material liabilities for taxes, fees, interest and penalties. If various jurisdictions impose new tax obligations on our business activities, our sales and net income in those jurisdictions could decrease significantly, which could harm our business.

Higher wage and benefit costs could adversely affect our business.

Changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefit costs. Increased labor costs brought about by changes in minimum wage laws, other regulations or prevailing market conditions could increase our expenses and have an adverse impact on our profitability.

We face exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of auto parts, including parts obtained overseas, we could be held liable for the injury or damage caused if the products we sell are defective or malfunction regardless of whether the product manufacturer is the party at fault. While we carry insurance against product liability claims, if the damages in any given action were high or we were subject to multiple lawsuits, the damages and costs could exceed the limits of our insurance coverage or prevent us from obtaining coverage in the future. If we were required to pay substantial damages as a result of these lawsuits, it may seriously harm our business and financial condition. Even defending against unsuccessful claims could cause us to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to our business, the damage to our reputation and the brands offered on our websites could adversely affect our future reputation and our brand, and could result in a decline in our net sales and profitability.

Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Weather, terrorist activities, war or other disasters, or the threat of them, may result in the closure of one or more of our facilities, or may adversely affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty. Most of our products are imported from other countries and these goods could become difficult or impossible to bring into the United States, and we may not be able to obtain such products from other sources at similar prices. Such a disruption in revenue could potentially have a negative impact on our results of operations, financial condition and cash flows.

We rely extensively on our computer systems to manage inventory, process transactions and timely provide products to our customers. Our systems are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches or other catastrophic events. If our systems are damaged or fail to function properly, we may experience loss of critical data and interruptions or delays in our ability to manage inventories or process customer transactions. Such a disruption of our systems could negatively impact revenue and potentially have a negative impact on our results of operations, financial condition and cash flows.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, including our data centers, to sabotage or otherwise disable our network of websites and online marketplaces, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our products, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a comprehensive system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee or vendor malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose personal data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping on our sites altogether. Such events could lead to lost sales and adversely affect our results of operations. We also could be exposed to government enforcement actions and private litigation.

Failure to comply with privacy laws and regulations and failure to adequately protect customer data could harm our business, damage our reputation and result in a loss of customers.

Federal and state and regulations may govern the collection, use, sharing and security of data that we receive from our customers. In addition, we have and post on our websites our own privacy policies and practices concerning the collection, use and disclosure of customer data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, U.S. Federal Trade Commission requirements or other federal, state or international privacy-related laws and regulations could result in proceedings or actions against us by governmental entities or others, which could potentially harm our business. Further, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use or security of personal information or other privacy-related matters could damage our reputation and result in a loss of customers. The regulatory framework for privacy issues is currently evolving and is likely to remain uncertain for the foreseeable future.

Challenges by OEMs to the validity of the aftermarket auto parts industry and claims of intellectual property infringement could adversely affect our business and the viability of the aftermarket auto parts industry.

OEMs have attempted to use claims of intellectual property infringement against manufacturers and distributors of aftermarket products to restrict or eliminate the sale of aftermarket products that are the subject of the claims. The OEMs have brought such claims in federal court and with the United States International Trade Commission. We have received in the past, and we anticipate we may in the future receive, communications alleging that certain products we sell infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of OEMs or other third parties.

The United States Patent and Trademark Office records indicate that OEMs are seeking and obtaining more design patents and trademarks than they have in the past. In some cases, we have entered into license agreements that allow us to sell aftermarket parts that replicate OEM patented parts in exchange for a royalty. In the event that our license agreements, or other similar license arrangements are terminated or we are unable to agree upon renewal terms, we may be subject to restrictions on our ability to sell aftermarket parts that replicate parts covered by design patents or trademarks, which could have an adverse effect on our business.

Litigation or regulatory enforcement could also result in interpretations of the law that require us to change our business practices or otherwise increase our costs and harm our business. We may not maintain sufficient, or any, insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against us, it could expose us to significant liability.

If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

We regard our patents, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our proprietary rights may be infringed or misappropriated, and we could be required to incur significant expenses to preserve them. In the past we have filed litigation to protect our intellectual property rights. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on our earnings. We have patent and trademark registrations for several patents and marks. However, any registrations may not adequately cover our intellectual property or protect us against infringement by others. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services may be made available online. We also currently own or control a number of Internet domain names and have invested time and money in the purchase of domain names and other intellectual property, which may be impaired if we cannot protect such intellectual property. We may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If we are not able to protect our patents, trademarks, domain names or other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Because we are involved in litigation from time to time and are subject to numerous laws and governmental regulations, we could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

We are sometimes the subject of complaints or litigation from customers, employees or other third parties for various reasons. The damages sought against us in some of these litigation proceedings could be substantial. Although we maintain liability insurance for some litigation claims, if one or more of the claims were to greatly exceed our insurance coverage limits or if our insurance policies do not cover a claim, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services.

We are subject to federal and state consumer protection laws and regulations, including laws protecting the privacy of customer non-public information and regulations prohibiting unfair and deceptive trade practices, as well as laws and regulations governing businesses in general and the Internet and e-commerce and certain environmental laws. Additional laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications, intellectual property rights, and information security. Furthermore, it is not clear how existing laws such as those governing issues such as property ownership, sales and other taxes, trespass, data mining and collection, and personal privacy apply to the Internet and e-commerce. To the extent we expand into international markets, we will be faced with complying with local laws and regulations, some of which may be materially different than U.S. laws and regulations. Any such foreign law or regulation, any new U.S. law or regulation, or the interpretation or application of existing laws and regulations to our business may have a material adverse effect on our business, prospects, financial condition and results of operations by, among other things, subjecting us to fines, penalties, damages or other liabilities, requiring costly changes in our business operations and practices, and reducing customer demand for our products and services. We may not maintain sufficient, or any, insurance coverage to cover the types of claims or liabilities that could arise as a result of such regulation.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that global weather patterns are being influenced by increased levels of greenhouse gases in the earth’s atmosphere. This growing sentiment and the concern over climate change have led to legislative and regulatory initiatives aimed at reducing greenhouse gas emissions which warm the earth’s atmosphere. These warmer weather conditions could result in a decrease in demand for auto parts in general. Moreover, proposals that would impose mandatory requirements on greenhouse gas emissions continue to be considered by policy makers in the United States. Laws enacted that directly or indirectly affect our suppliers (through an increase in the cost of production or their ability to produce satisfactory products) or our business (through an impact on our inventory availability, cost of sales, operations or demand for the products we sell) could adversely affect our business, financial condition, results of operations and cash flows. Significant increases in fuel economy requirements or new federal or state restrictions on emissions of carbon dioxide that may be imposed on vehicles and automobile fuels could adversely affect demand for vehicles, annual miles driven or the products we sell or lead to changes in automotive technology. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us or our suppliers. Our inability to respond to such changes could adversely impact the demand for our products and our business, financial condition, results of operations or cash flows.

Possible new tariffs that might be imposed by the United States government could have a material adverse effect on our results of operations.

Changes in U.S. and foreign governments’ trade policies have resulted in, and may continue to result in, tariffs on imports into and exports from the U.S., among other restrictions. Throughout 2018 and 2019, the U.S. imposed tariffs on imports from several countries, including China. If further tariffs are imposed on imports of our products, or retaliatory trade measures are taken by China or other countries in response to existing or future tariffs, we could be forced to raise prices on all of our imported products or make changes to our operations, any of which could materially harm our revenue or operating results. Any additional future tariffs or quotas imposed on our products or related materials may impact our sales, gross margin and profitability if we are unable to pass increased prices onto our customers.

Risks Related to Our Relationship with Our Manager

Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

Our manager owns all of our allocation shares, which generally will entitle our manager to receive a profit allocation as a form of preferred distribution. In general, this profit allocation is designed to pay our manager 20% of the excess of the gains upon dispositions of our subsidiaries, plus an amount equal to the net income of such subsidiaries since their acquisition by our company, over an annualized hurdle rate. If our manager resigns or is removed, for any reason, it will remain the owner of our allocation shares. It will therefore remain entitled to all profit allocations while it holds our allocation shares regardless of whether it is terminated as our manager. If we terminate our manager, it may therefore be difficult or impossible for us to find a replacement to serve the function of our manager, because we would not be able to force our manager to transfer its allocation shares to a replacement manager so that the replacement manager could be entitled to a profit allocation. Therefore, as a practical matter, it may be difficult for us to replace our manager without its cooperation. If it becomes necessary to replace our manager and we are unable to replace our manager without its cooperation, we may be unable to continue to manage our operations effectively and our business may fail.

If we terminate the management services agreement with our manager, any fees, costs and expenses already earned or otherwise payable to our manager upon termination would become immediately due. Moreover, if our manager were to be removed and our management services agreement terminated by a vote of our board of directors and a majority of our common shares other than common shares beneficially owned by our manager, we would also owe a termination fee to our manager on top of the other fees, costs and expenses. In addition, the management services agreement is silent as to whether termination of our manager “for cause” would result in a termination fee; there is therefore a risk that the agreement may be interpreted to entitle our manager to a termination fee even if terminated “for cause”. The termination fee would equal twice the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. As a result, we could incur significant management fees as a result of the termination of our manager, which may increase the risk that our business may be unable to meet its financial obligations or otherwise fail.

Mr. Ellery W. Roberts, our Chairman and Chief Executive Officer, controls our manager. If some event were to occur to cause Mr. Roberts (or his designated successor, heirs, beneficiaries or permitted assigns) not to control our manager without the prior written consent of our board of directors, our manager would be considered terminated under our agreement.

Our manager and the members of our management team may engage in activities that compete with us or our businesses.

Although our Chief Executive Officer intends to devote substantially all of his time to the affairs of our company and our manager must present all opportunities that meet our company’s acquisition and disposition criteria to our board of directors, neither our manager nor our Chief Executive Officer is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between our manager and its affiliates, on the one hand, and our company, on the other. “The Manager” for more information about our relationship with our manager and our management team.

Our manager need not present an acquisition opportunity to us if our manager determines on its own that such acquisition opportunity does not meet our company’s acquisition criteria.

Our manager will review any acquisition opportunity to determine if it satisfies our company’s acquisition criteria, as established by our board of directors from time to time. If our manager determines, in its sole discretion, that an opportunity fits our criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to signing a letter of intent, indication of interest or similar document or agreement. Opportunities that our manager determines do not fit our criteria do not need to be presented to our board of directors for consideration. In addition, upon a determination by our board of directors not to promptly pursue an opportunity presented to it by our manager, in whole or in part, our manager will be unrestricted in its ability to pursue such opportunity, or any part that we do not promptly pursue, on its own or refer such opportunity to other entities, including its affiliates. If such an opportunity is ultimately profitable, we will have not participated in such opportunity. See Item 1 “The Manager — Acquisition and Disposition Opportunities” for more information about our company’s current acquisition criteria.

Our Chief Executive Officer, Mr. Ellery W. Roberts, controls our manager and, as a result we may have difficulty severing ties with Mr. Roberts.

Under the terms of the management services agreement, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to our company, and our manager will, as promptly as practicable, replace any such individual. However, because Mr. Roberts controls our manager, we may have difficulty completely severing ties with Mr. Roberts absent terminating the management services agreement and our relationship with our manager. Further, termination of the management services agreement could give rise to a significant financial obligation of our company, which may have a material adverse effect on our business and financial condition. See “The Manager” for more information about our relationship with our manager.

If the management services agreement is terminated, our manager, as holder of the allocation shares, has the right to cause our company to purchase its allocation shares, which may have a material adverse effect on our financial condition.

If: (i) the management services agreement is terminated at any time other than as a result of our manager’s resignation, subject to (ii); or (ii) our manager resigns, our manager will have the right, but not the obligation, for one year from the date of termination or resignation, as the case may be, to cause our company to purchase the allocation shares for the put price. The put price shall be equal to, as of any exercise date: (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date; or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date. If our manager elects to cause our company to purchase its allocation shares, we are obligated to do so and, until we have done so, our ability to conduct our business, including our ability to incur debt, to sell or otherwise dispose of our property or assets, to engage in certain mergers or consolidations, to acquire or purchase the property, assets or stock of, or beneficial interests in, another business, or to declare and pay distributions, would be restricted. These financial and operational obligations of our company may have a material adverse effect on our financial condition, business and results of operations. See “The Manager — Our Manager as an Equity Holder — Supplemental Put Provision” for more information about our manager’s put right and our obligations relating thereto, as well as the definition and calculation of the base put price amount.

If the management services agreement is terminated, we will need to change our name and cease our use of the term “1847”, which in turn could have a material adverse impact upon our business and results of operations as we would be required to expend funds to create and market a new name.

Our manager controls our rights to the term “1847” as it is used in the name of our company. Our company and any businesses that we acquire must cease using the term “1847,” including any trademark based on the name of our company that may be licensed to them by our manager under the license provisions of our management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name, which may have a material adverse effect on our business and results of operations.

We have agreed to indemnify our manager under the management services agreement that may result in an indemnity payment that could have a material adverse impact upon our business and results of operations.

The management services agreement provides that we will indemnify, reimburse, defend and hold harmless our manager, together with its employees, officers, members, managers, directors and agents, from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities of any kind arising out of the breach of any term or condition in the management services agreement or the performance of any services under such agreement except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. If our manager is forced to defend itself in any claims or actions arising out of the management services agreement for which we are obligated to provide indemnification, our payment of such indemnity could have a material adverse impact upon our business and results of operations.

Our manager can resign on 120 days’ notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could materially adversely affect our financial condition, business and results of operations, as well as the market price of our shares.

Our manager has the right, under the management services agreement, to resign at any time on 120 days written notice, whether we have found a replacement or not. If our manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations, as well as our ability to pay distributions are likely to be materially adversely affected and the market price of our shares may decline. In addition, the coordination of our internal management, acquisition activities and supervision of our business is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the experience and expertise possessed by our manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that could materially adversely affect our financial condition, business and results of operations as well as the market price of our shares.

The amount recorded for the allocation shares may be subject to substantial period-to-period changes, thereby significantly adversely impacting our results of operations.

Our company will record the allocation shares at the redemption value at each balance sheet date by recording any change in fair value through its income statement as a dividend between net income and net income available to common shareholders. The redemption value of the allocation shares is largely related to the value of the profit allocation that our manager, as holder of the allocation shares, will receive. The redemption value of the allocation shares may fluctuate on a period-to-period basis based on the distributions we pay to our common shareholders, the earnings of our businesses and the price of our common shares, which fluctuation may be significant, and could cause a material adverse effect on our company’s results of operations. See “The Manager — Our Manager as an Equity Holder” for more information about the terms and calculation of the profit allocation and any payments under the supplemental put provisions of our operating agreement.

We cannot determine the amount of management fee that will be paid to our manager over time with certainty, which management fee may be a significant cash obligation of our company and may reduce the cash available for operations and distributions to our shareholders.

Our manager’s management fee will be calculated by reference to our company’s adjusted net assets, which will be impacted by the following factors:

•        the acquisition or disposition of businesses by our company;

•        organic growth, add-on acquisitions and dispositions by our businesses; and

•        the performance of our businesses.

We cannot predict these factors, which may cause significant fluctuations in our adjusted net assets and, in turn, impact the management fee we pay to our manager. Accordingly, we cannot determine the amount of management fee that will be paid to our manager over time with any certainty, which management fee may represent a significant cash obligation of our company and may reduce the cash available for our operations and distributions to our shareholders.

We must pay our manager the management fee regardless of our performance. Therefore, our manager may be induced to increase the amount of our assets rather than the performance of our businesses.

Our manager is entitled to receive a management fee that is based on our adjusted net assets, as defined in the management services agreement, regardless of the performance of our businesses. In this respect, the calculation of the management fee is unrelated to our company’s net income. As a result, the management fee may encourage our manager to increase the amount of our assets by, for example, recommending to our board of directors the acquisition of additional assets, rather than increase the performance of our businesses. In addition, payment of the management fee may reduce or eliminate the cash we have available for distributions to our shareholders.

The management fee is based solely upon our adjusted net assets; therefore, if in a given year our performance declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders.

The management fee we pay to our manager will be calculated solely by reference to our company’s adjusted net assets. If in a given year the performance of our company declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders. See “The Manager — Our Manager as a Service Provider — Management Fee” for more information about the terms and calculation of the management fee.

The amount of profit allocation to be paid to our manager could be substantial. However, we cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty.

We cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty. Such determination would be dependent on, among other things, the number, type and size of the acquisitions and dispositions that we make in the future, the distributions we pay to our shareholders, the earnings of our businesses and the market value of common shares from time to time, factors that cannot be predicted with any certainty at this time. Such factors will have a significant impact on the amount of any profit allocation to be paid to our manager, especially if our share price significantly increases. See “The Manager — Our Manager as an Equity Holder — Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation. Any amounts paid in respect of the profit allocation are unrelated to the management fee earned for performance of services under the management services agreement.

The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distributions to shareholders and for operations.

Under the management services agreement, our company will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on behalf of our company in connection with the provision of services to our company. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and our businesses, or any transaction services agreements to which such businesses are a party. In addition, our manager, as holder of the allocation shares, will be entitled to receive a profit allocation upon satisfaction of applicable conditions to payment and may be entitled to receive the put price upon the occurrence of certain events. While we cannot quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. See “The Manager” for more information about these payment obligations of our company. The management fee, put price and profit allocation will be payment obligations of our company and, as a result, will be senior in right to the payment of any distributions to our shareholders. Likewise, the profit allocation may also significantly reduce the cash available for operations.

Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distributions to our shareholders.

Under the terms of the management services agreement, our manager is paid a management fee calculated as a percentage of our company’s adjusted net assets for certain items and is unrelated to net income or any other performance base or measure. See Item “Business — Our Manager — Our Manager as a Service Provider — Management Fee” for more information about the calculation of the management fee. Our manager, which Ellery W. Roberts, our Chief Executive Officer, controls, may advise us to consummate transactions, incur third-party debt or conduct our operations in a manner that may increase the amount of fees paid to our manager which, in turn, may result in higher compensation to Mr. Roberts because his compensation is paid by our manager from the management fee it receives from our company.

Fees paid by our company and our businesses pursuant to transaction services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by our company under the management services agreement.

The management services agreement provides that businesses that we may acquire in the future may enter into transaction services agreements with our manager pursuant to which our businesses will pay fees to our manager. See “The Manager — Our Manager as a Service Provider” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such transaction services agreements will not reduce the management fee payable by our company. Therefore, such fees will be in addition to the management fee payable by our company or offsetting management fees paid by businesses that we may acquire in the future.

The fees to be paid to our manager pursuant to these transaction service agreements will be paid prior to any principal, interest or dividend payments to be paid to our company by our businesses, which will reduce the amount of cash available for distributions to our shareholders.

Our manager’s profit allocation may induce it to make decisions and recommend actions to our board of directors that are not optimal for our business and operations.

Our manager, as holder of all of the allocation shares in our company, will receive a profit allocation based on the extent to which gains from any sales of our subsidiaries plus their net income since the time they were acquired exceed a certain annualized hurdle rate. As a result, our manager may be encouraged to make decisions or to make recommendations to our board of directors regarding our business and operations, the business and operations of our businesses, acquisitions or dispositions by us or our businesses and distributions to our shareholders, any of which factors could affect the calculation and payment of profit allocation, but which may otherwise be detrimental to our long-term financial condition and performance.

The obligations to pay the management fee and profit allocation, including the put price, may cause our company to liquidate assets or incur debt.

If we do not have sufficient liquid assets to pay the management fee and profit allocation, including the put price, when such payments are due and payable, we may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect our liquidity and ability to make distributions to our shareholders. See “Our Manager” for more information about these payment obligations of our company.

Risks Related to Taxation

Our shareholders will be subject to taxation on their share of our company’s taxable income, whether or not they receive cash distributions from our company.

Our company is a limited liability company and will be classified as a partnership for U.S. federal income tax purposes. Consequently, our shareholders will be subject to U.S. federal income taxation and, possibly, state, local and foreign income taxation on their share of our company’s taxable income, whether or not they receive cash distributions from our company. There is, accordingly, a risk that our shareholders may not receive cash distributions equal to their portion of our company’s taxable income or even in an amount sufficient to satisfy the tax liability that results from that income. This risk is attributable to a number of variables, such as results of operations, unknown liabilities, government regulations, financial covenants relating to the debt of our company, funds needed for future acquisitions and/or to satisfy short- and long-term working capital needs of our businesses, and the discretion and authority of our company’s board of directors to make distributions or modify our distribution policy.

As a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed under certain recently enacted partnership audit rules), although it will file an annual partnership information return with the IRS. The information return will report the results of our company’s activities and will contain a Schedule K-1 for each company shareholder reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. Each partner of a partnership is required to report on his or her income tax return his or her share of items of income, gain, loss, deduction, credit, and other items of the partnership (in each case, as reflected on such Schedule K-1) without regard to whether cash distributions are received. Each holder will be required to report on his or her tax return his or her allocable share of company income, gain, loss, deduction, credit and other items for our company’s taxable year that ends with or within the holder’s taxable year. Thus, holders of common shares will be required to report taxable income (and thus be subject to significant income tax liability) without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Generally, the determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement. The income tax laws governing the allocation of company income, gains, losses, deductions or credits set forth in a particular Schedule K-1 are complex and there can be no assurance that the IRS would not successfully challenge any allocation set forth in any such Schedule K-1. Whether an allocation set forth in any particular K-1 issued to a shareholder will be accepted by the IRS depends on a facts and circumstances analysis of the underlying economic arrangement of our company’s shareholders. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified. See “Material U.S. Federal Income Tax Considerations” for more information.

All of our company’s income could be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to shareholders and thus could result in a substantial reduction in the value our shares.

Based on the number of shareholders we have and because our shares are listed for trading on the over-the-counter market, we believe that our company will be regarded as a publicly-traded partnership. Under the federal tax laws, a publicly-traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly-traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal tax purposes, so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and our company is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of stock or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

In certain cases, income that would otherwise qualify for the qualifying income exception may not so qualify if it is considered to be derived from an active conduct of a business. For example, the IRS may assert that interest received by our company from its subsidiaries is not qualifying income because it is derived in the conduct of a lending business. If our company fails to satisfy the qualifying income exception or is required to register under the Investment Company Act, our company will be classified as a corporation for U.S. federal (and certain state and local) income tax purposes, and shareholders of our company would be treated as shareholders in a domestic corporation. Our company would be required to pay federal income tax at regular corporate rates on its income. In addition, our company would likely be liable for state and local income and/or franchise taxes on its income. Distributions to the shareholders would constitute ordinary dividend income (taxable at then existing ordinary income rates) or, in certain cases, qualified dividend income (which is generally subject to tax at reduced tax rates) to such holders to the extent of our company’s earnings and profits, and the payment of these dividends would not be deductible to our company. Taxation of our company as a corporation could result in a material reduction in distributions to our shareholders and after-tax return and, thus, would likely result in a substantial reduction in the value of, or materially adversely affect the market price of, our shares.

The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative, or judicial interpretation at any time, and any such action may affect investments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, necessitate that our company restructure its investments, or otherwise adversely affect an investment in our shares.

In addition, our company may become subject to an entity level tax in one or more states. Several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise, or other forms of taxation. If any state were to impose a tax upon our company as an entity, our distributions to you would be reduced.

Complying with certain tax-related requirements may cause our company to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings, or arrangements our company may not have otherwise entered into.

In order for our company to be treated as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation, our company must meet the qualifying income exception discussed above on a continuing basis and our company must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, our company may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings our company (o any of our subsidiaries, as the case may be) may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. In addition, our company may not be able to participate in certain corporate reorganization transactions that would be tax free to our shareholders if our company were a corporation.

Non-corporate investors who are U.S. taxpayers will not be able to deduct certain fees, costs or other expenses for U.S. federal income tax purposes.

Our company will pay a management fee (and possibly certain transaction fees) to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. taxpayers who hold our shares. Under current law that is in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. taxpayers may not deduct any such miscellaneous itemized deductions for U.S. federal income tax purposes. A non-corporate U.S. taxpayer’s inability to deduct such items could result in such holder reporting as his or her share of company taxable income an amount that exceeds any cash actually distributed to such U.S. taxpayer for the year. Corporate U.S. holders of our shares generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

A portion of the income arising from an investment in our shares may be treated as unrelated business taxable income and taxable to certain tax-exempt holders despite such holders’ tax-exempt status.

Our company expects to incur debt that would be treated as “acquisition indebtedness” under section 514 of the Code with respect to certain of its investments. To the extent our company recognizes income from any investment with respect to which there is “acquisition indebtedness” during a taxable year, or to the extent our company recognizes gain from the disposition of any investment with respect to which there is “acquisition indebtedness,” a portion of the income received will be treated as unrelated business taxable income and taxable to tax-exempt investors. In addition, if the IRS successfully asserts that we are engaged in a trade or business for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), then tax-exempt and in certain cases non-U.S. holders would be subject to U.S. income tax on any income generated by such business. The foregoing only applies if the amount of such business income does not cause our company to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

A portion of the income arising from an investment in our shares may be treated as income that is effectively connected with our conduct of a U.S. trade or business, which income would be taxable to holders who are not U.S. taxpayers.

If the IRS successfully asserts that we are engaged in a trade or business in the United States for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), then in certain cases non-U.S.

holders would be subject to U.S. income tax on any income that is effectively connected with such business. It could also cause the non-U.S. holder to be subject to U.S. federal income tax on a sale of his or her interest in our company under recently enacted tax law. The foregoing only applies if the amount of such business income does not cause our company to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

Risks related to recently enacted legislation.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares.

We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of recently enacted tax legislation clear. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal income tax laws on an investment in our shares.

Risks Related to This Offering and Ownership of Our Common Shares

We may not be able to satisfy listing requirements of the Nasdaq Capital Market or maintain a listing of our common shares on the Nasdaq Capital Market.

Our common shares are quoted on the OTCQB market operated by OTC Markets Group Inc. In connection with this offering, we intend to apply for the listing of our common shares on the Nasdaq Capital Market. There is no guarantee that Nasdaq will permit our common shares to be listed and traded. In addition, we must meet certain financial and liquidity criteria to maintain the listing of our common shares on the Nasdaq Capital Market. If we fail to meet any listing standards or if we violate any listing requirements, our common shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common shares from the Nasdaq Capital Market may materially impair our shareholders’ ability to buy and sell our common shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares. The delisting of our common shares could significantly impair our ability to raise capital and the value of your investment.

If our common shares are not approved for listing on the Nasdaq Capital Market, they will continue to be quoted on the OTCQB. The OTCQB market is a significantly more limited market than the New York Stock Exchange or Nasdaq. The quotation of our shares on the OTCQB market may result in a less liquid market available for existing and potential shareholders to trade our common shares, could depress the trading price of our common shares and could have a long-term adverse impact on our ability to raise capital in the future.

The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

The market price and trading volume of our common shares may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through equity financings. These factors include the following

•        actual or anticipated variations in our periodic operating results;

•        increases in market interest rates that lead investors of our common shares to demand a higher investment return;

•        changes in earnings estimates;

•        changes in market valuations of similar companies;

•        actions or announcements by our competitors;

•        adverse market reaction to any increased indebtedness we may incur in the future;

•        additions or departures of key personnel;

•        actions by shareholders;

•        speculation in the media, online forums, or investment community; and

•        our intentions and ability to list our common shares on the Nasdaq Capital Market and our subsequent ability to maintain such listing (if approved).

An active, liquid trading market for our common shares may not be sustained, which may cause our common shares to trade at a discount from the public offering price and make it difficult for you to sell the common shares you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common shares that you purchase at a price above the price you purchase it or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our common shares. The market price of our common shares may decline below the public offering price, and you may not be able to sell your shares at or above the price you paid or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. We intend to use the proceeds of this offering for the repayment of a grid note to our manager, the payment of certain accrued liabilities and for general corporate purposes, which could include future acquisitions, capital expenditures and working capital. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common shares may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds” for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of June 30, 2021, our net tangible book value (deficit) was approximately $(4,023,110), or approximately $(0.83) per share. Since the price per common share being offered in this offering is substantially higher than the net tangible book value per common share, you will suffer substantial dilution with respect to the net tangible book value of the common shares you purchase in this offering. Based on the assumed public offering price of $         per common share being sold in this offering, which is the last reported sale price of our common shares on         , 2021, and our net tangible book value per share as of June 30, 2021, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $         per share (or $         per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the common shares. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

Future sales of common shares may affect the market price of our common shares.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could materially adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate.

Rule 144 sales in the future may have a depressive effect on our share price.

All of the outstanding common shares held by the present officers, directors, and affiliate shareholders (approximately 66.56% of our outstanding common shares) are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if our company is a current, reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of common shares of present shareholders, may have a depressive effect upon the price of the common shares in any market that may develop.

Our series A senior convertible preferred shares are senior to our common shares as to distributions and in liquidation, which could limit our ability to make distributions to our common shareholders.

Holders of our series A senior convertible preferred shares are entitled to quarterly dividends, payable in cash or in common shares, at a rate per annum of 14.0% of the stated value of $2.00 per share (subject to adjustment). In addition, upon any liquidation of our company or its subsidiaries, each holder of outstanding series A senior convertible preferred shares will be entitled to receive an amount of cash equal to 115% of the stated value of $2.00 per share, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared), before any payment shall be made to or set apart for the holders of our common shares. This could limit our ability to make regular distributions to our common shareholders or distributions upon liquidation.

We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

Our potential future earnings and cash distributions to our shareholders may affect the market price of our common shares.

Generally, the market price of our common shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our common shares may trade at prices that are higher or lower than our net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our common shares. Our failure to meet market expectations with respect to earnings and cash distributions and our failure to make such distributions, for any reason whatsoever, could materially adversely affect the market price of our common shares.

Were our common shares to be considered penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in our common shares.

Our common shares may be subject to the penny stock rules under the Exchange Act. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than 5% of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common shares. As long as our common shares are subject to the penny stock rules, holders of our common shares may find it more difficult to sell their common shares.

Holders of our common shares may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiffs in any such action.

Our operating agreement governing our common shares provides that, to the fullest extent permitted by law, holders of our common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern our operating agreement, by a federal or state court in the State of Delaware, which has non-exclusive jurisdiction over matters arising under the operating agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our operating agreement. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the operating agreement.

If you or any other holders or beneficial owners of our common shares bring a claim against us in connection with matters arising under our operating agreement, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under our operating agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the operating agreement with a jury trial. No condition, stipulation or provision of the operating agreement serves as a waiver by any holder or beneficial owner of our common shares or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•        our ability to effectively integrate and operate the businesses that we acquire;

•        our ability to successfully identify and acquire additional businesses;

•        our organizational structure, which may limit our ability to meet our dividend and distribution policy;

•        our ability to service and comply with the terms of indebtedness;

•        our cash flow available for distribution and our ability to make distributions to our common shareholders;

•        our ability to pay the management fee, profit allocation and put price to our manager when due;

•        labor disputes, strikes or other employee disputes or grievances;

•        the regulatory environment in which our businesses operate under;

•        trends in the industries in which our businesses operate;

•        the competitive environment in which our businesses operate;

•        changes in general economic or business conditions or economic or demographic trends in the United States including changes in interest rates and inflation;

•        our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•        casualties, condemnation or catastrophic failures with respect to any of our business’ facilities;

•        costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•        extraordinary or force majeure events affecting the business or operations of our businesses.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $        million from this offering (or approximately $        million if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $        per share, which is the last reported sale price of our common shares on              , 2021.

We intend to use the proceeds of this offering for the repayment of a grid note to our manager, the payment of certain accrued liabilities and for general corporate purposes, which could include future acquisitions, capital expenditures and working capital. As of June 30, 2021, the outstanding balance of the grid note was $84,347. The grid note matures on December 7, 2021 and accrues interest at a fixed rate of 8% per annum. We are required to repay the grid note contemporaneously with the closing a financing that includes an uplisting of our common shares to a national exchange.

Pending these uses, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Our management will retain broad discretion over the allocation of the net proceeds from this offering. See “Risk Factors — Risks Related to this Offering and the Ownership of Our Common Shares — Our management has broad discretion as to the use of the net proceeds from this offering.”

DIVIDEND AND DISTRIBUTION POLICY

Holders of our series A senior convertible preferred shares are entitled to dividends at a rate per annum of 14.0% of the stated value of $2.00 per share (subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided that if our common shares are not registered any dividends payable in common shares shall be calculated based upon the fixed price of $1.57; and provided further that we may only elect to pay dividends in common shares based upon such fixed price if the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

We intend to pursue a policy of making regular monthly distributions on our outstanding common shares, subject to our operating subsidiaries generating sufficient cash flow to support such regular cash distributions. Our distribution policy will be based on the liquidity and capital of our businesses and on our intention to pay out as distributions to our shareholders most of the cash resulting from the ordinary operation of the businesses, and not to retain significant cash balances in excess of what is prudent for our company or our businesses, or as may be prudent for the consummation of attractive acquisition opportunities. If our strategy is successful, we expect to maintain and increase the level of monthly distributions to common shareholders in the future.

The declaration and payment of any monthly distribution to our common shareholders will be subject to the approval of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even if our board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of the debt of our company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our operating subsidiaries do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make monthly distributions to our common shareholders.

We may use cash flow from our operating subsidiaries, capital resources of our company, including borrowings under any third-party credit facilities that we establish, or reduction in equity to pay a distribution. See “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions to our shareholders.

On October 23, 2020, we completed a distribution of all shares of the common stock of 1847 Goedeker that we held to our shareholders. Our common shareholders received 2,660,007 shares, which were distributed on a pro rata basis, and our manager, as the holder of all of our allocation shares, received 664,993 shares, which it then distributed to its members.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

•        on an actual basis; and

•        on an as adjusted basis to reflect this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The table below assumes no exercise by the underwriters of their option to purchase additional common shares from us.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our common shares and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2021
	Actual	As Adjusted
Cash and cash equivalents	$1,477,524	$
Long-term debt
Notes payable	$5,722,014	$
Total long-term debt	5,722,014
Shareholders’ equity (deficit):
Allocation shares, 1,000 shares issued and outstanding, actual and as adjusted	1,000
Series A senior convertible preferred shares, 4,450,460 shares authorized, 4,450,460 shares issued and outstanding, actual and as adjusted	4,632,242
Common shares, 500,000,000 shares authorized, 4,842,851 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	4,843
Distribution receivable	(2,000,000)
Additional paid-in capital	20,263,496
Accumulated deficit	(13,079,361)
Total 1847 Holdings shareholders’ equity	9,822,220
Non-controlling interests	(812,676)
Total shareholders’ equity	9,009,544
Total capitalization	$14,731,558	$

Each $1.00 increase or decrease in the assumed offering price per share of $         (which is the last reported sale price of our common shares on        , 2021), assuming no change in the number of shares to be sold, would increase or decrease the as-adjusted cash and cash equivalents, working capital, total assets and total shareholders’ equity by approximately $        million, after deducting (i) estimated underwriting discounts and commissions and (ii) estimated offering expenses, in each case, payable by us.

The number of common shares outstanding immediately following this offering is based on 4,842,851 shares outstanding as of August 20, 2021 and excludes:

•        up to approximately 5,086,251 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

•        up to 4,450,460 common shares issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share; and

•        common shares issuable upon the exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in our common shares in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per common share and the as adjusted net tangible book value per common share of immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the common shares sold in this offering exceeds the as adjusted net tangible book value per common share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of common shares deemed to be outstanding at that date.

As of June 30, 2021, our net tangible book value (deficit) was approximately $(4,023,110), or approximately $(0.83) per share.

After giving effect to our sale of         common shares in this offering at an assumed public offering price of $        per share, which is the last reported sale price of our common shares on         , 2021, and after deducting the underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value (deficit) as of June 30, 2021 would have been approximately $         , or approximately $        per share. This amount represents an immediate increase in as adjusted net tangible book value of $        per share to existing shareholders and an immediate dilution in as adjusted net tangible book value of $        per share to purchasers of our common shares in this offering, as illustrated in the following table.

Assumed public offering price per share		$
Net tangible book value (deficit) per share as of June 30, 2021	$(0.83)
Increase in as adjusted net tangible book value per share to existing shareholders
As adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing shares in this offering		$

A $1.00 increase or decrease in the assumed public offering price of $         per share, which is the last reported sale price of our common shares on            , 2021, would increase or decrease the as adjusted net tangible book value per share after this offering by approximately $        and dilution in as adjusted net tangible book value per share to new investors by approximately $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value (deficit) would be $        per share, and the dilution in as adjusted net tangible book value per share to new investors purchasing shares in this offering would be $         per share.

The table and discussion above are based on 4,842,851 shares outstanding as of June 30, 2021 and excludes:

•        up to approximately 5,086,251 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

•        up to 4,450,460 common shares issuable upon the exercise of outstanding warrants at an exercise price of $2.50 per share; and

•        common shares issuable upon the exercise of the representative’s warrants issued in connection with this offering.

MARKET PRICE OF COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common shares are eligible for quotation on the OTCQB market under the symbol “EFSH.” In connection with this offering, we intend to apply for the listing of our common shares on the Nasdaq Capital Market. The closing of this offering is contingent upon our uplisting to the Nasdaq Capital Market unless such condition is waived by the representative of the underwriters.

The following table sets forth, for the periods indicated, the high and low closing prices of our common shares. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

	Closing Prices
	High	Low
Fiscal Year Ended December 31, 2019
1st Quarter	$2.75	$2.75
2nd Quarter	2.75	2.00
3rd Quarter	2.00	2.00
4th Quarter	2.00	1.50

Fiscal Year Ended December 31, 2020
1st Quarter	2.75	1.01
2nd Quarter	3.40	0.80
3rd Quarter	6.90	1.81
4th Quarter	5.30	1.32

Fiscal Year Ended December 31, 2021
1st Quarter	2.50	1.05
2nd Quarter	2.40	1.51
3rd Quarter (through August 20, 2021)	2.40	1.71

Number of Holders of our Common Shares

As of August 20, 2021, there were approximately 58 shareholders of record of our common shares. In computing the number of holders of record of our common shares, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, we did not have in effect any compensation plans under which our equity securities were authorized for issuance and we did not have any outstanding share options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America. To date, we have completed five acquisitions and subsequently spun off two of the acquired companies.

On May 28, 2020, our subsidiary 1847 Asien acquired Asien’s, which has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

On September 30, 2020, our subsidiary 1847 Cabinet acquired Kyle’s, a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. Kyle’s focuses on designing, building, and installing custom cabinetry primarily for custom and semi-custom builders.

On March 30, 2021, our subsidiary 1847 Wolo acquired Wolo. Headquartered in Deer Park, New York and founded in 1965, Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

Our first acquisition was on March 3, 2017, pursuant to which our subsidiary 1847 Neese acquired Neese, a business specializing in providing a wide range of land application services and selling equipment and parts in Grand Junction, Iowa. On April 19, 2021, we sold 1847 Neese back to the original sellers.

On April 5, 2019, our subsidiary 1847 Goedeker acquired substantially all of the assets of Goedeker Television, a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. On October 23, 2020, we distributed all of the shares of 1847 Goedeker that we held to our shareholders, so we no longer own 1847 Goedeker.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to begin making and growing regular distributions to our common shareholders and increasing common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Impact of Coronavirus Pandemic

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Asien’s was qualified as an essential business and remained open during the pandemic, with certain occupancy restrictions at times, so it did not experience any meaningful business interruption. However, Asien’s is dependent upon suppliers to provide it with all of the products that its sells. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain of its products. As a result, Asien’s has faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect its business and financial results. Even if Asien’s is able to find alternate sources for such products, they may cost more, which could adversely impact Asien’s profitability and financial condition.

Kyle’s was also qualified as an essential business and remained open during the pandemic, with certain occupancy restrictions at times, so it did not experience any meaningful business interruption. However, certain key customers of Kyle’s elected to either temporarily stop building homes or delayed their building process, particularly during the second quarter of 2020, which adversely affected Kyle’s sales. Further, early on during the pandemic, several of Kyle’s employees had taken time off because of medical issues, and certain of them did not return to employment. Kyle’s has been hiring and training new employees to replace lost productivity because of the aforementioned loss of employees. Kyle’s did not experience any meaningful business interruption related to any of its key suppliers; although recently, potentially as a result of the pandemic and resulting impact, Kyle’s has seen price increases in certain key raw materials such as wood products and hardware. These increases may negatively affect Kyle’s profitability and financial condition. If the pace of the pandemic does not continue to slow, it may continue to negatively affect Kyle’s ability to generate sales opportunities and to hire productive employees, as well as impact the cost of raw materials. Therefore, Kyle’s business operations may experience further delays and experience lost sales opportunities and increased costs, which could further adversely impact Kyle’s profitability and financial condition.

Wolo qualified as an essential business and remained open during the pandemic. At no time during the pandemic did it experience an internal contamination forcing it to stop its business. The pandemic has had a dramatic impact on Wolo’s supply chain like others in the automotive aftermarket. Approximately 90% of Wolo’s vendor base is located in China. The pandemic issues impacting ports in the U.S. due to lack of personnel has had a ripple effect on Chinese suppliers. Containers are slow to be emptied in the U.S., causing a backlog of ships waiting to get into ports and limiting containers and ships returning to China. The lack of containers and available space on ships has escalated shipping costs by over 300% from 2020. Costs for raw materials have also started to increase due to availability. Wolo cannot absorb these increases and began passing on a price increase to customers starting June 1, 2021, although the effective date may be later for some customers. We believe that this is an industry-wide issue and that it should not put Wolo in an unfavorable pricing position.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Management Fees

On April 15, 2013, we and our manager entered into a management services agreement, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% of our adjusted net assets for services performed (which we refer to as the parent management fee). The amount of the parent management fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by our manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) parent management fees received by (or owed to) our manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid parent management fees. We did not expense any parent management fees for the six months ended June 30, 2021 and 2020 or the years ended December 31, 2020 and 2019.

1847 Neese entered into an offsetting management services agreement with our manager on March 3, 2017, which is included in discontinued operations, 1847 Goedeker entered into an offsetting management services agreement with our manager on April 5, 2019, which is included in discontinued operations, 1847 Asien entered into an offsetting management services agreement with our manager on May 28, 2020, 1847 Cabinet entered into an offsetting management services agreement with our manager on August 21, 2020 and 1847 Wolo entered into an offsetting management services agreement with our manager on March 30, 2021. Pursuant to the offsetting management services agreements, 1847 Neese appointed our manager to provide certain services to it for a quarterly management fee equal to $62,500, 1847 Goedeker appointed our manager to provide certain services to it for a quarterly management fee equal to $62,500, 1847 Asien appointed our manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement), 1847 Cabinet appointed our manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement) and 1847 Wolo appointed our manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement); provided, however, in each case that (i) pro rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by such entities, together with all other management fees paid or to be paid to our manager under other offsetting management services agreements with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of our gross income with respect to such fiscal year, then the management fee to be paid by such entities for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the other management fees to be paid to our manager under other offsetting management services agreements, until the aggregate amount of the management fee paid or to be paid by such entities, together with all other management fees paid or to be paid to our manager under other offsetting management services agreements with respect to such fiscal year, does not exceed 9.5% of our gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by such entities, together with all other management fees paid or to be paid to our manager under other offsetting management services agreements with respect to any fiscal quarter exceeds, or is expected to exceed, the parent management fee with respect to such fiscal quarter, then the management fee to be paid by such entities for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by such entities, together with all other management fees paid or to be paid to our manager under other offsetting management services agreements with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

Each of these entities shall also reimburse our manager for all of their costs and expenses which are specifically approved by their board of directors, including all out-of-pocket costs and expenses, which are actually incurred by our manager or its affiliates on behalf of these entities in connection with performing services under the offsetting management services agreements.

The rights of our manager to receive payments under the offsetting management services agreement with Wolo are subordinate to the rights of Sterling (as defined below) under separate a subordination agreement that our manager entered into with Sterling on March 30, 2021.

1847 Asien expensed management fees of $150,000 and $28,022 for the six months ended June 30, 2021 and 2020, respectively, and $178,022 for the period from May 29, 2020 to December 31, 2020

1847 Cabinet expensed management fees of $150,000 for the six months ended June 30, 2021 and $75,000 for the period from October 1, 2020 to December 31, 2020.

1847 Wolo expensed $75,833 in management fees for the six months ended June 30, 2021. In conjunction with acquisition of Wolo, our manager also received a fee of $110,000.

On a consolidated basis, we expensed total management fees of $485,833 and $28,022 for the six months ended June 30, 2021 and 2020, respectively, and $253,022 for the year ended December 31, 2020.

Segments

The Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 280, Segment Reporting, requires that an enterprise report selected information about reportable segments in its financial reports issued to its shareholders. We have three reportable segments — the retail and appliances segment, which is operated by Asien’s, the construction segment, which is operated by Kyle’s, and the automotive supplies segment, which is operated by Wolo.

The retail and appliances segment is comprised of the business of Asien’s, which is based in Santa Rosa, California, and provides a wide variety of appliance services including sales, delivery, installation, service and repair, extended warranties, and financing.

The construction segment is comprised of the business of Kyle’s, which is based in Boise, Idaho, and provides a wide variety of construction services including custom design and build of kitchen and bathroom cabinetry, delivery, installation, service and repair, extended warranties, and financing.

The automotive supplies segment is comprised of the business of Wolo, which is based in Deer Park, NY, and designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

We provide general corporate services to our segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

Discontinued Operations

On October 23, 2020, we distributed all of the shares of 1847 Goedeker that we held to our shareholders. As a result of this distribution, 1847 Goedeker is no longer a subsidiary of our company. All financial information of 1847 Goedeker previously presented as part of retail and appliance services operations are classified as discontinued operations and not presented as part of continuing operations for the six months ended June 30, 2020 and for the years ended December 31, 2020 and 2019.

On April 19, 2021, we entered into a stock purchase agreement with Alan Neese and Katherine Neese, pursuant to which they purchased our 55% ownership interest in 1847 Neese for a purchase price of $325,000 in cash. As a result of this transaction, 1847 Neese is no longer a subsidiary of our company. All financial information of 1847 Neese previously presented as part of land management services operations are classified as discontinued operations and not presented as part of continuing operations for the six months ended June 30, 2021 and 2020.

Consolidated Results of Operations of 1847 Holdings

Comparison of Six Months Ended June 30, 2021 and 2020

The following table sets forth key components of our results of operations during the six months ended June 30, 2021 and 2020, both in dollars and as a percentage of our revenues.

	Six Months Ended June 30,
	2021		2020
	Amount	% of Revenues	Amount	% of Revenues
Revenues
Furniture and appliances	$6,616,984	57.9%	$1,185,980	100.00%
Construction	2,830,877	24.8%	—	—
Automotive supplies	1,980,368	17.3%	—	—
Total revenues	11,428,229	100.0%	1,185,980	100.00%
Operating expenses
Cost of sales	7,775,471	68.0%	923,892	77.9%
Personnel costs	1,321,240	11.6%	81,284	6.9%
Depreciation and amortization	248,178	2.2%	3,543	0.0%
General and administrative	2,674,526	23.4%	872,112	73.5%
Total operating expenses	12,019,415	105.2%	1,880,831	158.6%
Net loss from operations	(591,186)	(5.2)%	(694,851)	(58.6)%
Other income (expense)
Financing costs	(6,068)	(0.1)%	(28,571)	(2.4)%
Gain of disposition of subsidiary	3,282,804	28.7%	—	—
Gain on forgiveness of debt	360,302	3.2%	—	—
Loss on adjustment shares	(757,792)	(6.6)%	—	—
Other expense	(3,539)	—	—	—
Interest expense	(175,565)	(1.5)%	(6,837)	(0.6)%
Total other income (expense)	2,700,142	23.6%	(35,408)	(3.0)%
Net loss before income taxes	2,108,956	18.5%	(730,259)	(61.6)%
Income tax benefit	21,900	0.2%	15,000	1.3%
Net loss from continuing operations	$2,130,856	18.6%	$(715,259)	(60.3)%

Total revenues.    Our total revenues were $11,428,229 for the six months ended June 30, 2021, as compared to $1,185,980 for the six months ended June 30, 2020.

The retail and appliances segment generates revenue through the sales of home furnishings, including appliances and related products. Revenues from the retail and appliances segment were $6,616,984 for the six months ended June 30, 2021, as compared to $1,185,980 for the period from May 29, 2020 to June 30, 2020.

The construction segment generates revenue through the construction and sale of custom cabinetry, including kitchen and bath cabinets, fireplace mantels and surrounds, entertainment systems and wall units, bookcases and office cabinets. Revenues from the construction segment were $2,830,877 for the six months ended June 30, 2021.

The automotive supplies segment generates revenue through the design, manufacture and sale of horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), including vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Revenues from the automotive supplies segment were $1,980,368 for the period from April 1, 2021 to June 30, 2021.

Cost of sales.    Our total cost of sales was $7,775,471 for the six months ended June 30, 2021, as compared to $923,892 for the six months ended June 30, 2020.

Cost of sales for the retail and appliances segment consists of the cost of purchased merchandise plus the cost of delivering merchandise and where applicable installation, net of promotional rebates and other incentives received from vendors. Cost of sales for the retail and appliances segment was $5,109,250 for the six months ended June 30, 2021, as compared to $923,892 for the period from May 29, 2020 to June 30, 2020. As a percentage of retail and appliances revenues, cost of sales for the retail and appliances segment was 77.2% for the six months ended June 30, 2021 and 77.9% for the period from May 29, 2020 to June 30, 2020.

Cost of sales for the construction segment consists of lumber, hardware and materials and plus direct labor and related costs, net of any material discounts from vendors. Cost of sales for the construction segment was $1,474,496 for the six months ended June 30, 2021. As a percentage of construction revenues, cost of sales for the construction segment was 52.1% for the six months ended June 30, 2021.

Cost of sales for the automotive supplies segment consists of the costs of purchased finished goods plus freight and tariff costs. Cost of sales for the automotive supplies segment was $1,191,726 for the period from April 1, 2021 to June 30, 2021. As a percentage of automotive supplies revenues, cost of sales for the automotive supplies segment was 60.2% for the period from April 1, 2021 to June 30, 2021.

Personnel costs.    Personnel costs include employee salaries and bonuses plus related payroll taxes. It also includes health insurance premiums, 401(k) contributions, and training costs. Our total personnel costs were $1,321,240 for the six months ended June 30, 2021, as compared to $81,284 for the six months ended June 30, 2020.

Personnel costs for the retail and appliances segment were $492,250 for the six months ended June 30, 2021, as compared to $81,284 for the period from May 29, 2020 to June 30, 2020. As a percentage of retail and appliances revenue, personnel costs for the retail and appliances segment were 7.4% for the six months ended June 30, 2021 and 6.85% for the period from May 29, 2020 to June 30, 2020.

Personnel costs for the construction segment were $466,346 for the six months ended June 30, 2021. As a percentage of construction revenue, personnel costs for the construction segment were 16.5% for the six months ended June 30, 2021.

Personnel costs for the automotive supplies segment were $362,644 for the period from April 1, 2021 to June 30, 2021. As a percentage of automotive supplies revenue, personnel costs for the automotive supplies segment were 18.3% for the period from April 1, 2021 to June 30, 2021.

Depreciation and amortization.    Our total depreciation and amortization expense was $248,179 for the six months ended June 30, 2021, as compared to $3,543 for the six months ended June 30, 2020.

General and administrative expenses.    Our general and administrative expenses consist primarily of professional advisor fees, stock-based compensation, bad debts reserve, rent expense, advertising, bank fees, and other expenses incurred in connection with general operations. Our total general and administrative expenses were $2,674,526 for the six months ended June 30, 2021, as compared to $872,112 for the six months ended June 30, 2020.

General and administrative expenses for the retail and appliances segment were $831,240 for the six months ended June 30, 2021, as compared to $350,459 for the period from May 29, 2020 to June 30, 2020. As a percentage of retail and appliances revenue, general and administrative expenses for the retail and appliances segment were 12.6% for the six months ended June 30, 2021 and 29.6% for the period from May 29, 2020 to June 30, 2020.

General and administrative expenses for the construction segment were $449,273 for the six months ended June 30, 2021. As a percentage of construction revenue, general and administrative expenses for the construction segment were 15.9% for the six months ended June 30, 2021.

General and administrative expenses for the automotive supplies segment were $896,586 for the period from April 1, 2021 to June 30, 2021. As a percentage of automotive supplies revenue, general and administrative expenses for the automotive supplies segment were 45.3% for the period from April 1, 2021 to June 30, 2021.

General and administrative expenses for our holding company decreased by $24,227, or 4.6%, to $497,426 for the six months ended June 30, 2021 from $521,653 for the six months ended June 30, 2020. The decrease was due to a prior year stock compensation of $436,386 offset by an increase in professional fees compared to the prior year.

Total other income (expense).    We had $2,700,142 in total other income, net, for the six months ended June 30, 2021, as compared to other expense, net, of $35,408 for the six months ended June 30, 2020. Other income, net, for the six months ended June 30, 2021 consisted of a gain on disposition of subsidiary of $3,282,804, a loss on adjustment shares of $757,792 and interest expense of $175,565, offset by a gain on forgiveness of debt of $360,302, while total other expense, net, for the six months ended June 30, 2020 consisted of financing costs of $28,571 and interest expense of $6,838.

Income tax benefit.    We had an income tax benefit of $21,900 and $15,000 for the six months ended June 30, 2021 and 2020, respectively.

Net income (loss) from continuing operations.    As a result of the cumulative effect of the factors described above, our net income from continuing operations was $2,130,856 for the six months ended June 30, 2021, as compared to a net loss of $715,259 for the six months ended June 30, 2020.

Comparison of Years Ended December 31, 2020 and 2019

The following table sets forth key components of our results of operations during the years ended December 31, 2020 and 2019, both in dollars and as a percentage of our revenue.

	Years Ended December 31,
	2020		2019
	Amount	% of Revenues	Amount	% of Revenues
Revenues
Services	$3,379,655	21.9%	$4,201,414	65.9%
Sales of parts and equipment	3,322,944	21.5%	2,178,611	34.1%
Construction	1,120,224	7.3%	—	—
Furniture and appliances	7,625,222	49.4%	—	—
Total revenues	15,448,045	100.0%	6,380,025	100.0%
Operating expenses
Cost of sales	9,406,228	60.9%	1,830,067	28.7%
Personnel costs	2,553,589	16.5%	2,228,194	34.9%
Depreciation and amortization	1,447,077	9.4%	1,352,874	21.2%
Fuel	378,115	2.4%	718,495	11.3%
General and administrative	4,185,442	27.1%	1,569,149	24.6%
Total operating expenses	17,970,451	116.6%	7,698,7799	120.7%
Net loss from operations	(2,522,406)	(16.6)%	(1,318,754)	(20.7)%
Other income (expense)
Financing costs	(205,075)	(1.1)%	(32,400)	(0.5)%
Loss on extinguishment of debt	(382,681)	(2.5)%	—	—
Interest expense	(460,559)	(3.0)%	(523,780)	(8.2)%
Other income/(expense)	(24,271)	(0.2)%	—	—
Gain (loss) on sale of property and equipment	130,749	0.8%	57,603	0.9%
Total other income (expense)	(941,837)	(5.8)%	(498,577)	(7.8)%
Net loss before income taxes	(3,464,243)	(22.4)%	(1,817,331)	(28.5)%
Income tax benefit	431,631	2.8%	504,060	7.9%
Net loss from continuing operations	$(3,032,612)	(19.6)%	$(1,313,271)	(20.6)%

Total revenues.    Our total revenues were $15,448,045 for the year ended December 31, 2020, including $7,625,222 from Asien’s for the period from May 29, 2020 to December 31, 2020 and $1,120,224 from Kyle’s for the period from October 1, 2020 to December 31, 2020, as compared to $6,380,025 for the year ended December 31, 2019.

Revenues from the retail and appliances segment was $7,625,222 for the period from May 29, 2020 to December 31, 2020. The following table summarizes our revenues by sales type for the period from May 29, 2020 to December 31, 2020:

May 29, 2020 to December 31, 2020
Appliance sales	$7,563,547
Other sales	61,675
Total revenues	$7,625,222

Revenues from the construction segment was $1,120,224 for the period from October 1, 2020 to December 31, 2020.

The land management services segment, which was discontinued in April 2021, generated revenue through the provision of waste disposal and a variety of land application services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and sales of other products and services. Revenues from the land management segment increased by $322,574, or 5.1%, to $6,702,598 for the year ended December 31, 2020 from $6,380,025 for the year ended December 31, 2019. Such increase resulted from a $1,144,333 increase in sales of parts and equipment, offset by a $821,759 decrease in services revenue. There was a $656,262 decline in trucking revenue, primarily attributable to COVID-19 related reduced demand for trucking services compared to 2019, including a decrease in waste hauling services revenue of $313,304.

The following table summarizes our revenues by type for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Services
Trucking	$923,398	$1,579,660
Waste hauling	1,588,010	1,901,314
Repairs	464,475	377,004
Other	403,772	343,436
Total services	3,379,655	4,201,414
Sales of parts and equipment	3,322,944	2,178,611
Total revenues	$6,702,599	$6,380,025

Cost of sales.    Our total cost of sales was $9,406,228 for the year ended December 31, 2020, including $5,866,414 from Asien’s for the period from May 29, 2020 to December 31, 2020 and $665,022 from Kyle’s for the period from October 1, 2020 to December 31, 2020, as compared to $1,830,067 for the year ended December 31, 2019.

Cost of sales for the retail and appliances segment was $5,866,414 for the period from May 29, 2020 to December 31, 2020. As a percentage of retail and appliances revenues, cost of sales for the retail and appliances segment was 76.9% for such period.

Cost of sales for the construction segment was $665,022 for the period from October 1, 2020 to December 31, 2020. As a percentage of construction revenues, cost of sales for the construction segment was 59.4% for such period.

Cost of sales for the land management services segment consisted of the direct costs of equipment and parts. Cost of sales for the land management segment increased by $1,037,795, or 56.7%, to $2,867,862 for the year ended December 31, 2020 from $1,830,067 for the year ended December 31, 2019. Such increase was due to the sale of tractors, net of a decrease in waste hauling costs, in the year ended December 31, 2019. As a percentage of land management services revenue, cost of sales for land management services segment was 42.8% and 28.7% for the years ended December 31, 2020 and 2019, respectively.

Personnel costs.    Our total personnel costs were $2,553,589 for the year ended December 31, 2020, including $525,346 from Asien’s for the period from May 29, 2020 to December 31, 2020 and $209,521 from Kyle’s for the period from October 1, 2020 to December 31, 2020, as compared to $2,228,194 for the year ended December 31, 2019.

Personnel costs for the retail and appliances segment were $525,346 for the period from May 29, 2020 to December 31, 2020. As a percentage of retail and appliances revenue, personnel costs for the retail and appliances segment were 6.9% for such period.

Personnel costs for the construction segment were $209,521 for the period from October 1, 2020 to December 31, 2020. As a percentage of construction revenue, personnel costs for the construction segment were 18.7% for such period.

Personnel costs for the land management services segment decreased by $409,472, or 18.4%, to $1,818,722 for the year ended December 31, 2020 from $2,228,194 for the year ended December 31, 2019. Such decrease was due to reduction of staff attributable to COVID-19 related reduced demand for trucking services. As a percentage of land management services revenue, personnel costs for the land management services segment were 27.3% and 34.9% and for the years ended December 31, 2020 and 2019, respectively.

Fuel costs.    Fuel costs, which were attributable to our land management services segment, include fuel for our on-road trucking and off-road manure spreading services. Our fuel costs decreased by $340,380, or 47.3%, to $378,115 for the year ended December 31, 2020 from $718,495 for the year ended December 31, 2019. The decrease in fuel costs is the result of a decline in market prices for fuel purchases and the decline in trucking services provided.

General and administrative expenses.    Our total general and administrative expenses were $4,185,442 for the year ended December 31, 2020, including $1,362,169 from Asien’s for the period from May 29, 2020 to December 31, 2020 and $254,630 from Kyle’s for the period from October 1, 2020 to December 31, 2020, as compared to our total general and administrative expenses of $1,569,149 for the year ended December 31, 2019.

General and administrative expenses for the retail and appliances segment was $1,362,169 for the period from May 29, 2020 to December 31, 2020. As a percentage of retail and appliances revenue, general and administrative expenses for the retail and appliances segment was 17.9% for the year ended December 31, 2020.

General and administrative expenses for the construction segment was $394,167 for the period from October 1, 2020 to December 31, 2020. As a percentage of construction revenue, general and administrative expenses for the construction segment was 22.9% for the year ended December 31, 2020.

General and administrative expenses for the land management services segment increased by $125,303, or 8.9%, to $1,533,011 for the year ended December 31, 2020 from $1,407,708 for the year ended December 31, 2019. The increase primarily resulted from an increase in general and administrative costs of $206,610, offset by a decrease in repair and maintenance of $76,104 and professional fees of $5,203. As a percentage of land management services revenue, general and administrative expenses for the land management services segment was 22.9% and 22.1% for the years ended December 31, 2020 and 2019, respectively.

General and administrative expenses for our holding company increased by $734,654, or 455.0%, to $896,095 for the year ended December 31, 2020, from $161,441 for the year ended December 31, 2019. The increase was due to an increase in professional fees compared to the prior year and issuance of stock-based compensation in the current year of $523,936.

Total other income (expense).    We had $941,837 in total other expense, net, for the year ended December 31, 2020, as compared to other expense, net, of $498,577 for the year ended December 31, 2019. Other expense, net, in the year ended December 31, 2020 consisted of financing costs of $205,075, loss on extinguishment of debt of $382,681, interest expense of $460,559 and other expense of $24,271, offset by a gain on sale of fixed assets of $130,749, while total other expense, net, for the year ended December 31, 2019 consisted of financing costs of $32,400 interest expense of $523,780, offset by a gain on sale of fixed assets of $57,603.

Income tax benefit.    We had an income tax benefit of $431,631 and $504,060 for the years ended December 31, 2020 and 2019, respectively.

Net loss from continuing operations.    As a result of the cumulative effect of the factors described above, our net loss from continuing operations was $3,032,612 for the year ended December 31, 2020, including $431,641 from Asien’s for the period from May 29, 2020 to December 31, 2020 and $380,499 from Kyle’s for the period from October 1, 2020 to December 31, 2020, as compared to a net loss of $1,313,271 for the year ended December 31, 2019.

Liquidity and Capital Resources

As of June 30, 2021, we had cash and cash equivalents of $1,477,524. To date, we have financed our operations primarily through revenue generated from operations, cash proceeds from financing activities, borrowings, and equity contributions by our shareholders.

Although we do not believe that we will require additional cash to continue our operations over the next twelve months, we do believe additional funds are required to execute our business plan and our strategy of acquiring additional businesses. The funds required to execute our business plan will depend on the size, capital structure and purchase price consideration that the seller of a target business deems acceptable in a given transaction. The amount of funds needed to execute our business plan also depends on what portion of the purchase price of a target business the seller of that business is willing to take in the form of seller notes or our equity or equity in one of our subsidiaries. Given these factors, we believe that the amount of outside additional capital necessary to execute our business plan on the low end (assuming target company sellers accept a significant portion of the purchase price in the form of seller notes or our equity or equity in one of our subsidiaries) ranges between $100,000 to $250,000. If, and to the extent, that sellers are unwilling to accept a significant portion of the purchase price in seller notes and equity, then the cash required to execute our business plan could be as much as $5,000,000. We will seek growth as funds become available from cash flow, borrowings, additional capital raised privately or publicly, or seller retained financing.

Our primary use of funds will be for future acquisitions, public company expenses including regular distributions to our shareholders, investments in future acquisitions, payments to our manager pursuant to the management services agreement, potential payment of profit allocation to our manager and potential put price to our manager in respect of the allocation shares it owns. The management fee, expenses, potential profit allocation and potential put price are paid before distributions to shareholders and may be significant and exceed the funds we hold, which may require us to dispose of assets or incur debt to fund such expenditures. “The Manager” for more information concerning the management fee, the profit allocation and put price.

The amount of management fee paid to our manager by us is reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses. As a result, the management fee paid to our manager may fluctuate from quarter to quarter. The amount of management fee paid to our manager may represent a significant cash obligation. In this respect, the payment of the management fee will reduce the amount of cash available for distribution to shareholders.

Our manager, as holder of 100% of our allocation shares, is entitled to receive a twenty percent (20%) profit allocation as a form of preferred equity distribution, subject to an annual hurdle rate of eight percent (8%), as follows. Upon the sale of a subsidiary, our manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high water mark plus (ii) the subsidiary’s net income since its acquisition by our company exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by our company, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, our manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary’s net income since its acquisition). The amount of profit allocation may represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of profit allocation paid, when paid, will reduce the amount of cash available to us for our operating and investing activities, including future acquisitions. See “The Manager — Our Manager as an Equity Holder — Manager’s Profit Allocation” for more information on the calculation of the profit allocation.

Our operating agreement also contains a supplemental put provision, which gives our manager the right, subject to certain conditions, to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The amount of put price under the supplemental put provision is determined by assuming all of our subsidiaries are sold at that time for their fair market value and then calculating the amount of profit allocation would be payable in such a case. If the management services agreement is terminated for any reason other than our manager’s resignation, the payment to our manager could be as much as twice the amount of such hypothetical profit allocation. As is the case with profit allocation, the calculation of the put price is complex and based on many factors that cannot be predicted with any certainty at this time. See “The Manager — Our Manager as an Equity Holder — Supplemental Put Provision” for more information on the calculation of the put price. The put price obligation, if our manager exercises its put right, will represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of put price will reduce the amount of cash available to us for our operating and investing activities, including future acquisitions.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for the period indicated:

Cash Flow

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash provided by (used in) operating activities from continuing operations	$(60,575)	$(352,718)	$789,305	$782,760
Net cash provided by (used in) investing activities from continuing operations	(5,339,252)	1,268,285	1,183,932	(45,121)
Net cash provided by (used in) financing activities from continuing operations	5,497,002	(305,151)	(350,348)	(897,229)
Net increase (decrease) in cash and cash equivalents from continuing operations	97,175	610,416	1,622,889	(159,590)
Cash and cash equivalents at beginning of period	1,380,349	—	174,290	333,880
Cash and cash equivalent at end of period	$1,477,524	$610,416	$1,797,179	$174,290

Net cash provided by operating activities from continuing operations was $60,575 for the six months ended June 30, 2021, as compared to net cash used in operating activities from continuing operations of $352,718 for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net income from continuing operations of $2,263,078, an decrease in accounts receivable of $332,719, an increase in accounts payable and accrued expenses of $395,335, an increase in customer deposits of $373,505, non-cash depreciation and amortization of $248,179, and loss on adjustment shares of $757,792 in common stock issuances, offset by an increase in inventory of $408,159, an increase in prepaids and other costs of $207,471, a decrease in contract liabilities of $17,563, an increase in deferred tax of $40,000, non-cash forgiveness of debt of $360,302, a gain of disposition of subsidiary of $3,282,804 and gain on discontinued operations of $132,223, were the primary drivers of the net cash provided by operating activities. For the six months ended June 30, 2020, the net loss from continuing operations of $4,924,432, an increase in deferred taxes of $15,000, an increase in inventory of $167,754, an increase in prepaids and other costs of $317,461, an decrease in customer deposits of $43,923, offset by stock compensation of $436,386, amortization of financing related costs of $28,571, a decrease in accounts receivable of $102,651, and an increase in accounts payable and accrued expenses of $421,282, were the primary drivers of the net cash used in operating activities. were the primary drivers of the net cash used in operating activities.

Net cash provided by operating activities from continuing operations was $789,305 for the year ended December 31, 2020, as compared to $782,760 for the year ended December 31, 2019. For the year ended December 31, 2020, the net loss from continuing operations of $3,024,657, an increase in inventory of $635,003, an increase in prepaids and other costs of $533,745 and a decrease in uncertain tax position and deferred taxes of $146,800, offset by an decrease in accounts receivable of 352,490, an increase in accounts payable and accrued expenses of $941,199, an increase in customer deposits of $965,254, accrued expense long-term of $454,209, non-cash depreciation and amortization of $1,447,077, stock compensation of $523,936 and loss on extinguishment of debt of $382,681, were the primary drivers of the net cash provided by operating activities. For the year ended December 31, 2019, the net loss from continuing operations of $1,313,271, an increase in accounts receivable of $41,801, an increase in prepaid expenses and other assets of $18,794, and a decrease in uncertain tax position and deferred taxes of $309,800, offset by, depreciation and amortization of $1,352,872, and an increase in accounts payable and accrued expenses of $452,432, accrued expense long-term of $453,923 and a decrease in inventory of $242,532, were the primary drivers of the net cash used in operating activities.

Net cash used in investing activities from continuing operations was $5,339,252 for the six months ended June 30, 2021, as compared to net cash provided by investing activities from continuing operations of $1,268,285 for the six months ended June 30, 2020. Net cash provided by investing activities for the six months ended June 30, 2021 consisted of proceeds from the sale of Neese of $325,000, offset net cash paid for the acquisition of Wolo of $5,455,476 and by the purchase of equipment and vehicles of $208,776, while net cash provided by investing activities for the six months ended June 30, 2020 consisted of net cash acquired from the acquisition of Asien’s of $1,268,285.

Net cash provided by investing activities from continuing operations was $1,183,932 for the year ended December 31, 2020, as compared to net cash used in investing activities of $45,121 for the year ended December 31, 2019. For the year ended December 31, 2020, net cash provided by investing activities consisted of net cash acquired from the acquisitions of Asien’s and Kyle’s of $1,409,936 and proceeds from sale of property and equipment of $209,500, offset by investments in certificates of deposits of $276,270 and the purchase of equipment of $159,234, while net cash provided by investing activities for the year ended December 31, 2019 consisted of proceeds from sale of property and equipment of $143,711, offset by the purchase of equipment in the amount of $188,832.

Net provided by financing activities from continuing operations was $5,497,002 for the six months ended June 30, 2021, as compared to net cash used in financing activities from continuing operations of $305,151 for the six months ended June 30, 2020. Net cash provided by financing activities for the six months ended June 30, 2021 consisted of net proceeds of $3,000,000 from the sale of units described below, proceeds from notes payable of $3,673,405, line of credit proceeds, net of repayments, of $745,228, offset by the payments to Wolo’s seller of $998,191 and to Kyle’s seller of $33,630, payments of preferred dividends of $365,658, repayments of notes payable of $358,922 and the payment of financing costs of $165,230. Net cash used in financing activities for the six months ended June 30, 2020 consisted of repayment of notes payable of $661,899 and net repayments of the lines of credit of $93,197, offset by proceeds from term loans of $475,000

Net cash used in financing activities from continuing operations was $350,348 for the year ended December 31, 2020, as compared to $897,229 for the year ended December 31, 2019. For the year ended December 31, 2020, net cash used in financing activities consisted of the payment to Kyle’s seller of $4,356,162, net payments on notes payable of $1,512,684, repayments on capital lease obligations of $721,151, financing fees of $113,831, grid note payments of $62,500 and repayment of floor plan of $10,581, offset by net proceeds of $4,921,315 from the sale of units described below, proceeds of note payable of $969,697, proceeds from the line of credit of $301,081, proceeds from the exercise of stock options and warrants of $212,500 and proceeds from vehicle loans of $21,968, while net cash used in financing activities for the year ended December 31, 2019 consisted of repayments on capital lease obligations of $524,058, net payments on notes payable of $304,052 and repayment of short term borrowings of $98,519, offset by proceeds of notes payable of $27,000.

Unit Offering

On March 26, 2021, we sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, for aggregate gross proceeds of $3,000,000. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances. As described in further detail below, we contributed to 1847 Wolo the $3,000,000 raised in this offering in exchange for 1,000 shares of 1847 Wolo’s series A preferred stock, at a price of $3,000 per share, to fund, in part, the planned acquisition of Wolo by 1847 Wolo.

In exchange for the consent of the holders of our outstanding series A senior convertible preferred shares to the issuance of these units at a lower purchase price than such holders paid for their shares, we issued an aggregate of 398,838 common shares to such holders.

Subscription Agreement

On March 29, 2021, we entered into a subscription agreement with 1847 Wolo, pursuant to which 1847 Wolo issued to us 1,000 shares of its series A preferred stock, for gross proceeds to 1847 Wolo of $3,000,000. The series A preferred stock has no voting rights and is not convertible into the common stock or any other securities of 1847 Wolo. Dividends at the rate per annum of 16.0% of the stated value of $3,000 per share shall accrue on the series A preferred stock (subject to adjustment) and shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing dividends are payable quarterly in arrears on each of the following dividend payment dates: January 15, April 15, July 15 and October 15 beginning on April 15, 2021. Upon any liquidation, dissolution or winding up of 1847 Wolo, before any payment shall be made to the holders of 1847 Wolo’s common stock, the series A preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to 1847 Wolo’s stockholders an amount per share equal to the stated value of $3,000 per share, plus any accrued, but unpaid dividends.

Intercompany Secured Promissory Note

In connection with the acquisition of Kyle’s, we provided 1847 Cabinet with the funds necessary to pay the cash portion of the purchase price and cover acquisition expenses. In connection therewith, on September 30, 2020, 1847 Cabinet issued a secured promissory note to our company in the principal amount of $4,525,000, which was amended and restated on December 11, 2020. Pursuant to such amendment and restatement, if and to the extent any amounts are owing under the units described above, due to a default or redemption, in addition to payment obligations due under the note, 1847 Cabinet is required to immediately make payments to us so that it may make any required payments in compliance with the terms of the units. The note bears interest at the rate of 16% per annum. The interest is cumulative and any unpaid accrued interest will compound on each anniversary date of the note. Interest is due and payable in arrears on January 15, April 15, July 15 and October 15 commencing January 15, 2021. In the event payment of principal or interest due under the note is not made when due, giving effect to any grace period which may be applicable, or in the event of any other default (as defined in the note), the outstanding principal balance shall from the date of default immediately bear interest at the rate of 5% above the then applicable interest rate for so long as such default continues. We may demand payment in full of the note at any time, even if 1847 Cabinet has complied with all of the terms of the note; and the note shall be due in full, without demand, upon a third-party sale of all or substantially all the assets and business of 1847 Cabinet or a third-party sale or other disposition of any capital stock of 1847 Cabinet. 1847 Cabinet may prepay the note at any time without penalty. The note contains customary events of default, is guaranteed by Kyle’s and is secured by all of the assets of 1847 Cabinet and Kyle’s. The remaining principal balance of the note at June 30, 2021 was $4,885,129 and it has accrued interest of $194,870.

Debt

Grid Promissory Note

On January 3, 2018, we issued a grid promissory note to our manager in the initial principal amount of $50,000. The note provided that we could request additional advances from our manager up to an aggregate additional amount of $150,000. On December 7, 2020, parties amended and restated the note for a new principal amount of $56,900 and maturity date of December 7, 2021. Interest on the note accrues on the unpaid portion of the principal amount and the outstanding portion of all advances at a fixed rate of 8% per annum. If all or a portion of the principal amount or any advance under the note, or any interest payable thereon is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate of 12% per annum. In the event that we complete a financing that includes an uplisting of our common shares to a national exchange, then we must, contemporaneously with the closing of such financing transaction, repay the entire outstanding principal, outstanding advances, and accrued and unpaid interest on the note. The note is unsecured and contains customary events of default. As of June 30, 2021 and December 31, 2020, the Manager has advanced $56,900 of the note and we have accrued interest of $27,447 and $25,159, respectively.

Revolving Loan — Arvest Bank

On July 10, 2020, Asien’s entered into a promissory note and security agreement with Arvest Bank for a revolving loan for up to $400,000. The loan matures on July 10, 2021 and bears interest at 5.25% per annum, subject to change in accordance with the Variable Rate (as defined in the promissory note and security agreement), the calculation for which is the U.S. Prime Rate plus 2%. Pursuant to the terms of the promissory note and security agreement, Asien’s is required to make monthly payments beginning on August 10, 2020 and until the maturity date, at which time all unpaid principal and interest will be due. Asien’s may prepay the loan in full or in part at any time without penalty. The promissory note and security agreement contains customary representations, warranties, affirmative and negative covenants and events of default for a loan of this type. The loan is secured by Asien’s inventory and equipment, accounts and other rights of payments, and general intangibles, as such terms are defined in the Uniform Commercial Code. The remaining principal balance of the note at June 30, 2021 was $100,000 and it has accrued interest of $2,564.

6% Amortizing Promissory Note

On July 29, 2020, 1847 Asien entered into a securities purchase agreement with the Asien’s Seller, pursuant to which the Asien’s Seller sold to 415,000 of the Company’s common shares to 1847 Asien a purchase price of $2.50 per share. As consideration, 1847 Asien issued to the Asien’s Seller a two-year 6% amortizing promissory note in the aggregate principal amount of $1,037,500. One-half (50%) of the outstanding principal amount of the note ($518,750) and all accrued interest thereon, will be amortized on a two-year straight-line basis and is payable quarterly. The second-half (50%) of the outstanding principal amount of the note ($518,750) with all accrued, but unpaid interest thereon, is due on the second anniversary of the note. The note is unsecured and contains customary events of default. The remaining principal balance of the note at June 30, 2021 was $850,172 and it has accrued interest of $17,894.

4.5% Unsecured Promissory Note

On October 30, 2017, Asien’s entered into a stock repurchase agreement with Paul A. Gwilliam and Terri L. Gwilliam, co-trustees of the Gwilliam Family Trust, pursuant to which Asien’s issued an unsecured promissory note in the aggregate principal amount of $540,000 for a term of 5 years. The note bears interest at the rate of the 4.25% per annum. The remaining balance of the note at June 30, 2021 was comprised of principal of $17,467.

Vesting Promissory Note

A portion of the purchase price for the acquisition of Kyle’s on September 30, 2020 was paid by the issuance of a vesting promissory note by 1847 Cabinet to Stephen Mallatt, Jr. and Rita Mallatt, or the Kyle’s Sellers, in the principal amount of $1,050,000, which increased to a principal amount of up to $1,260,000 pursuant to the vested percentage calculation described below. Payment of the principal and accrued interest on the note is subject to vesting as described below. The note bears interest on the vested portion of principal amount at the rate of eight percent (8%) per annum. To the extent vested, the vested portion of the principal and all accrued but unpaid interest on such vested portion of the principal shall be paid in one lump sum on the last day of the thirty-sixth (36th) month following the date of the note.

The vested principal of the note due at the maturity date shall be calculated each year based on the average annual consolidated EBITDA (as defined in the note) of 1847 Cabinet for each of the years ended December 31, 2020, 2021 and 2022. The EBITDA for each year shall be divided by $1.4 million multiplied by 100 to obtain the vested percentage. The vested principal for each year shall be equal to the vested percentage for that year multiplied by $350,000. To the extent that the vested percentage for the subject year is less than 80%, no portion of the note for that year shall vest. To the extent that the vested percentage for the subject year is equal to or greater than 120%, the vested principal shall be equal to $420,000 for that year and no more. For the year ended December 31, 2020, EBITDA of 1847 Cabinet was approximately $1,531,000, resulting in a vested amount of approximately $415,000. As of June 30, 2021, the outstanding balance of this note was $498,979.

1847 Cabinet will have the right to redeem all but no less than all of the note at any time prior to the maturity date. If 1847 Cabinet elects to redeem the note, the redemption price will be payable in cash and is equal to the then outstanding vested portion of the principal plus any remaining unvested principal amount plus accrued but unpaid interest thereon (calculated over 36 months). For purposes of this redemption calculation, the “unvested principal amount” shall be $350,000 per year.

The note contains customary events of default. The right of the Kyle’s Sellers to receive payments under the note is subordinated to all indebtedness of 1847 Cabinet, whether outstanding as of the closing date or thereafter created, to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities.

6% Secured Promissory Note

A portion of the purchase price for Wolo was paid by the issuance of a 6% secured promissory note in the principal amount of $850,000 by 1847 Wolo to Barbara Solow and Stanley Solow, or the Wolo Sellers). Interest on the outstanding principal amount will be payable quarterly at the rate of six percent (6%) per annum. The note matures on the 39-month anniversary following the closing of the acquisition, at which time the outstanding principal amount of the note, along with all accrued, but unpaid interest, shall be paid in one lump sum. 1847 Wolo has the right to prepay all or any portion of the note at any time prior to the maturity date without premium or penalty of any kind. The note contains customary events of default and is secured by all of the assets of Wolo; provided that the rights of the Wolo Sellers under the note are subordinate to the rights of Sterling National Bank under the credit agreement described below. The remaining principal balance of the note at June 30, 2021 was $850,000 and it has accrued interest of $8,500.

Credit Agreement and Notes

On March 30, 2021, 1847 Wolo and Wolo entered into a credit agreement with Sterling National Bank, or Sterling, for (i) revolving loans in an aggregate principal amount that will not exceed the lesser of the borrowing base (as defined below) or $1,000,000 and (ii) a term loan in the principal amount of $3,550,000. The revolving loan is evidenced by a revolving credit note and the term loan is evidenced by a $3,550,000 term note. The remaining principal balance of the revolving credit note at June 30, 2021 is $946,309 and it has accrued interest of 3,500. The remaining principal balance of the term note at June 30, 2021 was $3,311,039, comprised of principal of $3,462,500, net of debt discount of $151,461, and it has accrued interest of $18,034.

The “borrowing base” means an amount equal to the sum of the following: (A) 80% of eligible accounts (as defined in the credit agreement) PLUS (B) the lesser of: (1) 50% percent of eligible inventory (as defined in the credit agreement) or (2) $400,000.00, MINUS (C) such reserves as Sterling may establish from time to time in its sole discretion. Sterling has the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of borrowing base and the definition(s) of eligible accounts and eligible inventory.

The revolving note matures on March 29, 2022 and bears interest at a per annum rate equal to the greater of (i) the prime rate (as defined in the credit agreement) or (ii) 3.75%. The term note matures on April 1, 2024 and bears interest at a per annum rate equal to the greater of (x) the prime rate plus 3.00% or (y) 5.00%; provided that, upon an event of default, all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 5.00%. Interest accrued on the revolving note and the term note shall be payable on the first day of each month commencing on the first such day of the first month following the making of such revolving loan or term loan, as applicable.

With respect to the term loan, 1847 Wolo and Wolo must repay to Sterling on the first day of each month, (i) beginning on May 1, 2021 and ending on March 1, 2022, eleven (11) equal monthly principal payments of $43,750 each, (ii) beginning on April 1, 2022 and ending on March 1, 2024, twenty-four (24) equal monthly payments of $59,167 each and (iii) on April 1, 2024, a final principal payment in the amount of $1,648,742. In addition, beginning on June 1, 2022 and on each anniversary thereof thereafter until such time as the term loan is repaid in full, 1847 Wolo and Wolo must pay an additional principal payment equal to 50% of the excess cash flow (as defined in the credit agreement), if any. If Sterling has not received the full amount of any monthly payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), 1847 Wolo and Wolo must pay a late fee in an amount equal to six percent (6%) of such overdue payment. 1847 Wolo and Wolo may at any time and from time to time voluntarily prepay the revolving note or the term note in whole or in part.

The credit agreement contains customary representations, warranties, affirmative and negative financial and other covenants and events of default for loans of this type. Each of the revolving note and the term note is secured by a first priority security interest in all of the assets of 1847 Wolo and Wolo.

Vehicle Loans

Asien’s has entered into six retail installment sale contracts pursuant to which Asien’s agreed to finance its delivery trucks at rates ranging 3.98% to 6.99% with an aggregate remaining principal amount of $123,731 as of June 30, 2021.

Kyle’s has entered into two retail installment sale contracts pursuant to which Kyle’s agreed to finance its delivery trucks at rates ranging 5.90% to 6.54% with an aggregate remaining principal amount of $70,627 as of June 30, 2021.

Total Debt

The following table shows aggregate figures for the total debt described above that is coming due in the short and long term as of June 30, 2021. See the above disclosures for more details regarding these loans.

	Short-Term	Long-Term	Total Debt
Grid Promissory Note	$56,900	$—	$56,900
Revolving Loan – Arvest Bank	100,000	—	100,000
6% Amortizing Promissory Note – Asien’s Seller	263,149	587,023	850,172
4.5% Unsecured Promissory Note – Gwilliam Family Trust	17,467	—	17,467
Vesting Promissory Note – Kyle’s Sellers*	—	498,979	498,979
6% Secured Promissory Note – Wolo Sellers	—	850,000	850,000
Revolving Credit Note – Sterling	946,309	—	946,309
Term Note – Sterling	571,251	2,739,787	3,311,038
Vehicle loans – Asien’s & Kyle’s	106,664	87,694	194,358
Total	$2,061,740	$4,763,483	$6,825,223

____________

*        net of valuation adjustment of $551,021

Results of Operations of Wolo

Comparison of Years Ended December 31, 2020 and 2019

The following table sets forth key components of the results of operations of Wolo during the years ended December 31, 2020 and 2019, both in dollars and as a percentage of revenues.

	December 31, 2020		December 31, 2019
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$7,444,776	100.00%	$7,640,304	100.00%
Cost of goods sold	4,095,389	55.01%	4,399,717	57.59%
Gross profit	3,349,387	44.99%	3,240,587	42.41%
Operating expenses
Personnel	584,852	7.86%	752,149	9.84%
General and administrative	1,736,058	23.32%	1,868,530	24.46%
Depreciation and amortization	5,949	0.08%	6,031	0.08%
Total operating expenses	2,326,859	31.25%	2,626,710	34.38%
Income from operations	1,022,528	13.73%	613,877	8.03%
Other income (expense)
Settlement income	—	—	80,794	1.06%
Interest income	10	—	39	—
Interest expense	(1,140)	(0.02)%	(635)	(0.01)%
Gain on forgiveness of debt	10,000	0.13%	—	—
Other income	14	—	212	—
Total other income (expense)	8,884	0.12%	80,410	1.05%
Net income before income taxes	1,031,412	13.85%	694,287	9.09%
Income tax expense	(216,621)	(2.91)%	(145,376)	(1.90)%
Net income	$814,791	10.94%	$548,911	7.18%

Revenues.    Wolo generates revenue through the sales of horn and safety products, including vehicle emergency and safety warning lights. Revenues decreased by $195,528, or 2.56%, to $7,444,776 for the year ended December 31, 2020 from $7,640,304 for the year ended December 31, 2019. We believe that such decrease was primarily due to the COVID-19 pandemic, as some customers did not see sales return to 2019 levels and smaller customers closed their business.

Cost of goods sold.    Cost of goods sold includes the cost of purchased merchandise plus freight, warehouse salaries, tariffs, and any applicable delivery charges from the vendor. Cost of goods sold decreased by $304,328, or 6.92%, to $4,095,389 for the year ended December 31, 2020 from $4,399,717 for the year ended December 31, 2019. As a percentage of revenues, cost of goods sold decreased to 55.01% for the year ended December 31, 2020 from 57.59% for the year ended December 31, 2019. Such decrease was due to decreased sales and shipping delays for merchandise purchased but not shipped in 2020.

Gross profit.    As a result of the foregoing, gross profit increased by $108,800, or $3.36%, to $3,349,387 for the year ended December 31, 2020 from $3,240,587 for the year ended December 31, 2019. Gross margin (percent of revenue) increased to 44.99% for the year ended December 31, 2020 from 42.41% for the year ended December 31, 2019.

Operating expenses.    Operating expenses include personnel expenses (including employee salaries and bonuses, payroll taxes, health insurance premiums, and recruitment and training costs), general and administrative expenses (including advertising expenses, rent expenses other general operating costs) and depreciation and amortization. Total operating expenses decreased by $299,851, or 11.42%, to $2,326,859 for the year ended December 31, 2020 from $2,626,710 for the year ended December 31, 2019. Such decrease was due to a 22.24% decrease in personnel expenses, largely due to the resignation of a national sales manager in February 2020 who was not replaced, a 7.09% decrease in general and administrative expenses due the reduction in rent for purchased merchandise stored at an off-site facility (the off-site facility holds excess inventory and purchased merchandise in 2020 was reduced due to the COVID-19 pandemic), and a 1.36% decrease in depreciation and amortization. As a percentage of revenue, total operating expenses were 31.25% and 34.38% for the years ended December 31, 2020 and 2019, respectively.

Other income (expense).    Total other income, net, was $8,884 for the year ended December 31, 2020, as compared to $80,410 for the year ended December 31, 2019. Total other income for the year ended December 31, 2020 consisted of a gain on forgiveness of debt of $10,000, interest income of $10 and other income of $14, offset by interest expense of $1,140. Total other income for the year ended December 31, 2019 consisted of settlement income of $80,794, interest income of $39 and other income of $212, offset by interest expense of $635.

Income tax expense.    Income tax expenses were $216,621 and $145,376 for the years ended December 31, 2020 2019, respectively.

Net income.    As a result of the cumulative effect of the factors described above, net income increased by $265,880, or 48.44%, to $814,791 for year ended December 31, 2020 from $548,911 for the year ended December 31, 2019.

Liquidity and Capital Resources

As of December 31, 2020, Wolo had cash and cash equivalents of $574,983. Wolo has financed its operations primarily through cash flow from operations and related party loans.

The following table provides detailed information about net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Years Ended December 31,
	2020	2019
Net cash provided by operating activities	$1,036,287	$885,237
Net cash used in investing activities	—	(5,939)
Net cash used in financing activities	(1,552,650)	(575,000)
Net increase (decrease) in cash and cash equivalents	(516,363)	304,298
Cash and cash equivalents at beginning of period	1,091,346	787,048
Cash and cash equivalent at end of period	$574,983	$1,091,346

Net provided by operating activities was $1,036,287 for the year ended December 31, 2020, as compared to $885,237 for the year ended December 31, 2019. For the year ended December 31, 2020, the net income of $814,791, an increase in inventory of $141,234, amortization of right-of-use assets of $75,150, an increase in accounts payable and accrued expenses of $66,853 and an increase in prepaid expenses and other current assets of $62,504, offset by decreases in operating lease liability of $75,150 and accounts receivable of $54,740, were the primary drivers of the net cash provided by operating activities. For the year ended December 31, 2019, the net income of $548,911, an increase in prepaid expenses and other current assets of $214,746, an increase in accounts receivable of $172,710 and amortization of right-of-use assets of $75,176, offset by decreases in operating lease liability of $75,176 and inventory of $50,922, were the primary drivers of the net cash provided by operating activities.

There were no investing activities for the year ended December 31, 2020. Net cash used in investing activities was $5,939 for the year ended December 31, 2019, which consisted entirely of purchases of property and equipment.

Net cash used in financing activities was $1,552,650 for the year ended December 31, 2020, as compared to $575,000 for the year ended December 31, 2019. Net cash used in financing activities for the year ended December 31, 2020 consisted of distributions to stockholders of $1,725,000, offset by proceeds of PPP loans of $172,350, while net cash used in financing activities for the year ended December 31, 2019 consisted of distributions to stockholders of $500,000 and net proceeds from related party notes of $75,000.

Results of Operations of Asien’s

Comparison of Years Ended December 31, 2019 and 2018

The following table sets forth key components of the results of operations of Asien’s during the years ended December 31, 2019 and 2018, both in dollars and as a percentage of revenue.

	December 31, 2019		December 31, 2018
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Product sales, net	$12,300,648	92.06%	$7,827,123	87.80%
Service revenue	1,061,222	7.94%	1,087,174	12.20%
Total revenue	13,361,870	100.00%	8,914,297	100.00%
Costs of revenue
Cost of product sales	9,757,269	73.02%	6,128,814	68.75%
Cost of service revenue	498,385	3.73%	526,000	5.90%
Total costs of revenue	10,255,654	76.75%	6,654,814	74.65%
Gross profit	3,106,216	23.25%	2,259,483	25.35%
Operating expenses
Personnel	500,581	3.75%	459,782	5.16%
Advertising	66,570	0.50%	88,581	0.99%
Bank and credit card fees	264,759	1.98%	205,651	2.31%
Depreciation	35,337	0.26%	45,414	0.51%
General and administrative	825,620	6.18%	767,472	8.61%
Total operating expenses	1,692,867	12.67%	1,566,900	17.58%
Income from operations	1,413,349	10.58%	692,583	7.77%
Other income (expense)
Other income	30,371	0.23%	68,064	0.76%
Other expense	(38,875)	(0.29)%	(5,516)	(0.06)%
Total other income (expense)	(8,504)	(0.06)%	62,548	0.70%
Net income	$1,404,845	10.51%	$755,131	8.47%

Revenue.    Asien’s generates revenue through the sales of appliances and from appliances services, including in-home service and repair. Total revenue increased by $4,447,573, or 49.89%, to $13,361,870 for the year ended December 31, 2019 from $8,914,297 for the year ended December 31, 2018. Such increase was due to a significant increase in product sales, offset by a slight 2.39% decrease in service revenue.

Revenue from product sales increased by $4,473,525, or 57.15%, to $12,300,648 for the year ended December 31, 2019 from $7,827,123 for the year ended December 31, 2018. We believe that such increase was due to replacement appliances for homes rebuilt due to fire damage in 2017 and 2018.

Service revenue decreased by $25,952, or 2.39%, to $1,061,222 for the year ended December 31, 2019 from $1,087,174 for the year ended December 31, 2018.

Cost of revenue.    Cost of revenue includes the cost of purchased merchandise plus freight, labor and overhead associated with delivery and installation services and any applicable delivery charges from the vendor. Total cost of revenue increased by $3,600,840, or 54.11%, to $10,255,654 for the year ended December 31, 2019 from $6,654,814 for the year ended December 31, 2018. Such increase was generally in line with the increase in revenue, although it was also affected by the change in product mix, with product sales accounting for a larger portion of revenue in 2019.

Gross profit.    Gross profit increased by $846,733, or $37.47%, to $3,106,216 for the year ended December 31, 2019 from $2,259,483 for the year ended December 31, 2019. Gross margin (percent of revenue) decreased slightly to 23.25% for the year ended December 31, 2019 from 25.35% for the year ended December 31, 2018. Such decrease was primarily due to the change in product mix noted above.

Operating expenses.    Operating expenses include personnel expenses (including employee salaries and bonuses, payroll taxes, health insurance premiums, 401(k) contributions, and recruitment and training costs), advertising expenses, bank and credit card fees, depreciation and other general operating costs. Total operating expenses increased by $125,967, or 8.04%, to $1,692,867 for the year ended December 31, 2019 from $1,566,900 for the year ended December 31, 2018. Such increase was due to an 8.87% increase personnel costs due to an increase in personnel, a 28.75% increase in bank and credit card fees resulting from the increase in revenue, and a 7.58% increase in other general and administrative expenses resulting from the general expansion of Asien’s business, offset by a 24.85% decrease in advertising expenses due to greater vendor co-op contributions offsetting these expenses carried by Asien’s alone in 2018, and a 22.19% decrease in depreciation. As a percentage of revenue, total operating expenses were 12.67% and 17.58% for the years ended December 31, 2019 and 2018, respectively.

Other income (expense).    Asien’s had total other expense, net, of $8,504 for the year ended December 31, 2019, as compared to total other income, net, of $62,548 for the year ended December 31, 2018.

Net income.    As a result of the cumulative effect of the factors described above, net income increased by $649,714, or 86.04%, to $1,404,845 for the year ended December 31, 2018 from $755,131 for the year ended December 31, 2018.

Liquidity and Capital Resources

As of December 31, 2019, Asien’s had cash and cash equivalents of $1,875,336. Asien’s has financed its operations primarily through cash flow from operations and bank borrowings.

The following table provides detailed information about net cash flow for all financial statement periods presented in this prospectus:

	Years Ended December 31,
	2019	2018
Net cash provided by operating activities	$1,532,321	$1,606,581
Net cash used in investing activities	(9,929)	(7,280)
Net cash used in financing activities	(1,156,670)	(736,029)
Net increase in cash and cash equivalents	365,722	863,272
Cash and cash equivalents at beginning of period	1,509,614	646,342
Cash and cash equivalent at end of period	$1,875,336	$1,509,614

Net provided by operating activities was $1,532,321 for the year ended December 31, 2019, as compared to $1,606,581 for the year ended December 31, 2018. For the year ended December 31, 2019, the net income of $1,404,845, an increase in contract liabilities of $358,640, an increase in accounts payable and accrued expenses of $141,623, depreciation of $35,337, and an increase in prepaid expenses and other current assets of $210, offset by a decrease in inventory of $285,096 and decrease in accounts receivable of $123,238, were the primary drivers of the net cash provided by operating activities. For the year ended December 31, 2018, the net income of $755,131, an increase in contract liabilities of $894,753, an increase in prepaid expenses and other current assets of $294,217, an increase in accounts receivable of $47,255 and depreciation of $45,414, offset by a decrease in inventory of $360,973 and a decrease in accounts payable and accrued expenses of $69,216, were the primary drivers of the net cash provided by operating activities.

Net cash used in investing activities was $9,929 for the year ended December 31, 2019, as compared to $7,280 for the year ended December 31, 2018, which consisted entirely of the purchases of property and equipment.

Net cash used in financing activities was $1,156,670 for the year ended December 31, 2019, as compared to $736,029 for the year ended December 31, 2018. Net cash used in operating activities for the year ended December 31, 2019 consisted of distributions of $1,042,200, repayments on notes payable of $111,450 and repayments on line of credit of $3,020, while net cash used in financing activities for the year ended December 31, 2018 consisted of repayments on notes payable of $387,604, distributions of $331,350 and repayments on line of credit of $17,075.

Contractual Obligations

Our principal commitments consist mostly of obligations under the loans described above, the operating leases described under “Business — Facilities” and other contractual commitments described below.

We have engaged our manager to manage our day-to-day operations and affairs. Our relationship with our manager will be governed principally by the following agreements:

•        the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and

•        our operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive profit allocations from us, and the supplemental put provision relating to our manager’s right to cause us to purchase the allocation shares it owns.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our consolidated company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition and Cost of Revenue

On January 1, 2018, we adopted Accounting Standards Update, or ASU, No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. Our adoption of this ASU resulted in no change to our results of operations or balance sheet.

Retail and Appliances Segment

Asien’s collects 100% of the payment for special-order models including tax and 50% of the payment for non-special orders from the customer at the time the order is placed. Asien’s does not incur incremental costs obtaining purchase orders from customers, however, if Asien’s did, because all Asien’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations — The revenue that Asien’s recognizes arises from orders it receives from customers. Asien’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Asien’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation. Once this occurs, Asien’s has satisfied its performance obligation and Asien’s recognizes revenue.

Transaction Price — Asien’s agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Asien’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Asien’s collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to Asien’s. Substantially all Asien’s sales are to individual retail consumers (homeowners), builders and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. Asien’s has a diverse customer base with no one client accounting for more than 5% of total revenue.

Construction Segment

Kyle’s generates revenues from providing cabinet design, construction and installation primary from cabinet-related products and supplies.

Kyle’s provides cabinet design, construction and installation services to customers with both residential and commercial projects. A majority of Kyle’s contracts are recurring work from a builder team. Kyle’s will provide pricing and work with individual homeowners, designers and builders to determine pricing options and upgrades to the base proposed contact pricing.

Performance Obligations — For substantially all landscaping construction contracts, we recognize revenue over time, as performance obligations are satisfied, on a percentage completion basis on a total project cost basis. Typical contacts will last approximately 4-6 weeks from start to the substantial completion of the project.

Significant Judgments and Estimates — For cabinet construction contracts, measuring the percent completion on an individual project requires estimates obtained by discussions with field personnel. Estimates are also used in determining the total estimated total costs of a project. These estimates and assumptions are the best information management has at the time percent complete is calculated. We employ the same estimation methodology on a quarterly basis.

Accounts Receivable, Net — Accounts receivable, net, are amounts due from customers where there is an unconditional right to consideration.

Automotive Supplies Segment

Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, Wolo sells its products to big-box national retail chains, through specialty and industrial distributors, as well as on-line/mail order retailers and OEMs.

Wolo collects 100% of the payment for internet and phone orders, including tax, from the customer at the time the order is shipped. Customers placing orders with a purchase order through the EDI (Electronic Data Interface) are allowed to purchase on credit and make payment after receipt of product on the agreed upon terms.

Performance Obligations — The revenue that Wolo recognizes arises from orders it receives from contracts with customers. Wolo’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Wolo’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment of the order. Once this occurs, Wolo has satisfied its performance obligation and Wolo recognizes revenue.

Transaction Price — Wolo agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Wolo’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Wolo collects concurrently with revenue-producing activities are excluded from revenue.

Cost of sales includes the cost of purchased merchandise plus freight, warehouse salaries, tariffs, and any applicable delivery charges from the vendor to the company.

Warranties vary and are typically 90 days to consumers and manufacturing defect warranty to are available to resellers. At times, depending on the product, the company can also offer a warranty up to 12 months.

Receivables

Receivables consist of credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom we purchase products. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on our assessment of the credit history with our manufacturers, we have concluded that there should be no allowance for uncollectible accounts. We historically collect substantially all of our outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Inventory

For Asien’s, inventory mainly consists of appliances that are acquired for resale and is valued at the average cost determined on a specific item basis. Inventory also consists of parts that are used in service and repairs and may or may not be charged to the customer depending on warranty and contractual relationship. Kyle’s typically orders inventory on a job-by-job basis and those jobs are put into production within hours of being received. The inventory in production is accounted for in the contact assets and liabilities and follows the percentage completion methodology. Inventories consisting of materials and supplies are stated at lower of costs or market. Wolo’s inventory consists of finished goods acquired for resale and is valued at the weighted-average cost determined on a specific item basis. We periodically evaluate the value of items in inventory and provide write-downs to inventory based on our estimate of market conditions. We estimated an obsolescence allowance of $160,824 and $12,824 at June 30, 2021 and December 31, 2020, respectively.

Property and Equipment

Property and equipment is stated at cost. Depreciation of furniture, vehicles and equipment is calculated using the straight-line method over the estimated useful lives as follows:

Useful Life (Years)
Building and Improvements	4
Machinery and Equipment	3 – 7
Trucks and Vehicles	3 – 6

Goodwill and Intangible Assets

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair value of intangible assets are compared with their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired identifiable intangible assets are amortized over the following periods:

Acquired intangible Asset	Amortization Basis	Expected Life (years)
Customer-Related	Straight-line basis	5 – 15
Marketing-Related	Straight-line basis	5

Long-Lived Assets

We review our property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, certificates of deposit and amounts due to shareholders. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy is as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities.
Level 2 — Observable market-based inputs or inputs that are corroborated by market data.
Level 3 — Unobservable inputs that are not corroborated by market date.

Our held to maturity securities are comprised of certificates of deposit.

Derivative Instrument Liability

We account for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged.

Stock-Based Compensation

We record stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

Leases

ASC 842 requires recognition of leases on the consolidated balance sheets as right-of-use, or ROU, assets and lease liabilities. ROU assets represent our right to use underlying assets for the lease terms and lease liabilities represent our obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. As our leases do not provide an implicit rate, we used our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. A number of the lease agreements contain options to renew and options to terminate the leases early. The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

We recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, and unamortized lease incentives provided by lessors. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur. We have elected not to separate lease and non-lease components for all property leases for the purposes of calculating ROU assets and lease liabilities.

CORPORATE HISTORY AND STRUCTURE

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and may differ from those applying to a Delaware corporation. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

Our company is classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company will not incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, and deduction. As a holder of our shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our company’s net taxable income. Our company will file a partnership return with the IRS and will issue tax information, including a Schedule K-1, to you that describes your allocable share of our company’s income, gain, loss, deduction, and other items. The U.S. federal income tax rules that apply to partnerships are complex and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

Our company currently has three classes of limited liability company interests — the common shares, the series A senior convertible preferred shares and the allocation shares. All of our allocation shares have been and will continue to be held by our manager. See “Description of Securities” for more information about our shares.

On March 3, 2017, our newly formed wholly-owned subsidiary 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of $6,655,000, consisting of: (i) $2,225,000 in cash; (ii) 450 shares of the common stock of 1847 Neese, valued by the parties at $1,530,000, constituting 45% of its capital stock; (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000 (which was determined to have a fair value of $395,634) due June 30, 2020; and (iv) the issuance of a short-term promissory note in the principal amount of $1,025,000 due March 3, 2018. On April 19, 2021, we entered into a stock purchase agreement with Alan Neese and Katherine Neese, pursuant to which they purchased our 55% ownership interest in 1847 Neese for a purchase price of $325,000 in cash. As a result of this transaction, 1847 Neese is no longer a subsidiary of our company.

On April 5, 2019, our newly formed indirect wholly-owned subsidiary 1847 Goedeker acquired substantially all of the assets of Goedeker Television for an aggregate purchase price of $6,200,000 consisting of: (i) $1,500,000 in cash; (ii) the issuance of a promissory note in the principal amount of $4,100,000; and (iii) up to $600,000 in earn out payments. As additional consideration, our newly formed wholly-owned subsidiary 1847 Goedeker Holdco Inc., or 1847 Holdco, issued to each of the stockholders of Goedeker Television a number of shares of its common stock equal to a 11.25% non-dilutable interest in all of the issued and outstanding stock of 1847 Holdco as of the closing date. On August 4, 2020, 1847 Holdco distributed all of its shares of 1847 Goedeker to its stockholders in accordance with their pro rata ownership in 1847 Holdco, after which time 1847 Holdco was dissolved. On October 23, 2020, we distributed all of the shares of 1847 Goedeker that we held to our shareholders. As a result of this distribution, 1847 Goedeker is no longer a subsidiary of our company.

On May 28, 2020, our newly formed wholly-owned subsidiary 1847 Asien acquired all of the issued and outstanding capital stock of Asien’s for an aggregate purchase price of $2,125,000 consisting of: (i) $233,000 in cash; (ii) the issuance of an amortizing promissory note in the principal amount of $200,000; (iii) the issuance of a demand promissory note in the principal amount of $655,000; and (iv) 415,000 common shares of our company, having a mutually agreed upon value of $830,000 and a fair value of $1,037,500, which could be repurchased by 1847 Asien for a period of one year following the closing at a purchase price of $2.50 per share. The shares were repurchased by 1847 Asien on July 29, 2020. As a result of this transaction, we own 95% of 1847 Asien, with the remaining 5% held by Leonite Capital LLC. 1847 Asien was formed in the State of Delaware on March 24, 2020 and Asien’s was formed in the State of California on February 6, 2004.

On September 30, 2020, our newly formed wholly-owned subsidiary 1847 Cabinet acquired all of the issued and outstanding capital stock of Kyle’s for an aggregate purchase price of up to $9,324,792 (subject to adjustment of the contingent note), consisting of (i) $4,389,792 in cash, (ii) an 8% contingent subordinated note in the aggregate principal amount of up to $1,260,000, and (iii) 700,000 common shares of our company, having a mutually agreed upon value of $1,400,000 and a fair value of $3,675,000. As a result of this transaction, we own 92.5% of 1847 Cabinet, with the remaining 7.5% held by Leonite Capital LLC. 1847 Cabinet was formed in the State of Delaware on August 21, 2020 and Kyle’s was formed in the State of Idaho on May 7, 1991.

On March 30, 2021, our newly formed wholly-owned subsidiary 1847 Wolo acquired all of the issued and outstanding capital stock of Wolo for an aggregate purchase price of $8,266,925, consisting of (i) $6,322,401 in cash (which includes a post-closing working capital adjustment of $227,599 that was paid to us in August 2021), (ii) a 6% secured promissory note in the aggregate principal amount of $850,000 and (iii) cash due to seller of $1,094,524. As a result of this transaction, we own 92.5% of 1847 Wolo, with the remaining 7.5% held by Leonite Capital LLC. 1847 Wolo was formed in the State of Delaware on December 3, 2020. Wolo Mfg. Corp. was formed in the State of New York on August 6, 1965 and Wolo Industrial Horn & Signal, Inc. was formed in the State of New York on January 28, 1999.

The following chart depicts our current organizational structure:

See “The Manager” for more details regarding the ownership of our manager.

THE MANAGER

Overview of Our Manager

Our manager, 1847 Partners LLC, is a Delaware limited liability company. It has two classes of limited liability interests known as Class A interests and Class B interests. The Class A interests, which give the holder the right to the profit allocation received by our manager as a result of holding our allocation shares, are owned in their entirety by 1847 Partners Class A Member LLC; and the Class B interests, which give the holder the right to all other profits or losses of our manager, including the management fee payable to our manager by us, are owned in their entirety by 1847 Partners Class B Member LLC. 1847 Partners Class A Member LLC is owned 52% by Ellery W. Roberts, our Chief Executive Officer, 38% by 1847 Founders Capital LLC, which is owned by Edward J. Tobin, and approximately 9% by Louis A. Bevilacqua, the managing member of Bevilacqua PLLC, outside counsel to our company, with the balance being owned by a former contractor to such law firm. 1847 Partners Class B Member LLC is owned 54% by Ellery W. Roberts, 36% by 1847 Founders Capital LLC and 10% by Louis A. Bevilacqua. Mr. Roberts is also the sole manager of both entities. In the future, Mr. Roberts may cause 1847 Partners Class A Member LLC or 1847 Partners Class B Member LLC to issue units to employees of our manager to incentivize those employees by providing them with the ability to participate in our manager’s incentive allocation and management fee.

Key Personnel of Our Manager

The key personnel of our manager are Ellery W. Roberts, our Chief Executive Officer, and Edward J. Tobin. Please see “Management” for a description of the business experience of these individuals. Each of these individuals will be compensated entirely by our manager from the management fees it receives. As employees of our manager, these individuals devote a substantial majority of their time to the affairs of our company.

Collectively, the management team of our manager has more than 60 years of combined experience in acquiring and managing small businesses and has overseen the acquisitions and financing of over 50 businesses.

Acquisition and Disposition Opportunities

Our manager has exclusive responsibility for reviewing and making recommendations to our board of directors with respect to acquisition and disposition opportunities. If our manager does not originate an opportunity, our board of directors will seek a recommendation from our manager prior to making a decision concerning such opportunity. In the case of any acquisition or disposition opportunity that involves an affiliate of our manager or us, our nominating and corporate governance committee, or, if we do not have such a committee, the independent members of our board of directors, will be required to authorize and approve such transaction.

Our manager will review each acquisition or disposition opportunity presented to our manager to determine if such opportunity satisfies the acquisition and disposition criteria established by our board of directors. The acquisition and disposition criteria provide that our manager will review each acquisition opportunity presented to it to determine if such opportunity satisfies our company’s acquisition and disposition criteria, and if it is determined, in our manager’s sole discretion, that an opportunity satisfies the criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to the consummation of any such opportunity.

Our investment criteria include the following:

•        Revenue of at least $5.0 million

•        Current year EBITDA/Pre-tax Income of at least $1.5 million with a history of positive cash flow

•        Clearly identifiable “blueprint” for growth with the potential for break-out returns

•        Well-positioned companies within our core industry categories (consumer-driven, business-to-business, light manufacturing and specialty finance) with strong returns on capital

•        Opportunities wherein building management team, infrastructure and access to capital are the primary drivers of creating value

•        Headquartered in North America

We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. With respect to investment opportunities that do not fall within the criteria set forth above, our manager must first present such opportunities to our board of directors. Our board of directors and our manager will review these criteria from time to time and our board of directors may make changes and modifications to such criteria as our company makes additional acquisitions and dispositions.

If an acquisition opportunity is referred to our board of directors by our manager and our board of directors determines not to timely pursue such opportunity in whole or in part, any part of such opportunity that our company does not promptly pursue may be pursued by our manager or may be referred by our manager to any person, including affiliates of our manager. In this case, our manager is likely to devote a portion of its time to the oversight of this opportunity, including the management of a business that we do not own.

If there is a disposition, our manager must use its commercially reasonable efforts to manage a process through which the value of such disposition can be maximized, taking into consideration non-financial factors such as those relating to competition, strategic partnerships, potential favorable or adverse effects on us, our businesses, or our investments or any similar factors that may reasonably perceived as having a short- or long-term impact on our business, results of operations and financial condition.

Management Services Agreement

The management services agreement sets forth the services performed by our manager. Our manager performs such services subject to the oversight and supervision of our board of directors.

In general, our manager performs those services for our company that would be typically performed by the executive officers of a company. Specifically, our manager performs the following services, which we refer to as the management services, pursuant to the management services agreement:

•        manage the day-to-day business and operations of our company, including our liquidity and capital resources and compliance with applicable law;

•        identify, evaluate, manage, perform due diligence on, negotiate and oversee acquisitions of target businesses and any other investments;

•        evaluate and oversee the financial and operational performance of our businesses, including monitoring the business and operations of such businesses, and the financial performance of any other investments that we make;

•        provide, on our behalf, managerial assistance to our businesses;

•        evaluate, manage, negotiate and oversee dispositions of all or any part of any of our property, assets or investments, including disposition of all or any part of our businesses;

•        provide or second, as necessary, employees of our manager to serve as executive officers or other employees of our company or as members of our board of directors; and

•        perform any other services that would be customarily performed by executive officers and employees of a publicly listed or quoted company.

Our company and our manager have the right at any time during the term of the management services agreement to change the services provided by our manager. In performing management services, our manager has all necessary power and authority to perform, or cause to be performed, such services on behalf of our company, and, in this respect, our manager is the only provider of management services to our company. Nonetheless, our manager is required to obtain authorization and approval of our board of directors in all circumstances where executive officers of a corporation typically would be required to obtain authorization and approval of a corporation’s board of directors, including, for example, with respect to the consummation of an acquisition of a target business, the issuance of securities or the entry into credit arrangements.

While our Chief Executive Officer, Mr. Ellery W. Roberts, intends to devote substantially all of his time to the affairs of our company, neither Mr. Roberts, nor our manager, is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement does not require our manager and its affiliates to provide management services to our company exclusively.

Secondment of Our Executive Officers

In accordance with the terms of the management services agreement, our manager may second to our company our executive officers, which means that these individuals will be assigned by our manager to work for us during the term of the management services agreement. Our board of directors has appointed Mr. Roberts as an executive officer of our company. Although Mr. Roberts is an employee of our manager, he will report directly, and be subject, to our board of directors. In this respect, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to our company and our manager will, as promptly as practicable, replace any such individual; however, our Chief Executive Officer, Mr. Roberts, controls our manager, which may make it difficult for our board of directors to completely sever ties with Mr. Roberts. Our manager and our board of directors may agree from time to time that our manager will second to our company one or more additional individuals to serve on behalf of our company, upon such terms as our manager and our board of directors may mutually agree.

Indemnification by our Company

Our company has agreed to indemnify and hold harmless our manager and its employees and representatives, including any individuals seconded to our company, from and against all losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of the performance of any management services. However, our company will not be obligated to indemnify or hold harmless our manager for any losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of (i) a breach by our manager or its employees or its representatives of the management services agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of our manager or its employees or representatives in the performance of any of its obligations under the management services agreement, or (iii) fraudulent or dishonest acts of our manager or its employees or representatives with respect to our company or any of its businesses.

Termination of Management Services Agreement

Our board of directors may terminate the management services agreement and our manager’s appointment if, at any time:

•        a majority of our board of directors vote to terminate the management services agreement, and the holders of at least a majority of the outstanding shares (other than shares beneficially owned by our manager) then entitled to vote also vote to terminate the management services agreement;

•        neither Mr. Roberts nor his designated successor controls our manager, which change of control occurs without the prior written consent of our board of directors;

•        there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) our manager materially breached the terms of the management services agreement and such breach continued unremedied for 60 days after our manager receives written notice from our company setting forth the terms of such breach, or (ii) our manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, or (y) engaged in fraudulent or dishonest acts in connection with the business or operations of our company;

•        our manager has been convicted of a felony under federal or state law, our board of directors finds that our manager is demonstrably and materially incapable of performing its duties and obligations under the management services agreement, and the holders of at least 662/3% of the then outstanding shares, other than shares beneficially owned by our manager, vote to terminate the management services agreement; or

•        there is a finding by a court of competent jurisdiction that our manager has (i) engaged in fraudulent or dishonest acts in connection with the business or operations of our company or (ii) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares (other than shares beneficially owned by our manager) vote to terminate the management services agreement.

In addition, our manager may resign and terminate the management services agreement at any time upon 120 days prior written notice to our company, and this right is not contingent upon the finding of a replacement manager. However, if our manager resigns, until the date on which the resignation becomes effective, it will, upon request of our board of directors, use reasonable efforts to assist our board of directors to find a replacement manager at no cost and expense to our company.

Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with our company and cease to work at the date of such termination or at any other time as determined by our manager. Any director appointed by our manager may continue serving on our board of directors, subject to the terms of the operating agreement.

If we terminate the management services agreement, our company and its businesses have agreed to cease using the term “1847”, including any trademarks based on the name of our company that may be licensed to them by our manager, under the licensing provisions of the management services agreement, entirely in their businesses and operations within 180 days of such termination. Such licensing provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. In this respect, our right to use the term “1847” and related intellectual property is subject to licensing provisions between our manager, on the one hand, and our company and our businesses, on the other hand.

Except with respect to the termination fee payable to our manager due to a termination of the management services agreement based solely on a vote of our board of directors and our shareholders, no other termination fee is payable upon termination of the management services agreement for any other reason. See “— Our Manager as a Service Provider — Termination Fee” for more information about the termination fee payable upon termination of the management services agreement.

While termination of the management services agreement will not affect any terms and conditions, including those relating to any payment obligations, that exist under any offsetting management services agreements or transaction services agreements, such agreements will be terminable by our businesses upon 60 days prior written notice and there will be no termination or other similar fees due upon such termination. Notwithstanding termination of the management services agreement, our manager will maintain its rights with respect to the allocation shares it then owns, including its rights under the supplemental put provision of our operating agreement. See “— Our Manager as an Equity Holder — Supplemental Put Provision” for more information on our manager’s put right with respect to the allocation shares.

Our Relationship with Our Manager, Manager Fees and Manager Profit Allocation

Our relationship with our manager is based on our manager having two distinct roles: first, as a service provider to us and, second, as an equity holder of the allocation shares.

As a service provider, our manager performs a variety of services for us, which entitles it to receive a management fee. As holder of our company’s allocation shares, our manager has the right to a preferred distribution in the form of a profit allocation upon the occurrence of certain events. Our manager paid $1,000 for the allocation shares. In addition, our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

These relationships with our manager are governed principally by the following agreements:

•        the management services agreements relating to the services our manager performs for us and our businesses; and

•        our company’s operating agreement relating to our manager’s rights with respect to the allocation shares it owns and which contains the supplemental put provision relating to our manager’s right to cause our company to purchase the allocation shares it owns.

We also expect that our manager will enter into offsetting management services agreements and transaction services agreements with our businesses directly. These agreements, and some of the material terms relating thereto, are discussed in more detail below. The management fee, profit allocation and put price under the supplemental put provision will be payment obligations of our company and, as a result, will be paid, along with other company obligations, prior to the payment of distributions to common shareholders.

The following table provides a simplified description of the fees and profit allocation rights held by our manager. Further detail is provided in the following subsections.

Description	Fee Calculation	Payment Term
Management Fees
Determined by management services agreement	0.5% of adjusted net assets (2.0% annually)	Quarterly
Determined by offsetting management services agreement

Payment of fees by our subsidiary businesses that result in a dollar for dollar reduction of manager fees paid by us to our manager such that our manager cannot receive duplicate fees from both us and our subsidiary

Quarterly
Termination fee — determined by management services agreement	Accumulated management fee paid in the preceding 4 fiscal quarters multiplied by 2. Paid only upon termination by our board and a majority in interest of our shareholders
Determined by management services agreement

Reimbursement of manager’s costs and expenses in providing services to us, but not including: (1) costs of overhead; (2) due diligence and other costs for potential acquisitions our board of directors does not approve pursuing or that are required by acquisition target to be reimbursed under a transaction services agreement; and (3) certain seconded officers and employees

Ongoing
Transaction Services Fees
Acquisition services of target businesses or disposition of subsidiaries — fees determined by transaction services agreements

2.0% of aggregate purchase price up to $50 million; plus 1.5% of aggregate purchase price in excess of $50 million and up to and equal to $100 million; plus 1.0% of aggregate purchase price in excess of $100 million

Per transaction
Manager profit allocation determined by our operating agreement

20% of certain profits and gains on a sale of subsidiary after clearance of the 8% annual hurdle rate 8% hurdle rate determined for any subsidiary by multiplying the subsidiary’s average quarterly share of our assets by an 8% annualized rate

Sale of a material amount of capital stock or assets of one of our businesses or subsidiaries.

Holding event: at the option of our manager, for the 30 day period following the 5th anniversary of an acquired business (but only based on historical profits of the business)

Our Manager as a Service Provider

Management Fee

Our company will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of its adjusted net assets, as discussed in more detail below (which we refer to as the parent management fee).

Subject to any adjustments discussed below, for performing management services under the management services agreement during any fiscal quarter, our company will pay our manager a management fee with respect to such fiscal quarter. The management fee to be paid with respect to any fiscal quarter will be calculated as of the last day of such fiscal quarter, which we refer to as the calculation date. The management fee will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect. The amount of any management fee payable by our company as of any calculation date with respect to any fiscal quarter will be (i) reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) management fees received by (or owed to) our manager as of such calculation date, and (iii) increased by the amount of any outstanding accrued and unpaid management fees.

As an obligation of our company, the management fee will be paid prior to the payment of distributions to our common shareholders. If we do not have sufficient liquid assets to pay the management fee when due, we may be required to liquidate assets or incur debt in order to pay the management fee.

Offsetting Management Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into offsetting management services agreements with our businesses pursuant to which our manager may perform services that may or may not be similar to management services. Any fees to be paid by one of our businesses pursuant to such agreements are referred to as offsetting management fees and will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by our company under the management services agreement with respect to a fiscal quarter. The management services agreement provides that the aggregate amount of offsetting management fees to be paid to our manager with respect to any fiscal quarter shall not exceed the management fee to be paid to our manager with respect to such fiscal quarter.

Our manager entered into offsetting management services agreements with 1847 Neese, 1847 Goedeker, 1847 Asien, 1847 Cabinet and 1847 Wolo. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management Fees” for a description of these agreements. Our manager may also enter into offsetting management services agreements with our future subsidiaries, which agreements would be in the form prescribed by our management services agreement. The offsetting management fee paid to our manager for providing management services to a future subsidiary will vary.

The services that our manager provides under the offsetting management services agreements include: conducting general and administrative supervision and oversight of the subsidiary’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to our business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines. If our manager and the subsidiary do not enter into an offsetting management services agreement, our manager will provide these services for our subsidiaries under our management services agreement.

Example of Calculation of Management Fee with Adjustment for Offsetting Management Fees

In order to better understand how the management fee is calculated, we are providing the following example:

		(in thousands)
Quarterly management fee:
1	Consolidated total assets	$100,000
2	Consolidated accumulation amortization of intangibles	5,000
3	Total cash and cash equivalents	5,000
4	Adjusted total liabilities	(10,000)
5	Adjusted net assets (Line 1 + Line 2 – Line 3 – Line 4)	90,000
6	Multiplied by quarterly rate	0.5%
7	Quarterly management fee	$450

Offsetting management fees:
8	Acquired company A offsetting management fees	$(100)
9	Acquired company B offsetting management fees	(100)
10	Acquired company C offsetting management fees	(100)
11	Acquired company D offsetting management fees	(100)
12	Total offsetting management fees (Line 8 + Line 9 – Line 10 – Line 11)	(400)
13	Quarterly management fee payable by Company (Line 7 + Line 12)	$50

The foregoing example provides hypothetical information only and does not intend to reflect actual or expected management fee amounts.

For purposes of the calculation of the management fee:

•        “Adjusted net assets” will be equal to, with respect to our company as of any calculation date, the sum of (i) consolidated total assets (as determined in accordance with U.S. generally accepted accounting principles, or GAAP) of our company as of such calculation date, plus (ii) the absolute amount of consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) for our company as of such calculation date, minus (iii) total cash and cash equivalents, minus (iv) the absolute amount of adjusted total liabilities of our company as of such calculation date.

•        “Adjusted total liabilities” will be equal to, with respect to our company as of any calculation date, our company’s consolidated total liabilities (as determined in accordance with GAAP) as of such calculation date after excluding the effect of any outstanding third party indebtedness of our company.

•        “Quarterly management fee” will be equal to, as of any calculation date, the product of (i) 0.5%, multiplied by (ii) our company’s adjusted net assets as of such calculation date; provided, however, that with respect to any fiscal quarter in which the management services agreement is terminated, our company will pay our manager a management fee with respect to such fiscal quarter equal to the product of (i) (x) 0.5%, multiplied by (y) our company’s adjusted net assets as of such calculation date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such fiscal quarter to but excluding the date upon which the management services agreement is terminated and the denominator of which is the number of days in such fiscal quarter.

•        “Total offsetting management fees” will be equal to, as of any calculation date, fees paid to our manager by the businesses that we acquire in the future under separate offsetting management services agreements.

Transaction Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into transaction services agreements with any of our businesses relating to the performance by our manager of certain transaction-related services in connection with the acquisitions of target businesses by our company or its businesses or dispositions of our company’s or its businesses’ property or assets. These services may include those customarily performed by a third-party investment banking firm or similar financial advisor, which may or may not be similar to management services, in connection with the acquisition of target businesses by us or our subsidiaries or disposition of subsidiaries or any of our property or assets or those of our subsidiaries. In connection with providing transaction services, our manager will generally receive a fee equal to the sum of (i) 2.0% of the aggregate purchase price of the target business up to and equal to $50 million, plus (ii) 1.5% of the aggregate purchase price of the target business in excess of $50 million and up to and equal to $100 million, plus (iii) 1.0% of the aggregate purchase price over $100 million, subject to annual review by our board of directors. The purchase price of a target business shall be defined as the aggregate amount of consideration, including cash and the value of any shares issued by us on the date of acquisition, paid for the equity interests of such target business plus the aggregate principal amount of any debt assumed by us of the target business on the date of acquisition or any similar formulation. The other terms and conditions relating to the performance of transaction services will be established in accordance with market practice.

Our manager may enter into transaction services agreements with our subsidiaries and future subsidiaries, which agreements would be in the form prescribed by our management services agreement.

The services that our manager will provide to our subsidiaries and future subsidiaries under the transaction services agreements will include the following services that would be provided in connection with a specific transaction identified at the time that the transaction services agreement is entered into: reviewing, evaluating and otherwise familiarizing itself and its affiliates with the business, operations, properties, financial condition and prospects of the future subsidiary and its target acquisition and preparing documentation describing the future subsidiary’s operations, management, historical financial results, projected financial results and any other relevant matters and presenting such documentation and making recommendations with respect thereto to certain of our manager’s affiliates.

Any fees received by our manager pursuant to such a transaction services agreement will be in addition to the management fee payable by our company pursuant to the management services agreement and will not offset the payment of such management fee. A transaction services agreement with any of our businesses may provide for the reimbursement of costs and expenses incurred by our manager in connection with the acquisition of such businesses.

Transaction services agreements will be reviewed, authorized and approved by our company’s board of directors on an annual basis.

Reimbursement of Expenses

Our company is responsible for paying costs and expenses relating to its business and operations. Our company agreed to reimburse our manager during the term of the management services agreement for all costs and expenses of our company that are incurred by our manager or its affiliates on behalf of our company, including any out-of-pocket costs and expenses incurred in connection with the performance of services under the management services agreement, and all costs and expenses the reimbursement of which are specifically approved by our company’s board of directors.

Our company will not be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to our manager’s overhead or any other costs and expenses relating to our manager’s conduct of its business and operations. Also, our company will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in the identification, evaluation, management, performance of due diligence on, negotiation and oversight of potential acquisitions of new businesses for which our company (or our manager on behalf of our company) fails to submit an indication of interest or letter of intent to pursue such acquisition, including costs and expenses relating to travel, marketing and attendance of industry events and retention of outside service providers relating thereto. In addition, our company will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of an acquisition by our company if such acquisition is actually consummated and the business so acquired entered into a transaction services agreement with our manager providing for the reimbursement of such costs and expenses by such business. In this respect, the costs and expenses associated with the pursuit of add-on acquisitions for our company may be reimbursed by any businesses so acquired pursuant to a transaction services agreement.

All reimbursements will be reviewed and, in certain circumstances, approved by our company’s board of directors on an annual basis in connection with the preparation of year-end financial statements.

Termination Fee

We will pay our manager a termination fee upon termination of the management services agreement if such termination is based solely on a vote of our company’s board of directors and our shareholders; no other termination fee will be payable to our manager in connection with the termination of the management services agreement for any other reason. The termination fee that is payable to our manager will be equal to the product of (i) two (2) multiplied by (ii) the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. The termination fee will be payable in eight equal quarterly installments, with the first such installment being paid on or within five (5) business days of the last day of the fiscal quarter in which the management services agreement was terminated and each subsequent installment being paid on or within five (5) business days of the last day of each subsequent fiscal quarter, until such time as the termination fee is paid in full to our manager.

Our Manager as an Equity Holder

Manager’s Profit Allocation

Our manager owns 100% of the allocation shares of our company, which generally will entitle our manager to receive a 20% profit allocation as a form of preferred distribution. Upon the sale of a company subsidiary, our manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high water mark plus (ii) the subsidiary’s net income since its acquisition by our company exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by our company, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, our manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary’s net income since its acquisition). The calculation of the profit allocation and the rights of our manager, as the holder of the allocation shares, are governed by the operating agreement.

Our board will have the opportunity to review and approve the calculation of manager’s profit allocation when it becomes due and payable. Our manager will not receive a profit allocation on an annual basis. Instead, our manager will be paid a profit allocation only upon the occurrence of one of the following events, which we refer to collectively as the trigger events:

•        the sale of a material amount, as determined by our manager and reasonably consented to by a majority of our board of directors, of the capital stock or assets of one of our subsidiaries or a subsidiary of one of our subsidiaries, including a distribution of our ownership of a subsidiary to our shareholders in a spin-off or similar transaction, which event we refer to as a sale event; or

•        at the option of our manager, for the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in a business, which event we refer to as a holding event. If our manager elects to forego declaring a holding event with respect to such business during such period, then our manager may only declare a holding event with respect to such business during the 30-day period following each anniversary of such fifth anniversary date with respect to such business. Once declared, our manager may only declare another holding event with respect to a business following the fifth anniversary of the calculation date with respect to a previously declared holding event.

We believe this payment timing, rather than a method that provides for annual allocation payments, more accurately reflects the long-term performance of each of our businesses and is consistent with our intent to hold, manage and grow our businesses over the long term. We refer generally to the obligation to make this payment to our manager as the “profit allocation” and, specifically, to the amount of any particular profit allocation as the “manager’s profit allocation.”

Definitions used in, and an example of the calculation of profit allocation, are set forth in more detail below.

The amount of our manager’s profit allocation will be based on the extent to which the “total profit allocation amount” (as defined below) with respect to any business, as of the last day of any fiscal quarter in which a trigger event occurs, which date we refer to as the “calculation date”, exceeds the relevant hurdle amounts (as described below) with respect to such business, as of such calculation date. Our manager’s profit allocation will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect, and such calculation will be subject to a review and approval process by our company’s board of directors. For this purpose, “total profit allocation amount” will be equal to, with respect to any business as of any calculation date, the sum of:

•        the contribution-based profit (as described below) of such business as of such calculation date, which will be calculated upon the occurrence of any trigger event with respect to such business; plus

•        the excess of the cumulative gains and losses of our company (as described below) over the high water mark (as described below) as of such calculation date, which will only be calculated upon the occurrence of a sale event with respect to such business, and not on a holding event (we generally expect this component to be the most significant component in calculating total profit allocation amount).

Specifically, manager’s profit allocation will be calculated and paid as follows:

•        manager’s profit allocation will not be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business does not exceed such business’ level 1 hurdle amount (based on an 8% annualized hurdle rate, as described below), as of such calculation date; and

•        manager’s profit allocation will be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business exceeds such business’ level 1 hurdle amount, as of such calculation date. Our manager’s profit allocation to be paid with respect to such calculation date will be equal to the sum of the following:

•        100% of such business’ total profit allocation amount, as of such calculation date, with respect to that portion of the total profit allocation amount that exceeds such business’ level 1 hurdle amount (but is less than or equal to such business’ level 2 hurdle amount (which is based on a 10% annualized hurdle rate, as described below), in each case, as of such calculation date. We refer to this portion of the total profit allocation amount as the “catch-up.” The “catch-up” is intended to provide our manager with an overall profit allocation of 20% of the business’ total profit allocation amount until such business’ level 2 hurdle amount has been reached; plus

•        20% of the total profit allocation amount, as of such calculation date, that exceeds such business’ level 2 hurdle amount as of such calculation date; minus

•        the high water mark allocation, if any, as of such calculation date. The effect of deducting the high water mark allocation is to take into account profit allocations our manager has already received in respect of past gains attributable to previous sale events.

The administrator will calculate our manager’s profit allocation on or promptly following the relevant calculation date, subject to a “true-up” calculation upon availability of audited or unaudited consolidated financial statements, as the case may be, of our company to the extent not available on such calculation date. Any adjustment necessitated by the true-up calculation will be made in connection with the next calculation of manager’s profit allocation. Because of the length of time that may pass between trigger events, there may be a significant delay in our company’s ability to realize the benefit, if any, of a true-up of our manager’s profit allocation.

Once calculated, the administrator will submit the calculation of our manager’s profit allocation, as adjusted pursuant to any true-up, to our board of directors for its review and approval. The board of directors will have ten business days to review and approve the calculation, which approval shall be automatic absent disapproval by the board of directors. Our manager’s profit allocation will be paid ten business days after such approval.

If the board of directors disapproves of the administrator’s calculation of manager’s profit allocation, the calculation and payment of manager’s profit allocation will be subject to a dispute resolution process, which may result in manager’s profit allocation being determined, at our company’s cost and expense, by two independent accounting firms. Any determination by such independent accounting firms will be conclusive and binding on our company and our manager.

We will also pay a tax distribution to our manager if our manager is allocated taxable income by our company but does not realize distributions from our company at least equal to the taxes payable by our manager resulting from allocations of taxable income. Any such tax distributions will be paid in a similar manner as profit allocations are paid.

For any fiscal quarter in which a trigger event occurs with respect to more than one business, the calculation of our manager’s profit allocation, including the components thereof, will be made with respect to each business in the order in which controlling interests in such businesses were acquired or obtained by our company and the resulting amounts shall be aggregated to determine the total amount of manager’s profit allocation. If controlling interests in two or more businesses were acquired at the same time and such businesses give rise to a calculation of manager’s profit allocation during the same fiscal quarter, then manager’s profit allocation will be further calculated separately for each such business in the order in which such businesses were sold.

As obligations of our company, profit allocations and tax distributions will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the profit allocations or tax distributions when due, we may be required to liquidate assets or incur debt in order to pay such profit allocation. Our manager will have the right to elect to defer the payment of our manager’s profit allocation due on any payment date. Once deferred, our manager may demand payment thereof upon 20 business days’ prior written notice.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns, including its right to receive profit allocations, unless our manager exercises its put right to sell such allocation shares to our company.

Example of Calculation of Manager’s Profit Allocation

Our manager will receive a profit allocation at the end of the fiscal quarter in which a trigger event occurs, as follows (all dollar amounts are in millions):

Assumptions

Year 1:

Acquisition of Company A

Acquisition of Company B

Year 4:

Company A (or assets thereof) sold for $25 capital gain (as defined below) over its net book value of assets at time of sale, which is a qualifying trigger event

Company A’s average allocated share of our consolidated net equity over its ownership is $50

Company A’s holding period in quarters is 12 (assuming that Company A is acquired on the first day of the year)

Company A’s contribution-based profit since acquisition is $5

Year 6:

Company B’s contribution-based profit since acquisition is $7

Company B’s average allocated share of our consolidated net equity over its ownership is $25

Company B’s holding period in quarters is 20

Company B’s cumulative gains and losses are $20

Manager elects to have holding period measured for purposes of profit allocation for Company B

Profit Allocation Calculation:		Year 4 A, due to sale	Year 6 B, due to 5 year hold
1	Contribution-based profit since acquisition for respective subsidiary	$5	$7
2	Gain/Loss on sale of company	25	0
3	Cumulative gains and losses	25	20
4	High water mark prior to transaction	0	20
5	Total Profit Allocation Amount (Line 1 + Line 3)	30	27
6	Business’ holding period in quarters since ownership or last measurement due to holding event	12	20
7	Business’ average allocated share of consolidated net equity	50	25
8	Business’ level 1 hurdle amount (2.00% * Line 6 * Line 7)	12	10
9	Business’ excess over level 1 hurdle amount (Line 5 – Line 8)	18	17
10	Business’ level 2 hurdle amount (125% * Line 8)	15	12.5
11	Allocated to manager as “catch-up” (Line 10 – Line 8)	3	2.5
12	Excess over level 2 hurdle amount (Line 9 – Line 11)	15	14.5
13	Allocated to manager from excess over level 2 hurdle amount (20% * Line 12)	3	2.9
14	Cumulative allocation to manager (Line 11 + Line 13)	6	5.4
15	High water mark allocation (20% * Line 4)	0	4
16	Manager’s Profit Allocation for Current Period (Line 14 – Line 15,> 0)	$6	$1.4

For purposes of calculating profit allocation:

•        An entity’s “adjusted net assets” will be equal to, as of any date, the sum of (i) such entity’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the absolute amount of such entity’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such date, minus (iii) the absolute amount of such entity’s adjusted total liabilities as of such date.

•        An entity’s “adjusted total liabilities” will be equal to, as of any date, such entity’s consolidated total liabilities (as determined in accordance with GAAP) as of such date after excluding the effect of any outstanding third-party indebtedness of such entity.

•        A business’ “allocated share of our company’s overhead” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of such business’ quarterly share of our company’s overhead for each fiscal quarter ending during such measurement period.

•        A business’ “average allocated share of our consolidated equity” will be equal to, with respect to any measurement period as of any calculation date, the average (i.e., arithmetic mean) of a business’ quarterly allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•        “Capital gains” (i) means, with respect to any entity, capital gains (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net sales price of such capital stock or assets, as the case may be, exceeded (y) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our company’s consolidated balance sheet prepared in accordance with GAAP; provided, that such amount shall not be less than zero.

•        “Capital losses” (i) means, with respect to any entity, capital losses (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our consolidated balance sheet prepared in accordance with GAAP, exceeded (y) the net sales price of such capital stock or assets, as the case may be; provided, that such absolute amount thereof shall not be less than zero.

•        Our “consolidated net equity” will be equal to, as of any date, the sum of (i) our consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the aggregate amount of asset impairments (as determined in accordance with GAAP) that were taken relating to any businesses owned by us as of such date, plus (iii) our consolidated accumulated amortization of intangibles (as determined in accordance with GAAP), as of such date minus (iv) our consolidated total liabilities (as determined in accordance with GAAP) as of such date.

•        A business’ “contribution-based profits” will be equal to, for any measurement period as of any calculation date, the sum of (i) the aggregate amount of such business’ net income (as determined in accordance with GAAP and as adjusted for minority interests) with respect to such measurement period (without giving effect to (x) any capital gains or capital losses realized by such business that arise with respect to the sale of capital stock or assets held by such business and which sale gave rise to a sale event and the calculation of profit allocation or (y) any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement, in each case, to the extent included in the calculation of such business’ net income), plus (ii) the absolute aggregate amount of such business’ loan expense with respect to such measurement period, minus (iii) the absolute aggregate amount of such business’ allocated share of our company’s overhead with respect to such measurement period.

•        Our “cumulative capital gains” will be equal to, as of any calculation date, the aggregate amount of capital gains realized by our company as of such calculation date, after giving effect to any capital gains realized by our company on such calculation date, since its inception.

•        Our “cumulative capital losses” will be equal to, as of any calculation date, the aggregate amount of capital losses realized by our company as of such calculation date, after giving effect to any capital losses realized by our company on such calculation date, since its inception.

•        Our “cumulative gains and losses” will be equal to, as of any calculation date, the sum of (i) the amount of cumulative capital gains as of such calculation date, minus (ii) the absolute amount of cumulative capital losses as of such calculation date.

•        The “high water mark” will be equal to, as of any calculation date, the highest positive amount of capital gains and losses as of such calculation date that were calculated in connection with a qualifying trigger event that occurred prior to such calculation date.

•        The “high water mark allocation” will be equal to, as of any calculation date, the product of (i) the amount of the high water mark as of such calculation date, multiplied by (ii) 20%.

•        A business’ “level 1 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.00% (8% annualized), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•        A business’ “level 2 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.5% (10% annualized, which is 125% of the 8% annualized hurdle rate), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•        A business’ “loan expense” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of all interest or other expenses paid by such business with respect to indebtedness of such business to either our company or other company businesses with respect to such measurement period.

•        The “measurement period” will mean, with respect to any business as of any calculation date, the period from and including the later of (i) the date upon which we acquired a controlling interest in such business and (ii) the immediately preceding calculation date as of which contribution-based profits were calculated with respect to such business and with respect to which profit allocation were paid (or, at the election of the allocation member, deferred) by our company up to and including such calculation date.

•        Our company’s “overhead” will be equal to, with respect to any fiscal quarter, the sum of (i) that portion of our operating expenses (as determined in accordance with GAAP) (without giving effect to any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement to the extent included in the calculation of our operating expenses), including any management fees actually paid by our company to our manager, with respect to such fiscal quarter that are not attributable to any of the businesses owned by our company (i.e., operating expenses that do not correspond to operating expenses of such businesses with respect to such fiscal quarter), plus (ii) our accrued interest expense (as determined in accordance with GAAP) on any outstanding third party indebtedness of our company with respect to such fiscal quarter, minus (iii) revenue, interest income and other income reflected in our unconsolidated financial statements as prepared in accordance with GAAP.

•        A “qualifying trigger event” will mean, with respect to any business, a trigger event that gave rise to a calculation of total profit allocation with respect to such business as of any calculation date and (ii) where the amount of total profit allocation so calculated as of such calculation date exceeded such business’ level 2 hurdle amount as of such calculation date.

•        A business’ “quarterly allocated share of our consolidated equity” will be equal to, with respect to any fiscal quarter, the product of (i) our consolidated net equity as of the last day of such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the sum of (x) our adjusted net assets as of the last day of such fiscal quarter, minus (y) the aggregate amount of any cash and cash equivalents as such amount is reflected on our consolidated balance sheet as prepared in accordance with GAAP that is not taken into account in the calculation of any business’ adjusted net assets as of the last day of such fiscal quarter.

•        A business’ “quarterly share of our company’s overhead” will be equal to, with respect to any fiscal quarter, the product of (i) the absolute amount of our company’s overhead with respect to such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is our adjusted net assets as of the last day of such fiscal quarter.

•        An entity’s “third party indebtedness” means any indebtedness of such entity owed to any third party lenders that are not affiliated with such entity.

Supplemental Put Provision

In addition to the provisions discussed above, in consideration of our manager’s acquisition of the allocation shares, our operating agreement contains a supplemental put provision pursuant to which our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

If the management services agreement is terminated at any time or our manager resigns, then our manager will have the right, but not the obligation, for one year from the date of such termination or resignation, as the case may be, to elect to cause our company to purchase all of the allocation shares then owned by our manager for the put price as of the put exercise date.

For purposes of this provision, the “put price” is equal to, as of any exercise date, (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date, in each case, calculated assuming that (x) all of the businesses are sold in an orderly fashion for fair market value as of such exercise date in the order in which the controlling interest in each business was acquired or otherwise obtained by our company, (y) the last day of the fiscal quarter ending immediately prior to such exercise date is the relevant calculation date for purposes of calculating manager’s profit allocation as of such exercise date. Each of the two separate, independently made calculations of our manager’s profit allocation for purposes of calculating the put price will be performed by a different investment bank that is engaged by our company at its cost and expense. The put price will be adjusted to account for a final “true-up” of our manager’s profit allocation.

Our manager and our company can mutually agree to permit our company to issue a note in lieu of payment of the put price when due; provided, that if our manager resigns and terminates the management services agreement, then our company will have the right, in its sole discretion, to issue a note in lieu of payment of the put price when due. In either case the note would have an aggregate principal amount equal to the put price, would bear interest at a rate of LIBOR plus 4.0% per annum, would mature on the first anniversary of the date upon which the put price was initially due, and would be secured by the then-highest priority lien available to be placed on our equity interests in each of our businesses.

Our obligations under the put provision of our operating agreement are absolute and unconditional. In addition, our company will be subject to certain obligations and restrictions upon exercise of our manager’s put right until such time as our company’s obligations under the put provision of our operating agreement, including any related note, have been satisfied in full, including:

•        subject to our company’s right to issue a note in the circumstances described above, our company must use commercially reasonable efforts to raise sufficient debt or equity financing to permit our company to pay the put price or note when due and obtain approvals, waivers and consents or otherwise remove any restrictions imposed under contractual obligations or applicable law or regulations that have the effect of limiting or prohibiting our company from satisfying its obligations under the supplemental put agreement or note;

•        our manager will have the right to have a representative observe meetings of our company’s board of directors and have the right to receive copies of all documents and other information furnished to the board of directors;

•        our company and its businesses will be restricted in their ability to sell or otherwise dispose of their property or assets or any businesses they own and in their ability to incur indebtedness (other than in the ordinary course of business) without granting a lien on the proceeds therefrom to our manager, which lien will secure our company’s obligations under the put provision of our operating agreement or note; and

•        our company will be restricted in its ability to (i) engage in certain mergers or consolidations, (ii) sell, transfer or otherwise dispose of all or a substantial part of its business, property or assets or all or a substantial portion of the stock or beneficial ownership of its businesses or a portion thereof, (iii) liquidate, wind-up or dissolve, (iv) acquire or purchase the property, assets, stock or beneficial ownership or another person, or (v) declare and pay distributions to our common shareholders.

We have also agreed to indemnify our manager for any losses or liabilities it incurs or suffers in connection with, arising out of or relating to its exercise of its put right or any enforcement of terms and conditions of the supplemental put provision of our operating agreement.

As an obligation of our company, the put price will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the put price when due, we may be required to liquidate assets or incur debt in order to pay the put price.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns. In this regard, our manager will retain its put right and its allocation shares after ceasing to serve as our manager. As a result, if we terminate our manager, regardless of the reason for such termination, it would retain the right to exercise the put right and demand payment of the put price.

BUSINESS

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America. To date, we have completed five acquisitions and subsequently spun off two of the acquired companies.

On May 28, 2020, our subsidiary 1847 Asien acquired Asien’s, which has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

On September 30, 2020, our subsidiary 1847 Cabinet acquired Kyle’s, a leading custom cabinetry maker servicing contractors and homeowners since 1976 in Boise, Idaho and the surrounding area. Kyle’s focuses on designing, building, and installing custom cabinetry primarily for custom and semi-custom builders.

On March 30, 2021, our subsidiary 1847 Wolo acquired Wolo. Headquartered in Deer Park, New York and founded in 1965, Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

Our first acquisition was on March 3, 2017, pursuant to which our subsidiary 1847 Neese acquired Neese, a business specializing in providing a wide range of land application services and selling equipment and parts in Grand Junction, Iowa. On April 19, 2021, we sold 1847 Neese back to the original sellers.

On April 5, 2019, our subsidiary 1847 Goedeker acquired substantially all of the assets of Goedeker Television, a one-stop e-commerce destination for home furnishings, including appliances, furniture, home goods and related products. On October 23, 2020, we distributed all of the shares of 1847 Goedeker that we held to our shareholders, so we no longer own 1847 Goedeker.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to begin making and growing regular distributions to our common shareholders and increasing common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Market Opportunity

We acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.2x trailing twelve month adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) versus 6.3x trailing twelve month adjusted EBITDA, respectively).

We believe that the following factors contribute to lower acquisition multiples for small businesses:

•        there are typically fewer potential acquirers for these businesses;

•        third-party financing generally is less available for these acquisitions;

•        sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

•        these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “— Management” for more information about our management team.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to begin making and growing regular distributions to our common shareholders and to increase common shareholder value over the long-term. We plan to continue focusing on acquiring businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

Unlike buyers of small businesses that rely on significant leverage to consummate acquisitions (as demonstrated by the data broken down by total enterprise value, or TEV, below), we plan to limit the use of third party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Source: GF Data Leverage Report (February 2021)

EQUITY AND DEBT — $25-50 MILLION TEV

100%
80%
60%
40%
20%
0%
41.6%
13.6%
44.8%
41.6%
14.3%
44.1%
38.7%
12.1%
49.2%
41.3%
13.0%
45.7%
39.1%
8.5%
52.4%
2016
2017
2018
2019
2020
Senior Debt
Sub Debt
Equity

Source: GF Data Leverage Report (February 2021)

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we seek to grow the earnings and cash flow of acquired companies and, in turn, begin making and growing regular distributions to our common shareholders and to increase common shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our businesses.

We seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager oversees and supports the management team of our businesses by, among other things:

•        recruiting and retaining managers to operate our businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

•        regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

•        assisting the management teams of our businesses in their analysis and pursuit of prudent organic growth strategies;

•        identifying and working with business management teams to execute on attractive external growth and acquisition opportunities;

•        identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

•        providing the management teams of our businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

•        forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

•        recruit and develop management teams for our businesses that are familiar with the industries in which our businesses operate;

•        focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

•        create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

•        achieve exposure in certain industries in order to create opportunities for future acquisitions; and

•        develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition. Our previous acquisitions met these acquisition criteria.

We benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, our manager will:

•        engage in a substantial level of internal and third-party due diligence;

•        critically evaluate the management team;

•        identify and assess any financial and operational strengths and weaknesses of any target business;

•        analyze comparable businesses to assess financial and operational performances relative to industry competitors;

•        actively research and evaluate information on the relevant industry; and

•        thoroughly negotiate appropriate terms and conditions of any acquisition.

The process of acquiring new businesses is time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Our primary corporate purpose is to own, operate and grow our operating businesses. However, in addition to acquiring businesses, we expect to sell businesses that we own from time to time. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame. We may also decide to own and operate some or all of our businesses in perpetuity if our board believes that it makes sense to do so. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase regular common shareholder distributions over time.

There are several risks associated with our acquisition strategy, including the following risks, which are described more fully in “Risk Factors — Risks Related to Our Business and Structure”:

•        we may not be able to successfully fund future acquisitions of new businesses due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy;

•        we may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business;

•        we face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities; and

•        we may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

Strategic Advantages

Based on the experience of our manager and its ability to identify and negotiate acquisitions, we believe that we are strongly positioned to acquire additional businesses. Our manager has strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities. In negotiating these acquisitions, we believe our manager will be able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

We believe that the flexibility, creativity, experience and expertise of our manager in structuring transactions provides us with strategic advantages by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

Our manager also has a large network of deal intermediaries who expose us to potential acquisitions. Through this network, we have a substantial pipeline of potential acquisition targets. Our manager also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our businesses once acquired.

Valuation and Due Diligence

When evaluating businesses or assets for acquisition, we perform a rigorous due diligence and financial evaluation process. In doing so, we seek to evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. While valuation of a business is, by definition, a subjective process, we define valuations under a variety of analyses, including:

•        discounted cash flow analyses;

•        evaluation of trading values of comparable companies;

•        expected value matrices;

•        assessment of competitor, supplier and customer environments; and

•        examination of recent/precedent transactions.

One outcome of this process is an effort to project the expected cash flows from the target business as accurately as possible. A further outcome is an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, we believe that our detailed due diligence review process allows us to more accurately estimate future cash flows and more effectively evaluate the prospects for operating the business in the future. To assist us in identifying material risks and validating key assumptions in our financial and operational analysis, in addition to our own analysis, we engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. We may also engage technical, operational or industry consultants, as necessary.

A further critical component of the evaluation of potential target businesses is the assessment of the capability of the existing management team, including recent performance, expertise, experience, culture and incentives to perform. Where necessary, and consistent with our management strategy, we actively seek to augment, supplement or replace existing members of management who we believe are not likely to execute the business plan for the target business. Similarly, we analyze and evaluate the financial and operational information systems of target businesses and, where necessary, we actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

We finance acquisitions primarily through additional equity and debt financings. We believe that having the ability to finance most, if not all, acquisitions with the general capital resources raised by our company, rather than financing relating to the acquisition of individual businesses, provides us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, we believe that, at some point in the future, we may need to pursue additional debt or equity financings, or offer equity in our company or target businesses to the sellers of such target businesses, in order to fund acquisitions.

Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide our company with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk- adjusted returns for investors in their predecessor firms.

Robust Network.    Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our company’s presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing.    We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market.    We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary’s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners.    We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing our ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

Operating Partner.    Our manager has consistently worked with a strong network of seasoned operating partners — former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable our company to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience.    We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Intellectual Property

Our manager owns certain intellectual property relating to the term “1847.” Our manager has granted our company a license to use the term “1847” in its business.

Facilities

Our principal office is located at 590 Madison Avenue, 21st Floor, New York, NY 10022. We entered into an office service agreement with Regus Management Group, LLC for use of office space at this location effective January 22, 2013. Under the agreement, in exchange for our right to use the office space at this location, we are required to pay a monthly fee of $479 (excluding taxes).

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Employees

As of June 30, 2021, the only full-time employee of our company was Jay Amond, our Chief Financial Officer.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Retail and Appliances Business

Our retail and appliances business is operated by Asien’s. This business segment, which was acquired in the second quarter of 2020, accounted for approximately 49.4% of our total revenues for the year ended December 31, 2020 and 57.90% of our total revenues for the six months ended June 30, 2021.

Overview of Asien’s

On May 28, 2020, we completed the acquisition of Asien’s. Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

Asien’s is one of the area’s oldest appliance stores and is well known and highly respected throughout the North Bay area. Asien’s has strong, established relationships with customers and contractors in the community. It provides products and services to a diverse group of customers, including homeowners, builders, and designers. As a member of BrandSource, a buying group that offers vendor programs, factory direct deals, marketing support, opportunity buys, close-outs, consumer rebates, finance offers, and similar benefits, Asien’s offers a full line of top brands from U.S. and international manufacturers.

Products and Services

Appliance Sales

With a showroom display area of approximately 6,000 square feet, Asien’s offers a complete line of home and kitchen appliances to residential customers, including:

•        Cooking:    Products include cooktops, microwaves, warming drawers, ventilation, wall ovens, ranges and range tops. Major brands include Beko, BlueStar, Café, DCS, Fisher Paykel, Five Star, Fulgor Milano, GE, Haier, Jenn-Air, KitchenAid, Maytag, Miele, Monogram, Sub-Zero, Viking, Whirlpool and Wolf.

•        Refrigeration:    Products include a wide variety of refrigerator configurations, freezers and ice makers, and wine and beer coolers. Major brands include Fisher Paykel, Jenn-Air, KitchenAid, Liebherr, Miele, Monogram, Perlick, Sub-Zero, Viking and Whirlpool.

•        Laundry:    Products include washers, dryers and laundry extras. Major brands include Amana, ASKO, Beko, Fisher & Paykel, GE, Maytag, Miele, Speed Queen and Whirlpool.

•        Clean Up:    Products include dishwashers, trash compactors, and in-sink food waste disposers. Major brands include AGA, Amana, ASKO, Beko, Café, Cove, Crosley, Fisher Paykel, GE, Hot Point, Jenn-Air, KitchenAid, Maytag, Miele, Monogram, Viking and Whirlpool.

•        Outdoor:    Products include outdoor grills, refrigeration, and storage. Major brands include DCS, Green Mountain Grills, LYNX, Marvel, Perlick, Sub-Zero, Viking and Wolf.

Product sales is Asien’s largest revenue source, accounting for approximately 99.2% of its total revenue from the date of acquisition through the year ended December 31, 2020 and 97.8% of its revenue for the three months ended March 31, 2021.

Appliance Services

Asien’s also offers a variety of appliance services, including delivery, installation, warranty service and appliance repair and maintenance. Asien’s is the largest independent appliance service company in Sonoma County. Asien’s service technicians are experts, averaging 15 years of field experience with factory training. They are vendor certified to handle our customers’ kitchen appliance, laundry, and outdoor appliance service needs. Asien’s also offers extended warranties.

Pricing

Asien’s provides premium and super premium products to the North Bay customer. A significant number of the appliances in Asien’s 5,700 SKU catalog are subject to a unilateral minimum retail price policy, or UMRP, or minimum advertised pricing restrictions. UMRP restricts a reseller from discounting the customer price for an appliance below a vendor published UMRP and product promotions are solely those specified by the vendor and unilaterally available. Asien’s thrives in the premium market by proving the customer with a higher overall perceived value as well as a competitive total invoice cost by offering premium service at reasonable rates. Asien’s sales associates are industry professionals with an average more than 15 years of experience selling appliances. This team of six averages over eleven years seniority with Asien’s with the senior member having been with Asien’s for 26 years. The premium appliance market requires this expertise as very often sales and customer service teams are interacting with designers, builders, and contractors, as well as Asien’s core customer, the homeowner. Asien’s hard earned reputation for this expertise in sales, installation and service accretes to its advantage when it competes directly across product lines that are also available from other local resellers and big box competitors. Asien’s merchant and sales team are responsible to ensure that pricing and promotion for these appliances are competitive.

Vendor/Supplier Relationships

Asien’s offers more than 40 brands and approximately 5,700 SKUs available for purchase. This depth of vendor relationships gives consumers numerous options in all product categories. Asien’s top vendors and suppliers are listed in the table below.

Supplier	Total Purchases (2019)	Total Purchases (2020)	Percent of Purchases (2020)
Riggs Distributing, Inc.	$3,162,559	$3,063,734	33.6%
Whirlpool	1,741,113	1,176,219	12.9%
General Electric	1,504,306	1,527,220	16.8%
Middleby/Viking Range	634,987	647,809	7.1%
Miele	430,757	780,726	8.6%
Fisher Paykel	357,142	202,258	2.2%
R&B	340,854	238,647	2.6%
Blue Star	331,176	437,816	4.8%
Zephyr	269,969	258,055	2.8%
Beko Appliances	118,013	143,091	1.6%

Products are purchased from all suppliers on an at-will basis. Asien’s has no long-term purchase agreements with any supplier. Relationships with suppliers are subject to change from time to time. Changes in relationships with suppliers occur periodically and could positively or negatively impact Asien’s net sales and operating profits. We believe that Asien’s can be successful in mitigating negative effects resulting from unfavorable changes in the relationships with suppliers through, among other things, the development of new or expanded supplier relationships. Please see “Risk Factors — Risks Related to Our Retail and Appliances Business” and “Risk Factors — Risks Related to Our Business and Structure — The COVID-19 pandemic may cause a material adverse effect on our business” for a description of the risks related to Asien’s supplier relationships, including those associated with the COVID-19 pandemic.

BrandSource Membership

Asien’s is part of the member-owned buying group, BrandSource, which has an internal marketing company as well as a company to finance their purchases from some brands.

Members of BrandSource can compete with box stores by banding together under the buying group; the dealers/members own the buying group/co-op. Simply put, the group aids members in helping them buy better, reduce costs, drive business into their stores and educate them in a way an independent dealer could not do it alone.

We believe that the benefits of Asien’s membership with this group include:

•        $19 billion dollar buying power allowing members to compete on the price of products (same as box store);

•        BrandSource credit card to complete consumer financing (12, 18 and 24 month);

•        BrandSource finance so members can get credit approved to purchase goods;

•        BrandSource marketing so members can compete for consumer store traffic. This includes turnkey websites, digital and social marketing, as well as print and video marketing. This allows members to actually out-market the box stores locally; and

•        National and regional education forums for members to be “in the know” on industry trends, vendor product knowledge and idea exchange.

Marketing

Asien’s markets its products through a variety of methods, both digital and traditional. Some examples include digital advertising, radio, billboards and “go local” marketing.

Digital Advertising

Asien’s participates in pay-per-click ads, digital banner ads, YouTube videos, Facebook posts, etc., through its membership in BrandSource. Asien’s also has a professional and easy-to-use website (www.asiensappliance.com), which allows customers to research, compare, and order products online. This site is hosted and maintained by BrandSource.

Radio

Asien’s runs radio spots on various stations throughout the year, with most spots promoting the Asien’s brand. These advertisements strive to promote Asien’s experience, expertise, service, local ownership, 70 years in business, etc. Some radio spots are paid for by appliance manufacturers, in which case Asien’s will promote the quality of the brand, rather than the price.

Billboards

Asien’s has secured two prominent billboards in Sonoma County:

•        Northbound 101 across from the Corby Avenue auto row in Santa Rosa. Asien’s advertises on it half the year at different intervals.

•        Southbound 101 in Petaluma near the Petaluma Village Premium Outlets.

In many cases, as with the radio ads, appliance manufacturers will pay for advertising on the billboards.

“Go Local” Marketing

Asien’s also participates in the “GO LOCAL” marketing organization for locally-owned independent businesses. Members of this organization use a shared brand, targeted advertising, and a rewards card to increase sales and gain market share.

Customers and Markets

Asien’s currently serves customers in the areas of Sonoma, Napa, Marin, Lake and Mendocino counties, California. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. Asien’s has a diverse customer base, with no one customer accounting for more than 5% of total revenue.

Customer Support

Customer Service is of critical importance to the success of Asien’s. Asien’s primarily conducts customer service in person or on the telephone, although web-initiated chat, text and email are available and rapidly growing coordination and communication. Asien’s believes in allowing its customer to set the preferred method for communication. Asien’s role in providing premium appliances can often require substantial pre-sales support, such as when quoting a multi-appliance bid package for a builder. During 2020, there has been a material shift toward online sales and the appliance industry is no exception. In 2019, the most popular search terms for the appliance industry ended with the modifier “near me” and in 2020 that modifier has been replaced with “delivered.” Confirming availability, managing backordered product and coordinating delivery and installation are all critical service functions for Asien’s in the extended COVID-19 environment.

Asien’s customer service is available to field inbound customer calls from 8:00 am to 5:30 pm PST, Monday through Friday and Saturday from 9:00 am to 5:00 pm.

Logistics

The large majority of Asien’s inventory consists of customers’ completed orders, most of which are selected from models on display in its extensive showroom. Asien’s does, however, maintain a supply of common and in-demand appliances for walk-in customers who are looking to make same-day purchases.

Asien’s takes ownership of inventory when it is delivered to its warehouse. At this point, warehouse staff unloads the product, determines the delivery location and arranges for delivery of the product. Customers may arrange for a delivery service or their third-party installers and contractors to pick-up their appliances at our warehouse or have it scheduled for drop-off or installation. Asien’s will coordinate third party delivery or recommend factory trained third-party installation services when necessary. Asien’s also offers installation services. Another important service is haul-away of a customer’s used appliances. This service is included with drop-off or installation. Asien’s contracts with a local third-party recycling firm to ensure that used appliances receive optimum recycling and appropriate disposal.

Asien’s return and exchange policy is designed to be as worry-free and customer friendly as possible. An Asien’s customer may cancel or exchange an item that is on order or is not subject to a vendor mandated restocking fee. Asien’s may pass any supplier assessed restocking fee on to the customer in the event a special ordered appliance is returned or exchanged without defect.

Competition

Asien’s competes with big box retailers, independent appliance retailers, hybrid retail and direct-to-consumer companies and web only companies. As a hybrid retail and direct-to-consumer company, Asien’s has the ability to successfully rival the offerings of each competitor, utilizing impressions from both online and traditional marketing, its consultative selling practice and customer service expertise, and a curated assortment of premier brands to attract and retain new customers.

The U.S. appliance market in general is highly fragmented with thousands of local and regional retailers competing for share. Asien’s primary competitors in the appliance market include big box retailers, such as Home Depot, Lowe’s and Costco; specialty retailers, such as TeeVax, Ferguson and Premier Bath and Kitchen; and online marketplaces, such as Amazon.

The shifting landscape to online sales in the segment is providing a significant market share capture and positioning opportunity for companies. Asien’s is rapidly evolving their business processes to capitalize on this market shift. While premium brands continue to place restrictions on the pure ecommerce distribution models, Asien’s is adapting the concierge selling available on their showroom floor for the web customer at home. The COVID-19 pandemic has accelerated this shift and is rewarding the entrepreneurial innovation necessary for this transition. This ongoing adaptation and continual process improvement will allow Asien’s to continue to enjoy a preferred reseller status with the premium brands that differentiate Asien’s offerings.

Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable Asien’s to compete effectively.

•        Name and reputation.    We believe that Asien’s enjoys a long-standing (70+ years) reputation with vendors and customers for its focus on offering a full line of appliances, including premium brands unavailable from the competition, with consultative selling, competitive pricing and superior customer service.

•        Highly experienced management and personnel.    We believe that Asien’s personnel are its most important asset. Asien’s has an experienced management team with decades of industry knowledge and a team of experienced, knowledgeable and skilled field personnel.

•        Diverse product and service offerings.    Asien’s offers a full line of top brands from U.S. and international manufacturers. It currently offers approximately 5,700 appliance SKU’s. Asien’s also offers delivery, installation and repair and maintenance services provided by its highly knowledgeable personnel.

•        Inventory discipline.    Resellers in the appliance industry are experiencing unprecedented supply chain issues with backorder on many appliance categories. Increasingly, the most success in appliance sales is found for those with available inventory on hand. Asien’s reacts quickly to the expression of customer demand by confirming availability for products and placing orders to reserve potential stock needs. Asien’s curated assortment allows it to react to micro-trends and adjust assortment and buying decisions quickly. On the showroom floor, Asien’s experienced team has quickly pivoted to first sell what is available and then over-communicate with the customer when an item is on backorder. As a result, Asien’s is maintaining a low cancelation rate. Customer service processes and resources to allow more efficient ongoing customer communication and coordination will allow Asien’s to earn loyalty within its market by exceeding the service levels customers receive from other specialty retailers.

•        Extended repair, delivery, and loaner services.    Approximately 60%-70% of Asien’s sales are “duress” sales to replace broken or antiquated equipment. It is not uncommon for service to provide a gateway sales. A customer looking to replace their appliance still wants a quality product and they need it quickly. This is where the value of Asien’s full-service approach wins customer loyalty.

•        Online sales expertise.    We believe that Asien’s ability to transact online, big ticket, home delivery sales give it strategic positioning and capability to sell more products to its current customer base, as well as to add new big ticket product categories.

•        Membership in BrandSource.    As discussed in more detail above, we believe that Asien’s membership in BrandSouce provides it with a number of competitive advantages.

Growth Strategies

Asien’s will strive to grow its business by pursuing the following growth strategies:

•        Digital strategy.    Asien’s plans to implement best-in-class solutions from parallel industries focused on a click-to-brick digital strategy. This includes enhancing Asien’s web presence and digital advertising while providing tools to facilitate consultation, guided customer support and service. Asien’s also plans to enhance the full-cycle customer relationship including loyalty, incentives for referral, and long-tail satisfaction surveys. Asien’s also plans to enhance its geographic reach through installation partnerships.

•        Increase local marketing spend.    Asien’s plans to increase its local marketing spending. Outreach messaging will increase the emphasis on Asien’s as a trusted community resource and other local first values. Asien’s plans to build incrementally on ad spending where a return is measurable. This involves first optimizing local market internet search and digital advertising campaigns, while at the same time innovating a COVID-19 appropriate approach to what was traditionally outside sales by more regularly engaging builders, designers, and contractors and encouraging regular digital meeting place. Asien’s plans to provide local leadership by being efficient and providing secure online tools to enable project management and data exchange.

•        Store growth.    Asien’s is actively looking for underserved and growing communities on the west coast that echo the attributes that serve its success in the current Sonoma County location.

Intellectual Property

Asien’s does not own any registered intellectual property. The agreements with Asien’s suppliers generally provide Asien’s with a limited, non-exclusive license to use the supplier’s trademarks, service marks and trade names for the sole purpose of promoting and selling their products.

To protect intellectual property, Asien’s relies on a combination of laws and regulations, as well as contractual restrictions. Asien’s relies on the protection of laws regarding unregistered copyrights for certain content it creates. Asien’s also relies on trade secret laws to protect its proprietary technology and other intellectual property. To further protect its intellectual property, Asien’s enters into confidentiality agreements with its executive officers and directors.

Facilities

Asien’s is located at 1801 Piner Rd., Santa Rosa, CA 95401. The site is approximately 11,000 square feet in total and consists of a 6,000 square foot showroom display area as well as a general office, accounting office, service department and 4,000 square foot warehouse. Asien’s leases this site on a month-to-month basis for approximately $9,700 per month. Asien’s also rents an additional 3,000 square feet of warehouse and office space in an adjacent building for $2,000 per month.

We believe that all of Asien’s properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of June 30, 2021, Asien’s employed 23 full-time employees. The following table sets forth the number of Asien’s employees by function. Asien’s also employs a team of two (2) part-time employees dedicated exclusively to Saturday deliveries.

Department/Function	Employees
Accounting/Finance	2
Sales and Marketing	6
Customer Service	8
Warehouse and Delivery	5
Administrative	2
TOTALS	23

None of Asien’s employees are represented by labor unions, and we believe that it has an excellent relationship with its employees.

Regulation

Asien’s business is subject a variety of laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. For example, certain applicable privacy laws and regulations require Asien’s to provide customers with its policies on sharing information with third parties, and advance notice of any changes to these policies. Related laws may govern the manner in which Asien’s stores or transfers sensitive information or impose obligations on Asien’s in the event of a security breach or inadvertent disclosure of such information. Additionally, tax regulations in jurisdictions where Asien’s does not currently collect state or local taxes may subject it to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to Asien’s business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on Asien’s business. Further, Asien’s could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on companies doing business on the Internet.

Custom Cabinetry Business

Our custom cabinetry business is operated by Kyle’s. This business segment, which was acquired in the third quarter of 2020, accounted for approximately 7.3% of our total revenues for the year ended December 31, 2020 and 24.77% of our total revenues for the six months ended June 30, 2021.

Overview

On September 30, 2020, we completed the acquisition of Kyle’s. Headquartered in Boise, Idaho and founded in 1976, Kyle’s designs, builds, and installs custom cabinetry for contractors and homeowners in Boise and the surrounding area. Kyle’s focuses on designing, building and installing custom cabinetry primarily for custom and semi-custom builders. Its products include kitchen, bath, home and office cabinets. Kyle’s also offers fireplace mantels, surrounds, entertainment systems, wall units and bookcases. Kyle’s products are sold on a regional basis directly to homeowners and contractors and through a network of several long-term recurring customers.

Established for over 40 years in its markets, Kyle’s has built a strong reputation for best-in-class processes, product quality, and timeliness.

Products and Services

Kyle’s builds cabinets for every area of a home — kitchen and bath cabinets, fireplace mantels and surrounds, entertainment systems and wall units, bookcases and office cabinets. Kyle’s provides service to builders, designers and homeowners when they are building a new home or conduct remodeling. Kyle’s builds and installs quality cabinets with fine design.

Kyle’s starts every project with a professional cabinet design that blends artistic design elements with maximum efficiency. Whether they are modern, traditional or rustic custom cabinets, Kyle’s provides complete design from conceptual layout and functional accessories to fine artisan finishes.

Kyle’s design service starts with a base package, based on what the builder’s standard package or tendencies are. Its designers will update or modify the package based on the homeowner’s add-ons or changes and send the job pricing detail to the builder.

Professional installation has everything to do with how the final product turns out. Kyle’s hires professional technicians to install the cabinets it builds, and they take great care over the final fit and finish to ensure that the finished cabinets are second to none.

Kyle’s has focused most of its efforts toward supplying custom or semi-custom builders, within which 96% were residential customers’ projects in 2020. In order to develop end-user markets, Kyle’s has a custom cabinet showroom in Boise, Idaho to present customers with a wide selection of cabinet styes, decorative finishes and functional cabinet hardware options.

In the last several years, the majority of Kyle’s projects have been kitchen and bathroom/vanities, but Kyle’s machinery system would also support garage and closet systems, which represent future growth opportunities.

Manufacturing

Kyle’s cabinet shop is equipped with state-of-the-art tools operated by skilled cabinetmakers. Its priority is producing quality cabinets in a timely fashion. Kyle’s has been building cabinets in Boise since 1976 with a reputation of great service and outstanding quality.

Kyle’s manufactures its cabinets using its computer numerical control, or CNC, machinery in order to maximize efficiency. The details of each custom cabinet it makes are created by its own employees from hand sanding to staining and painting to adding a wide array of specialty finishes, coatings, distressing and glazing.

Kyle’s cabinets are made primarily of alder, paint-grade material and melamine. Cabinets are manufactured using CNC routing of all job components from sheet goods. Kyle’s can cut a complete job in four to six hours. The estimated total cycle time for projects from production design to install-ready is seven business days.

Pricing

Kyle’s strategy has been to deliver quality and performance at a mid-level price target. Kyle’s pricing model is generally offering better features or efficiencies than general market competitors in each product category to its builder markets. Kyle’s has developed a bid sheet that prices base cabinets on a per lineal foot basis with unit price adders for each of the different options or items in the cabinet package. The base cabinet package is for a stained alder cabinet with an inset panel door installed. The adders are added to the bare cabinet per foot charge to develop a total cabinet base bid.

Supplier Relationships

The primary raw materials used in the manufacture of Kyle’s products are melamine and veneered sheet goods, lumber, doors and hardware. Cost of these raw materials is a key factor in pricing our products. We believe that there is an ample supply of most of the raw materials that Kyle’s needs. Recently, potentially as a result of the COVID-19 pandemic and resulting impact, Kyle’s has seen price increases in certain key raw materials such as wood products and hardware. These increases may negatively affect Kyle’s profitability and financial condition. “Risk Factors — Risks Related to Our Business and Structure — The COVID-19 pandemic may cause a material adverse effect on our business.”

For the years ended December 31, 2020 and 2019, about six suppliers accounted for a majority of Kyle’s purchases. Kyle’s is seeking to identify alternative raw material suppliers to the extent there are viable alternatives and to expand its use of alternative raw materials. Kyle’s aims to maintain multiple supply sources for each of its key raw materials to ensure that supply problems with any one supplier will not materially disrupt its operations. In addition, Kyle’s strives to develop strategic relationships with new suppliers to secure a stable supply of materials and introduce competition in its supply chain, thereby increasing its ability to negotiate better pricing and reducing its exposure to possible price fluctuations. Please see “Risk Factors — Risks Related to Our Custom Cabinetry Business” for a description of the risks related to Kyle’s supplier relationships.

Sales and Marketing

Kyle’s primary customer markets in the last several years have been custom or semi-custom home builders. Kyle’s job sizes range from small residential projects generating approximately $5,000 to $9,000, medium size jobs of $15,000 to $25,000, to larger jobs ranging $50,000 to over $100,000.

Kyle’s continues to derive most of its work in the residential single family, new construction segment of the construction market. Due to strong housing demands in the area, Kyle’s is also tapping into the residential multi-family, new construction segment of the market. Kyle’s has experience and capabilities to support the aforementioned market segments in addition to others such as condo and commercial projects.

Kyle’s has a high customer retention level and has generated a considerable number of broader revenue opportunities through direct and specific interaction with its customer base. Kyle’s has negotiated pricing with several long-term recurring contractor customers who send out a weekly schedule; and others who send out the job when the site foundation is laid. The revenue generated from the service provided for these long-term recurring contractor customers represented a majority of total revenue for the years ended December 31, 2020 and 2019. Please also see “Risk Factors — Risks Related to Our Custom Cabinetry Business — The loss of any of our key customers could have a materially adverse effect on our results of operations.”

Kyle’s primarily relies on direct consumer marketing and its extensive relationships with local builders to market its products. It also maintains a website www.kylescabinets.com and conducts social media marketing through its Facebook page.

Technology

By adopting the advanced technology, Kyle’s can cut a full project in four to six hours. The total estimated cycle time from the production design to install-ready is five to seven business days.

•        Frameless Operation.    In 2013, Kyle’s converted to a frameless cabinet operation from face frame operation. Frameless cabinets do not have the face frame and are known as “full access” cabinets, European style, or modern cabinetry. A frameless box offers more ease of access and storage space without the face frame. Additionally, there is less cost, without milling, and attaching the frame to the box.

•        Automated Processes.    In 2015, Kyle’s acquired a CNC router and automated the production of all projects. Kyle’s works primarily with alder, or paint-grade materials, and orders goods for in-house scheduled jobs. Jobs are run on a nested program, which, once data is entered, provides the number of sheets needed, and makes the most efficient use of those sheets. The job materials are lowered by lift to the router, where parts are machined directly from each sheet.

Competition

Kyle’s competes with numerous competitors in its primary markets, Boise and the surrounding area (Twin Falls, McCall, and Sun Valley), with reputation, price, workmanship and services being the principal competitive factors. Kyle’s mostly competes against other specialty custom cabinet builders in the region. Kyle’s also competes with regional home improvement contractors and suppliers such as Franklin’s and to a lesser extent against national retail chains such as Home Depot and Lowes. As a result of the implementation of Kyle’s business strategy which is delivering high value, quality products and customized solutions and installations to the condo/multi-family, and single-family projects in the new construction markets, we anticipate that Kyle’s will continue to effectively compete against the aforementioned competition.

Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable Kyle’s to compete effectively.

•        Superior name and reputation.    Established for over 40 years in its markets, Kyle’s has built a strong reputation for best-in-class processes, product quality, and timeliness.

•        Established blue-chip clients.    Kyle’s customer list includes a list of regional contractors in the area, many of whom have used Kyle’s as their go-to cabinet vendor for many years.

•        Streamlined operations.    Kyle’s CNC router process, along with other operational systems and refinements, helped Kyle’s yield higher than average efficiencies, accuracy, and profitability.

•        Diversified capabilities.    Kyle’s has diversified capabilities to support multi-family and commercial project work, providing flexibility toward trending markets and growth opportunities.

•        Outstanding growth opportunities.    Kyle’s portfolio, brand and reputation, and streamlined operational platform can be leveraged for expansion, both in existing regions, and other high-value surrounding areas.

•        Strong regional presence.    Kyle’s has strong ties to the community. With nearly 100% business referral rate, Kyle’s has built a significant amount of trust and goodwill in its region.

Growth Strategies

Kyle’s will strive to grow its business by pursuing the following growth strategies.

•        Product line expansion.    Kyle’s capabilities extend to closets and garages, and management estimates there is an appropriate demand for these product lines among Kyle’s current customer base. Kyle’s may expand its product line to closets and garages.

•        Geographic expansion.    With more service requests in the surrounding area, there is immediate opportunities for expansion to homeowners and contractors located near Twin Falls, McCall, and Sun Valley areas of Idaho. We believe that Kyle’s sophisticated business model would be received well by these surrounding areas

•        Expansion to multi-family projects.    Evidence of market demand is ongoing for multi-family projects, both within Kyle’s current customer markets and within other potential customers. Given appropriate infrastructure to support the market’s volume, immediate market penetration for multi-family projects could be achieved.

•        Capacity and infrastructure expansion.    Kyle’s plans to purchase more CNC machines and build a separate finishing facility with automated spray finishing for stains, clear lacquers and pigmented lacquers.

Facilities

Kyle’s is located at 10849 W. Emerald St. Boise, ID 83713. Kyle’s operates from one standalone 6,600 square foot facility, which includes corporate offices, administration, production floor, warehouse, and employee areas. On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, the sellers of Kyle’s. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of twelve percent (12%) per annum. The lease agreement contains customary events of default, representations, warranties and covenants.

We believe that all of Kyle’s properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of June 30, 2021, Kyle’s employed 34 full-time employees. The following table sets forth the number of Kyle’s employees by function.

Department/Function	Employees
Management	2
Office Employees	2
Design	6
Front End/Build	8
Finish	5
Load/Deliver	2
Install	7
Specialty	2
TOTALS	34

None of Kyle’s employees are represented by labor unions, and Kyle’s believes that it has an excellent relationship with its employees.

Regulation

Kyle’s facilities are subject to Idaho Department of Environmental Quality in connection with air quality and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. Kyle’s believes that it is in substantial compliance with all applicable requirements. However, its efforts to comply with environmental requirements do not remove the risk that it may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of its properties from activities conducted by previous occupants.

Permits are required for certain of Kyle’s operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to Kyle’s properties and operations could result in significant environmental liabilities. In addition, Kyle’s might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease its cash flow.

Automotive Supplies Business

Our automotive supplies business is operated by Wolo, which was acquired on March 30, 2021.

Overview of Wolo

On March 30, 2021, we completed the acquisition of Wolo. Headquartered in Deer Park, New York and founded in 1965, Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, Wolo sells its products to big-box national retail chains, through specialty and industrial distributors, as well as on-line/mail order retailers and OEMs. With a stellar reputation for innovative design, Wolo’s current product line consists of over 455 products, including 46 patented products, as well as over 90 exclusive trademarks.

Products

Wolo designs, manufactures and sells over 445 products comprised of branded vehicle horns, warning lights, sirens, back-up alarms and accessories.

Horns

Wolo designs and manufactures an innovative and extensive selection of electromechanical, air and electronic-speaker horns. The horns are used in many industries such as: heavy duty truck, motorcycle, marine, industrial and the automotive aftermarket. Wolo also manufactures and sells hand-held gas horns which can be used for sporting events, as well as marine, construction sites and outdoor activities.

Wolo’s top-selling product is the Bad Boy horn, which has a one-piece design that requires no hoses. It installs in minutes by simply transferring the vehicle’s factory horn wires to the compressor, and mounts with one bolt included in kit. The Bad Boy produces a powerful dual tone air horn sound that is two times louder than the factory horn. It is compact in size to fit any car, truck, motorcycle and any 12-volt vehicle that wants a loud air horn sound. A heavy-duty maintenance free compressor provides years of dependable service.

In the past three years, Wolo has brought a number of new and innovative horn products to the markets it sells to. Some highlights include:

•        Midnight Express.    A high-pressure truck train horn that is three trumpets, all metal and painted semi-gloss black. Train horns are purchased by the vehicle owner that wants the ultra-powerful sound of a train.

•        Quadraphonic Express.    Four metal trumpets that are triple chrome plated, produce an ultra-powerful train horn sound that will be heard and will dress-up the appearance of any vehicle.

•        Nexgen Express Train Horn.    A totally new design by Wolo, a state-of-the-art fully electronic train horn, compact in size and produces more than 150-watts output. Engineered to fit into the engine compartment of cars, SUVs and even compact vehicles with a simple two wire hook-up, Nexgen offers two distinctive train horn sounds controlled by a wireless key fab.

•        Mighty Mo.    An industrial equipment horn designed to withstand off-road and construction site conditions, while being able to penetrate noisy environments and still be heard.

Compressor and Tank Systems

Wolo manufactures and sells air compressor systems, consisting of air storage tanks, compressors and everything needed to hookup a high-pressure air horn. Two years ago, Wolo started offering complete kits of train horns and choice of high-pressure air systems. Additionally, Wolo offers replacement parts for all products, replacement parts are a profitable sale.

Electric Sirens and Speakers

Wolo has an array of emergency electronic sirens with built-in public address systems used by emergency responders.

Back-Up Alarms

Wolo offers a variety of back-up alarm systems from basic beep-style horn sold in all aftermarket retailers, to hi-tech intelligent alarms that adjust audio output to be louder than surrounding ambient noise. Wolo’s Model BA-697 has three super bright 1-watt LEDs that flash while the vehicle is in reverse and the auditable warning sound is turned on. In addition, Wolo has a selection of white noise “Psss Psss” sound alarms required in the state of California.

Warning Lights

Wolo offers a large selection of warning lights for road assistance as well as emergency vehicles, construction, road safety and snow plowing vehicles. Warning lights come in a variety of types, sizes and shapes such as rotating, strobe and state-of-the-art LED models ranging in sizes from 8 inches to fifty-seven 57 inches. A recent addition to warning lights that has become an everyday bestseller for Wolo is the new WATCHMAN®, which is a 24-inch magnet light bar that can be converted to permanent mounting in minutes with no special tools. Because of the products’ popularity, Wolo designed a larger 48” version of the Watchman, which has seen very good acceptance in the market.

Another recent addition is Luminous, a high-performance, low profile linear light bar designed with the latest state-of-the-art electronic circuitry that has low power consumption and will provide years of reliable service. Luminous produces an intense beam of light which can be seen 360 degrees even in bright daylight. Available in three lengths in color amber, blue, red, green and any combination of colors. Luminous is certified SAE J845 Class 1 and California Title 13.

Manufacturing

Approximately 95% of Wolo’s manufacturing is outsourced to contract manufacturers in China and Taiwan. The additional 5% of in-house manufacturing consists of changes to fully assembled products, as per custom orders. For example, converting the voltage of a horn for truck use, or the standard color of a particular warning light.

Wolo has implemented a strict quality control program which is run by its warehouse/production manager. Wolo’s high quality standards assure customers that they are getting the best and most reliable products in the market. Wolo’s manufacturing operations are designed to allow low-cost production of a wide variety of products while maintaining a high level of customer service and quality.

We believe that Wolo’s manufacturing facilities generally have sufficient capacity to meet its current business requirements and its currently anticipated sales.

Vendor/Supplier Relationships

Wolo has developed long term relationships with its 22 contact manufacturers based in China and Taiwan. All materials are sourced by the contract manufacturers. Wolo’s top 10 vendors and suppliers are listed in the table below.

Supplier	Product	Total Purchases (2019)	Total Purchases (2020)	Percent of Purchases (2020)
Zhongshan Yonglong Car Accessories	Warning Lights & Horns	$265,661	$493,583	21.4%
E-Own Corp	Horns	467,898	405,821	17.6%
Wenzhou Jinzheng	Warning Lights	124,572	283,063	12.3%
Changgzhou Jiajia	Horns	373,954	253,843	11.0%
Jn Horns	Horns	339,797	174,285	7.6%
Zhejiang Jiejia	Warning Lights	125,085	142,346	6.2%
Changzhou Wushi	Horns	142,425	130,439	5.7%
Wenzhou Hongda	Warning Lights	104,866	127,950	5.6%
Yuyao	Warning Lights	126,124	54,384	2.4%
Jian Tang	Warning Lights	54,423	50,466	2.2%

Wolo has established relationships with its vendors, with many of these relationships spanning 15+ years. Wolo implements vendor agreements with all its major accounts and some mid-size accounts. The typical length of a vendor agreement is 2-3 years, and in most cases automatically renew.

Wolo has also established volume discounts with its suppliers which help to offset increased material, tariffs’ and increased labor costs domestically and overseas. With the unstable world market, Wolo has carefully started to engage secondary suppliers to make sure it has no interruptions in the supply chain and to be sure it maintains a competitive price.

We believe that Wolo’s strong relationships with suppliers yield high quality, competitive pricing and overall good service to its customers. Although we cannot be sure that Wolo’s sources of supply will be adequate in all circumstances, we believe that Wolo can develop alternate sources in a timely and cost-effective manner if its current sources become inadequate. Due to availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations. See “Risk Factors — Risks Related to Our Automotive Supply Business” for a description of the risks related to Wolo’s supplier relationships.

Sales and Marketing

Wolo’s sales team consists of an in-house national sales manager who coordinates with contracted sales representatives from twelve regional sales companies in North America, Mexico, Puerto Rico, the U.K., Europe, the Middle East and the industrial aftermarket. The sales representative’s agreement with Wolo is limited to automotive, internet-based companies and occasionally motorcycle aftermarket distributors.

Sales representatives are responsible for the solicitation and development of new accounts, as well as working with existing customers to develop promotions and incentives for Wolo’s products. Wolo has had relationships with these regional sales companies for 13 to 15 years on-average. All major customers of Wolo are serviced frequently by their sales representatives.

Wolo’s innovative retail product packaging design is also a highly effective marketing tool in direct-to-consumer selling. Featuring quick response (QR) barcode technology, customers are able to scan product packaging using their smart phone or mobile device to instantly see product information, watch demonstration videos, or even hear horn demos. There is no need for special in-store displays or additional shelf space as all information is accessible directly by scanning the product packaging. It is like having a virtual Wolo sales associate in-store. Packaging also features scan-back’s, an instant rebate that is applied at the register upon checkout.

Additional marketing programs include in-store promotional programs for customers, e-commerce via Wolo’s website, as well as email blasts and customer print catalogs. Wolo mails print and/or electronic CD catalogs to its established accounts every 18 months with new product information inserted via supplemental sell-sheets. The full product catalog was last updated in 2019 and a new 2021-2022 catalog will be finished and ready to be mailed in the first or second quarter of 2022. There will also be a digital version of the catalog available for download. New product launches and updates are also sent to customers via email blast periodically.

Wolo exhibits at key industry and customer tradeshows and belongs to the National Marine Manufacturers Association and American Boat and Yacht Council.

Customers

Wolo sells products to the automobile aftermarket, national retailers, direct-to-consumer, mail order, web-based retailers, public safety equipment wholesalers, industrial wholesalers, as well as the motorcycle and marine aftermarkets.

Wolo serves approximately 220 customers, including Amazon, AutoZone, Advanced Auto Parts, CarQuest, Aries, das, Grainger, FleetFarm and J&P Cycles. Internationally, Wolo is sells products in Canada, Mexico, Europe, and Amsterdam. Most of its online customers such as Amazon ship direct internationally. A majority of its sales are made to repeat customers, with many of its customer relationships spanning 10+ years. We believe that Wolo’s customers appreciate the ease of doing business with all orders placed electronically via electronic data interchange, or EDI.

Sales agreements are in place with about 25% of Wolo’s customers, including all national and midsize accounts. Sales agreements specify new store allowances, terms of sale (discounts), annual stock adjustment, freight routing, company trade shows, rebates and advertising programs. Agreement lengths and renewal terms are based on the individual customer relationship.

In recent years, Wolo has entered into the motorcycle and industrial (fleet maintenance) aftermarkets, as well a product line of horns for the marine parts aftermarket. The following diagram illustrates Wolo’s target markets.

Order Fulfillment

Wolo’s efficient fulfillment process uses an intergraded EDI system for receiving orders, advanced shipping notices and invoicing. The custom software is integral in reducing manual order entry, as well the prevention of errors.

Implementing an EDI system has allowed Wolo to maintain the minimum fulfillment threshold rate of 95%, as well as avoid fines from customers for order fulfillment errors and fill rate. The following diagram illustrates Wolo’s order fulfillment process.

Research and Development

For the development of new products, Wolo has implemented a streamlined R&D process. The average R&D process from initial design to sending a product sample for tooling is approximately 6-12 months.

•        Step 1:    Identify and confirm a problem and/or need for a product

•        Step 2:    Draw up many possible solutions and discuss with sales manager and warehouse manager, whose focus in on the market demand

•        Step 3:    Narrow down to the three best options and create handmade prototype to test which solution works best.

•        Step 4:    Send sample prototype to patent attorney to determine ability to patent and send hand sample to a draftsman for 3D drawing

•        Step 5:    The 3D drawing is approved, and a 3D print is made. The 3D print sample is tested, and any necessary modifications are made

•        Step 6:    The 3D drawing and printed sample are sent to one of Wolo’s suppliers to start the tooling process

Competition

The sale of automotive aftermarket items is highly competitive in many areas, including customer service, product availability, store location, brand recognition and price. We believe that Wolo has established its brand as an industry-leader in developing innovative products for the automobile aftermarket industry, especially in horn design and technology (electric, air, truck, marine, motorcycle and industrial equipment). Current competitors in related industries are FIAMM, Grote, Peterson Manufacturing Company, ECCO, Vixen Horns, HornBlasters and Klienn.

Competitive Advantages

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable Wolo to compete effectively.

•        Established name and reputation.    We believe that Wolo has maintained its excellent reputation in the industry for over 55 years through bringing exclusive products and designs to market to meet current and future needs.

•        Patents and trademarks.    Wolo has been granted 46 patents from the U.S., China, Taiwan and the EU with three additional patents pending. About half of Wolo’s patents are utility patents, which protect a products’ methods of functionality. Utility patents are a difficult barrier for competitors to overcome, therefore these products have a higher profit margin. The other half of Wolo’s patents are design patents.

•        Long-term supplier and customer relationships.    Wolo has established relationships with its vendors, with many of these relationships spanning 15+ years, and a majority of its sales are made to repeat customers, with many of its customer relationships spanning 10+ years.

•        International licensing agreements.    Wolo has a licensing agreement with a large wholesale supplier of auto parts in the U.K. for its patented Bad Boy Horn. The U.K. supplier also has retail chain stores and this agreement has been generating year-over-year sales growth for Wolo.

Expansion Opportunities

Management sees the below as the key initiatives for Wolo’s continued growth strategy:

•        Increase sales through new products and online marketing.    Wolo is aggressively pursuing its current market share and building sales by adding new products to existing accounts. Additionally, Wolo will continue to expand its online sales platforms which include Wolo-mfg.com, Wolo-USA.com, Autozone.com, Amazon.com, BestAutoAccessories.com and Autoaccessoriesgarage.com, among others. There also exists significant growth potential in the purchasing of available key URL’s and implementing enhanced search engine optimization strategies.

•        Expand into traditional market and original equipment replacement horns.    The automotive aftermarket has multiple channels of distribution and one in which Wolo has limited distribution is the traditional channel. This channel distributes products through wholesale warehouse distributors like Federated Auto Parts, Pronto Auto Parts, Bumper-To-Bumper and Auto Value, etc. Traditional distribution primarily services the DIFM (Do-It-For-Me) or professional installers. Most of the products sold are direct original equipment replacement parts which are researched based on year/make/model of the vehicle needing parts. Wolo has limited distribution into the traditional channel, primarily due to the fact that there are no original equipment replacement horns in our product offerings. Wolo believes that with minor product enhancements, it can offer products to serve this channel and improve market share into the traditional channel.

•        Expand into growing international markets.    Currently, Wolo sells its products in the US, Canada, Mexico, Europe and the Middle East. There is great growth opportunity in Mexico, where AutoZone currently has over 550 stores, and is continuing to expand aggressively. Additionally, Wolo has identified Canada and the Netherlands as expansion markets specifically for Wolo’s Motorcycle Air Horn.

•        Additional focus on the municipal and public safety markets.    Wolo has identified a significant demand for certified warning lights within the municipal and public safety markets. The certification of existing products is immediately possible and very cost effective.

•        Grow presence within the marine marketplace.    Wolo sees immediate growth opportunities existing within the marine market with certified horns that meet US Coast Guard regulations and other regulatory standards.

Intellectual Property

Wolo has been granted 46 patents from the United States, China, Taiwan and the EU with three additional patents pending. About half of Wolo’s patents are utility patents, which protect a product’s methods of functionality. Utility patents are a difficult barrier for competitors to overcome, therefore these products have a higher profit margin. The other half of Wolo’s patents are design patents.

Wolo has trademarks registered in the United States and various countries for some of its core properties, including Taiwan, amongst others.

Wolo’s intellectual property, including patents, trademarks, service marks, domain names, copyrights and trade secrets, is an important part of its business. To protect its intellectual property, Wolo relies on a combination of laws and regulations, in addition to intellectual property rights in the United States and other jurisdictions, including patents, trademarks, copyrights, and trade secret laws, together with contractual provisions and technical measures that it has implemented. To protect its trade secrets, Wolo maintains strict control access to its proprietary systems and technology. Wolo also enters into confidentiality and invention assignment agreements with its employees and consultants, as well as confidentiality and non-disclosure agreements with third parties that provide products and services to it.

Facilities

Wolo operates out of two leased facilities located on Long Island, in Deer Park, New York, located directly next to each other.

Wolo’s primary headquarters is located at 1 Saxwood St., Deer Park, NY 11729. This 10,000 square foot facility houses Wolo’s offices, production space and approximately one-third of its stored inventory. Since 2013, Wolo has been on a month-to-month lease for this location. Monthly rent charges are calculated as to the number of skids stored. The monthly fee for space is $7 per skid with a one-time charge of $80 per skid for handling (excepting in freight and delivering the freight back to Wolo). The lessee provides a monthly report the first week of every month with details as to the number on skids on-hand, skid numbers stored, and items on skids, which allows Wolo to proof its inventory records.

The second facility is located at 1 Arnold Dr., Huntington, NY 11743. This 20,000 square foot facility is solely used for storage of inventory. Wolo leases this facility for a monthly rent of $4,355.

We believe that all of Wolo’s properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of June 30, 2021, Wolo employed 18 employees, including 14 hourly employees. The following table sets forth the number of Wolo’s full-time employees by function.

Department/Function	Employees
Management	2
Sales Manager	1
Warehouse manager	1
Bookkeeper & office (Hourly)	4
Warehouse (Hourly)	10
TOTALS	18

None of Wolo’s employees are represented by labor unions, and Wolo believes that it has an excellent relationship with its employees.

Regulation

Wolo is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those related to labor and employment, discrimination, anti-bribery/anti-corruption, product quality and safety standards, data privacy and taxes. Compliance with any such laws and regulations has not had a material adverse effect on Wolo’s operations to date.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers:

Name	Age	Position
Ellery W. Roberts	50	Chairman, Chief Executive Officer and President
Jay Amond	66	Chief Financial Officer
Robert D. Barry	77	Director
Paul A. Froning	50	Director
Clark R. Crosnoe	52	Director(1)
Glyn C. Milburn	50	Director(1)

____________

(1)      Appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Ellery W. Roberts.    Mr. Roberts has been the Chairman, Chief Executive Officer and President of our company since its inception on January 22, 2013. Mr. Roberts brings over 20 years of private equity investing experience to our company.  In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company that is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal from October 2009 to June 2011 of RW Capital Partners LLC, the recipient of a “Green Light” letter from the U.S. Small Business Administration permitting RW Capital Partners LLC to raise capital in pursuit of the Small Business Investment Company license with the preliminary support of the Small Business Administration. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Previously, Mr. Roberts served as Principal with Lazard Group LLC (LAZ), a Senior Financial Analyst at Colony Capital, Inc., and a Financial Analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC).  Mr. Roberts has also served as the chairman of the board of 1847 Goedeker (GOED) since April 2019 and has also been a director of Western Capital Resources, Inc. (WCRS) since May 2010. Mr. Roberts received his B.A. degree in English from Stanford University. We believe Mr. Roberts is qualified to serve on our board of directors due to his extensive senior management experience in the industry in which we operate, having served as founder or executive of various other management, investment and corporate advisory companies for over 15 years.

Jay Amond.    Mr. Amond has served as our Chief Financial Officer since January 2021. Mr. Amond has over 30 years of experience in the retail and wholesale industries. Prior to joining us, he served as President and Chief Executive Officer for Nebraska Book Holdings, Inc., leading their Wholesale, Computer Technology, Consulting Services and Store Design/Construction Company’s. He also served as their Chief Financial Officer for two years prior. Mr. Amond worked for Patina Solutions in Chicago IL as a Financial Consultant and prior to that was the Chief Financial Officer for Follett Higher Education Group, a major Wholesaler and Retailer in the Higher Education Market for nine years. He also served as the Corporate Controller for Ross Stores, a publicly traded company, for five years and Senior Vice President and Chief Financial Officer for Ultimo Enterprises LTD. Mr. Amond received his B.A. degree from Pennsylvania State University. He has previously served on the Board of Directors for Nebraska Book Holdings, PrismRBS Computer Software Company, University of Ottawa, Varsity Inc. and Ultimo Enterprises.

Robert D. Barry.    Mr. Barry has been a member of our board of directors since January 2014. He has also served as the Chief Accounting Officer of 1847 Goedeker since July 2021 and previously served as its Chief Financial Officer from January 2019 to July 2021. He also served as the Controller of Neese from July 2017 until our sale of Neese in April 2021. From April 2013 until August 2016, Mr. Barry was Chief Executive Officer and Chief Financial Officer of Pawn Plus Inc., a chain of five retail pawn stores in suburban Philadelphia and one pawn store in northeastern Ohio. Prior to that, Mr. Barry served as Executive Vice President and Chief Financial Officer of Regional Management Corp., a consumer loan company based in Greenville, South Carolina, from March 2007 to January 2013. Prior to joining Regional Management Corp., Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina, from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank, in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco,

Raleigh, North Carolina, from July 2006 to March 2007. Prior to his time at AccessOne, Mr. Barry was Executive Vice President and Chief Financial Officer for Regional Acceptance Corporation, a consumer finance company based in Greenville, North Carolina and prior to that he was a financial institutions partner in the Raleigh, North Carolina office of KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia. We believe Mr. Barry is qualified to serve on our board of directors due to his years of relevant financial and business expertise.

Paul A. Froning.    Mr. Froning has been a member of our board of directors since April 2013. In 2009, Mr. Froning co-founded Focus Healthcare Partners LLC, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Prior to that, from February 2008 to October 2009, Mr. Froning was a Managing Director in the private equity department of Fortress Investment Group LLC, a publicly-traded New York-based private investment firm.  Prior to that, Mr. Froning was the Chief Investment Officer and Executive Vice President of Brookdale Senior Living Inc., a publicly-traded affiliate of Fortress Investment Group LLC, from 2005 to 2008.  Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group.  Mr. Froning also serves on the board of directors of 1847 Goedeker. Mr. Froning has a B.A. degree from the University of Notre Dame. We believe Mr. Froning is qualified to serve on our board of directors due to his twenty years of private equity, investment and advisory experience.

Clark R. Crosnoe.    Mr. Crosnoe has been appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. In 2009, Mr. Crosnoe founded CRC Capital LLC, a registered investment advisor and manager of the CRC Investment Fund LP, a private investment partnership focused on publicly-traded equity securities. As managing member of CRC Capital LLC, Mr. Crosnoe is responsible for strategy, oversight and the day-to-day investment decisions of the fund. The portfolio typically includes investments in the consumer, financial, healthcare, industrial and energy sectors. In 1999, Mr. Crosnoe was a founding employee of Parallel Investment Partners where he was named partner in 2003. As a partner, he was responsible for sourcing, evaluating, structuring, executing and monitoring investments, and also dedicated a substantial portion of his time to marketing activities for the firm. Mr. Crosnoe began his career in investment banking at Wasserstein Perella & Co. and also gained valuable experience at multi-billion dollar hedge fund HBK Investments. Mr. Crosnoe also serves on the board of directors of 1847 Goedeker. Mr. Crosnoe holds undergraduate degrees from the University of Texas at Austin and earned an MBA from Harvard Business School in 1996. We believe Mr. Crosnoe is qualified to serve on our board due to his approximately 24 years of private and public investment and advisory experience.

Glyn C. Milburn.    Mr. Milburn has been appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.  Since February 2016, Mr. Milburn has served as a Partner at Jimmy Blackman & Associates, a full-service Government and Public Affairs firm, where he is responsible for business strategy, client management, communications and campaign management for a client portfolio comprised of large public safety labor unions, banking/finance companies, and hotel operators across the State of California. From April 2013 to January 2016, Mr. Milburn served as a Special Assistant in the City of Los Angeles where he held two positions in the City of Los Angeles, one in the Office of Los Angeles Mayor Eric Garcetti’s Office of Economic Development and another in the Office of Los Angeles Councilman Dennis Zine.  From August 2012 to March 2013, Mr. Milburn co-Founded Provident Investment Advisors LLC, a special investment vehicle for energy, technology and healthcare ventures, where he served as Managing Member.  Mr. Milburn also serves on the board of directors of 1847 Goedeker. Mr. Milburn holds a B.A. degree in Public Policy from Stanford University.  We believe Mr. Milburn is qualified to serve on our board of directors due to his valuable background in policy development, regulatory and strategic planning experience.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors.

Pursuant to our operating agreement, as holder of the allocation shares, our manager has the right to appoint one director to our board of directors for every four members constituting the entire board of directors. Any such director will not be required to stand for election by the shareholders. Ellery W. Roberts is the designated director of our manager. Otherwise, there is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. Our board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the board considered, among other matters, Mr. Robert’s experience and tenure of having founded our company in 2013, and believed that Mr. Roberts is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the board is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Once the board establishes committees, it is anticipated that much of the work will be delegated to such committees, which will meet regularly and report back to the full board. It is anticipated that the audit committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, that the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and that the nominating and corporate governance committee will evaluate risk associated with management decisions and strategic direction.

Independent Directors

Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of three (3) directors, Ellery W. Roberts, Robert D. Barry and Paul A. Froning, of whom only Mr. Froning is independent within the meaning of the Nasdaq’s rules. We have entered into independent director agreements with Clark R. Crosnoe and Glyn C. Milburn, pursuant to which they have been appointed to serve as independent directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these appointments, we anticipate that our board of directors will consist of five (5) directors, three (3) of whom will be independent within the meaning of the Nasdaq’s rules.

Committees of the Board of Directors

Our board intends to establish an audit committee, a compensation and nominating and corporate governance committee, each with its own charter to be approved by the board. Upon completion of this offering, we intend to make each committee’s charter available on our website at www.1847holdings.com.

Until such committees are established, our entire board of directors will undertake the functions that would otherwise be undertaken by the committees. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

We expect that Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our audit committee, with Mr. Froning serving as the chairman. We expect that Messrs. Froning and Crosnoe will qualify as “audit committee financial experts.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

It is expected that the audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

We expect that Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our compensation committee, with Mr. Crosnoe serving as the chairman. The members of the compensation committee will also be “outside directors” as defined in Section 162(m) of the Code and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

It is expected that the compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) determining the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

We expect that Paul A. Froning, Clark R. Crosnoe and Glyn C. Milburn, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our nominating and corporate governance committee, with Mr. Milburn serving as the chairman. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

It is expected that the nominating and corporate governance committee will be responsible for, among other things: (i) recommending the number of directors to comprise our board; (ii) identifying and evaluating individuals qualified to become members of the board and soliciting recommendations for director nominees from the chairman and chief executive officer of our company; (iii) recommending to the board the director nominees for each annual stockholders’ meeting; (iv) recommending to the board the candidates for filling vacancies that may occur between annual stockholders’ meetings; (v) reviewing independent director compensation and board processes, self-evaluations and policies; (vi) reviewing and approving related party transactions; (vii) overseeing compliance with our code of ethics; and (viii) monitoring developments in the law and practice of corporate governance.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our shareholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Our operating agreement provides that holders of common shares seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members must provide notice thereof in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a member’s notice. These provisions may preclude members from bringing matters before members at an annual meeting or from making nominations for directors at an annual or special meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table — Years Ended December 31, 2020 and 2019

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Other Compensation ($)	Total ($)
Ellery W. Roberts	2020	—	—
Chief Executive Officer and Former Chief Financial Officer	2019	40,000	40,000

Mr. Ellery W. Roberts, our Chief Executive Officer and our former Chief Financial Officer from inception until January 14, 2021, is employed by our manager and is seconded to our company. Our manager, and not our company, pays any compensation to Mr. Roberts who is seconded to us under the management services agreement. We do not reimburse our manager for any compensation paid to Mr. Roberts in his capacity as our Chief Executive Officer. We pay our manager a quarterly management fee, and our manager may use the proceeds from the management fee, in part, to pay compensation to Mr. Roberts. For the years ended December 31, 2020 and 2019, the management fee expense for our manager amounted to $503,022 and $433,784, respectively, of which $253,022 and $120,137, respectively, was paid in cash.

Mr. Roberts did not receive any compensation as an employee of our manager for the years ended December 31, 2020 and 2019. However, Mr. Roberts, as a holder of limited liability company interests in our manger, received $0 and $40,000 for the years ended December 31, 2020 and 2019, respectively, as a result of distributions from our manger to its interest holders, which is included in “Other Compensation” in the table above. See “The Manager — Overview of Our Manager” for information regarding the ownership of our manager.

Employment Agreements

As noted above, Mr. Roberts is not an employee of our company. We intend to obtain customary “key man” insurance for Mr. Roberts.

On January 14, 2021, we entered into an employment agreement with Mr. Amond setting forth the terms of Mr. Amond’s employment as our Chief Financial Officer. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Amond an annual base salary of $240,000, consisting of $80,000 for each of our three portfolio companies (Asien’s, Kyle’s and Wolo), up to a maximum aggregate annual base salary of $300,000 upon the addition of a fourth portfolio company. Mr. Amond is also eligible for a bonus of up to 50% of his base salary, based on metrics in excess of present earnings targets to be agreed upon by Mr. Amond and our board of directors. If Mr. Amond is terminated by us without cause, he will be entitled to 6 months of base compensation, which will be paid in lump sum within two weeks of the separation date. The employment agreement also provides that Mr. Amond is entitled to twenty (20) working days of vacation per year and that he is eligible to participate in the standard benefits plans offered to similarly situated employees by us from time to time, subject to plan terms and generally applicable our policies. Pursuant to the employment agreement, Mr. Amond agreed not compete with our company during his employment or for one year after his employment ends, and he may not solicit any of our employees or consultants for a period of two years after his employment ends. The employment agreement also contains customary confidentiality provisions. Mr. Amond’s employment is at-will and Mr. Amond may resign upon 90 days’ notice.

Outstanding Equity Awards at Fiscal Year-End

Mr. Roberts has not been granted any options or other equity-based awards with respect to our common shares.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

As described under “— Employment Agreements” above, Mr. Amond is entitled severance if his employment is terminated without cause.

Director Compensation

The table below sets forth the compensation to our directors during the fiscal year ended December 31, 2020.

Name	Option Awards ($)(1)	Total ($)
Ellery W. Roberts	—	—
Robert D. Barry	63,795	63,795
Paul A. Froning	127,591	127,591

____________

(1)      On May 11, 2020, we granted options to Paul A. Froning and Robert D. Barry to purchase 60,000 and 30,000 common shares, respectively, each at an exercise price of $2.50 per share.  The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with FASB ASC Topic 718.

CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Our Chief Executive Officer, Ellery W. Roberts, controls our manager. Our relationship with our manager is governed principally by the following two agreements: (1) the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and (2) our company’s operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive payments of profit allocation from our company and our manager’s right to cause our company to purchase the allocation shares it owns. Our manager has also entered into an offsetting management services agreement with 1847 Neese, 1847 Goedeker, 1847 Asien, 1847 Cabinet and 1847 Wolo and we expect that our manager will enter into offsetting management services agreements and transaction services agreements with our future businesses directly. See “The Manager for detailed descriptions of these agreements.

The management fee expense for our manager amounted to $503,022 and $433,784 for the years ended December 31, 2020 and 2019, respectively, $485,833 and $28,022 for the six months ended June 30, 2021 and 2020, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management Fees” for more information regarding the management fees.

As of June 30, 2021 and December 31, 2020, our manager has funded $74,928 and $71,358, respectively, in related party advances to our company. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Our manager owns certain intellectual property relating to the term “1847.” Pursuant to the management services agreement, our manager has granted our company a non-exclusive, royalty free right to use the following intellectual property in connection with our business and operations or as may be required to comply with applicable law: (i) 1847 Holdings LLC; (ii) 1847 Partners LLC; (iii) www.1847holdings.com; and (iv) www.1847partners.com. Our company is permitted to sublicense the use of this intellectual property to any of our subsidiaries to use in connection with their business or as may be required by law. Our company and any businesses that we acquire must cease using the intellectual property described above entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to the intellectual property licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name.

From time to time, we have received advances from Mr. Roberts to meet short-term working capital needs. As of June 30, 2021 and December 31, 2020, a total of $118,834 in advances are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

On January 3, 2018, we issued a grid promissory note to our manager in the initial principal amount of $50,000. The note provided that we could request additional advances from our manager up to an aggregate additional amount of $150,000. On December 7, 2020, parties amended and restated the note for a new principal amount of $56,900 and maturity date of December 7, 2021. Interest on the note accrues on the unpaid portion of the principal amount and the outstanding portion of all advances at a fixed rate of 8% per annum. If all or a portion of the principal amount or any advance under the note, or any interest payable thereon is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate of 12% per annum. In the event that we complete a financing that includes an uplisting of our common shares to a national exchange, then we must, contemporaneously with the closing of such financing transaction, repay the entire outstanding principal, outstanding advances, and accrued and unpaid interest on the note. The note is unsecured and contains customary events of default. As of June 30, 2021 and December 31, 2020, the Manager has advanced $56,900 of the note and the Company has accrued interest of $27,447 and $25,159, respectively.

On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, who are officers of Kyle’s and significant shareholders of our company. See “Business — Custom Cabinetry Business — Facilities” for more information regarding this lease.

On December 14, 2018, Wolo obtained a $75,000 loan from its owner. The note was a verbal agreement, due on demand, and no interest was accrued on the note. On April 6, 2019, Wolo made a cash payment of $75,000 on the related party note.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of August 20, 2021 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of August 20, 2021 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 590 Madison Avenue, 21st Floor, New York, NY 10022.

Name of Beneficial Owner	Common Shares Beneficially Owned Prior to this Offering(1)		Common Shares Beneficially Owned After this Offering(2)
	Shares	%	Shares	%
Ellery W. Roberts, Chairman and Chief Executive Officer	1,448,500	29.91%
Jay Amond, Chief Financial Officer	—	—
Robert D. Barry, Director	17,500	*
Paul A. Froning, Director	60,000	1.24%
Clark R. Crosnoe, Director Nominee	—	—
Glyn C. Milburn, Director Nominee	—	—
All executive officers and directors (6 persons)	1,526,000	31.51%
Edward J. Tobin(3)	997,500	20.60%
Louis A. Bevilacqua(4)	337,500	6.97%
Stephen Mallatt, Jr. and Rita Mallatt(5)	700,000	14.45%
Leonite Capital LLC(6)	457,571	9.45%

____________

*        Less than 1%

(1)      Based on 4,842,851 common shares issued and outstanding as of August 20, 2021.

(2)      Based on            common shares issued and outstanding after this offering.

(3)      The address of Edward J. Tobin is 235 West End Ave, #17B, New York, NY 10023.

(4)      The address of Louis A. Bevilacqua is 1050 Connecticut Ave., NW, Suite 500, Washington, DC 20036.

(5)      The address of Stephen Mallatt, Jr. and Rita Mallatt is 2950 E. Lucca Dr., Meridian, ID 83642.

(6)      Avi Geller is the Chief Investment Officer of Leonite Capital LLC and has voting and investment power over the securities held by it. Mr. Geller disclaims beneficial ownership of the shares held by Leonite Capital LLC except to the extent of his pecuniary interest, if any, in such shares. The address of Leonite Capital LLC is 1 Hillcrest Center Dr, Suite 232, Spring Valley, NY 10977.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our shares. The operating agreement provides for the issuance of our shares, the terms relating to distributions with respect to our shares and the voting rights of holders of our shares. In addition, the terms of the series A senior convertible preferred shares are governed by an amended and restated certificate of designation, dated March 26, 2021.

The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the operating agreement are intended to be consistent with the General Corporation Law of the State of Delaware, and the powers of our company, the governance processes and the rights of the holders of our shares are generally intended to be similar in many respects to those that would exist if our company was a Delaware corporation under the General Corporation Law of the State of Delaware, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the operating agreement, a copy of which is included as an exhibit to this report.

We are authorized to issue up to 500,000,000 common shares, 4,450,460 series A senior convertible preferred shares and 1,000 allocation shares. As of the date of this prospectus, we had 4,842,851 common shares and 4,450,460 series A senior convertible preferred shares issued and outstanding. In connection with the formation of our company, our manager acquired 100% of the allocation shares for a capital contribution of $1,000 by our manager. Other than the allocation shares held by our manager, our company will not be authorized to issue any other allocation shares.

Common Shares

Distribution Rights.    Holders of common shares are entitled to receive ratably those distributions, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights.    Upon our liquidation, dissolution or winding up in accordance with the terms of the operating agreement, the then holders of common shares will be entitled to share in the assets of our company legally available for distribution, following payment to creditors and our series A senior convertible preferred shares, in accordance with the positive balance in such holders’ tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods.

Voting Rights.    The holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under the operating agreement, any action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. Directors are elected by a plurality of votes cast.

Other Rights.    Holders of common shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common shares.

Series A Senior Convertible Preferred Shares

Dividends.    Dividends at the rate per annum of 14.0% of the stated value ($2.00 per share, subject to adjustment) shall accrue on the series A senior convertible preferred shares. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price, or VWAP, for the common shares our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided further, that we may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation.    Subject to the rights of our creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including our common shares and allocation shares, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights.    The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, which majority must include Leonite Capital LLC so long as it holds any series A senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of such holders shall be required prior to our company’s (or Kyle’s or Wolo’s) creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of our company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which we will use to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

Conversion Rights.    Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time into such number of fully paid and nonassessable common shares determined by dividing the stated value ($2.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $1.75 per share; provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption.    We may redeem in whole (but not in part) the series A senior convertible preferred shares at any time by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Adjustments.    In addition to standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions, the certificate of designation contains a provision regarding adjustments to the dividend rate, stated value and conversion price as follows:

•        On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

•        On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

•        On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $0.0075. In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

Additional Equity Interest.    On the third adjustment date set forth above, we are required to cause Kyle’s and Wolo to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake Kyle’s and/or Wolo. The holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Kyle’s shall receive the equity stake in Kyle’s and the holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Wolo shall receive the equity stake in Wolo. We are required to cause Kyle’s and Wolo to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of such equity interest a right to receive an additional number of shares of common stock of Kyle’s or Wolo if Kyle’s or Wolo issues to any third-party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of Kyle’s or Wolo to be issued in such instance shall be equal to a number of shares of common stock of Kyle’s or Wolo which, when added to the number of shares of common stock of Kyle’s or Wolo constituting the initial additional equity interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of Kyle’s or Wolo was equivalent to the price per equity security paid by such third-party in Kyle’s or Wolo. For purposes of this provision, “acquisition price” means the price per share of Kyle’s and Wolo that was paid by us upon the acquisition of Kyle’s and Wolo, respectively.

Other Rights.    Holders of series A senior convertible preferred shares have no preemptive or subscription rights for additional securities of our company.

Allocation Shares

Distribution Rights.    Under the terms of the operating agreement, our company will pay a profit allocation to our manager, as holder of the allocation shares. See “The Manager — Our Manager as an Equity Holder — Manager’s Profit Allocation” for a description of our manager’s profit allocation to be paid to our manager and an example of the calculation of the profit allocation.

Liquidation Rights.    Upon a liquidation of our company, any accrued, but unpaid profit allocation due to our manager as a result of our manager’s ownership of the allocation shares would be paid to our manager before any payment is made of any amounts due upon a liquidation to the holders of our common shares but after payment is made to the holders of our series A senior convertible preferred shares.

Voting Rights.    The operating agreement provides that the holder of allocation shares will not be entitled to any voting rights, except that the holder of the allocation shares will have:

•        voting rights in connection with the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our company’s assets and certain other business combinations or transactions;

•        a veto right with respect to the dissolution of our company in certain circumstances;

•        a veto right with respect to the amendment of the provisions providing for distributions to the holders of allocation shares;

•        a veto right to any amendment to the provisions entitling the holders of allocation shares to appoint and remove directors who will serve on our board of directors of our company;

•        a veto right to any amendment to the provision regarding the quorum and voting requirements for board meetings;

•        a veto right to any amendment to the provisions regarding the indemnification and liability of directors;

•        a veto right with respect to any amendment of the provision of the operating agreement governing amendments thereof; and

•        a veto right with respect to any amendment that would adversely affect the holder of allocation shares.

In addition, the holder of the allocation shares has the right to appoint one (1) director to our board of directors for every four (4) members constituting the entire board of directors. Any director appointed to our board of directors by the holder of the allocation shares will not be required to stand for election by the holders of our common shares and will not have any special voting rights.

Other Rights.    Holders of allocation shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the allocation shares.

Warrants

In connection with the unit offering described elsewhere in this prospectus, we issued warrants for the purchase of an aggregate of 4,450,460 common shares. Each warrant is exercisable within three years at an exercise price of $2.50 per common share (subject to adjustment, including a full ratchet antidilution adjustment), which may be exercised on a cashless basis if the underlying warrant shares are not then registered or otherwise freely tradeable. The warrants contains an ownership limitation, such that the we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, and any other persons acting as a group together with such holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant. Upon no fewer than 61 days’ prior notice to us, a purchaser may increase or decrease such beneficial ownership limitation provisions and any such increase or decrease will not be effective until the 61st day after such notice is delivered to us.

We may force the exercise of the warrants at any time after the one year anniversary of the date of the warrants, if (i) our company is listed on a national securities exchange or the over-the-counter market, (ii) the underlying common shares are registered or the holder of the warrant otherwise has the ability to trade the underlying common shares without restriction, (iii) the 30-day volume-weighted daily average price of our common shares exceeds 200% of the exercise price, as adjusted and (iv) the average daily trading volume is at least 100,000 common shares during such 30-day period.

We may redeem the warrants held by any holder in whole (but not in part) by paying in cash to such holder as follows: (i) $0.50 per share then underlying the warrant if within the first twelve (12) months of issuance; (ii) $1.00 per share then underlying the warrant if after the first twelve (12) months, but before twenty-four (24) months of issuance; and (iii) $1.50 per share then underlying the warrant if after twenty-four months, but before thirty-six (36) months.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our shares, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each shareholder and each person who acquires a share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Ratification of Agreements

The operating agreement provides that each holder, by acquiring shares, ratifies and confirms the various agreements entered into by our company, including but not limited to, the management services agreement, the supplemental put provision of the operating agreement, and that the execution of any of these agreements does not constitute a breach of any duty existing under the operating agreement or otherwise existing at law, in equity or otherwise by any persons, including our manager, approving, negotiating or executing such agreements on behalf our company.

Waiver of Jury Trial

Our operating agreement provides that, to the extent permitted by law, holders of common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Shares — Holders of our common shares may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiffs in any such action.”

Election by Our Company

The operating agreement provides that our board of directors may, without the vote of holders of our shares, cause our company to elect to be treated as a corporation for United States federal income tax purposes if the board receives an opinion from a nationally recognized financial advisor to the effect that the market valuation of our company is expected to be significantly lower as a result of our company continuing to be treated as a partnership for United States federal income tax purposes than if our company instead elected to be treated as a corporation for United States federal income tax purposes.

Amendment of the Operating Agreement

The operating agreement may be amended by a majority vote of our board of directors of our company, except that amending the following provisions requires an affirmative vote of at least a majority of the then outstanding common shares:

•        the purpose or powers of our company;

•        an increase in the number of common shares authorized for issuance;

•        the distribution rights of the common shares;

•        the voting rights relating to the common shares;

•        the hiring of a replacement manager following the termination of the management services agreement;

•        the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our company’s assets and certain other business combinations or transactions;

•        the right of our shareholders to vote on the dissolution, winding up and liquidation of our company; and

•        the provision of the operating agreement governing amendments thereof.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of our shares. These provisions are intended to:

•        protect our manager and its economic interests in our company;

•        protect the position of our manager and its rights to manage the business and affairs of our company under the management services agreement;

•        enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;

•        discourage certain types of transactions which may involve an actual or threatened change in control of our company;

•        discourage certain tactics that may be used in proxy fights;

•        encourage persons seeking to acquire control of our company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

•        reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of our company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by our company in certain limited circumstances. Furthermore, our manager has the right to resign and terminate the management services agreement upon 120 days’ notice.

Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with our company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any director on our board of directors appointed by the holder of the allocation shares may continue serving on our board of directors subject to our manager’s continued ownership of the allocation shares and subject to such director’s removal by the holder of the allocation shares.

If we terminate the management services agreement, our company and its businesses must cease using the term “1847,” including any trademarks based on the name of our company that may be licensed to them by our manager under a license grant in the management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The license grant requires our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager upon termination of the license which would occur upon termination of the management services agreement.

See “The Manager — Termination of Management Services Agreement” for more information about the termination provisions set forth in the management services agreement.

Anti-Takeover Provisions in the Operating Agreement

A number of provisions of the operating agreement also could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of our company. The operating agreement prohibits the merger or consolidation of our company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our company’s property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each of the outstanding common shares and allocation shares entitled to vote thereon.

In addition, the operating agreement contains provisions based generally on Section 203 of the General Corporation Law of the State of Delaware which prohibits our company from engaging in a business combination with an interested holder of our common shares unless such business combination is approved by the affirmative vote of the holders of 662/3% of each of the outstanding common shares and allocation shares, excluding shares held by the interested holder or any affiliate or associate of the interested holder of interests.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the operating agreement authorizes our board of directors to increase the size of the board of directors and to fill vacancies on our board of directors. This provision could prevent a holder of common shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The operating agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of two-thirds of the then outstanding common shares. A director appointed by our manager may only be removed by our manager, as holder of the allocation shares.

The operating agreement provides that special meetings may only be called by the chairman of our board of directors or by resolution adopted by our board of directors.

The operating agreement also provides that holders of common shares seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members must provide notice thereof in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a member’s notice. These provisions may preclude members from bringing matters before members at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without further approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of our company or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the operating agreement, as discussed above. Our board of directors could, in the future, choose to amend the operating agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Pl, Woodmere, NY 11598, and the telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have            common shares issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have            common shares issued and outstanding. The common shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued common shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of common shares then outstanding; or

•        1% of the average weekly trading volume of our common shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least ninety (90) days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding ninety (90) days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We have agreed with the underwriters that we will not, without the prior written consent of the representative, for a period of 180 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any classes of our shares or any securities convertible into or exercisable or exchangeable for any classes of our shares; (ii) file or caused to be filed any registration statement with the SEC, relating to the offering of any classes of our shares or any securities convertible into or exercisable or exchangeable for any classes of our shares; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any classes of our shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any classes of our shares or such other securities, in cash or otherwise. See “Underwriting — No Sales of Similar Securities.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations that may be associated with the purchase, ownership, and disposition of our common shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is not intended to be a complete summary of the U.S. federal income tax consequences to purchasers of our shares, and does not discuss any state, local or other tax consequences, of an investment in our company. Moreover, this summary deals only with shares that are held as capital assets by holders who acquire our shares in this offering. The discussion does not discuss all of the U.S. federal income tax consequences that may be relevant to a potential investor in our company in light of such investor’s particular circumstances or to investors subject to special rules, such as brokers and dealers in shares, certain financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our shares as part of a hedging, integrated, or conversion transaction or a straddle, or as part of any other risk reduction transaction, traders in shares that elect to use a mark-to-market method of accounting for their share holdings, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons who hold directly or constructively at least 5% of our shares, or persons liable for the alternative minimum tax or the Medicare tax on certain investment income. This summary does not address any tax law other than the U.S. federal income tax law, including any estate tax law or any foreign, state or local income tax law.

Each potential investor is urged and expected to consult his, her or its own tax advisors prior to acquiring any of our shares to discuss his, her or its own tax and financial situation, including the application and effect of U.S. federal, state, local, and other tax laws and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.

The discussion herein is based on existing law as contained in the Code, currently applicable Treasury Regulations, or the Regulations, thereunder, administrative rulings and court decisions as of the date of this prospectus, all of which are subject to change by legislative, judicial and administrative action, which change may in any given instance have a retroactive effect. No rulings have been or will be requested from the IRS or any other taxing authority concerning any of the tax matters discussed herein. Furthermore, no statutory, administrative, or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of our shares or instruments similar to our shares. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described in this summary. The IRS or a court may disagree with the following discussion or with any of the positions taken by the company for U.S. federal income tax reporting purposes, including the positions taken with respect to, for example, the classification of our company as a partnership. A different treatment of our shares or our company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain, or loss in respect of an investment in our shares.

As used herein, the term “U.S. holder” means a beneficial owner of our shares that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in its gross income for U.S. federal income tax purposes, regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) a U.S., state or local government or instrumentality.

As used herein, the term “non-U.S. holder” means any beneficial owner of our shares (other than a partnership or other entity treated as a partnership) that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our company, the U.S. tax treatment of any partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or similarly treated entity) that acquires, holds, or sells our shares, we urge you to consult your own tax adviser, as to the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of our Company

Pursuant to current law, and subject to the discussion of “publicly traded partnerships” herein, our company intends to be classified as a partnership for U.S. federal income tax purposes, and, accordingly, intends that no U.S. federal income tax will be payable by it as an entity. Instead, each holder of our shares will be required to take into account his, her or its distributive share of the items of income, gain, loss, deduction, credit and tax preferences of our company.

If our company were not classified as a partnership and, instead, were to be classified as an association taxable as a corporation for U.S. federal income tax purposes, our company would be subject to federal income tax on its taxable income at regular corporate tax rates (currently at a maximum tax rate of 21%), thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of our shares would not be entitled to take into account their distributive shares of our company’s losses or deductions in computing their taxable income, nor would they be subject to tax on their respective shares of our company’s income or gains. Distributions to a holder would be treated as (i) dividends to the extent of our company’s current or accumulated earnings and profits, (ii) a return of capital to the extent of each holder’s adjusted basis in his, her or its shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s adjusted basis in his, her or its shares. Overall, treatment of our company as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in our company.

Based on the number of shareholders we may have as a result of this offering, and because our shares are listed on the Over-The-Counter market, we believe that our company will be regarded as a publicly traded partnership. Under U.S. federal income tax law, a publicly traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income” within the meaning of section 7704(d) of the Code, and it is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of shares or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

There can be no assurance that the IRS will not prevail in asserting that our company should be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of our company for U.S. federal income tax purposes or whether our company will have sufficient qualifying income under Section 7704(d) of the Code. Whether our company will continue to meet the qualifying income exception is dependent on our company’s continuing activities and the nature of the income generated by those activities. For example, we intend to take the position that any loans we make to any of our subsidiaries are not being made as part of a lending business we conduct. There can be no assurance the IRS will not successfully challenge any such position. Moreover, we also intend to take the position that we will not otherwise be directly engaged in any trade or business for U.S. federal income tax purposes, but there can be no assurance that this position would also not be challenged by the IRS. This discussion assumes we are not and will not be engaged in any trade or business (including a lending business) for U.S. federal income tax purposes. In addition, whether any offsetting management services agreements (if any) between our manager and the operating businesses may give rise to management fee income to our company is not clear. In any event, our company’s board of directors intends to cause our company to conduct its activities in such manner as is necessary for our company to continue to meet the qualifying income exception.

If at the end of any year in which we would be considered to be a publicly traded partnership, our company fails to meet the qualifying income exception, our company may still qualify as a partnership for federal income tax purposes if our company is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) our company and each of the holders of our shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. The remainder of this discussion of the material U.S. federal income tax considerations assumes we would not be classified as a publicly traded partnership treated as a corporation.

If in any year in which we would be considered to be a publicly traded partnership, our company fails to satisfy the qualifying income exception in a particular taxable year (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure) or is required to register under the Investment Company Act, our company will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of that year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders in liquidation of their shares in our company. This contribution and liquidation should be tax-free to holders and our company so long as our company, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, our company would be classified as a corporation for U.S. federal income tax purposes.

The balance of this discussion assumes that our company is not engaged in a trade or business, and will be treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders

Tax Treatment of Our Company

As a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed as a result of certain audit adjustments, as contemplated by recent changes to the partnership audit rules) although it will file an annual partnership information return with the IRS. The information return will report the results of our company’s activities and will contain schedules reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. In addition, to meet the terms of certain record keeping requirements under the Code, our company must annually obtain from each shareholder the names and addresses of any and all ultimate beneficial owners of our company shares and, to the extent a shareholder is not, in whole or in part, the ultimate beneficial owner, such ultimate beneficial owner’s direct or indirect fractional ownership share in our company, and the amount of any distribution(s) received by such ultimate beneficial owner by reason of his, her or its direct or indirect fractional ownership share in our company.

Tax Treatment of Company Income to Holders

Each partner of a partnership is required to report on his, her or its income tax return his, her or its share of items of income, gain, loss, deduction, credit, and other items of the partnership without regard to whether cash distributions are received. Each holder will be required to report on his, her or its tax return his, her or its allocable share of company income, gain, loss, deduction, credit and other items for our company’s taxable year that ends with or within the holder’s taxable year. Each item of company income, gain, loss, deduction or credit will generally have the same character (e.g., capital or ordinary) as if the holder recognized the items directly. Thus, holders of our shares may be required to report taxable income without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Allocation of Company Profits and Losses

The determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement, provided such share has “substantial economic effect” or reflects the “partners’ interests in the partnership.” Subject to the discussion below, it is intended that the allocations under the operating agreement should have “substantial economic effect” or be respected as reflecting the “partners’ interests in the partnership.” Whether an allocation is considered to reflect the partners’ interests in the partnership is a facts and circumstances analysis of the underlying economic arrangement of our company’s shareholders.

In general, under the operating agreement, items of ordinary income and loss will be allocated among the holders of our shares and our manager based upon their relative rights to receive distributions from our company. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax laws generally require specified items of taxable income, gain, loss, and deduction to be allocated in a manner that accounts for the difference between the tax basis and the fair market value of property contributed or deemed contributed to a partnership. The intended effect of these rules would be to allocate built-in tax gain or tax loss in a partnership’s assets to investors who economically earned such gain or loss. As such, specified items of income, gain, loss, deduction and credit will be allocated to account for the difference between the tax basis and fair market value of property contributed to our company and any company property that may be revalued and reflected in the partners’ capital accounts in the future.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to publicly traded partnerships, is not always clear. Our company will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of U.S. federal income tax law. It is, therefore, possible that the IRS will prevail in asserting that certain of the allocations, conventions or assumptions are not acceptable, and may require items of company income, gain, loss, deduction or credit to be reallocated in a manner that could be adverse to a holder of our shares.

Treatment of Distributions

Distributions of cash (or in certain cases, marketable securities) made by our company to the shareholders will generally not be taxable to a shareholder to the extent that the amount of cash (or the value of such marketable securities) distributed to the shareholder does not exceed such shareholder’s adjusted tax basis in his, her or its shares immediately before the distribution. To the extent that a shareholder receives an amount of cash in excess of such shareholder’s adjusted tax basis (or in certain cases marketable securities with a value in excess of such basis), with such basis determined immediately before the distribution, such shareholder will recognize gain equal to such excess (see the section entitled “— Disposition of Shares” below). Distributions of such cash or marketable securities will reduce the tax basis of the shares held by a shareholder receiving such a distribution by the amount of such cash or the value of such marketable securities, as the case may be. If any asset other than cash or marketable securities is distributed in-kind to the shareholders, in general, such distribution should be tax-free to the shareholders to the shareholders receiving such asset. If an asset is distributed other than in connection with a liquidation of a shareholder’s interest in our company (and that is not accompanied by a distribution of cash or marketable securities), then the shareholder receiving the asset will have a tax basis in such asset equal to the lesser of (i) our tax basis in the asset or (ii) the shareholder’s tax basis in the shares to which such distribution relates. In general, if an asset is distributed in kind in connection with a liquidation of a shareholder’s interest in our company (and that is not accompanied by a distribution of cash or marketable securities), then the shareholder’s tax basis in the distributed asset will equal his, her or its tax basis in the shares to which such distribution relates. If cash or marketable securities are distributed along with the distribution of such asset, then the shareholder must first reduce his, her or its tax basis in the shares by the amount of such cash or marketable securities so distributed. Shareholders are strongly urged to consult their tax advisers regarding the tax consequences to them of any such distributions in-kind. In general, shareholders will be able to include the partnership’s holding period in determining their holding period for any such distributed assets.

Tax Basis

A holder’s initial tax basis in his, her or its shares acquired in this offering will generally equal such holder’s share of our company’s liabilities at the time of his, her or its purchase of the shares. A holder’s tax basis in his, her or its shares will be increased from time to time by (a) the holder’s share of our company’s taxable income, including capital gain, (b) the holder’s share of our company’s income, if any, that is exempt from tax, (c) any increase in the holder’s share of our company’s liabilities, and (d) any additional capital contributions by such holder to our company. A holder’s tax basis in his, her or its shares will generally be decreased from time to time (but not below zero) by (a) the amount of any cash and the adjusted basis of any property distributed (or deemed distributed) to the holder, (b) the holder’s share of our company’s losses and deductions, (c) the holder’s share of our company’s expenditures that are neither deductible nor properly chargeable to a capital account, and (d) any decrease in the holder’s share of our company’s liabilities.

Holding Period

A holder’s holding period for the shares purchased in this offering will begin on the day after the date of such purchase.

Tax Considerations For U.S. Holders

Tax Treatment of Company Income to U.S. Holders

Our company’s taxable income is expected to consist principally of interest income, capital gains, and dividends. Interest income will be earned upon the funds loaned by our company (if any) to the operating subsidiaries and from temporary investments of our company and will be taxable to the holders at ordinary income rates. Long-term capital gains will be reported upon the sale of capital assets by our company held for more than one year, and short-term capital gains will be reported upon the sale of capital assets by our company held for one year or less. Under current law, long-term capital gains allocated to non-corporate U.S. holders may qualify for a reduced rate of tax. Capital gains allocated to corporate U.S. holders will be taxed at ordinary income tax rates. Any dividends received by our company from its domestic corporate holdings may constitute qualified dividend income in the hands of certain non-corporate U.S. holders, which will, under current law, qualify for a reduced rate of tax provided various technical requirements are satisfied. Any dividends received by our company that do not constitute qualified dividend income will be taxed to U.S. holders at the tax rates generally applicable to ordinary income. Dividend income of our company from its domestic operating subsidiaries that is allocated to corporate holders of our shares may qualify for a dividends received deduction, provided ownership thresholds and certain other requirements are met.

Disposition of Shares

Upon the transfer of shares by a U.S. holder in a sale or other taxable disposition, the holder will generally recognize gain or loss equal to the difference between (i) the proceeds realized on such sale (plus the U.S. holder’s share of company liabilities allocable to its shares) and (ii) such holder’s adjusted tax basis in the shares sold (as described in “— Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders — Tax Basis”). Such gain or loss recognized on the sale of shares by a non-corporate U.S. holder who has held such shares for more than 12 months will be taxable as long-term capital gain or loss, except that in the case of gains attributable to taxable dispositions of our shares, the portion of the selling shareholder’s gain allocable to (or amount realized, in excess of tax basis, attributable to) “inventory items” and “unrealized receivables” of the company as defined in Section 751 of the Code will be treated as ordinary income. Capital gain or loss of non-corporate U.S. holders where the shares sold are considered held for 12 months or less is taxable as short-term capital gain or loss. Short-term capital gain is generally subject to U.S. federal income tax at ordinary income tax rates. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income. Non-corporate U.S. holders may carry excess capital losses forward indefinitely until the loss is fully absorbed or deducted. Corporate U.S. holders may carry capital losses back three years and forward five years. Capital losses may be subject to various other limitations under the Code, and U.S. holders are urged to consult their tax advisors regarding the deductibility of any particular loss in their circumstances.

If a U.S. holder acquires shares at different prices and sells less than all of its shares, such holder will not be entitled to specify particular shares as having been sold (as it could do if our company were a corporation). Rather, the holder should determine his, her or its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of his, her or its “unified basis” in his, her or its shares sold.

A U.S. holder that sells some or all of his, her or its shares is urged to consult the holder’s tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Treatment of Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of share may be considered to have disposed of those shares. In such case, the holder would no longer be regarded as a beneficial owner of those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with his her or its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of our company. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitations on Deductibility of Losses; Management Fees and Other Expenses

A U.S. holder’s ability to deduct for U.S. federal income tax purposes his, her or its distributive share of any company losses or expenses will be limited to the lesser of (i) the adjusted tax basis in such holder’s shares, or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of our company. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold his, her or its shares if the lender of such borrowed funds owns shares or can look only to the borrower’s shares for repayment. Losses in excess of the amount at risk must be deferred until years in which our company generates taxable income against which to offset such losses. The deductibility of losses may be further limited by U.S. federal income tax law, and U.S. holders should discuss such limitations with their own tax advisors.

Our company will pay a management fee (and possibly certain transaction fees) to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. holders of our shares. Under current law that is in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. holders may not deduct any such miscellaneous itemized deductions for federal income tax purposes. A non-corporate U.S. holder’s inability to deduct such items could result in such holder reporting as his, her or its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year. Corporate U.S. holders of our shares generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

Non-U.S. Holders

Taxation of Income or Gains Allocated to Non-U.S. Holders

Subject to the discussion below, a non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of our company’s income or gains, provided that such income or gain is not considered to be effectively connected with the conduct of a trade or business within the United States. If the income or gain from our company is treated as effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income (and possibly gain realized upon the sale or exchange of our shares, as discussed below) will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on such effectively connected income. We intend to take the position that, except to the extent as may be required by law for income or gain attributable to “U.S. real property interests” as described below, our company will not be engaged in a U.S. trade or business for these purposes and our income will not be effectively connected to any such U.S. trade or business, but there can be no assurance that the IRS will not successfully challenge this position. The balance of this discussion assumes that the company is not engaged in a U.S. trade or business.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder’s distributive share of dividends, interest, and other fixed or determinable annual or periodical income from sources within the United States realized by our company that are not effectively connected with the conduct of a U.S. trade or business. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder.

Non-U.S. holders will be required to timely and accurately complete an applicable form W-8 (or other applicable form) and provide such form to our company, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in our company.

Taxation of Distributions Received by Non-U.S. Holders

In general, the tax consequences of the receipt of distributions of cash from us to a non-U.S. holder will be the same as set forth above under “— Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders — Treatment of Distributions,” except that any taxable gain that arises as a result of such distributions and that are attributable to “U.S. real property interests” (as defined below) will generally be taxed as described below under “— Taxation of Gains From Sales or Other Taxable Distributions of U.S. Real Property Interests.”

Taxation of Gains From Sales or Other Taxable Dispositions of U.S. Real Property Interests

In general, Non-U.S. holders will be subject to U.S. withholding and federal income taxes on gains attributable to a taxable sale or other disposition (i) by our company of a “U.S. real property interest”, or USRPI, that are allocable to a non-U.S. holder, or (ii) by a non-U.S. holder of our shares (A) if the shares sold are USRPIs or (B) to the extent such gains are attributable to USRPIs we hold at the time of such disposition. Gains from taxable sales or other dispositions of USRPIs are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain. For this purpose, a USRPI includes an interest (other than solely as a creditor) in (i) certain U.S. real property, (ii) a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), and (iii) a partnership that holds USRPIs. We have made no determination as to whether any of our company’s investments will constitute a USRPI and there can be no assurance that we will not own or acquire USRPIs in the future.

Certain Other Considerations for Both U.S. Holders and Non-U.S. Holders

Tax Reporting by Our Company

Information returns will be filed by our company with the IRS, as required, with respect to income, gain, loss, deduction, credit and other items derived from our company’s activities. Our company will file a partnership return with the IRS and will use reasonable efforts to issue tax information that describes your allocable share of our income, gain, loss, deduction, and credit, including a Schedule K-1, to you (and to our manager) as promptly as possible. In preparing this information, our company will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction, and credit. Delivery of this information by our company will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which our company holds an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. In addition, the IRS may prevail in asserting that certain of our reporting conventions are impermissible, which could result in an adjustment to your income or loss.

It is possible that our company may engage in transactions that subject our company and, potentially, the holders of our shares, to other information reporting requirements with respect to an investment in our company. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. For tax years beginning after December 31, 2017, a partnership must designate a “partnership representative” to serve as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. Our company has designated Ellery Roberts to be the partnership representative for tax years beginning after December 31, 2017, and in such capacity we refer to Mr. Roberts as the “partnership representative.”

Our partnership representative, who is required by the operating agreement to notify all holders of any U.S. federal income tax audit of our company, will have the authority under the operating agreement to conduct and respond to any IRS audit of our company’s tax returns or other tax-related administrative or judicial proceedings, and, if appropriate, to contest (including by pursuing litigation) any proposed adjustments by the IRS, and, if considered appropriate, to settle such proposed adjustments. A final determination of U.S. tax matters in any proceeding initiated or contested by the partnership representative will be binding on all holders of our shares who held their shares during the period under audit. The partnership representative will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to company items. In addition, in his capacity as the “partnership representative” the partnership representative will have significant authority under applicable law to bind our shareholders to audit adjustments applicable to the company and its shareholders. Moreover, in the case of an audit adjustment that results in an adjustment to items of partnership income, gain, loss or deduction for any particular year, the IRS may assess an “imputed underpayment” amount against our company unless the company makes a valid election to have such imputed underpayment assessed against the relevant shareholders (or former shareholders) to which such assessment relates. We will not make a determination as to whether we will pay any imputed underpayment that may be assessed against us or whether we will make the election to have the imputed underpayment assessed against our shareholders or former shareholders until such time as any such assessment may occur.

A U.S. federal income tax audit of our company’s information return may result in an audit of the tax return of a holder of our shares, which, in turn, could result in adjustments to a holder’s items of income, gain, loss, deduction, and credit that are unrelated to our company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of our company or of an income tax return of a holder, might not take a position that differs from the treatment thereof by our company or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Reportable Transaction Disclosure Rules

If our company were to engage in a “reportable transaction,” our company (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with rules governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of a threshold amount computed without regard to offsetting gains or other income or limitations. An investment in our company may be considered a “reportable transaction” if, for example, we recognize significant losses in the future. In certain circumstances, a holder of our shares who disposes of all or part of the shares in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose his, her or its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if our company were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations. We urge U.S. holders to consult their tax advisers regarding the reportable transaction disclosure rules and the possible application of these rules to them.

Information Reporting Requirements and Related Withholding Taxes

Under the “backup withholding” rules, a holder of our shares may be subject to backup withholding (currently at the rate of 24%) with respect to any taxable income or gain attributable to such shares unless the holder:

•        is a corporation or qualifies for certain other exempt categories and, when required, certifies this fact; or

•        provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder of our shares who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Investors should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Pursuant to U.S. federal legislation known as the Foreign Account Tax Compliance Act, or FATCA, we may be subject to additional information reporting and withholding obligation requirements with respect to any shareholder that is a “foreign financial institution,” or an FFI, or a “non-financial foreign entity,” or an NFFE, as each such term is defined by FATCA. In general, under these requirements, U.S. federal withholding tax at a 30% rate may apply to certain U.S. source income earned by us which is allocable to an FFI or NFFE unless (i) in the case of an FFI, such FFI registers with the IRS, and (ii) in the case of either an FFI or NFFE, such entities disclose the identity of their U.S. owners or account holders and annually report certain information about such accounts. For tax years beginning after December 31, 2018, this 30% withholding tax may also apply to taxable sales or other dispositions of our shares. We will not pay any additional amounts in respect of any amounts required to be withheld under U.S. federal income tax law.

UNDERWRITING

We are offering the common shares described in this prospectus through the underwriters listed below. EF Hutton, division of Benchmark Investments, LLC, or the representative, is acting as the lead underwriter and sole bookrunning manager of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
EF Hutton, division of Benchmark Investments, LLC
Total

The underwriters are committed to purchase all of the shares offered by us other than those covered by the over-allotment option described below, if it purchases any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 45 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of            common shares at the offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Underwriting Discount

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (6%)
Non-accountable expense allowance (1%)
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the common shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $            per share. If all of the shares offered by us are not sold at the public offering price, the representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have also agreed that in the event that the representative does not consummate the offering, the representative will be entitled to a cash fee equal to 6% of the gross proceeds received by us from the sale of securities to any investor actually introduced by the representative to us through January 27, 2022 and such financing is consummated at any time through July 27, 2022, provided that such financing is by a party actually introduced to us in an offering in which we have direct knowledge of such financing party’s participation and is not a party that we can demonstrate was already known to us.

We have also agreed to pay the following expenses of the representative relating to the offering: (a) all filing fees and expenses relating to the registration of the shares with the SEC; (b) all fees and expenses relating to the listing of our shares on the Nasdaq; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and foreign jurisdictions as the representative may reasonably designate, including the reasonable fees and disbursements of its “blue sky” counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the representative; (g) the fees and expenses of our accountants; and (h) a maximum of $100,000 for fees and expenses, including “road show”, diligence, and reasonable legal fees and disbursements for the representative’s counsel, of which we have paid an advance of $15,000 which will be applied towards out-of-pocket accountable expenses and returned to us to the extent not actually incurred.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and the nonaccountable expense reimbursement which is based on the amount raised, will be approximately $            .

No Sales of Similar Securities

We have agreed with the underwriters that we will not, without the prior written consent of the representative, for a period of 180 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any classes of our shares or any securities convertible into or exercisable or exchangeable for classes of our shares; (ii) file or caused to be filed any registration statement with the SEC, relating to the offering of any classes of our shares or any securities convertible into or exercisable or exchangeable for any classes of our shares; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any classes of our shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any classes of our shares or such other securities, in cash or otherwise.

Representative’s Warrants

We have agreed to issue to the representative or its designees at the closing of this offering warrants to purchase the number of common shares equal to 5% of the aggregate number of shares sold in this offering. The warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the effective date of the registration statement of which this prospectus forms a part. The warrants will be exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The warrants and the common shares underlying the warrants are being registered as a part of the registration statement of which this prospectus forms a part and will be freely tradable upon the declaration of the effectiveness of such registration statement by the SEC.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common shares for their own account by selling more shares than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common shares by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker- dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common shares to the extent that it discourages resales of our common shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our common shares on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of the underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriters. Other than the prospectus in electronic format, the information on the websites of the underwriters are not part of this prospectus.

Listing

Our common shares are quoted on the OTCQB market operated by OTC Markets Group Inc. under the symbol “EFSH.” In connection with this offering, we intend to apply for the listing of our common shares on the Nasdaq Capital Market under the symbol “EFSH.” The closing of this offering is contingent upon our uplisting to the Nasdaq Capital Market unless such condition is waived by the representative of the underwriters.

Selling Restrictions

Canada.    The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any of the securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.    Each of the underwriters have represented and agreed that:

•        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.    The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of the securities.

Australia.    No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (referred to as Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel.    In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. Our company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Certain legal matters with respect to the common shares of common stock offered hereby will be passed upon by Bevilacqua PLLC, Washington, DC. Carmel, Milazzo & Feil LLP, is acting as counsel to the underwriters.

As of the date of this prospectus, Louis A. Bevilacqua, the managing member of Bevilacqua PLLC, owns 337,500 common shares, representing approximately 6.97% of our outstanding common shares. Mr. Bevilacqua also owns approximately 9% of 1847 Partners Class A Member LLC and 10% of 1847 Partners Class B Member LLC. Mr. Bevilacqua received these securities as partial consideration for legal services previously provided to us.

EXPERTS

The financial statements of our company for the years ended December 31, 2020 and 2019, of Wolo for the years ended December 31, 2020 and 2019, and of Asien’s for the years ended December 31, 2019 and 2018 included in this prospectus have been audited by Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus, and are included in reliance on such reports, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with the registration statement. For further information pertaining to us and the common shares to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. Additionally, we will make these filings available, free of charge, on our website at www.1847holdings.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

FINANCIAL STATEMENTS

1847 HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash	$1,477,524	$976,538
Restricted cash	—	403,811
Accounts receivable, net	2,053,013	525,625
Inventories, net	4,552,179	2,022,754
Contract assets	55,579	70,230
Prepaid expenses and other current assets	970,207	550,964
Discontinued operations – current assets	—	1,324,608
TOTAL CURRENT ASSETS	9,108,502	5,874,530
Investments	276,465	276,270
Property and equipment, net	554,695	398,503
Operating lease right-of-use assets	770,720	357,208
Goodwill	9,238,781	5,989,817
Intangible assets, net	3,689,873	3,885,467
Deferred tax asset	104,000	—
Other assets	6,851	375
Discontinued operations – long-term assets	—	2,457,770
TOTAL ASSETS	$23,749,887	$19,239,940

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,061,830	$2,558,559
Current portion of operating lease liability	196,198	66,803
Advances, related party	193,761	190,192
Line of credit	1,046,309	301,081
Due to seller	96,333	33,630
Note payable – related party	56,900	56,900
Notes payable – current portion	958,531	429,183
Contract liabilities	45,189	77,403
Customer deposits	3,744,462	3,370,957
Discontinued operations – current liabilities	—	999,122
TOTAL CURRENT LIABILITIES	9,399,513	8,083,830
Operating lease liability – long term, net of current portion	577,347	291,183
Notes payable – long term, net of current portion	4,763,483	1,637,310
Discontinued operations – long-term liabilities	—	5,981,467
TOTAL LIABILITIES	$14,740,343	$15,993,790
SHAREHOLDERS’ EQUITY
Allocation shares, 1,000 shares issued and outstanding	1,000	1,000
Series A convertible preferred stock, 4,450,460 and 2,632,278 outstanding as of June 30, 2021 and December 31, 2020, respectively	4,632,242	2,971,427
Distribution receivable	(2,000,000)	(2,000,000)
Common Shares, 500,000,000 shares authorized, 4,842,851 and 4,444,013 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	4,843	4,444
Additional paid-in capital	20,263,496	17,005,491
Accumulated deficit	(13,079,361)	(13,856,973)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ EQUITY	9,822,220	4,125,389
NON-CONTROLLING INTERESTS	(812,676)	(879,239)
TOTAL SHAREHOLDERS’ EQUITY	9,009,544	3,246,150
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,749,887	$19,239,940

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES
Furniture and appliances	$3,352,618	$1,185,980	$6,616,984	$1,185,980
Construction	1,314,968	—	2,830,877	—
Automotive supplies	1,980,368	—	1,980,368	—
TOTAL REVENUE	6,647,954	1,185,980	11,428,229	1,185,980
OPERATING EXPENSES
Cost of sales	4,514,789	923,893	7,775,471	923,893
Personnel costs	836,569	81,283	1,321,240	81,283
Depreciation and amortization	126,072	3,543	248,178	3,543
General and administrative	1,350,329	832,827	2,674,526	872,112
TOTAL OPERATING EXPENSES	6,827,759	1,841,546	12,019,415	1,880,831
NET LOSS FROM OPERATIONS	(179,805)	(655,566)	(591,186)	(694,851)
OTHER INCOME (EXPENSE)
Gain on forgiveness of debt	—	—	360,302	—
Financing costs	(6,068)	(28,571)	(6,068)	(28,571)
Loss on adjustment shares issued	—	—	(757,792)	—
Gain on disposition of subsidiary	3,282,804	—	3,282,804
Other income/(expense)	(3,539)	—	(3,539)	—
Interest expense	(130,444)	(4,423)	(175,565)	(6,837)
TOTAL OTHER INCOME (EXPENSE)	3,142,753	(32,994)	2,700,142	(35,408)
NET INCOME (LOSS) BEFORE INCOME TAXES	2,962,948	(688,560)	2,108,956	(730,259)
INCOME TAX BENEFIT	(21,900)	(15,000)	(21,900)	(15,000)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$2,984,848	$(673,560)	$2,130,856	$(715,259)

NET LOSS FROM DISCONTINUED OPERATIONS
Income (loss) from discontinued operations before income taxes	61,895	(5,077,228)	240,405	(7,643,810)
Less provision for income taxes for discontinued operations	—	(938,953)	—	(1,436,753)
Net income (loss) from discontinued operations	61,895	(4,138,275)	240,405	(6,207,057)
Less net income (loss) from discontinued operations attributable to noncontrolling interests	27,853	(1,259,699)	108,182	(1,997,884)
Net income (loss) from discontinued operations attributable to 1847 Holdings common shareholders	34,042	(2,878,576)	132,223	(4,209,173)

NET INCOME (LOSS)	$3,018,890	$(3,552,136)	$2,263,079	$(4,924,432)
LESS NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(16,250)	(9,439)	(41,620)	(9,439)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$3,035,140	$(3,542,697)	$2,304,699	$(4,914,993)
PREFERRED STOCK ACCRUED DIVIDEND	310,679	—	499,388	—
DEEMED DIVIDEND RELATED TO ISSUANCE OF PREFERRED STOCK	—	—	1,527,086	—
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS SHAREHOLDERS	$2,724,461	$(3,542,697)	$278,225	$(4,914,993)

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) per common share from continuing operations: basic	$0.61	$(0.20)	$0.46	$(0.22)
Net income (loss) per common share from discontinued operations: basic	$0.01	$(1.21)	$0.05	$(1.89)
Net income (loss) per common share: basic	$0.56	$(1.04)	$0.49	$(1.50)
Net income (loss) per common share from continuing operations diluted	$0.46	$(0.20)	$0.34	$(0.22)
Net income (loss) per common share from discontinued operations: diluted	$0.01	$(1.21)	$0.04	$(1.89)
Net income (loss) per common share: diluted	$0.42	$(1.04)	$0.04	$(1.49)
Weighted-average common shares outstanding: basic	4,842,851	3,418,378	4,655,551	3,290,747
Weighted-average common shares outstanding:	6,421,982	3,418,378	6,234,683	3,290,747

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

For the Three and Six Months Ended June 30, 2021

	Allocation Shares	Preferred Shares		Goedeker Subscription Receivable	Common Shares		Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Shareholders’ Deficit
		Shares	Amount		Shares	Amount
BALANCE – January 1, 2021	$1,000	2,632,278	$2,971,427	$(2,000,000)	4,444,013	$4,444	$17,005,491	$(13,856,973)	$(879,239)	$3,246,150
Issuance of preferred shares, net of fees	—	1,818,182	1,527,086	—	—	—	3,000,000	(1,527,086)	—	3,000,000
Accrued dividend payable	—	—	11,759	—	—	—	(188,709)	—	—	(176,950)
Issuance of common adjustment shares	—	—	—	—	398,838	399	757,393	—	—	757,792
Net loss	—	—	—	—	—	—	—	(730,441)	54,959	(675,482)
BALANCE – March 31, 2021	1,000	4,450,460	4,510,272	(2,000,000)	4,842,851	4,843	20,574,175	(16,114,500)	(824,280)	6,151,510
Accrued dividend payable	—	—	121,970	—	—	—	(310,679)	—	—	(188,709)
Net loss	—	—	—	—	—	—	—	3,035,139	11,604	3,046,743
BALANCE – June 30, 2021	$1,000	4,450,460	$4,632,242	$(2,000,000)	4,842,851	$4,843	$20,263,496	$(13,079,361)	$(812,676)	$9,009,544

For the Three and Six Months Ended June 30, 2020

	Allocation Shares	Common Shares		Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Shareholders’ Deficit
		Shares	Amount
BALANCE – January 1, 2020	$1,000	3,165,625	$3,165	$442,014	$(4,402,043)	$(42,930)	$(3,998,794)
Net loss	—	—	—	—	(1,372,297)	(738,185)	(2,110,482)
BALANCE – March 31, 2020	1,000	3,165,625	3,165	442,014	(5,774,340)	(781,115)	(6,109,276)
Common shares issued in connection with acquisition	—	415,000	415	1,037,085	—	—	1,037,500
Common shares issued for service	—	100,000	100	244,900	—	—	245,000
Common shares issued upon partial conversion of convertible note payable	—	100,000	100	274,900	—	—	275,000
Warrants issued in connection with convertible note payable	—	—	—	448,211	—	118,500	566,711
Stock compensation				191,386			191,386
Net loss	—	—	—	—	(3,542,702)	(1,269,137)	(4,811,839)
BALANCE – June 30, 2020	$1,000	3,780,625	$3,780	$2,638,496	$(9,317,042)	$(1,931,752)	$(8,605,518)

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$2,263,079	$(4,924,432)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain (loss) from discontinued operations	(132,223)	4,209,173
Gain on disposition of subsidiary	(3,282,804)	—
Depreciation and amortization	248,179	—
Stock compensation	—	436,386
Loss on adjustment shares issued	757,792	—
Amortization of financing costs	—	28,571
Forgiveness of debt	(360,302)	—
Amortization of operating lease right-of-use assets	50,735	—
Amortization of financing costs	13,769	—
Changes in operating assets and liabilities:
Accounts receivable	332,719	102,651
Inventory	(408,159)	(167,754)
Prepaid expenses and other assets	(207,471)	(317,461)
Accounts payable and accrued expenses	395,334	421,282
Operating lease liability	(50,735)	—
Deferred taxes	(40,000)	(15,000)
Customer deposits	373,505	(43,923)
Change on contract liabilities	(17,563)	—
Due to related parties	3,570	(82,211)
Net cash used in operating activities from continuing operations	(60,575)	(352,718)
Net cash provided by (used in) operating activities from discontinued operations	(170,580)	(4,153,478)
Net cash provided by (used in) operating activities	(231,155)	(4,506,196)
INVESTING ACTIVITIES
Net cash acquired in (paid for) acquisitions	(5,455,476)	1,268,285
Proceeds from sale of subsidiary	325,000	—
Purchase of property and equipment	(208,776)	—
Net cash provided by (used in) investing activities from continuing operations	(5,339,252)	1,268,285
Net cash provided by (used in) investing activities from discontinued operations	644,303	(14,504)
Net cash provided by (used in) investing activities	(4,694,949)	1,253,781
FINANCING ACTIVITIES
Proceeds from notes payable	3,673,405	—
Repayment of notes payable	(358,922)	(686,954)
Proceeds from short term borrowings	—	475,000
Net borrowings from lines of credit	745,228	(93,197)
Payment to sellers – Kyle’s and Wolo	(1,031,821)	—
Proceeds from issuance of preferred shares, net of costs	3,000,000	—
Preferred dividends	(365,658)	—
Financing fees	(165,230)	—
Net cash provided by (used in) financing activities from continuing operations	5,497,002	(305,151)
Net cash used in financing activities from discontinued operations	(208,693)	(472,158)
Net cash provided by (used in) financing activities	5,288,309	(777,309)
NET CHANGE IN CASH AND RESTRICTED CASH – Continuing Operations	97,175	610,416
NET CHANGE IN CASH AND RESTRICTED CASH – Discontinuing Operations	265,030	(4,640,140)
CASH AND RESTRICTED CASH AVAILABLE – Discontinuing Operations	(265,030)	4,640,140
CASH AND RESTRICTED CASH – Continuing Operations
Beginning of period	1,380,349	—
End of period	$1,477,524	$610,416

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC (the “Company”) was formed under the laws of the State of Delaware on January 22, 2013. The Company is in the business of acquiring small businesses in a variety of different industries.

On March 27, 2020, the Company and the Company’s wholly owned subsidiary 1847 Asien Inc., a Delaware corporation (“1847 Asien”), entered into a stock purchase agreement with Asien’s Appliance, Inc., a California corporation (“Asien’s”), and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992 (the “Asien’s Seller”), pursuant to which 1847 Asien acquired all of the issued and outstanding stock of Asien’s on May 28, 2020 (see Note 10). As a result of this transaction, the Company owns 95% of 1847 Asien, with the remaining 5% held by a third-party, and 1847 Asien owns 100% of Asien’s.

On August 27, 2020, the Company and the Company’s wholly owned subsidiary 1847 Cabinet Inc., a Delaware corporation (“1847 Cabinet”), entered into a stock purchase agreement with Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Kyle’s”), and Stephen Mallatt, Jr. and Rita Mallatt (the “Kyle’s Sellers”), pursuant to which 1847 Cabinet acquired all of the issued and outstanding stock of Kyle’s on September 30, 2020 (see Note 10). As a result of this transaction, the Company owns 92.5% of 1847 Cabinet, with the remaining 7.5% held by a third-party, and 1847 Cabinet owns 100% of Kyle’s.

On December 22, 2020, the Company and its wholly-owned subsidiary 1847 Wolo Inc. (“1847 Wolo”) entered into a stock purchase agreement with Wolo Mfg. Corp., a New York corporation (“Wolo Mfg”), and Wolo Industrial Horn & Signal, Inc., a New York corporation (“Wolo H&S”), and Barbara Solow and Stanley Solow (together, the “Wolo Sellers”), pursuant to which 1847 Wolo acquired all of the issued and outstanding stock of Wolo Mfg and Wolo H&S on March 30, 2021 (see Note 10). As a result of this transaction, the Company owns 92.5% of 1847 Wolo, with the remaining 7.5% held by a third-party, and 1847 Wolo owns 100% of Wolo Mfg and Wolo H&S.

The Company previously owned two additional companies, 1847 Neese Inc. and 1847 Goedeker Inc.

On March 3, 2017, the Company’s wholly owned subsidiary 1847 Neese Inc., a Delaware corporation (“1847 Neese”), entered into a stock purchase agreement with Neese, Inc., an Iowa corporation (“Neese”), and Alan Neese and Katherine Neese (the “Neese Sellers”), pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese on March 3, 2017. As a result of this transaction, the Company owned 55% of 1847 Neese, with the remaining 45% held by the Neese Sellers. On April 19, 2021, the Company entered into a stock purchase agreement with the Neese Sellers, pursuant to which the Neese Sellers purchased the Company’s 55% ownership interest in 1847 Neese for a purchase price of $325,000 in cash (the “Neese Spin-Off”). As a result of the Neese Spin-Off, 1847 Neese is no longer a subsidiary of the Company.

On January 10, 2019, the Company established 1847 Goedeker Inc. (“Goedeker”) as a wholly owned subsidiary in the State of Delaware in connection with the proposed acquisition of assets from Goedeker Television Co., a Missouri corporation (“Goedeker Television”). On March 20, 2019, the Company established 1847 Goedeker Holdco Inc. (“Holdco”) as a wholly owned subsidiary in the State of Delaware and subsequently transferred all of its shares in Goedeker to Holdco, such that Goedeker became a wholly owned subsidiary of Holdco. On January 18, 2019, Goedeker entered into an asset purchase agreement with Goedeker Television and Steve Goedeker and Mike Goedeker, pursuant to which Goedeker acquired substantially all of the assets of Goedeker Television used in its retail appliance and furniture business on April 5, 2019. As a result of this transaction, the Company owned 70% of Holdco, with the remaining 30% held by third parties, and Holdco owned 100% of Goedeker. On August 4, 2020, Holdco distributed all of its shares of Goedeker to its stockholders in accordance with their pro rata ownership in Holdco, after which time Holdco was dissolved. Following this transaction, and the closing of Goedeker’s initial public offering on August 4, 2020 (the “Goedeker IPO”), the Company owned approximately 54.41% of Goedeker. On October 23, 2020, the Company distributed all of the shares of Goedeker that it held to its shareholders (the “Goedeker Spin-Off”). As a result of the Goedeker Spin-Off, Goedeker is no longer a subsidiary of the Company.

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, 1847 Asien, 1847 Cabinet, 1847 Wolo, Asien’s, Kyle’s, Wolo Mfg and Wolo H&S. All significant intercompany balances and transactions have been eliminated in consolidation.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared without audit in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

The results of Goedeker are included within discontinued operations for three and six months ended June 30, 2020. The Company retrospectively updated the consolidated financial statements for the three and six months ended June 30, 2020 to reflect this change.

The results of 1847 Neese are included within discontinued operations for the three and six months ended June 30, 2021 and 2020, respectively. The Company retrospectively updated the consolidated financial statements as of December 31, 2020 and for the three and six months ended June 30, 2021 and 2020, respectively, to reflect this change.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

Accounting Basis

The Company uses the accrual basis of accounting and GAAP. The Company has adopted a calendar year end.

Segment Reporting

The Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 280, Segment Reporting, requires that an enterprise report selected information about reportable segments in its financial reports issued to its stockholders. The Company has three reportable segments — the Retail and Appliances Segment, which is operated by Asien’s, the Construction Segment, which is operated by Kyle’s, and the Automotive Supplies Segment, which is operated by Wolo Mfg and Wolo H&S (together, “Wolo”).

The Retail and Appliances Segment is comprised of the business of Asien’s, which is based in Santa Rosa, CA, and provides a wide variety of appliance services including sales, delivery, installation, service and repair, extended warranties, and financing.

The Construction Segment is comprised of the business of Kyle’s, which is based in Boise, ID, and provides a wide variety of construction services including custom design and build of kitchen and bathroom cabinetry, delivery, installation, service and repair, extended warranties, and financing.

The Automotive Supplies Segment is comprised of the business of Wolo, which is based in Deer Park, NY, and designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment, and emergency vehicles.

The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Impact of COVID-19

The impact of COVID-19 on the Company’s business has been considered in management’s estimates and assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations. Further, the recently enacted Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) provides for economic assistance loans through the United States Small Business Administration (the “SBA”). On April 28, 2020, Asien’s received $357,500 in Paycheck Protection Program (“PPP”) loans from the SBA under the CARES Act. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Asien’s used the proceeds from the PPP loans for qualifying expenses and to applied for forgiveness of the PPP loans in accordance with the terms of the CARES Act.  On February 16, 2021, Asien’s received notice from Home State Bank and Exchange Bank that its loan had been forgiven in its entirety by the Small Business Administration.

Reclassifications

Certain Statements of Operations reclassifications have been made in the presentation of the Company’s prior financial statements and accompanying notes to conform to the presentation for the three and six months ended June 30, 2021. The Company reclassified certain operating expense accounts in the Consolidated Statement of Operations. The reclassification had no impact on financial position, net income, or shareholder’s equity.

Revenue Recognition and Cost of Revenue

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Retail and Appliances Segment

Asien’s collects 100% of the payment for special-order models including tax and 50% of the payment for non-special orders from the customer at the time the order is placed. Asien’s does not incur incremental costs obtaining purchase orders from customers, however, if Asien’s did, because all Asien’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Performance Obligations — The revenue that Asien’s recognizes arises from orders it receives from customers. Asien’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Asien’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation. Once this occurs, Asien’s has satisfied its performance obligation and Asien’s recognizes revenue.

Transaction Price ‒ Asien’s agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Asien’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Asien’s collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to Asien’s. Substantially all Asien’s sales are to individual retail consumers (homeowners), builders and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. Asien’s has a diverse customer base with no one client accounting for more than 5% of total revenue.

Disaggregated revenue for the Retail and Appliances Segment by sales type for the three and six months ended June 30, 2021 and for the period from May 29, 2020 to June 30, 2020 is as follows:
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	Period from May 29 to June 30, 2020
Appliance sales	$3,352,618	$6,616,984	$1,185,980
Other sales	—	—	—
Total revenue	$3,352,618	$6,616,984	$1,185,980

Construction Segment

Kyle’s generates revenues from providing cabinet design, construction and installation primary from cabinet-related products and supplies.

Kyle’s provides cabinet design, construction and installation services to customers with both residential and commercial projects. A majority of Kyle’s contracts are recurring work from a builder team. Kyle’s will provide pricing and work with individual homeowners, designers and builders to determine pricing options and upgrades to the base proposed contact pricing.

Performance Obligations — For substantially all landscaping construction contracts, the Company recognizes revenue over time, as performance obligations are satisfied, on a percentage completion basis on a total project cost basis. Typical contacts will last approximately 4-6 weeks from start to the substantial completion of the project.

Significant Judgments and Estimates — For cabinet construction contracts, measuring the percent completion on an individual project requires estimates obtained by discussions with field personnel. Estimates are also used in determining the total estimated total costs of a project. These estimates and assumptions are the best information management has at the time percent complete is calculated. The Company employs the same estimation methodology on a quarterly basis.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable, Net — Accounts receivable, net, are amounts due from customers where there is an unconditional right to consideration.

Kyle’s revenue by sales type is as follows:
	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Construction services	$1,314,968	$—	$2,830,877	$—
			—	—
Total revenue	$1,314,968	$—	$2,830,877	$—

Automotive Supplies Segment

Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, Wolo sells its products to big-box national retail chains, through specialty and industrial distributors, as well as on-line/mail order retailers and OEMs.

Wolo collects 100% of the payment for internet and phone orders, including tax, from the customer at the time the order is shipped. Customers placing orders with a purchase order through the EDI (Electronic Data Interface) are allowed to purchase on credit and make payment after receipt of product on the agreed upon terms.

Performance Obligations — The revenue that Wolo recognizes arises from orders it receives from contracts with customers. Wolo’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Wolo’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment of the order. Once this occurs, Wolo has satisfied its performance obligation and Wolo recognizes revenue.

Transaction Price — Wolo agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Wolo’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Wolo collects concurrently with revenue-producing activities are excluded from revenue.

Cost of sales includes the cost of purchased merchandise plus freight, warehouse salaries, tariffs, and any applicable delivery charges from the vendor to the company.

Warranties vary and are typically 90 days to consumers and manufacturing defect warranty to are available to resellers. At times, depending on the product, the company can also offer a warranty up to 12 months.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregated Revenue — Wolo disaggregates revenue from contracts with customers by contract type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Wolo’s revenue by sales type is as follows:
	For the Three Months Ended June 30,
	2021	2020
Automotive supplies	$1,980,368	$—

Total revenue	$1,980,368	$—

Receivables

Receivables consist of credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Inventory

For Asien’s, inventory mainly consists of appliances that are acquired for resale and is valued at the average cost determined on a specific item basis. Inventory also consists of parts that are used in service and repairs and may or may not be charged to the customer depending on warranty and contractual relationship. Kyle’s typically orders inventory on a job-by-job basis and those jobs are put into production within hours of being received. The inventory in production is accounted for in the contact assets and liabilities and follows the percentage completion methodology. Inventories consisting of materials and supplies are stated at lower of costs or market. Wolo’s inventory consists of finished goods acquired for resale and is valued at the weighted-average cost determined on a specific item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions. The Company estimated an obsolescence allowance of $160,824 and $12,824 at June 30, 2021 and December 31, 2020, respectively.

Property and Equipment

Property and equipment is stated at cost. Depreciation of furniture, vehicles and equipment is calculated using the straight-line method over the estimated useful lives as follows:
Useful Life (Years)
Building and Improvements	4
Machinery and Equipment	3 – 7
Trucks and Vehicles	3 – 6

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill and Intangible Assets

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair value of intangible assets are compared with their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired identifiable intangible assets are amortized over the following periods:
Acquired intangible Asset	Amortization Basis	Expected Life (years)
Customer-Related	Straight-line basis	5 – 15
Marketing-Related	Straight-line basis	5

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, certificates of deposit and amounts due to shareholders. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy is as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities.

Level 2 — Observable market-based inputs or inputs that are corroborated by market data.

Level 3 — Unobservable inputs that are not corroborated by market date.

The Company’s held to maturity securities are comprised of certificates of deposit.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As the Company had a net income for the three and six months ended June 30, 2021, the following potentially dilutive securities were included from diluted loss per share under the treasury method: 4,450,460 outstanding warrants and 5,263,771 for principal and accrued interest of Series A convertible preferred shares. As the Company had a net loss for the three and six months ended June 30, 2020, the following 490,000 potentially dilutive securities were excluded from diluted loss per share: 90,000 for stock options and 400,000 for outstanding warrants.

Leases

ASC 842 requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. As the Company’s leases do not provide an implicit rate, the Company used its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. A number of the lease agreements contain options to renew and options to terminate the leases early. The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, and unamortized lease incentives provided by lessors. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur. The Company has elected not to separate lease and non-lease components for all property leases for the purposes of calculating ROU assets and lease liabilities.

Going Concern Assessment

Management assesses going concern uncertainty in the Company’s consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the unaudited consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

The Company has generated losses since its inception and has relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations. For the six months ended June 30, 2021, the Company incurred operating losses of $591,186 (before deducting losses attributable to non-controlling interests and excluding the loss of discontinued operations and gain on the disposition of subsidiary), cash flows used in operations of $60,575 (excluding the cashflow from discontinued operations) and negative working capital of $291,009 (excluding the negative working capital from discontinued operations). In addition to the estimates of funds available from operations, the Company has unpledged assets that it believes could provide for approximately $354,000 of additional borrowings.

Management has prepared estimates of operations for fiscal year 2021 and believes that sufficient funds will be generated from operations to fund its operations and to service its debt obligations for one year from the date of the filing of the unaudited consolidated financial statements in the Company’s Quarterly Report on Form 10-Q, which indicate improved operations and the Company’s ability to continue operations as a going concern.

The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations. Further, the recently enacted CARES Act provides for economic assistance loans through the SBA. On April 28, 2020, Asien’s received $357,500 in PPP loans from the SBA under the CARES Act. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Asien’s used the proceeds from the PPP loans for qualifying expenses and to applied for forgiveness of the PPP loans in accordance with the terms of the CARES Act.  On February 16, 2021, Asien’s received notice from Exchange Bank that its loan had been forgiven in its entirety by the SBA.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts for one year from the date of the filing of the unaudited consolidated financial statements in the Company’s Quarterly Report on Form 10-Q indicate improved operations and the Company’s ability to continue operations as a going concern. The Company has contingency plans to reduce or defer expenses and cash outlays should operations not improve in the look forward period.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other: Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the update requires only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit’s carrying amount over its fair value. A qualitative assessment may still be completed first for an entity to determine if a quantitative impairment test is necessary. The update is effective for fiscal year 2021 and is to be adopted on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company will test goodwill for impairment within one year of the acquisition or annually as of December 1, and whenever indicators of impairment exist.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 3 — BUSINESS SEGMENTS

Summarized financial information concerning the Company’s reportable segments for the three months ended June 30, 2021 and 2020 is presented below.
	Three Months Ended June 30, 2021
	Retail & Appliances	Construction	Automotive Supplies	Corporate Services	Total
Revenue
Furniture and appliances	$3,352,618	$—	$—	$—	$3,352,618
Construction	—	1,314,968	—	—	1,314,968
Automotive supplies	—	—	1,980,368	—	1,980,368
Total Revenue	3,352,618	1,314,968	1,980,368	—	6,647,954

Total cost of sales	2,602,597	720,466	1,191,726	—	4,514,789
Total operating expenses	679,826	550,786	660,935	421,423	2,312,970
Income (loss) from operations	$70,195	$43,716	$127,707	$(421,423)	$(179,805)

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 3 — BUSINESS SEGMENTS (cont.)

	Three Months Ended June 30, 2020
	Retail & Appliances	Construction	Automotive Supplies	Corporate Services	Total
Revenue
Furniture and appliances	$1,185,980	$—	$—	$—	$1,185,980
Construction	—	—	—	—	—
Automotive supplies	—	—	—	—	—
Total Revenue	1,185,980	—	—	—	1,185,980

Total cost of sales	923,892	—	—	—	923,892
Total operating expenses	435,286	—	—	482,368	917,654
Loss from operations	$(173,198)	$—	$—	$(482,368)	$(655,566)

Summarized financial information concerning the Company’s reportable segments for the six months ended June 30, 2021 and 2020 is presented below.
	Six Months Ended June 30, 2021
	Retail & Appliances	Construction	Automotive Supplies	Corporate Services	Total
Revenue
Furniture and appliances	$6,616,984	$—	$—	$—	$6,616,984
Construction	—	2,830,877	—	—	2,830,877
Automotive supplies	—	—	1,980,368	—	1,980,368
Total Revenue	6,616,984	2,830,877	1,980,368	—	11,428,229

Total cost of sales	5,109,250	1,474,496	1,191,726	—	7,775,471
Total operating expenses	1,412,170	1,075,118	1,259,230	497,426	4,243,944
Income (loss) from operations	$95,564	$281,263	$(470,588)	$(497,426)	$(591,186)
	Six Months Ended June 30, 2020
	Retail & Appliances	Construction	Automotive Supplies	Corporate Services	Total
Revenue
Furniture and appliances	$1,185,980	$—	$—	$—	$1,185,980
Construction	—	—	—	—	—
Automotive supplies	—	—	—	—	—
Total Revenue	1,185,980	—	—	—	1,185,980

Total cost of sales	923,892	—	—	—	923,892
Total operating expenses	435,286	—	—	521,653	956,939
Loss from operations	$(173,198)	$—	$—	$(521,653)	$(694,851)

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 4 — CASH EQUIVALENTS AND INVESTMENTS
	June 30, 2021	December 31, 2020
Cash and cash equivalents
Operating accounts	$1,477,524	$976,538
Restricted accounts	—	403,811
Subtotal	$1,477,524	$1,380,349

Held to Maturity Investments
Restricted accounts – certificates of deposit (4 – 24-month maturities, FDIC insured)	$276,465	$276,270
Subtotal	$276,465	$276,270

TOTAL	$1,753,989	$1,656,619

NOTE 5 — DISCONTINUED OPERATIONS

ASC 360-10-45-9 requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable, and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. For the Goedeker Spin-Off, these criteria were achieved on September 10, 2020, when the board approved the Goedeker Spin-Off and subsequently on October 23, 2020, when the Company completed the Goedeker Spin-Off. These criteria were achieved in March 2021 for the Neese Spin-Off.

The discontinued operations as of December 31, 2020 and for the six months ended June 30, 2021 are comprised entirely of the business of Neese. The discontinued operations for the three and six months ended June 30, 2020 are comprised of the businesses of Neese and Goedeker.

For comparability purposes, certain prior period line items relating to the assets held for sale have been reclassified and presented as discontinued operations for all periods presented in the accompanying consolidated statements of operations, consolidated statements of cash flows, and the consolidated balance sheets.

In accordance with ASC 205-20-S99, “Allocation of Interest to Discontinued Operations”, the Company elected to not allocate consolidated interest expense to discontinued operations where the debt is not directly attributable to or related to discontinued operations.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following information presents the major classes of line item of assets and liabilities included as part of discontinued operations in the consolidated balance sheets as of December 31, 2020:
December 31, 2020
Current Assets – discontinued operations:
Cash	$416,831
Accounts receivable, net	334,095
Inventories, net	305,080
Prepaid expenses and other current assets	268,602
Total current assets – discontinued operations	1,324,608

Noncurrent Assets – discontinued operations:
Property and equipment, net	1,925,844
Operating lease right of use assets	501,827
Goodwill	22,166
Intangible assets, net	7,933
Total noncurrent assets	$2,457,770

Current liabilities – discontinued operations:
Accounts payable and accrued expenses	$484,852
Current portion of operating lease liability	67,725
Notes payable – current portion	446,545
Total current liabilities – discontinued operations	999,122

Long term liabilities – discontinued operations:
Notes payable – long term, net of current portion	4,187,376
Accrued expenses – long term, related party	1,359,989
Financing lease liability, net of current portion	434,102
Total long term liabilities – discontinued operations	$5,981,467

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following information presents the major classes of line items constituting the after-tax loss from discontinued operations in the consolidated statements of operations for the six months ended June 30, 2021 and 2020 and for the period from April 1, 2021 to April 19, 2021 (disposition date) and for the three months ended June 30, 2020:
	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020	April 1 to April 19, 2021 (Disposition Date)	Three Months Ended June 30, 2020
REVENUES
Services	$612,862	$1,213,026	$138,066	$766,927
Sales of parts and equipment	324,189	605,047	141,861	316,976
Furniture and appliances	—	24,962,209	—	15,285,031
TOTAL REVENUE	937,051	26,780,282	279,927	16,368,934
OPERATING EXPENSES
Cost of sales	298,050	21,325,217	128,129	12,958,779
Personnel costs	485,774	3,209,599	63,224	1,445,149
Depreciation and amortization	360,746	807,602	60,167	404,366
Fuel	112,746	186,199	12,988	82,435
General and administrative	290,872	4,091,564	42,556	2,283,060
TOTAL OPERATING EXPENSES	1,548,188	29,620,181	307,064	17,173,789
LOSS FROM OPERATIONS	(611,137)	(2,839,899)	(27,137)	(804,855)
OTHER INCOME (EXPENSE)
Financing costs and loss on early extinguishment of debt	(320)	(1,234,245)	—	(1,031,463)
Gain on forgiveness of debt	380,247	—	—	—
Gain on sale of assets	548,723	37,767	99,389	37,767
Loss on acquisition receivable	—	(809,000)	—	(809,000
Change in warrant liability	—	(2,127,656)	—	(2,127,656)
Interest expense	(78,308)	(677,101)	(10,357)	(345,962)
Other income (expense)	1,200	6,325	—	3,942
TOTAL OTHER INCOME (EXPENSE)	851,542	(4,803,910)	89,032	(4,272,372)
NET LOSS BEFORE INCOME TAXES	240,405	(7,643,809)	61,895	(5,077,227)
INCOME TAX BENEFIT	—	(1,436,752)	—	(938,952)
NET INCOME (LOSS) BEFORE NON-CONTROLLING INTERESTS	240,405	(6,207,057)	61,895	(4,138,275)
LESS NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	108,182	(1,997,884)	27,853	(1,259,699)
NET INCOME (LOSS) ATTRIBUTABLE TO SHAREHOLDERS	$132,223	$(4,209,173)	$34,042	$(2,878,576)

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following information presents the major classes of line items constituting significant operating, investing and financing cash flow activities in the unaudited consolidated statements of cash flows relating to discontinued operations:
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities of discontinued operations:
Net Income (Loss)	$240,405	$(6,207,057)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities of discontinued operations:
Depreciation and amortization	360,746	811,145
Amortization of financing costs and warrant features	2,187	288,591
Amortization of original interest discount	—	46,212
Amortization of operating lease right-of-use assets	19,007	238,970
Gain on forgiveness of PPP loans	(380,247)	—
Loss contingency adjustment	—	2,127,656
Loss on extinguishment of debt	—	948,856
Gain on sale of equipment	(548,723)	(37,767)
Changes in operating assets and liabilities:
Accounts receivable	10,698	(1,384,176)
Inventory	(161,286)	(346,483)
Prepaid expenses and other assets	49,222	276,970
Accounts payable and accrued expenses	118,980	2,598,092
Operating lease liability	(19,007)	(238,970)
Customer deposits	—	5,905,532
Deferred taxes and uncertain tax position	—	(1,186,753)
Proceeds from related party	—	85,556
Accrued expense long-term	137,438	227,104
Net cash used in operating activities from discontinued operations	$(170,580)	$(4,153,478)

Cash flows from investing activities in discontinued operations:
Proceeds from sale of equipment	$675,000	$31,500
Purchase of equipment	(30,697)	(46,004
Net cash provided by (used in) investing activities in discontinued operations	$644,303	$(14,504)

Cash flows from financing activities in discontinued operations:
Proceeds from note payable	$380,385	$1,026,200
Repayments of notes payable	(589,078)	(535,896)
Net borrowings from lines of credit	—	(825,073)
Repayment of financing lease	—	(137,389)
Net cash used in financing activities in discontinued operations	$(208,693)	$(472,158)

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following are the financial instruments of the discontinued operations:

Lines of Credit

Burnley Capital LLC

On April 5, 2019, Goedeker, as borrower, and Holdco entered into a loan and security agreement with Burnley Capital LLC (“Burnley”) for revolving loans in an aggregate principal amount that will not exceed the lesser of (i) the borrowing base (as defined in the loan and security agreement) or (ii) $1,500,000 minus reserves established Burnley at any time in accordance with the loan and security agreement. In connection with the closing of the acquisition of Goedeker Television on April 5, 2019, Goedeker borrowed $744,000 under the loan and security agreement and issued a revolving note to Burnley in the principal amount of up to $1,500,000. As of December 31, 2019, the balance of the line of credit was $571,997.

On August 4, 2020, Goedeker used a portion of the proceeds from the Goedeker initial public offering (“IPO”) to repay the revolving note in full and the loan and security agreement was terminated. The total payoff amount was $118,194, consisting of principal of $32,350, interest of $42 and prepayment, legal, and other fees of $85,802.

Northpoint Commercial Finance LLC

On June 24, 2019, Goedeker entered into a loan and security agreement with Northpoint Commercial Finance LLC, which was amended on August 2, 2019, for revolving loans up to an aggregate maximum loan amount of $1,000,000 for the acquisition, financing or refinancing by Goedeker of inventory at an interest rate of LIBOR plus 7.99%. As of December 31, 2019, the balance of the line of credit was $678,993. Goedeker terminated the loan and security agreement on May 18, 2020.

Home State Bank

On June 13, 2018, Neese entered into a term loan agreement with Home State Bank, pursuant to which Neese issued a promissory note to Home State Bank in the principal amount of $3,654,074 with an annual interest rate of 6.85% and with covenants to maintain a minimum debt coverage ratio of 1.00 to 1.25 measured at December 31, 2020. Neese met this covenant for the year ended December 31, 2020. On July 30, 2020, Neese entered into a change in terms agreement with Home State Bank to amend the terms of the term loan. Pursuant to the change in terms agreement: (i) the maturity date was extended to July 30, 2022; (ii) the interest rate was changed to 5.50%; (iii) Neese agreed to pay accrued interest in the amount of $95,970; (iv) Neese agreed to make payments of $30,000 beginning on September 30, 2020 and continuing thereafter on a monthly basis until maturity, at which time a final interest payment is due; (v) Neese agreed to make a payment of $260,000 on December 30, 2020 and December 30, 2021; (vi) Neese agreed to make two new advances under the note in the amounts $51,068 and $517,529 to repay in full Neese’s capital lease transactions due to Utica Leaseco LLC described below; (vii) Neese agreed to pay a loan fee of $17,500; and (viii) Home State Bank agreed to make a loan advance to checking for $17,500. The balance of the note amounts to $3,225,321, comprised of principal of $3,239,176, net of unamortized debt discount of $13,855 as of December 31, 2020.

If the Company sells property, plant, and equipment securing the loan, it must remit the appraised value of the equipment to Home State Bank. During the six months ended June 30, 2021 and 2020, $400,000 and $145,690, respectively, was remitted to Home State Bank pursuant to this requirement.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

Notes Payable and Warrant Liability

Small Business Community Capital II, L.P.

On April 5, 2019, Goedeker, as borrower, and Holdco entered into a loan and security agreement with Small Business Community Capital II, L.P. (“SBCC”) for a term loan in the principal amount of $1,500,000, pursuant to which Goedeker issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of the most senior capital stock of Goedeker equal to 5.0% of the outstanding equity securities of Goedeker on a fully-diluted basis for an aggregate price equal to $100. As of December 31, 2019, the balance of the note was $999,201.

On August 4, 2020, Goedeker used a portion of the proceeds from the Goedeker IPO to repay the term note in full and the loan and security agreement was terminated. The total payoff amount was $1,122,412 consisting of principal of $1,066,640, interest of $11,773 and prepayment, legal, and other fees of $43,999.

Goedeker classified the warrant as a derivative liability on the balance sheet at June 30, 2020 of $2,250,000 based on the estimated value of the warrant in the Goedeker IPO. The increase in the value of the warrant from the estimated value of $122,344 at December 31, 2020 resulted in a charge of $2,127,656 during the period January 1, 2020 through October 23, 2020 (date of distribution). Immediately prior to the closing of the Goedeker IPO on August 4, 2020, SBCC converted the warrant into 250,000 shares of common stock.

10% Promissory Note

A portion of the purchase price for the acquisition of Neese was paid by the issuance of a promissory note in the principal amount of $1,025,000 by 1847 Neese and Neese to the Neese Sellers. The note bears interest on the outstanding principal amount at the rate of ten percent (10%) per annum and was due and payable in full on March 3, 2018. The note is unsecured and contains customary events of default. The note has not been repaid, so the Company is in default under this note. Under terms of the term loan with Home State Bank described above, this note may not be paid until the term loan is paid in full. The payees on the note agreed to the modification of its terms by signing the loan agreement for the Home State Bank term loan. Accordingly, the loan is shown as a long-term liability as of December 31, 2020. Additionally, Home State Bank limits the payment of interest on this note to $40,000 annually. The Company continued to accrue interest at the contract rate; however, given the limitations of the term loan, all accrued interest in excess of $40,000 is included in long-term accrued expenses.

Notes Payable, Related Parties

A portion of the purchase price for the acquisition of Goedeker Television was paid by the issuance by Goedeker to Steve Goedeker, as representative of Goedeker Television, of a 9% subordinated promissory note in the principal amount of $4,100,000. As of December 31, 2019, the balance of the note was $3,300,444.

Pursuant to a settlement agreement, the parties entered into an amendment and restatement of the note that became effective as of the closing of the Goedeker IPO on August 4, 2020, pursuant to which (i) the principal amount of the existing note was increased by $250,000, (ii) upon the closing of the Goedeker IPO, Goedeker agreed to make all payments of principal and interest due under the note through the date of the closing, and (iii) from and after the closing, the interest rate of the note was increased from 9% to 12%. In accordance with the terms of the amended and restated note, Goedeker used a portion of the proceeds from the Goedeker IPO to pay $1,083,842 of the balance of the note representing a $696,204 reduction in the principal balance and interest accrued through August 4, 2020 of $387,638.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

In August 2020, Goedeker refinanced this note payable with proceeds from a loan from Arvest Bank. In connection with the refinance, Goedeker recorded a $757,239 loss on extinguishment of debt consisting of a $250,000 forbearance fee, write-off of unamortized loan discount of $338,873, and write-off of unamortized debt costs of $168,366.

Convertible Promissory Note

On April 5, 2019, the Company, Holdco and Goedeker entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company, pursuant to which they issued to Leonite Capital LLC a secured convertible promissory note in the aggregate principal amount of $714,286 due April 5, 2020. See Note 13 for further details of the convertible promissory note.

Financing Lease

The cash portion of the purchase price for the acquisition of Neese was financed under a capital lease transaction for Neese’s equipment with Utica Leaseco, LLC (“Utica”), pursuant to a master lease agreement, dated March 3, 2017, between Utica, as lessor, and 1847 Neese and Neese, as co-lessees (collectively, the “Lessee”), which was amended on June 14, 2017. Under the master lease agreement, as amended, Utica loaned an aggregate of $3,240,000 for certain of Neese’s equipment listed therein, which it leases to the Lessee. A portion of the proceeds from the term loan from Home State Bank (see Note 11) were applied to reduce the balance of this lease to $475,000. The lease was payable in 46 payments of $12,882 beginning July 3, 2018 and an end-of-term buyout of $38,000.

On October 31, 2017, the parties entered into a second equipment schedule to the master lease agreement, pursuant to which Utica loaned an aggregate of $980,000 for certain of Neese’s equipment listed therein. The term of the second equipment schedule was 51 months and agreed monthly payments are $25,807.

On July 29, 2020, the Company paid $568,597 to repay this capital lease transaction with Utica in full.

NOTE 6 — RECEIVABLES

At June 30, 2021 and December 31, 2020, receivables consisted of the following:
	June 30, 2021	December 31, 2020
Credit card payments in process of settlement	$78,836	$158,924
Trade receivables from customers	1,977,177	366,701
Total receivables	2,053,013	525,625
Allowance for doubtful accounts	—	—
Accounts receivable, net	$2,053,013	$525,625

NOTE 7 — INVENTORIES

At June 30, 2021 and December 31, 2020, the inventory balances are composed of:
	June 30, 2021	December 31, 2020
Parts and components	$11,749	$6,308
Appliances	2,067,272	2,029,270
Automotive	2,633,982	—
Subtotal	4,713,003	2,035,578
Allowance for inventory obsolescence	(160,824)	(12,824)
Inventories, net	$4,552,179	$2,022,754

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 8 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at June 30, 2021 and December 31, 2020:
Classification	June 30, 2021	December 31, 2020
Buildings and improvements	$70,745	$42,601
Equipment and machinery	217,921	173,792
Trucks and other vehicles	350,354	213,850
Total	639,020	430,243
Less: Accumulated depreciation	(84,325)	(31,740)
Property and equipment, net	$554,695	$398,503

Depreciation expense for the six months ended June 30, 2021 and 2020 was $52,585 and $3,543, respectively.

NOTE 9 — INTANGIBLE ASSETS

The following provides a breakdown of identifiable intangible assets as of June 30, 2021 and December 31, 2020:
	June 30, 2021	December 31, 2020
Customer Relationships
Identifiable intangible assets	$3,189,000	$3,189,000
Accumulated amortization	(169,721)	(63,419)
Customer relationship identifiable intangible assets, net	3,019,279	3,125,581
Marketing Related
Identifiable intangible assets	841,000	841,000
Accumulated amortization	(170,406)	(81,114)
Marketing related identifiable intangible assets, net	670,594	759,886
Total Identifiable intangible assets, net	$3,689,873	$3,885,467

In connection with the acquisitions of Asien’s and Kyle’s, the Company identified intangible assets of $1,009,000 and $3,021,000, respectively, representing trade names and customer relationships. These assets are being amortized on a straight-line basis over their weighted average estimated useful life of 12.3 years and amortization expense amounted to $195,594 and $0 for the six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021, the estimated annual amortization expense for each of the next five fiscal years is as follows:
2021 (remainder)	$195,594
2022	391,188
2023	391,188
2024	391,173
2025	258,169
Thereafter	2,062,561
Total	$3,689,873

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 10 — ACQUISITIONS

Asien’s

On March 27, 2020, the Company and 1847 Asien entered into a stock purchase agreement with the Asien’s Seller, pursuant to which 1847 Asien agreed to acquire all of the issued and outstanding capital stock of Asien’s. The Company acquired Asien’s, which provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing in the North Bay area of Sonoma County, California, to expand into the appliance industry.

On May 28, 2020, the Company, 1847 Asien, Asien’s and the Asien’s Seller entered into an amendment to the stock purchase agreement and closing of the acquisition of all of the issued and outstanding capital stock of Asien’s was completed (the “Asien’s Acquisition”).

The aggregate purchase price was $1,918,000 consisting of: (i) $233,000 in cash; (ii) the issuance of an amortizing promissory note in the principal amount of $200,000; (iii) the issuance of a demand promissory note in the principal amount of $655,000; and (iv) 415,000 common shares of the Company, having a mutually agreed upon value of $830,000 and a fair value of $1,037,500, which may be repurchased by 1847 Asien for a period of one year following the closing at a purchase price of $2.50 per share. The shares were repurchased by 1847 Asien on July 29, 2020 in exchange for a 6% amortizing promissory note (See Note 11).

The fair value of the purchase consideration issued to the Asien’s Seller was allocated to the net tangible assets acquired. The Company accounted for the Asien’s Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $1,171,272. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows analysis for the Asien’s Acquisition:
Purchase Consideration at fair value:
Common shares	$1,037,500
Notes payable	855,000
Due to seller	233,000
Amount of consideration	$2,125,500

Assets acquired and liabilities assumed at fair value
Cash	$1,501,285
Accounts receivable	235,746
Inventories	1,457,489
Other current assets	41,427
Property and equipment	157,052
Customer related intangibles	462,000
Marketing related intangibles	547,000
Accounts payable and accrued expenses	(280,752)
Customer deposits	(2,405,703)
Notes payable	(509,272)
Other liabilities	(23,347)
Net assets acquired	$1,182,925

Total net assets acquired	$1,182,925
Consideration paid	2,125,500
Goodwill	$942,575

The estimated useful life remaining on the property and equipment acquired is 5 to 13 years.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 10 — ACQUISITIONS (cont.)

Kyle’s

On August 27, 2020, the Company and 1847 Cabinet entered into a stock purchase agreement with Kyle’s and the Kyle’s Sellers, pursuant to which 1847 Cabinet agreed to acquire all of issued and outstanding capital stock of Kyle’s. The Company acquired Kyle’s, a leading custom cabinetry maker servicing contractors and homeowners in Boise, Idaho, to expand into contracting services.

On September 30, 2020, the Company, 1847 Cabinet, Kyle’s and the Kyle’s Sellers entered into addendum to the stock purchase and closing of the acquisition of all of the issued and outstanding capital stock of Kyle’s was completed (the “Kyle’s Acquisition”).

The aggregate purchase price was $6,839,792, consisting of (i) $4,389,792 in cash, (ii) an 8% contingent subordinated note in the aggregate principal amount of $1,050,000 and (iii) 700,000 common shares of the Company, having a mutually agreed upon value of $1,400,000 and a fair value of $3,675,000. The shares were issued on October 16, 2020, immediately following the record date for the Goedeker Spin-Off described above.

The fair value of the purchase consideration issued to the Kyle’s Sellers was allocated to the net tangible assets acquired. The Company accounted for the Kyle’s Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $527,618. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows an analysis for the Kyle’s Acquisition:
Purchase consideration at fair value:
Common shares	$3,675,000
Notes payable	498,979
Due to seller	4,389,792
Amount of consideration	$8,563,771

Assets acquired and liabilities assumed at fair value
Cash	$130,000
Accounts receivable	385,095
Costs in excess of billings	122,016
Other current assets	13,707
Property and equipment	200,737
Customer related intangibles	2,727,000
Marketing related intangibles	294,000
Accounts payable and accrued expenses	(263,597)
Billings in excess of costs	(43,428)
Other liabilities	(49,000)
Net tangible assets acquired	$3,516,530

Total net assets acquired	$3,516,530
Consideration paid	8,563,771
Goodwill	$5,047,241

The estimated useful life remaining on the property and equipment acquired is 3 to 7 years.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 10 — ACQUISITIONS (cont.)

Wolo

On December 22, 2020, the Company 1847 Wolo entered into a stock purchase agreement with Wolo and the Wolo Sellers, pursuant to which 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of Wolo.

On March 30, 2021, the Company, 1847 Wolo, Wolo and the Wolo Sellers entered into amendment No. 1 to the stock purchase agreement and closing of the acquisition of all of the issued and outstanding capital stock of Wolo was completed (the “Wolo Acquisition”).

The aggregate purchase price was $7,400,000, which is subject to adjustment as described below. The purchase price consists of (i) $6,550,000 in cash, (ii) a 6% secured promissory note in the aggregate principal amount of $850,000 and (iii) cash due to seller of $1,094,524.

The purchase price is subject to a post-closing working capital adjustment provision. Under this provision, the Wolo Sellers delivered to 1847 Wolo at the closing an unaudited balance sheet of Wolo as of that date. On or before the 75th day following the closing, 1847 Wolo shall deliver to the Wolo Sellers an audited balance sheet as of the closing date. If the net working capital reflected on such final balance sheet exceeds the net working capital reflected on the preliminary balance sheet delivered at closing, 1847 Wolo shall, within seven days, pay to the Wolo Sellers an amount of cash that is equal to such excess. If the net working capital reflected on the preliminary balance sheet exceeds the net working capital reflected on the final balance, the Wolo Sellers shall, within seven days, pay to 1847 Wolo an amount in cash equal to such excess.

The provisional fair value of the purchase consideration issued to the Wolo Sellers was allocated to the net tangible assets acquired. The Company accounted for the Wolo Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $5,245,561. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The Company is currently in the process of completing the preliminary purchase price allocation as an acquisition of certain assets. The final purchase price allocation for Wolo will be included in the Company’s financial statements in future periods.

The table below shows a preliminary analysis for the Wolo Acquisition:
Purchase consideration at preliminary fair value:
Notes payable	$850,000
Cash	6,550,000
Due to seller	1,094,524
Amount of consideration	$8,494,524

Assets acquired and liabilities assumed at preliminary fair value
Cash	$1,094,524
Accounts receivable	1,860,107
Inventory	2,120,218
Other current assets	218,154
Deferred tax asset	64,000
Accounts payable and accrued expenses	(111,442)
Net tangible assets acquired	$5,245,561

Total net assets acquired	$5,245.561
Consideration paid	8,494,524
Preliminary Goodwill	$3,248,963

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 10 — ACQUISITIONS (cont.)

Proforma

The following unaudited proforma results of operations are presented for information purposes only. The unaudited proforma results of operations are not intended to present actual results that would have been attained had the Asien’s Acquisition, the Kyle’s Acquisition and the Wolo Acquisition been completed as of January 1, 2020 or to project potential operating results as of any future date or for any future periods. The revenue and net loss before non-controlling interest of Asien’s from May 29, 2020 through June 30, 2020 included in the consolidated income statement amounted to approximately $1,185,980 and $188,781, respectively. The revenue and net loss before non-controlling interest of Wolo from April 1, 2021 through June 30, 2021 included in the consolidated income statement amounted to approximately $1,980,368 and $774,802, respectively. The unaudited proforma results of operations also removes the effect of Goedeker and Neese as if they had been disposed of on January 1, 2020.
	Six Months Ended June 30,
	2021	2020
Revenues, net	$13,786,916	$10,732,282
Net income (loss)	$(842,983)	$(143,896)
Basic earnings (loss) per share	$(0.18)	$(0.03)
Diluted earnings (loss) per share	$(0.18)	$(0.03)

Basic Number of Shares(*)	4,655,551	4,804,585
Diluted Number of Shares(*)	4,655,551	4,804,585

____________

(*)    shares assuming as if issued as of January 1.

NOTE 11 — NOTES PAYABLE

1847 Asien/Asien’s

Arvest Bank

On July 10, 2020, Asien’s entered into a promissory note and security agreement with Arvest Bank for a revolving loan for up to $400,000. The loan matures on July 10, 2021 and bears interest at 5.25% per annum, subject to change in accordance with the Variable Rate (as defined in the promissory note and security agreement), the calculation for which is the U.S. Prime Rate plus 2%. Pursuant to the terms of the promissory note and security agreement, Asien’s is required to make monthly payments beginning on August 10, 2020 and until the maturity date, at which time all unpaid principal and interest will be due. Asien’s may prepay the loan in full or in part at any time without penalty. The promissory note and security agreement contains customary representations, warranties, affirmative and negative covenants and events of default for a loan of this type. The loan is secured by Asien’s inventory and equipment, accounts and other rights of payments, and general intangibles, as such terms are defined in the Uniform Commercial Code. The remaining principal balance of the note at June 30, 2021 is $100,000 and it has accrued interest of $2,564.

8% Subordinated Amortizing Promissory Note

A portion of the purchase price for acquisition of Asien’s was paid by the issuance of an 8% subordinated amortizing promissory note in the principal amount of $200,000 by 1847 Asien to the Asien’s Seller. Interest on the outstanding principal amount will be payable quarterly at the rate of eight percent (8%) per annum. The outstanding principal amount of the note will amortize on a one-year straight-line basis in accordance with a specified amortization schedule, with all unpaid principal and accrued, but unpaid interest being fully due and payable on May 28, 2021. The note contains customary events of default. The right of the Asien’s Seller to receive payments under the note is subordinated to all indebtedness of 1847 Asien to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities. The note and accrued interest was repaid in May 2021.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 11 — NOTES PAYABLE (cont.)

6% Amortizing Promissory Note

On July 29, 2020, 1847 Asien entered into a securities purchase agreement with the Asien’s Seller, pursuant to which the Asien’s Seller sold to 415,000 of the Company’s common shares to 1847 Asien a purchase price of $2.50 per share. As consideration, 1847 Asien issued to the Asien’s Seller a two-year 6% amortizing promissory note in the aggregate principal amount of $1,037,500. One-half (50%) of the outstanding principal amount of the note ($518,750) and all accrued interest thereon, will be amortized on a two-year straight-line basis and is payable quarterly. The second-half (50%) of the outstanding principal amount of the note ($518,750) with all accrued, but unpaid interest thereon, is due on the second anniversary of the note. The note is unsecured and contains customary events of default. The remaining principal balance of the note at June 30, 2021 is $850,172 and it has accrued interest of $17,894.

Demand Promissory Note

A portion of the purchase price for acquisition of Asien’s was paid by the issuance of demand promissory note in the principal amount of $655,000 by 1847 Asien to the Asien’s Seller. The note accrued interest at a rate of one percent (1%) computed on the basis of a 360-day year. Principal and accrued interest on the note was payable 24 hours after written demand by the Seller. The note was repaid in June 2020.

Inventory Financing Agreement

On September 25, 2020, Asien’s entered into an inventory financing agreement with Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo”), pursuant to which Wells Fargo may extend credit to Asien’s from time to time to enable it to purchase inventory from Wells Fargo-approved vendors. The term of the agreement is one year, and from year to year thereafter, unless sooner terminated by either party upon 30 days written notice to the other party. The inventory financing agreement contains customary representations, warranties, affirmative and negative covenants and events of default for a loan of this type. The agreement is secured by all assets of Asien’s and is guaranteed by 1847 Asien and the Company. As of June 30, 2021, Asien’s has not borrowed any funds under this agreement.

4.5% Unsecured Promissory Note

On October 30, 2017, Asien’s entered into a stock repurchase agreement with Paul A. Gwilliam and Terri L. Gwilliam, co-trustees of the Gwilliam Family Trust, pursuant to which Asien’s issued an unsecured promissory note in the aggregate principal amount of $540,000 for a term of 5 years. The note bears interest at the rate of the 4.25% per annum. The remaining balance of the note at June 30, 2021 is comprised of principal of $17,467 and due in November, 2021.

Agreement of Sale of Future Receipts

On May 28, 2020, 1847 Asien and Asien’s entered into an agreement of sale of future receipts with TVT Direct Funding LLC (“TVT”), pursuant to which 1847 Asien and Asien’s agreed to sell future receivables with a value of $685,000 to TVT for a purchase price of $500,000. 1847 Asien and Asien’s agreed to deliver to TVT 20% of its weekly future receipts, or approximately $23,300, over the course of an estimated seven-month term, or such date when the above amount of receivables has been delivered to TVT. 1847 Asien used the proceeds from this sale to finance the Asien’s Acquisition. This agreement was terminated on September 10, 2020.

Loans on Vehicles

Asien’s has entered into six retail installment sale contracts pursuant to which Asien’s agreed to finance its delivery trucks at rates ranging 3.74% to 6.99% with an aggregate remaining principal amount of $123,731 as of June 30, 2021.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 11 — NOTES PAYABLE (cont.)

1847 Cabinet/Kyle’s

Vesting Promissory Note

A portion of the purchase price for the acquisition of Kyle’s was paid by the issuance of a vesting promissory note by 1847 Cabinet to the Kyle’s Sellers in the principal amount of $1,050,000, which increased to a principal amount of up to $1,260,000 pursuant to the vested percentage calculation described below. Payment of the principal and accrued interest on the note is subject to vesting as described below. The note bears interest on the vested portion of principal amount at the rate of eight percent (8%) per annum. To the extent vested, the vested portion of the principal and all accrued but unpaid interest on such vested portion of the principal shall be paid in one lump sum on the last day of the thirty-sixth (36th) month following the date of the note.

The vested principal of the note due at the maturity date shall be calculated each year based on the average annual consolidated EBITDA (as defined in the note) of 1847 Cabinet for each of the years ended December 31, 2020, 2021 and 2022. The EBITDA for each year shall be divided by $1.4 million multiplied by 100 to obtain the vested percentage. The vested principal for each year shall be equal to the vested percentage for that year multiplied by $350,000. To the extent that the vested percentage for the subject year is less than 80%, no portion of the note for that year shall vest. To the extent that the vested percentage for the subject year is equal to or greater than 120%, the vested principal shall be equal to $420,000 for that year and no more. For the year ended December 31, 2020, EBITDA of 1847 Cabinet was approximately $1,531,000, resulting in a vested amount of approximately $415,000. As of June 30, 2021, the outstanding balance of this note is $498,979.

1847 Cabinet will have the right to redeem all but no less than all of the note at any time prior to the maturity date. If 1847 Cabinet elects to redeem the note, the redemption price will be payable in cash and is equal to the then outstanding vested portion of the principal plus any remaining unvested principal amount plus accrued but unpaid interest thereon (calculated over 36 months). For purposes of this redemption calculation, the “unvested principal amount” shall be $350,000 per year.

The note contains customary events of default. The right of the Kyle’s Sellers to receive payments under the note is subordinated to all indebtedness of 1847 Cabinet, whether outstanding as of the closing date or thereafter created, to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities.

Intercompany Secured Promissory Note

In connection with the acquisition of Kyle’s, the Company provided 1847 Cabinet with the funds necessary to pay the cash portion of the purchase price and cover acquisition expenses. In connection therewith, on September 30, 2020, 1847 Cabinet issued a secured promissory note to the Company in the principal amount of $4,525,000, which was amended and restated on December 11, 2020. Pursuant to such amendment and restatement, if and to the extent any amounts are owing under the units described under Note 17 below, due to a default or redemption, in addition to payment obligations due under the note, 1847 Cabinet is required to immediately make payments to the Company so that it may make any required payments in compliance with the terms of the units. The note bears interest at the rate of 16% per annum. The interest is cumulative, and any unpaid accrued interest will compound on each anniversary date of the note. Interest is due and payable in arrears on January 15, April 15, July 15 and October 15 commencing January 15, 2021. In the event payment of principal or interest due under the note is not made when due, giving effect to any grace period which may be applicable, or in the event of any other default (as defined in the note), the outstanding principal balance shall from the date of default immediately bear interest at the rate of 5% above the then applicable interest rate for so long as such default continues. The Company may demand payment in full of the note at any time, even if 1847 Cabinet has complied with all of the terms of the note; and the note shall be due in full, without demand, upon a third-party sale of all or substantially all the assets and business of 1847 Cabinet or a third-party

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 11 — NOTES PAYABLE (cont.)

sale or other disposition of any capital stock of 1847 Cabinet. 1847 Cabinet may prepay the note at any time without penalty. The note contains customary events of default, is guaranteed by Kyle’s and is secured by all of the assets of 1847 Cabinet and Kyle’s. The remaining principal balance of the note at June 30, 2021 is $4,885,129 and it has accrued interest of $194,870.

Loans on Vehicles

Kyle’s has entered into two retail installment sale contracts pursuant to which Kyle’s agreed to finance its delivery trucks at rates ranging 5.90% to 6.54% with an aggregate remaining principal amount of $70,627 as of June 30, 2021.

1847 Wolo/Wolo

6% Secured Promissory Note

As noted above, a portion of the purchase price for Wolo was paid by the issuance of a 6% secured promissory note in the principal amount of $850,000 by 1847 Wolo to the Wolo Sellers. Interest on the outstanding principal amount will be payable quarterly at the rate of six percent (6%) per annum. The note matures on the 39-month anniversary following the closing of the acquisition, at which time the outstanding principal amount of the note, along with all accrued, but unpaid interest, shall be paid in one lump sum. 1847 Wolo has the right to prepay all or any portion of the note at any time prior to the maturity date without premium or penalty of any kind. The note contains customary events of default and is secured by all of the assets of Wolo; provided that the rights of the Wolo Sellers under the note are subordinate to the rights of Sterling National Bank under the credit agreement described below. The remaining principal balance of the note at June 30, 2021 is $850,000 and it has accrued interest of $8,500.

Credit Agreement and Notes

On March 30, 2021, 1847 Wolo and Wolo entered into a credit agreement with Sterling National Bank (“Sterling”) for (i) revolving loans in an aggregate principal amount that will not exceed the lesser of the borrowing base (as defined below) or $1,000,000 and (ii) a term loan in the principal amount of $3,550,000. The revolving loan is evidenced by a revolving credit note and the term loan is evidenced by a $3,550,000 term note. The remaining principal balance of the revolving credit note at June 30, 2021 is $946,309 and it has accrued interest of $3,500. The remaining principal balance of the term note at June 30, 2021 is $3,311,039, comprised of principal of $3,462,500, net of debt discount of $151,461, and it has accrued interest of $18,034.

The “borrowing base” means an amount equal to the sum of the following: (A) 80% of eligible accounts (as defined in the credit agreement) PLUS (B) the lesser of: (1) 50% percent of eligible inventory (as defined in the credit agreement) or (2) $400,000, MINUS (C) such reserves as Sterling may establish from time to time in its sole discretion. Sterling has the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of borrowing base and the definition(s) of eligible accounts and eligible inventory.

The revolving note matures on March 29, 2022 and bears interest at a per annum rate equal to the greater of (i) the prime rate (as defined in the credit agreement) or (ii) 3.75%. The term note matures on April 1, 2024 and bears interest at a per annum rate equal to the greater of (x) the prime rate plus 3.00% or (y) 5.00%; provided that, upon an event of default, all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 5.00%. Interest accrued on the revolving note and the term note shall be payable on the first day of each month commencing on the first such day of the first month following the making of such revolving loan or term loan, as applicable.

With respect to the term loan, 1847 Wolo and Wolo must repay to Sterling on the first day of each month, (i) beginning on May 1, 2021 and ending on March 1, 2022, eleven (11) equal monthly principal payments of $43,750 each, (ii) beginning on April 1, 2022 and ending on March 1, 2024, twenty-four (24) equal monthly payments of $59,167 each and

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 11 — NOTES PAYABLE (cont.)

(iii) on April 1, 2024, a final principal payment in the amount of $1,648,742. In addition, beginning on June 1, 2022 and on each anniversary thereof thereafter until such time as the term loan is repaid in full, 1847 Wolo and Wolo must pay an additional principal payment equal to 50% of the excess cash flow (as defined in the credit agreement), if any. If Sterling has not received the full amount of any monthly payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), 1847 Wolo and Wolo must pay a late fee in an amount equal to six percent (6%) of such overdue payment. 1847 Wolo and Wolo may at any time and from time to time voluntarily prepay the revolving note or the term note in whole or in part.

The credit agreement contains customary representations, warranties, affirmative and negative financial and other covenants and events of default for loans of this type. Each of the revolving note and the term note is secured by a first priority security interest in all of the assets of 1847 Wolo and Wolo.

PPP Loans

On April 28, 2020, Asien’s received $357,500 in PPP loans from the SBA under provisions of the CARES Act.  The PPP loans have two-year terms and bear interest at a rate of 1.0% per annum.  Monthly principal and interest payments are deferred for six months after the date of disbursement.  The PPP loans may be prepaid at any time prior to maturity with no prepayment penalties.  The PPP loans contain events of default and other provisions customary for loans of this type.  The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Asien’s used the proceeds from the PPP loans for qualifying expenses and to applied for forgiveness of the PPP loans in accordance with the terms of the CARES Act.  On February 16, 2021, Asien’s received notice from Exchange Bank that its loan had been forgiven in its entirety by the SBA.

NOTE 12 — CONVERTIBLE PROMISSORY NOTE

On April 5, 2019, the Company, Holdco and Goedeker (collectively, “1847”) entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company (“Leonite”), pursuant to which 1847 issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286 due April 5, 2020. As additional consideration for the purchase of the note, (i) the Company issued to Leonite 50,000 common shares, (ii) the Company issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) Holdco issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in Holdco.

The note carried an original issue discount of $64,286 to cover Leonite’s legal fees, accounting fees, due diligence fees and/or other transactional costs incurred in connection with the purchase of the note. Furthermore, the Company issued 50,000 common shares valued at $137,500 and a debt-discount related to the warrants valued at $292,673. The Company amortized $129,343 of financing costs related to the shares and warrants in the six months ended June 30, 2020.

On May 11, 2020, 1847 and Leonite entered into a first amendment to secured convertible promissory note, pursuant to which the parties agreed (i) to extend the maturity date of the note to October 5, 2020, (ii) that 1847’s failure to repay the note on the original maturity date of April 5, 2020 shall not constitute and event of default under the note and (iii) to increase the principal amount of the note by $207,145, as a forbearance fee.

In connection with the amendment, (i) the Company issued to Leonite another five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis and (ii) upon closing of the Asien’s Acquisition, 1847 Asien issued to Leonite shares of common stock equal to a 5% interest in 1847 Asien. The amendment represented a prepayment of principal and accrued interest resulting in a debt extinguishment and the Company recorded an aggregate extinguishment loss of $773,856.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 12 — CONVERTIBLE PROMISSORY NOTE (cont.)

Under the note, Leonite had the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares or any shares of capital stock or other securities of the Company into which such common shares may be changed or reclassified.

On May 4, 2020, Leonite converted $100,000 of the outstanding balance of the note into 100,000 common shares.

On July 21, 2020, Leonite converted $50,000 of the outstanding balance of the note into 50,000 common shares.

On August 4, 2020, Goedeker used a portion of the proceeds from the Goedeker IPO to repay the note in full. The total payoff amount was $780,653, consisting of principal of $771,431 and interest of $9,222.

On September 2, 2020, the Company entered into amendment to the warrant issued to Leonite on April 5, 2019. Pursuant to the amendment, the parties amended the warrant to allow for the conversion of the warrant into 180,000 common shares in exchange for Leonite’s surrender of the remaining 20,000 common shares underlying this warrant, as well as all 200,000 common shares underlying the second warrant issued to Leonite on May 11, 2020. On September 2, 2020, Leonite exercised the first warrant in accordance with the foregoing amendment and the Company issued 180,000 common shares to Leonite. As a result of this exercise, both warrants were cancelled.

NOTE 13 — OPERATING LEASES

Kyle’s

On September 1, 2020, Kyle’s entered into an industrial lease agreement with the Kyle’s Sellers, who are officers of Kyle’s and principal shareholders of the Company. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of twelve percent (12%) per annum. The lease agreement contains customary events of default, representations, warranties and covenants.

On June 9, 2021, Kyle’s entered into an additional industrial lease agreement with a third party. The lease is for a term of five years and two months, with an option for a renewal term of five years. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of twelve percent (18%) per annum. The lease agreement contains customary events of default, representations, warranties and covenants. The lease increased the operating lease right to use asset and corresponding operating lease liability by $361,158.

Supplemental balance sheet information related to leases was as follows:
June 30, 2021
Operating lease right-of-use lease asset	$735,074
Accumulated amortization	(50,787)
Net balance	$684,287

Lease liability, current portion	110,731
Lease liability, long term	576,381
Total operating lease liabilities	$687,112

Weighted Average Remaining Lease Term – operating leases	56 months

Weighted Average Discount Rate – operating leases	5.5%

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 13 — OPERATING LEASES (cont.)

Future minimum lease payments under this operating lease as of June 30, 2021 were as follows:
2021 (remainder of year)	$69,524
2022	167,973
2023	171,282
2024	175,529
2025	148,416
2026	52,558
Total lease payments	785,282
Less imputed interest	(85,907)
Maturities of lease liabilities	$699,375

Asien’s

Asien’s has an office and showroom space that has been leased on a month-by-month basis for $11,665 per month.

Wolo

On October 4, 1978, Wolo Mfg entered into a lease agreement with PKL Realty LLC (formerly P.K.L. Realty Corp). This lease agreement has been amended numerous times. Pursuant to the latest amendment entered into in July 2020, the lease expires on July 31, 2022. The lease agreement contains customary events of default representations, warranties and covenants.
June 30, 2021
Operating lease right-of-use lease asset	$153,663
Accumulated amortization	68,155
Net balance	$85,508

Lease liability, current portion	79,536
Lease liability, long term	6,897
Total operating lease liabilities	$86,433

Weighted Average Remaining Lease Term – operating leases	13 months

Weighted Average Discount Rate – operating leases	6%

Future minimum lease payments under this operating lease as of June 30, 2021 were as follows:
2021 (remainder of year)	$41,214
2022	48,279
Total lease payments	89,493
Less imputed interest	(3,060)
Maturities of lease liabilities	$86,433

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 14 — RELATED PARTIES

Management Services Agreement

On April 15, 2013, the Company and 1847 Partners LLC (the “Manager”) entered into a management services agreement, pursuant to which the Company is required to pay the Manager a quarterly management fee equal to 0.5% of its adjusted net assets for services performed (the “Parent Management Fee”). The amount of the Parent Management Fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by the Manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) Parent Management Fees received by (or owed to) the Manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid Parent Management Fees. The Company expensed $0 in Parent Management Fees for the six months ended June 30, 2021 and 2020.

Offsetting Management Services Agreements

1847 Neese entered into an offsetting management services agreement with the Manager on March 3, 2017, which is included in discontinued operations, Goedeker entered into an offsetting management services agreement with the Manager on April 5, 2019, which is included in discontinued operations, 1847 Asien entered into an offsetting management services agreement with the Manager on May 28, 2020, 1847 Cabinet entered into an offsetting management services agreement with the Manager on August 21, 2020 and 1847 Wolo entered into an offsetting management services agreement with the Manager on March 30, 2021. Pursuant to the offsetting management services agreements, 1847 Neese appointed the Manager to provide certain services to it for a quarterly management fee equal to $62,500, Goedeker appointed the Manager to provide certain services to it for a quarterly management fee equal to $62,500, 1847 Asien appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement), 1847 Cabinet appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement) and 1847 Wolo appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement); provided, however, in each case that (i) pro rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by such subsidiaries, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of the Company’s gross income with respect to such fiscal year, then the management fee to be paid by such subsidiaries for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of the Company, until the aggregate amount of the management fee paid or to be paid by such subsidiaries, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of the Company’s gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by such subsidiaries, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the Parent Management Fee with respect to such fiscal quarter, then the management fee to be paid by such subsidiaries for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid such subsidiaries, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to such fiscal quarter, does not exceed the Parent Management Fee calculated and payable with respect to such fiscal quarter.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 14 — RELATED PARTIES (cont.)

Each of these subsidiaries shall also reimburse the Manager for all of their costs and expenses which are specifically approved by their board of directors, including all out-of-pocket costs and expenses, which are actually incurred by the Manager or its affiliates on behalf of these subsidiaries in connection with performing services under the offsetting management services agreements.

The rights of the Manager to receive payments under this offsetting management services agreement with Wolo are subordinate to the rights of Sterling under separate a subordination agreement that the Manager entered into with Sterling on March 30, 2021.

1847 Asien, 1847 Cabinet and 1847 Wolo expensed $150,000, $150,000 and $75,833, respectively, in management fees for the six months ended June 30, 2021. In conjunction with the Wolo acquisition, the Manager received a fee of $110,000. 1847 Asien expensed $28,022 in management fees for the six months ended June 30, 2020.

On a consolidated basis, the Company expensed total management fees of $485,833 and $28,022 for the six months ended June 30, 2021 and 2020, respectively.

Advances

From time to time, the Company has received advances from its chief executive officer to meet short-term working capital needs. As of June 30, 2021 and December 31, 2020, a total of $118,834 in advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As of June 30, 2021 and December 31, 2020, the Manager has funded the Company $74,928 and $71,358 in related party advances, respectively. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Grid Promissory Note

On January 3, 2018, the Company issued a grid promissory note to the Manager in the initial principal amount of $50,000. The note provided that the Company could request additional advances from the Manager up to an aggregate additional amount of $150,000. On December 7, 2020, parties amended and restated the note for a new principal amount of $56,900 and maturity date of December 7, 2021. Interest on the note accrues on the unpaid portion of the principal amount and the outstanding portion of all advances at a fixed rate of 8% per annum. In the event that the Company completes a financing that includes an uplisting of the Company’s common shares to a national exchange, then the Company must, contemporaneously with the closing of such financing transaction, repay the entire outstanding principal, outstanding advances, and accrued and unpaid interest on the note. The note is unsecured and contains customary events of default. As of June 30, 2021 and December 31, 2020, the Manager has advanced $56,900 of the note and the Company has accrued interest of $27,447 and $25,159, respectively.

Building Lease

On September 1, 2020, Kyle’s entered into an industrial lease agreement with the Kyle’s Sellers, who are officers of Kyle’s and principal shareholders of the Company. See Note 13 for details regarding this lease.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 15 — SHAREHOLDERS’ EQUITY (DEFICIT)

Allocation Shares

As of June 30, 2021 and December 31, 2020, the Company had authorized and outstanding 1,000 allocation shares. These allocation shares do not entitle the holder thereof to vote on any matter relating to the Company other than in connection with amendments to the Company’s operating agreement and in connection with certain other corporate transactions as specified in the operating agreement.

The Manager owns 100% of the allocation shares of the Company which represent the original equity interest in the Company. As a holder of the allocation shares, the Manager is entitled to receive a 20% profit allocation as a form of preferred distribution, pursuant to a profit allocation formula upon the occurrence of certain events. Generally, the distribution of the profit allocation is paid upon the occurrence of the sale of a material amount of capital stock or assets of one of the Company’s businesses (a “Sale Event”) or, at the option of the Manager, at the five-year anniversary date of the acquisition of one of the Company’s businesses (a “Holding Event”). The Company records distributions of the profit allocation to the holders upon occurrence of a Sale Event or Holding Event as dividends declared on allocation interests to stockholders’ equity when they are approved by the Company’s board of directors.

The 1,000 allocation shares are issued and outstanding and held by the Manager, which is controlled by Mr. Roberts, the Company’s chief executive officer and controlling shareholder.

Series A Senior Convertible Preferred Shares

On September 30, 2020, the Company executed a certificate of designation, which was amended on November 20, 2020 and amended and restated on March 26, 2021, to designate 4,450,460 of its shares as series A senior convertible preferred shares. Following is a description of the rights of the series A senior convertible preferred shares.

Dividends.    Dividends at the rate per annum of 14.0% of the stated value ($2.00 per share, subject to adjustment) shall accrue on the series A senior convertible preferred shares. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at the Company’s discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price (“VWAP”) for the common shares on the Company’s principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided further, that the Company may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation.    Subject to the rights of the Company’s creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation of the Company, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 15 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights.    The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, which majority must include Leonite so long as Leonite holds any series A senior convertible preferred shares (the “Requisite Holders”), voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of the Requisite Holders shall be required prior to the Company’s (or Kyle’s or Wolo’s) creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of the Company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which the Company will use to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

Conversion Rights.    Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time into such number of fully paid and nonassessable common shares determined by dividing the stated value, plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $1.75 per share; provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares of the Company. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption.    The Company may redeem in whole (but not in part) the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Adjustments.    In addition to standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions, the certificate of designation contains a provision regarding adjustments to the dividend rate, stated value and conversion price as follows:

•        On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

•        On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 15 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

•        On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $0.0075. In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act of 1933, as amended, for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

Additional Equity Interest.    On the third adjustment date set forth above, the Company is required to cause Kyle’s and Wolo to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake Kyle’s and/or Wolo (the “Additional Equity Interest”). The holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Kyle’s shall receive the equity stake in Kyle’s and the holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Wolo shall receive the equity stake in Wolo. The Company is required to cause Kyle’s and Wolo to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of the Additional Equity Interest a right to receive an additional number of shares of common stock of Kyle’s or Wolo if Kyle’s or Wolo issues to any third-party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of Kyle’s or Wolo to be issued in such instance shall be equal to a number of shares of common stock of Kyle’s or Wolo which, when added to the number of shares of common stock of Kyle’s or Wolo constituting the Additional Equity Interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of Kyle’s or Wolo was equivalent to the price per equity security paid by such third-party in Kyle’s or Wolo. For purposes of this provision, “acquisition price” means the price per share of Kyle’s and Wolo that was paid by the Company upon the acquisition of Kyle’s and Wolo, respectively.

On September 30, 2020, the Company sold an aggregate of 2,189,835 units, at a price of $1.90 per unit, for aggregate gross proceeds of $4,160,684. On October 26, 2020, the Company sold an additional 442,443 units for an aggregate purchase price of $840,640. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances. In accordance with ASC 470, if debt or stock is issued with detachable warrants and/or stock, the guidance in ASC 470 requires that the proceeds be allocated to the instruments based on their relative fair values. The Company applied this guidance and recorded a deemed dividend of $2,874,478 as a result of a beneficial conversion feature. As the Company does not have any retained earnings this deemed dividend was netting against additional paid-in capital and the net accounting effect was none.

On March 26, 2021, the Company sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, for aggregate gross proceeds of $3,000,000. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances. The Company ASC 740 and recorded a deemed dividend of $1,527,086 as a result of a beneficial conversion feature. As the Company does not have any retained earnings this deemed dividend was netting against additional paid-in capital and the net accounting effect was none.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 15 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

In the six months ended June 30, 2021, the Company accrued dividends attributable to the series A senior convertible preferred shares in the amount of $310,679 and paid the prior period accrued dividends of $365,658.

Common Shares

The Company is authorized to issue 500,000,000 common shares as of June 30, 2021 and December 31, 2020. As of June 30, 2021 and December 31, 2020, the Company had 4,842,851 and 4,444,013 common shares issued and outstanding, respectively. The common shares entitle the holder thereof to one vote per share on all matters coming before the shareholders of the Company for a vote.

On May 4, 2020, the Company issued 100,000 common shares to Leonite upon conversion of $100,000 of the outstanding balance of the secured convertible promissory note resulting is a loss on conversion of debt of $175,000 (see Note 12).

On May 28, 2020, the Company issued 415,000 common shares, having a fair value of $1,037,500, to the Asien’s Seller in connection with the Asien’s Acquisition (see Note 10).

On June 4, 2020, the Company issued 100,000 common shares to a service provider for services provided to the Company. The fair market value of the services amounted to $245,000.

On March 26, 2021, the Company issued an aggregate of 398,838 common shares to the holders of the series A senior convertible preferred shares issued on September 30, 2020 and October 26, 2020. As noted above, the purchase price for the units issued to such holders was $1.90 per unit. As noted above, on March 26, 2021, the Company issued additional units at a purchase price of $1.65 per unit. In exchange for the consent of the holders of the Company’s outstanding series A senior convertible preferred shares to the issuance of these additional units at a lower purchase price than such holders paid for their shares, the Company issued 398,838 common shares to such holders.

Warrants
	Number of Common Stock Warrants	Weighted average exercise price	Weighted average life (years)	Intrinsic value of Warrants
Outstanding, January 1, 2021	2,632,278	$2.50	2.76	$—
Granted	1,818,182	2.50	3.00	—
Exercised	—	—	—	—
Canceled	—	—	—	—
Outstanding, June 30, 2021	4,450,460	$2.50	2.46	$—
Exercisable, June 30, 2021	4,450,460	$2.50	2.46	$—

On March 26, 2021, the Company sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, for aggregate gross proceeds of $3,000,000. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment). Accordingly, a portion of the proceeds were allocated to the warrant based on its relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 62.52-63.25%; (iii) weighted average risk-free interest rate of 0.16%; (iv) expected life of three years; (v) estimated fair value of the common shares of $2.60-$5.25 per share; and (vi) various probability assumptions related to redemption, calls and price resets. The ultimate amount allocated to the warrants was $1,472,914, which was recorded as additional paid in capital.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 15 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

The warrants allow the holder to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment including upon any future equity offering with a lower exercise price), which may be exercised on a cashless basis under certain circumstances. Upon a reduction to the exercise price of such warrants, the number of warrant shares shall increase such that the aggregate exercise price will remain the same. The warrants have a term of three years and are callable by the Company after one year if the 30-day average stock price is in excess of $5 and the trading volume in the Company’s shares exceed 100,000 shares a day over such period. The Company can also redeem the warrants during the term for $0.50 a warrant in the first year; $1.00 a warrant in the second year; and $1.50 a warrant in the third year.

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Financing Lease liabilities

The Company has entered into three financing lease agreements for expansion equipment at Kyle’s. The equipment is in production and expected to be installed in October, 2021. These agreements have terms of six years beginning at the time of installation.

Future minimum lease payments under the leases as of June 30, 2021 are as follows:
2021 (4th quarter of 2021)	$35,885
2022	143,541
2023	143,541
2024	143,541
2025	143,541
2026	143,541
2027	107,656
Total lease payments	$861,246

Office Leases & other

An office space has been leased on a month-by-month basis.

The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 17 — SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the six months ended June 30, 2021 and 2020 were as follows:
	Six Months Ended June 30,
	2021	2020
Interest paid	$77,435	$243,063
Income tax paid	$—	$—
Business combinations:
Current assets
Current Assets	$4,198,479	$1,734,663
Property and equipment	—	157,052
Deferred tax asset	64,000	—
Preliminary goodwill	3,248,963	1,720,726
Assumed liabilities	(111,442)	(3,195,726)
Cash acquired in acquisitions	$1,094,524	$1,268,285
Financing:
Due to seller (cash paid to seller day after closing)	$1,094,524	$233,000
Note payable seller	$850,000	$855,000
Common Shares
Deemed Dividend related to issuance of Preferred stock	$1,527,086	$—
Additional Paid-in Capital – common shares and warrants issued	$757,772	$—
Common stock	$—	$415
Additional Paid in Capital	$—	$829,585
Operating lease, ROU assets and liabilities	$105,136	$—

NOTE 18 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to June 30, 2021 to the date these financial statements were issued, and has determined that, except as set forth below, it does not have any material subsequent events to disclose in these financial statements.

Amendment No. 1 to Second Amended and Restated Operating Agreement

On August 5, 2021, the Company’s Second Amended and Restated Operating Agreement was amended pursuant to Amendment No. 1 to Second Amended and Restated Operating Agreement (the “Amendment”), entered into by our Manager. The Amendment was adopted by the Company’s board of directors of the Company on August 5, 2021. The Amendment amends the operating agreement as follows: (i) the definition of “Contribution-Based Profits” was amended to remove language relating to “loss” and “net loss”; (ii) the definition of “Sales Event” was amended to add the following sentence: “For the avoidance of doubt, if the Company distributes its equity ownership in a Subsidiary to the Company’s Shareholders in a spin-off or similar transaction, such distribution shall constitute a Sale Event.”; and (iii) the definition of “Total Profit Allocation” was amended to add the following sentence: “For the avoidance of doubt, if Contribution-Based Profits is a negative number, it shall be disregard in calculating Total Profit Allocation.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of 1847 Holdings LLC:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 1847 Holdings LLC (“the Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Acquisitions — Refer to Note 10 to the financial statements

Critical Audit Matter Description

During the year ended December 31, 2020, the Company completed two business acquisitions. On May 28, 2020, the Company acquired 100% of the outstanding capital stock of Asien’s Appliance, Inc. for an aggregate purchase price of $2,125,000. On September 30, 2020, the Company acquired 100% of the outstanding capital stock of Kyle’s Custom Wood Shop, Inc. for an aggregate purchase price of $6,500,000. The Company accounted for these two acquisitions as business combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed at fair value as of the transaction dates. The Company utilized a third-party valuation specialist to assist in determining the fair value of the consideration granted and identifiable intangible assets acquired in each acquisition. We identified the estimation of the fair value of the consideration transferred, assets acquired, and liabilities assumed in these acquisitions as a critical audit matter.

We identified the valuation of the consideration transferred, assets acquired, and liabilities assumed as a critical audit matter because of the significant estimates and assumptions management made to determine the fair value of certain of these assets. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of valuation methodologies applied and the assumptions used such as forecasted sales growth rates, cash flows, attrition rates, market-based royalty rates, and estimated discount rates. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the following:

•        We evaluated management’s and the valuation specialist’s identification of assets acquired and liabilities assumed.

•        We obtained management’s purchase price allocation detailing fair values assigned to acquired tangible and intangible assets.

•        We obtained valuation report prepared by valuation specialist engaged by management to assist in the purchase price allocation, including determination of fair values assigned to acquired intangible assets, and examined valuation methods used and qualifications of specialist.

•        We examined the completeness and accuracy of the underlying data supporting the significant assumptions and estimates used in the valuation report, including historical and projected financial information.

•        We evaluated the accuracy and completeness of the financial statement presentation and disclosure of the acquisitions.

In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in the evaluations of the valuation methodologies deployed and the reasonableness of the significant assumptions used.

Accounting for Issuance of Preferred Stock — Refer to Note 17 to the financial statements

Critical Audit Matter Description

During the year ended December 31, 2020, the Company sold 2,632,278 preferred stock units at $1.90 per share for total proceeds of $5,001,324. Each Unit consisted of one share of Senior Series A Preferred Stock and one warrant to purchase one share of Common Share. The accounting for the transaction required management to assess as to whether: (1) any embedded features required bifurcation and separate valuation related to the preferred stock instrument; (2) the preferred stock instrument qualifies for permanent equity presentation; and (3) whether the warrants meet equity classification requirements. Additionally, the transaction required management to perform an analysis on the embedded conversion features to discern whether such conversion features were beneficial conversion features requiring separate classification within equity in the consolidated financial statements. During the year ended December 31, 2020, the Company recognized a total of approximately $2,874,478 related to the determined beneficial conversion features.

How the Critical Audit Matter was Addressed in the Audit

Auditing management’s determination of the accounting for these transactions was challenging due to the complexity and significant judgement involved in assessing the embedded features of the convertible notes for separate accounting, and assessing the determination of whether the conversion feature should be accounted for as a beneficial conversion feature within equity in the consolidated financial statements.

Our audit procedures consisted of the following, among others:

•        We inspected and reviewed the designation document for the establishment of the Series A Senior Convertible Preferred Stock and the documents related to the issuance of the instrument to the investors.

•        We evaluated the reasonableness of the conclusions made by the Company related to the accounting treatment for embedded conversion feature and classification and presentation of the instrument as a whole in the consolidated balance sheet, including the Company’s consideration of relevant accounting standards.

•        We obtained preferred stock issuance valuation report prepared by valuation specialist engaged by management and evaluated the reasonableness of the valuation methodology and related assumptions used and qualifications of specialist.

•        We tested the value of the recognized beneficial conversion features by assessing the reasonableness of the assumptions and inputs used in the calculation including recalculating such amounts.

Professionals with specialized skill and knowledge were utilized by the Firm to assist in the evaluation of the Company’s accounting for the issuance of the Series A Senior Convertible Preferred Stock.

Spin-off of 1847 Goedeker Inc. — Refer to Note 21 to the financial statements

On October 23, 2020, the Company spun off its majority-owned subsidiary, 1847 Goedeker Inc. on a pro rata basis to the common shareholders of the company, subject to a profit allocation interest. The execution of the spin off triggered a required profit allocation payment to the holders of the Company’s Allocation Shares (the Company’s Manager) in accordance with the Company’s operating agreement. The payment was in the form of a distribution of 1847 Goedeker Inc. shares.

How the Critical Audit Matter was Addressed in the Audit

We determined the evaluation of the accounting for the spin-off of 1847 Goedeker Inc. and the determination and valuation of the related manager profit allocation to be a critical audit matter due to the complexity of the transaction and the complexity involved in the Company’s determination of the appropriate accounting treatment. Auditing the accounting for the spin-off and related profit distribution involved a high degree of auditor judgement and specialized skills and knowledge were needed.

Our audit procedures consisted of the following, among others:

•        We tested the accounting for the spin off, including assessing whether the spin off was pro rata in nature and accounted for in accordance with applicable accounting guidance.

•        We obtained and reviewed the Second Amended and Restated Operating Agreement which outlines the terms for determination of the profit interest allocation and the related calculation to evaluate whether the Company’s accounting was consistent with such requirements and applicable accounting standards

•        We evaluating the reasonableness of the conclusions made by the Company related to the accounting treatment for the distribution event including the presentation of transaction as a whole in the consolidated balance sheet, the statement of shareholders’ equity, and the footnotes to the consolidated financial statements.

Going Concern

Critical Audit Matter Description

As described further in Note 3 to the financial statements, the Company has incurred losses since inception, has negative cash flows from operations, and has an accumulated deficit. Accordingly, the Company has determined that these factors raise substantial doubt about its ability to continue as a going concern. However, management believes, based on the Company’s operating plan, that current working capital and current and expected additional financing is sufficient to fund operations and satisfy the Company’s obligations as they come due for at least one year from the financial statement issuance date.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s future cash flows, available capital and the risk of bias in management’s judgments and assumptions in their determination.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

•        We performed testing procedures such as analytical procedures to identify conditions and events that indicate there could be substantial doubt about the entity’s ability to continue as a going concern for a reasonable period of time.

•        We reviewed and evaluated management’s plans for dealing with adverse effect of these conditions and events.

•        We inquired of Company management and reviewed company records to assess whether there are additional factors that contribute to the uncertainties disclosed.

•        We assessed whether the Company’s determination that risk that there is substantial doubt about its ability to continue as a going concern was alleviated by management’s plans was adequately disclosed.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2017.

Draper, UT

April 15, 2021

1847 HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash	$1,393,368	$174,290
Restricted cash	403,811	—
Accounts receivable, net	859,720	591,369
Inventories, net	2,327,833	235,342
Contract assets	70,230	—
Prepaid expenses and other current assets	819,568	230,690
Discontinued operations – current assets	—	4,494,402
TOTAL CURRENT ASSETS	5,874,530	5,726,093
Investments	276,270	—
Property and equipment, net	2,324,347	3,181,821
Operating lease right of use assets	859,034	565,080
Goodwill	6,011,984	22,166
Intangible assets, net	3,893,400	14,733
Deferred tax asset	—	—
Other assets	375	375
Discontinued operations – long-term assets	—	9,784,524
TOTAL ASSETS	$19,239,940	$19,294,792

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,043,412	$1,552,410
Floor plan payable	—	10,581
Current portion of operating lease liability	134,527	63,253
Advances, related party	190,192	43,833
Line of credit	301,081	—
Due to seller	33,630	—
Note payable – related party	56,900	119,400
Notes payable – current portion	875,728	3,299,364
Contract liabilities	77,403	—
Customer deposits	3,370,957	—
Current portion of financing lease liability	—	358,584
Discontinued operations – current liabilities	—	11,215,928
TOTAL CURRENT LIABILITIES	8,083,830	16,663,353
Operating lease liability – long term, net of current portion	725,284	501,827
Notes payable – long term, net of current portion	5,824,686	1,025,000
Deferred tax liability	—	62,800
Accrued expenses – long term, related party	1,359,990	905,780
Financing lease liability, net of current portion	—	275,874
Discontinued operations – long-term liabilities	—	3,858,952
TOTAL LIABILITIES	$15,993,790	$23,293,586

1847 HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31, 2020	December 31, 2019
1847 HOLDINGS SHAREHOLDERS’ EQUITY (DEFICIT)
Allocation shares, 1,000 shares issued and outstanding	1,000	1,000
Series A convertible preferred stock, 3,157,895 authorized, 2,632,278 outstanding as of December 31, 2020	2,971,427	—
Distribution receivable	(2,000,000)	—
Common Shares, 500,000,000 shares authorized, 4,444,013 and 3,165,625 shares issued and outstanding as of December 31, 2020 and 2019, respectively	4,444	3,165
Additional paid-in capital	17,005,491	442,014
Accumulated deficit	(13,856,973)	(4,402,043)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ EQUITY (DEFICIT)	4,125,389	(3,955,864)
NON-CONTROLLING INTERESTS	(879,239)	(42,930)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	3,246,150	(3,998,794)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$19,239,940	$19,294,792

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2020	2019
REVENUES
Services	$3,379,655	$4,201,414
Sales of parts and equipment	3,322,944	2,178,611
Construction	1,120,224	—
Furniture and appliances revenue	7,625,222	—
TOTAL REVENUE	15,448,045	6,380,025
OPERATING EXPENSES
Cost of sales	9,406,228	1,830,067
Personnel costs	2,553,589	2,228,194
Depreciation and amortization	1,447,077	1,352,874
Fuel	378,115	718,495
General and administrative	4,185,442	1,569,149
TOTAL OPERATING EXPENSES	17,970,451	7,698,779
NET LOSS FROM OPERATIONS	(2,522,406)	(1,318,754)
OTHER INCOME (EXPENSE)
Financing costs	(205,075)	(32,400)
Loss on extinguishment of debt	(382,681)	—
Interest expense	(460,559)	(523,780)
Other income (expense)	(24,271)	—
Gain on sale of property and equipment	130,749	57,603
TOTAL OTHER INCOME (EXPENSE)	(941,837)	(498,577)
NET LOSS BEFORE INCOME TAXES	(3,464,243)	(1,817,331)
INCOME TAX BENEFIT	(431,631)	(504,060)
NET LOSS FROM CONTINUING OPERATIONS	$(3,032,612)	$(1,313,271)

NET LOSS FROM DISCONTINUED OPERATIONS
Loss from discontinued operations before income taxes	(10,964,688)	(2,766,453)
Less provision for income taxes for discontinued operations	(698,303)	698,303
Net loss from discontinued operations	(11,662,991)	(2,068,150)
Less net income from discontinued operations attributable to noncontrolling interests	4,491,220	620,445
Net loss from discontinued operations attributable to 1847 Holdings common shareholders	(7,171,771)	(1,447,705)

NET LOSS	(10,204,383)	(2,760,976)
LESS NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(595,731)	(514,019)
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(9,608,652)	$(2,246,957)
DEEMED DIVIDEND RELATED TO ISSUANCE OF PREFERRED STOCK	$3,051,478	$—
DISTRIBUTION – ALLOCATION SHARES	5,985,000	—
1847 GOEDEKER SPIN-OFF DIVIDEND	283,257	—
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS SHAREHOLDERS	$(18,928,387)	$(2,246,957)

Net Loss Per Common Share from continuing operations: Basic and diluted	$(0.82)	$(0.42)
Net Loss Per Common Share from discontinued operations: Basic and diluted	$(3.16)	$(0.66)
Net Loss Per Common Share: Basic and diluted	$(2.60)	$(0.71)
Weighted-average number of common shares outstanding: Basic and diluted	3,692,429	3,147,918

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Allocation Shares	Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Distribution receivable	Shareholders’ Deficit
		Shares	Amount	Shares	Amount
BALANCE – January 1, 2019	$1,000	—	$—	3,115,625	$3,115	$11,891	$(2,155,084)	$112,011		$(2,027,067)
Non-controlling interest granted in the acquisition of Goedeker								979,523		979,523
Common shares and warrants issued in connection with convertible note payable	—	—	—	50,000	50	430,123	—	—		430,173
Net loss	—	—	—	—	—	—	(2,246,959)	(1,134,464)		(3,381,423)
BALANCE – December 31, 2019	$1,000	—	$—	3,165,625	$3,165	$442,014	$(4,402,043)	$(42,930)		$(3,998,794)
Common shares issued in connection with Asien acquisition	—	—	—	415,000	415	1,037,085	—	—		1,037,500
Common shares issued for service	—	—	—	100,000	100	244,900	—	—		245,000
Common shares issued upon partial conversion of convertible note payable	—	—	—	100,000	100	274,900	—	—		275,000
Warrants issued in connection with convertible note payable	—	—	—	—	—	448,211	—	118,500		566,711
Fair value of stock options	—	—	—	—	—	191,386	—	—		191,386
Common shares issued in connection with Kyle’s acquisition	—	—	—	700,000	700	3,674,300	—	—		3,675,000
Issuance of warrants for services	—	—	—	—	—	87,550	—	—		87,550
Common shares issued upon warrant exercise	—	—	—	230,000	230	62,270	—	—		62,500
Common shares issued upon option exercise	—	—	—	77,500	78	149,922	—	—		150,000
Common shares issued upon partial conversion of convertible note payable	—	—	—	50,000	50	99,950	—	—		100,000
Purchase of common shares from seller shares, cancellation of common shares held in treasury and common share dividend to non-controlling interest	—	—	—	(394,112)	(394)	(693,314)	(57,442)	—		(751,150)
Issuance of preferred shares, net of fees	—	2,633,278	2,794,477	—	—	5,001,317	(2,874,478)	—		4,921,316
Goedeker equity	—	—	—	—	—	—	75,821	(359,078)		(283,257)
Goedeker profit distribution						5,985,000	(3,985,000)		(2,000,000)
Accrued dividends payable		—	176,950	—	—	—	(176,950)	—		—
Net loss	—	—		—	—	—	(2,436,881)	(595,731)		(3,032,612)
BALANCE – December 31, 2020	$1,000	2,633,278	$2,971,427	4,444,013	$4,444	$17,005,491	$(13,856,973)	$(879,239)	$(2,000,000)	$3,246,150

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(10,204,383)	$(2,760,978)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations	7,171,771	1,447,705
Gain on sale of property and equipment	(130,748)	(57,603)
Depreciation and amortization	1,447,077	1,352,872
Stock compensation	523,936	—
Loss on extinguishment of debt	382,681	—
Amortization of financing costs	—	5,458
Amortization of original interest discount	100,511	—
Amortization of operating lease right-of-use assets	79,184	59,077
Changes in operating assets and liabilities:
Accounts receivable	352,490	(41,801)
Inventory	(635,003)	252,348
Prepaid expenses and other assets	(533,745)	(18,794)
Accounts payable and accrued expenses	949,154	452,432
Other current liabilities	—	—
Operating lease liability	(79,184)	(59,077)
Customer deposits	965,254	—
Deferred taxes and uncertain tax position	(146,800)	(309,800)
Change on contract liabilities	85,761	—
Due to related parties	7,140	7,000
Accrued expense long-term	454,209	453,921
Net cash provided by operating activities from continuing operations	789,305	782,760
Net cash provided by (used in) operating activities from discontinued operations	3,137,175	(2,706,053)
Net cash provided by (used in) operating activities	3,926,480	(1,923,293)
INVESTING ACTIVITIES
Cash acquired in acquisitions	1,409,936	—
Investment in certificates of deposits	(276,270)	—
Proceeds from the sale of property and equipment	209,500	143,711
Purchase of property and equipment	(159,234)	(188,832)
Net cash provided by investing activities from continuing operations	1,183,932	(45,121)
Net cash provided by (used in) investing activities from discontinued operations	(51,059)	(2,200)
Net cash provided by investing activities	1,132,873	(47,321)
FINANCING ACTIVITIES
Repayments of short-term borrowings	—	(98,519)
Proceeds from notes payable	969,697	27,000
Repayment of notes payable	(1,512,684)	(304,052)
Repayment of floor plan	(10,581)	—
Proceeds (repayment) of grid note	(62,500)	2,400
Net borrowings from lines of credit	301,081	—
Proceeds from exercise of stock options and warrants	212,500	—
Payment to seller	(4,356,162)	—
Proceeds from issuance of preferred shares, net of costs	4,921,315	—

1847 HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,
	2020	2019
Financing fees	(113,831)	—
Proceeds from vehicle loan	21,968	—
Repayment of financing lease	(721,151)	(524,058)
Net cash used in financing activities from continuing operations	(350,348)	(897,229)
Net cash provided by financing activities from discontinued operations	4,981,959	2,772,723
Net cash provided by (used in) financing activities	4,631,611	1,875,494
NET CHANGE IN CASH AND RESTRICTED CASH – Continuing Operations	1,622,889	(159,590)
NET CHANGE IN CASH AND RESTRICTED CASH – Discontinuing Operations	8,068,075	64,470
CASH AND RESTRICTED CASH AVAILABLE – Discontinuing Operations	(8,068,075)	(64,470)
CASH AND RESTRICTED CASH – Continuing Operations
Beginning of period	174,290	333,880
End of period	$1,797,179	$174,290

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC (the “Company”) was formed under the laws of the State of Delaware on January 22, 2013. The Company is in the business of acquiring small businesses in a variety of different industries.

On March 3, 2017, the Company’s wholly owned subsidiary 1847 Neese Inc., a Delaware corporation (“1847 Neese”), entered into a stock purchase agreement with Neese, Inc., an Iowa corporation (“Neese”), and Alan Neese and Katherine Neese (the “Neese Sellers”), pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese on March 3, 2017. As a result of this transaction, 1847 Neese owns 55% of 1847 Neese, with the remaining 45% held by the sellers.

On March 27, 2020, the Company and the Company’s wholly owned subsidiary 1847 Asien Inc., a Delaware corporation (“1847 Asien”), entered into a stock purchase agreement with Asien’s Appliance, Inc., a California corporation (“Asien’s”), and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992 (the “Asien’s Seller”), pursuant to which 1847 Asien acquired all of the issued and outstanding stock of Asien’s on May 28, 2020 (see Note 10). As a result of this transaction, the Company owns 95% of 1847 Asien, with the remaining 5% held by a third party, and 1847 Asien owns 100% of Asien’s.

On August 27, 2020, the Company and the Company’s wholly owned subsidiary 1847 Cabinet Inc., a Delaware corporation (“1847 Cabinet”), entered into a stock purchase agreement with Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Kyle’s”), and Stephen Mallatt, Jr. and Rita Mallatt (the “Kyle’s Sellers”), pursuant to which 1847 Cabinet acquired all of the issued and outstanding stock of Kyle’s on September 30, 2020 (see Note 10). As a result of this transaction, the Company owns 92.5% of 1847 Cabinet, with the remaining 7.5% held by a third party, and 1847 Cabinet owns 100% of Kyle’s.

On January 10, 2019, the Company established 1847 Goedeker Inc. (“Goedeker”) as a wholly owned subsidiary in the State of Delaware in connection with the proposed acquisition of assets from Goedeker Television Co., a Missouri corporation (“Goedeker Television”). On March 20, 2019, the Company established 1847 Goedeker Holdco Inc. (“Holdco”) as a wholly owned subsidiary in the State of Delaware and subsequently transferred all of its shares in Goedeker to Holdco, such that Goedeker became a wholly owned subsidiary of Holdco.

On January 18, 2019, Goedeker entered into an asset purchase agreement with Goedeker Television and Steve Goedeker and Mike Goedeker, pursuant to which Goedeker acquired substantially all of the assets of Goedeker Television used in its retail appliance and furniture business on April 5, 2019. As a result of this transaction, the Company owned 70% of Holdco, with the remaining 30% held by third parties, and Holdco owned 100% of Goedeker.

On August 4, 2020, Holdco distributed all of its shares of Goedeker to its stockholders in accordance with their pro rata ownership in Holdco, after which time Holdco was dissolved. Following this transaction, and the closing of Goedeker’s initial public offering on August 4, 2020 (the “Goedeker IPO”), the Company owned approximately 54.41% of Goedeker.

On October 23, 2020, the Company distributed all of the shares of Goedeker that it held to its shareholders (the “Goedeker Spin-Off”). As a result of the Goedeker Spin-Off, Goedeker is no longer a subsidiary of the Company.

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries, 1847 Neese, Neese, 1847 Asien, Asien’s, 1847 Cabinet and Kyle’s. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared without audit in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The results of Goedeker are included within discontinued operations for the years ended December 31, 2020 and 2019, respectively. The Company retrospectively updated the consolidated financial statements as of and for the years ended December 31, 2020 and 2019, respectively, to reflect this change.

Accounting Basis

The Company uses the accrual basis of accounting and GAAP. The Company has adopted a calendar year end.

Proposed Acquisition

On February 9, 2021, the Company’s wholly-owned subsidiary 1847 Hydroponic Inc. (“1847 Hydroponic”) entered into a securities purchase agreement with GSH One Enterprises, Inc., a California corporation (d/b/a Bayside Garden Supply), Hone Brothers Retail, LLC, an Oregon limited liability company (d/b/a Endless Summer Garden Supply), and Hone Brothers Retail Tulsa LLC, an Oklahoma limited liability company (d/b/a Endless Summer Garden Supply) (the “Garden Companies”) and the sellers named therein, pursuant to which 1847 Hydroponic agreed to acquire all of the issued and outstanding capital stock or other equity securities of the Garden Companies for an aggregate purchase price of $100,000,000, subject to adjustment, consisting of (i) $90,000,000 in cash and (ii) a three-year 8% secured subordinated convertible promissory note in the aggregate principal amount of $10,000,000. The closing of the securities purchase agreement is subject to standard closing conditions and has not yet been completed.

Segment Reporting

The Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 280, Segment Reporting, requires that an enterprise report selected information about reportable segments in its financial reports issued to its stockholders. Beginning with the second quarter of 2019, the Company changed its operating and reportable segments from one segment to two segments — the Retail and Appliances Segment, which is operated by Asien’s (and was previously operated by Goedeker), and the Land Management Segment, which is operated by Neese. Commencing with the fourth quarter of 2020, the Company added an additional segment — the Construction Segment, which is operated by Kyle’s.

The Retail and Appliances Segment is comprised of the business of Asien’s, which is based in Santa Rosa, California, and provides a wide variety of appliance services including sales, delivery, installation, service and repair, extended warranties, and financing.

The Land Management Services Segment is comprised of the business of Neese, which is based in Grand Junction, Iowa, and provides professional services for waste disposal and a variety of agricultural services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and sales of other products and services.

The Construction Segment is comprised of the business of Kyle’s, which is based in Boise, Idaho, and provides a wide variety of construction services including custom design and build of kitchen and bathroom cabinetry, delivery, installation, service and repair, extended warranties, and financing.

The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. These services are reported under “Corporate Services” below and these include costs associated with executive management, financing activities and public company compliance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Impact of COVID-19

The impact of COVID-19 on the Company’s business has been considered in management’s estimates and assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations. Further, the recently enacted Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) provides for economic assistance loans through the United States Small Business Administration (the “SBA”). On April 10, 2020 and April 28, 2020, Neese and Asien’s received $383,600 and $357,500, respectively, in Paycheck Protection Program (“PPP”) loans from the SBA under the CARES Act. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Neese and Asien’s intend to use the proceeds from the PPP loans for qualifying expenses and to apply for forgiveness of the PPP loans in accordance with the terms of the CARES Act.

Reclassifications

Certain Statements of Operations reclassifications have been made in the presentation of the Company’s prior financial statements and accompanying notes to conform to the presentation as of and for the year ended December 31, 2020. The Company reclassified certain operating expense accounts in the Consolidated Statement of Operations. The reclassification had no impact on financial position, net income, or shareholder’s equity.

Revenue Recognition and Cost of Revenue

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Retail and Appliances Segment

Asien’s collects 100% of the payment for special-order models including tax and 50% of the payment for non-special orders from the customer at the time the order is placed. Asien’s does not incur incremental costs obtaining purchase orders from customers, however, if Asien’s did, because all Asien’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations — The revenue that Asien’s recognizes arises from orders it receives from customers. Asien’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Asien’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation. Once this occurs, Asien’s has satisfied its performance obligation and Asien’s recognizes revenue.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transaction Price — Asien’s agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Asien’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Asien’s collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to Asien’s. Substantially all Asien’s sales are to individual retail consumers (homeowners), builders and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions. Asien’s has a diverse customer base with no one client accounting for more than 5% of total revenue.

Disaggregated revenue for the Retail and Appliances Segment by sales type for the period from May 29, 2020 (date of acquisition) to December 31, 2020 is as follows:
Period May 29, 2020 to December 31, 2020
Appliance sales	$7,563,547
Other sales	61,675
Total revenue	$7,625,222

Land Management Segment

Neese’s payment terms are due on demand from acceptance of delivery. Neese does not incur incremental costs obtaining purchase orders from customers, however, if Neese did, because all of Neese’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

The revenue that Neese recognizes arises from orders it receives from customers. Neese’s performance obligations under the customer orders correspond to each service delivery or sale of equipment that Neese makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the service or equipment sale to be completed. Control of the delivery transfers to customers when the customer is able to direct the use of, and obtain substantially all of the benefits from, Neese’s products, which generally occurs at the later of when the customer obtains title to the equipment or when the customer assumes risk of loss. The transfer of control generally occurs at a point of delivery. Once this occurs, Neese has satisfied its performance obligation and Neese recognizes revenue.

Neese also sells equipment by posting it on auction sites specializing in farm equipment. Neese posts the equipment for sale on a “magazine” site for several weeks before the auction. When Neese decides to sell, it moves the equipment to the auction site. The auctions are one day. If Neese accepts a bid, the customer pays the bid price and arranges for pick-up of the equipment.

Transaction Price — Neese agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon service fee. In Neese’s contracts with customers, it allocates the entire transaction price to the service fee to the customer, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax, value added tax, and other tax Neese collects concurrently with revenue-producing activities are excluded from revenue.

If Neese continued to apply legacy revenue recognition guidance for year ended December 31, 2020, revenues, gross margin, and net loss would not have changed.

Substantially all of Neese’s sales are to businesses, including farmers or municipalities and very little to individuals.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregated Revenue — Neese disaggregates revenue from contracts with customers by contract type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Neese’s disaggregated revenue by sales type for the years ended December 31, 2020 and 2019 is as follows:
	Year Ended December 31,
	2020	2019
Revenues
Trucking	$923,398	$1,579,660
Waste hauling and pumping	1,588,010	1,901,314
Repairs	464,475	377,004
Other	403,772	343,436
Total services	3,379,655	4,201,414
Sales of parts and equipment	3,322,944	2,178,611
Total revenue	$6,702,599	$6,380,025

Performance Obligations — Performance obligations for the different types of services are discussed below:

•        Trucking — Revenues for time and material contracts are recognized when the merchandise or commodity is delivered to the destination specified in the agreement with the customer.

•        Waste Hauling and pumping — Revenues for waste hauling and pumping is recognized when the hauling, pumping, and spreading are complete.

•        Repairs — Revenues for repairs are recognized upon completion of equipment serviced.

•        Sales of parts and equipment — Revenues for the sale of parts and equipment are recognized upon the transfer and acceptance by the customer.

Accounts Receivable, Net — Accounts receivable, net, are amounts due from customers where there is an unconditional right to consideration. Unbilled receivables of $38,000 and $121,989 are included in this balance at December 31, 2020 and 2019, respectively. The payment of consideration related to these unbilled receivables is subject only to the passage of time.

Neese reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. The estimates are based on an analysis of past due receivables, historical bad debt trends, current economic conditions, and customer specific information. After Neese has exhausted all collection efforts, the outstanding receivable balance relating to services provided is written off against the allowance. Additions to the provision for bad debt are charged to expense.

Neese determined that an allowance for loss of $14,614 and $29,001 was required at December 31, 2020 and 2019, respectively.

Construction Segment

Kyle’s generates revenues from providing cabinet design, construction and installation primary from cabinet-related products and supplies.

Kyle’s provides cabinet design, construction and installation services to customers with both residential and commercial projects. A majority of Kyle’s contracts are recurring work from a builder team. Kyle’s will provide pricing and work with individual homeowners, designers and builders to determine pricing options and upgrades to the base proposed contact pricing.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Performance Obligations — For substantially all landscaping construction contracts, the Company recognizes revenue over time, as performance obligations are satisfied, on a percentage completion basis on a total project cost basis. Typical contacts will last approximately 4-6 weeks from start to the substantial completion of the project.

Significant Judgments and Estimates — For cabinet construction contracts, measuring the percent completion on an individual project requires estimates obtained by discussions with field personnel. Estimates are also used in determining the total estimated total costs of a project. These estimates and assumptions are the best information management has at the time percent complete is calculated. The Company employs the same estimation methodology on a quarterly basis.

Accounts Receivable, Net — Accounts receivable, net, are amounts due from customers where there is an unconditional right to consideration.
Period October 1 to December 31, 2020
Construction sales	$1,120,224
Other sales	—
Total revenue	$1,120,224

Receivables

Receivables consist of credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers, net of accounts payable amounts due the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts. The Company historically collects substantially all of its outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Allowance for Credit Losses

Provisions for credit losses are charged to income as losses are estimated to have occurred and in amounts sufficient to maintain an allowance for credit losses at an adequate level to provide for future losses on the Company’s accounts receivable. The Company charges credit losses against the allowance and credits subsequent recoveries, if any, to the allowance. Historical loss experience and contractual delinquency of accounts receivables, and management’s judgment are factors used in assessing the overall adequacy of the allowance and the resulting provision for credit losses. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or portfolio performance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance for credit losses consists of general and specific components. The general component of the allowance estimates credit losses for groups of accounts receivable on a collective basis and relates to probable incurred losses of unimpaired accounts receivables. The Company records a general allowance for credit losses that includes forecasted future credit losses.

Inventory

For Asien’s, inventory mainly consists of appliances that are acquired for resale and is valued at the average cost determined on a specific item basis. Inventory also consists of parts that are used in service and repairs and may or may not be charged to the customer depending on warranty and contractual relationship. For Neese, inventory consists

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of finished products acquired for resale and is valued at the lower-of-cost-or-market with cost determined on a specific item basis. Kyle’s typically orders inventory on a job by job basis and those jobs are put into production within hours of being received. The inventory in production is accounted for in the contact assets and liabilities and follows the percentage completion methodology. Inventories consisting of materials and supplies are stated at lower of costs or market. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions. The Company estimated an obsolescence allowance of $181,370 and $26,546 at December 31, 2020 and 2019, respectively.

Property and Equipment

Property and equipment is stated at cost. Depreciation of furniture, vehicles and equipment is calculated using the straight-line method over the estimated useful lives as follows:
Useful Life (Years)
Building and Improvements	4
Machinery and Equipment	3 – 7
Tractors	3 – 7
Trucks and Vehicles	3 – 6

Goodwill and Intangible Assets

In applying the acquisition method of accounting, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Identifiable intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Identifiable intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Intangible assets with indefinite lives are tested for impairment within one year of acquisitions or annually as of December 1, and whenever indicators of impairment exist. The fair value of intangible assets are compared with their carrying values, and an impairment loss would be recognized for the amount by which a carrying amount exceeds its fair value.

Acquired identifiable intangible assets are amortized over the following periods:
Acquired intangible Asset	Amortization Basis	Expected Life (years)
Customer-Related	Straight-line basis	5 – 15
Marketing-Related	Straight-line basis	5

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, certificates of deposit and amounts due to shareholders. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three-level hierarchy is as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities.

Level 2 — Observable market-based inputs or inputs that are corroborated by market data.

Level 3 — Unobservable inputs that are not corroborated by market date.

The Company’s held to maturity securities are comprised of certificates of deposit.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts, and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

for any potentially dilutive debt or equity. As the Company had a net loss for the year ended December 31, 2020, the following 2,632,278 potentially dilutive securities were excluded from diluted loss per share: 2,632,278 for outstanding warrants. As the Company had a net loss for the year ended December 31, 2019, the following 895,565 potentially dilutive securities were excluded from diluted loss per share: 200,000 for outstanding warrants and 695,565 related to the convertible note payable and accrued interest.

Leases

The Company adopted ASC Topic 842, Leases, on January 1, 2019.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. As the Company’s leases do not provide an implicit rate, the Company used its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. A number of the lease agreements contain options to renew and options to terminate the leases early. The lease term used to calculate ROU assets and lease liabilities only includes renewal and termination options that are deemed reasonably certain to be exercised.

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, and unamortized lease incentives provided by lessors. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur. The Company has elected not to separate lease and non-lease components for all property leases for the purposes of calculating ROU assets and lease liabilities.

Going Concern Assessment

Management assesses going concern uncertainty in the Company’s consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

The Company has generated losses since its inception and has relied on cash on hand, sales of securities, external bank lines of credit, issuance of third party and related party debt and the sale of a note to support cashflow from operations. For the year ended December 31, 2020, the Company incurred operating losses of $3,032,612 (before deducting losses attributable to non-controlling interests and excluding the loss of discontinued operations), cash flows from operations of $789,306 (excluding the cashflow from discontinued operations) and negative working capital of $1,933,026 (excluding the negative working capital from discontinued operations). In addition to the estimates of funds available from operations, the Company has unpledged assets that it believes could provide for approximately $914,000 of additional borrowings.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management has prepared estimates of operations for fiscal year 2021 and believes that sufficient funds will be generated from operations to fund its operations, and to service its debt obligations for one year from the date of the filing of the consolidated financial statements in the Company’s Annual Report on Form 10-K, indicate improved operations and the Company’s ability to continue operations as a going concern.

The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations. Further, the recently enacted Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) provides for economic assistance loans through the United States Small Business Administration (the “SBA”). On April 10, 2020 and April 28, 2020, Neese and Asien’s received $383,600 and $357,500, respectively, in Paycheck Protection Program (“PPP”) loans from the SBA under the CARES Act. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Neese and Asien’s intend to use the proceeds from the PPP loans for qualifying expenses and to apply for forgiveness of the PPP loans in accordance with the terms of the CARES Act.

The accompanying consolidated financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts, for one year from the date of the filing of the consolidated financial statements in the Company’s Annual Report on Form 10-K, indicate improved operations and the Company’s ability to continue operations as a going concern. The Company has contingency plans to reduce or defer expenses and cash outlays should operations not improve in the look forward period.

Recent Accounting Pronouncements

Not Yet Adopted

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other: Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the update requires only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit’s carrying amount over its fair value. A qualitative assessment may still be completed first for an entity to determine if a quantitative impairment test is necessary. The update is effective for fiscal year 2021 and is to be adopted on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company will test goodwill for impairment within one year of the acquisition or annually as of December 1, and whenever indicators of impairment exist.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2019. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. The Company has elected this extension and the effective date for the Company to adopt this standard will be for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard, but does not expect the adoption to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 3 — BUSINESS SEGMENTS

Summarized financial information concerning the Company’s reportable segments is presented below:
	Year Ended December 31, 2020
	Retail & Appliances	Land Management Services	Construction	Corporate Services	Total
Revenue
Services	$—	$3,379,655	$—	$—	$3,379,655
Sales of parts and equipment	—	3,322,944		—	3,322,944
Furniture and appliances revenue	7,625,222				7,625,222
Construction	—	—	1,120,224	—	1,120,224
Total Revenue	7,625,222	6,702,599	1,120,224	—	15,448,045

Total cost of sales	5,866,414	2,874,792	665,022	—	9,406,228
Total operating expenses	1,986,775	5,000,313	681,040	896,095	8,564,223
Loss from operations	$(227,967)	$(1,172,506)	$(225,838)	$(896,095)	$(2,522,406)
	Year Ended December 31, 2019
	Retail & Appliances	Land Management Services	Construction	Corporate Services	Total
Revenue
Services	$—	$4,201,414	$—	$—	$4,201,414
Sales of parts and equipment	—	2,178,611	—	—	2,178,611
Furniture and appliances revenue	—	—	—	—	—
Total Revenue	—	6,380,025	—	—	6,380,025

Total cost of sales	—	1,830,067	—	—	1,830,067
Total operating expenses	—	5,707,272	—	161,441	5,868,713
Loss from operations	$—	$(1,157,314)	$—	$(161,441)	$(1,318,755)

NOTE 4 — CASH EQUIVALENTS AND INVESTMENTS
	December 31, 2020	December 31, 2019
Cash and cash equivalents
Operating accounts	$1,393,369	$174,290
Restricted accounts	403,811	—
Subtotal	$1,797,180	$174,290

Held to Maturity Investments
Restricted accounts – certificates of deposit (4 – 24 month maturities, FDIC insured)	$276,270	$—
Subtotal	$276,270	$—

TOTAL	$2,073,450	$174,290

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 5 — DISCONTINUED OPERATIONS

ASC 360-10-45-9 requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. This criteria was achieved on September 10, 2020, when the board approved the Goedeker Spin-Off and subsequently on October 23, 2020, when the Company completed the Goedeker Spin-Off. Additionally, the discontinued operations are comprised of the entirety of the business of Goedeker. Lastly, for comparability purposes certain prior period line items relating to the assets held for sale have been reclassified and presented as discontinued operations for all periods presented in the accompanying consolidated statements of operations, consolidated statements of cash flows, and the consolidated balance sheets.

In accordance with ASC 205-20-S99, “Allocation of Interest to Discontinued Operations”, the Company elected to not allocate consolidated interest expense to discontinued operations where the debt is not directly attributable to or related to discontinued operations.

The following information presents the major classes of line item of assets and liabilities included as part of discontinued operations in the consolidated balance sheet as of December 31, 2019. There was no balance sheet upon the completion of the Goedeker Spin-off.
December 31, 2019
Current Assets – discontinued operations:
Cash	$64,470
Accounts receivable, net	1,862,086
Vendor deposits	294,960
Inventories, net	1,380,090
Prepaid expenses and other current assets	892,796
Total current assets – discontinued operations	$4,494,402

Noncurrent Assets – discontinued operations:
Property and equipment, net	185,606
Operating lease right of use assets	2,000,755
Goodwill	4,976,016
Intangible assets, net	1,878,844
Deferred tax asset	698,303
Other assets	45,000
Total noncurrent assets	$9,784,524

Current liabilities – discontinued operations:
Accounts payable and accrued expenses	$2,465,220
Current portion of operating lease liability	422,520
Advances, related party	137,500
Lines of credit	1,250,930
Notes payable – current portion	2,068,175
Warrant liability	122,344
Convertible promissory note – current portion	584,943
Customer deposits	4,164,296
Total current liabilities – discontinued operations	$11,215,928

Long term liabilities – discontinued operations:
Operating lease liability – long term, net of current portion	1,578,235
Notes payable – long term, net of current portion	2,231,469
Contingent note payable	49,248
Total long term liabilities – discontinued operations	$3,858,952

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following information presents the major classes of line items constituting the after-tax loss from discontinued operations in the consolidated statements of operations for the period from January 1, 2020 through October 23, 2020 and the year ended December 31, 2019:
	Period from January 1, 2020 through October 23, 2020	Period from April 6, 2019 through December 31, 2019
REVENUES
Furniture and appliances revenue	$42,715,266	$34,668,113
TOTAL REVENUE
OPERATING EXPENSES
Cost of sales	35,613,453	28,596,127
Personnel costs	4,715,687	2,909,752
Depreciation and amortization	276,914	271,036
General and administrative	7,022,720	4,608,434
TOTAL OPERATING EXPENSES	47,628,774	7,789,221
NET LOSS FROM OPERATIONS	(4,919,059)	(1,717,238)
OTHER INCOME (EXPENSE)
Financing costs	(757,646)	(520,160)
Loss on extinguishment of debt	(1,756,095)	—
Interest expense, net	(604,909)	(683,211)
Loss on acquisition receivable	(809,000)	—
Change in warrant liability	(2,127,656)	106,900
Interest income	9,674	—
Other income (expense)	—	15,010
TOTAL OTHER INCOME (EXPENSE)	(6,045,632)	(1,049,215)
NET LOSS BEFORE INCOME TAXES	(10,964,691)	(2,766,453)
INCOME TAX BENEFIT	(698,303)	(698,303)
NET LOSS BEFORE NON-CONTROLLING INTERESTS	(11,662,984)	(2,068,150)
LESS NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(4,491,222)	(620,445)
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS SHAREHOLDERS	$(7,172,772)	$(1,447,705)

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following information presents the major classes of line items constituting significant operating, investing and financing cash flow activities in the unaudited consolidated statements of cash flows relating to discontinued operations:
	Period from January 1, 2020 through October 23, 2020	Period from April 6, 2019 through December 31, 2019
Cash flows from operating activities of discontinued operations:
Net loss	$(11,662,994)	$(2,068,152)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities of discontinued operations:
Depreciation and amortization	276,913	271,036
Stock compensation	281,194	599,814
Amortization of financing costs	842,174	—
Loss on extinguishment of debt	1,955,787	—
Gain on write-down of contingent liability	—	(32,246)
Write-off of acquisition receivable	809,000	—
Change in fair value of warrant liability	2,127,656	(106,900)
Changes in operating assets and liabilities:
Accounts receivable	(3,585,090)	(1,405,904)
Vendor deposits	(252,688)	(294,960)
Inventory	(2,055,293)	471,161
Prepaid expenses and other assets	(1,106,409)	167,066
Change in operating lease right-of-use assets	—	299,245
Deferred tax asset	698,303	(698,303)
Accounts payable and accrued expenses	381,443	(1,464,657)
Customer deposits	14,427,180	1,855,990
Operating lease liability	—	(299,245)
Net cash provided by (used in) operating activities from discontinued operations	3,137,176	(2,706,053)

Cash flows from investing activities in discontinued operations:
Purchase of property and equipment	(51,059)	(2,200)
Net cash provided by investing activities in discontinued operations	(51,059)	(2,200)

Cash flows from financing activities in discontinued operations:
Proceeds from initial public offering	8,602,166	—
Proceeds from notes payable	642,600	1,500,000
Repayment of notes payable	(2,818,098)	(357,207)
Payments on convertible notes payable	—	650,000
Net borrowings (payments) from lines of credit	(1,339,430)	1,339,430
Cash paid for financing costs	(105,279)	(359,500)
Net cash used in financing activities	$4,981,959	$2,772,723

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

The following are the financial options of the discontinued operations:

Lines of Credit

Burnley Capital LLC

On April 5, 2019, Goedeker, as borrower, and Holdco entered into a loan and security agreement with Burnley Capital LLC (“Burnley”) for revolving loans in an aggregate principal amount that will not exceed the lesser of (i) the borrowing base (as defined in the loan and security agreement) or (ii) $1,500,000 minus reserves established Burnley at any time in accordance with the loan and security agreement. In connection with the closing of the acquisition of Goedeker Television on April 5, 2019, Goedeker borrowed $744,000 under the loan and security agreement and issued a revolving note to Burnley in the principal amount of up to $1,500,000. As of December 31, 2019, the balance of the line of credit was $571,997.

On August 4, 2020, Goedeker used a portion of the proceeds from the Goedeker IPO to repay the revolving note in full and the loan and security agreement was terminated. The total payoff amount was $118,194, consisting of principal of $32,350, interest of $42 and prepayment, legal, and other fees of $85,802.

Northpoint Commercial Finance LLC

On June 24, 2019, Goedeker, as borrower, entered into a loan and security agreement with Northpoint Commercial Finance LLC, which was amended on August 2, 2019, for revolving loans up to an aggregate maximum loan amount of $1,000,000 for the acquisition, financing or refinancing by Goedeker of inventory at an interest rate of LIBOR plus 7.99%. As of December 31, 2019, the balance of the line of credit was $678,993. Goedeker terminated the loan and security agreement on May 18, 2020 and there is no outstanding balance as of October 23, 2020.

Notes Payable and Warrant Liability

Arvest Loan

On August 25, 2020, Goedeker entered into a promissory note and security agreement with Arvest Bank for a loan in the principal amount of $3,500,000. As of October 23, 2020, the outstanding balance of this loan is $3,340,602, comprised of principal of $3,446,126, net of unamortized loan costs of $103,524.

PPP Loan

On April 8, 2020, Goedeker received a $642,600 PPP loan from the United States Small Business Administration under provisions of the CARES Act. The PPP loan has an 18-month term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loan contains events of default and other provisions customary for a loan of this type. The PPP provides that the loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The balance of the PPP loan was $642,600 as of October 23, 2020 and was classified as a current liability. Goedeker repaid the PPP loan on November 2, 2020.

Small Business Community Capital II, L.P.

On April 5, 2019, Goedeker, as borrower, and Holdco entered into a loan and security agreement with Small Business Community Capital II, L.P. (“SBCC”) for a term loan in the principal amount of $1,500,000, pursuant to which Goedeker issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of the most senior capital stock of Goedeker equal to 5.0% of the outstanding equity securities of Goedeker on a fully-diluted basis for an aggregate price equal to $100. As of December 31, 2019, the balance of the note was $999,201.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 5 — DISCONTINUED OPERATIONS (cont.)

On August 4, 2020, Goedeker used a portion of the proceeds from the Goedeker IPO to repay the term note in full and the loan and security agreement was terminated. The total payoff amount was $1,122,412 consisting of principal of $1,066,640, interest of $11,773 and prepayment, legal, and other fees of $43,999.

Goedeker classified the warrant as a derivative liability on the balance sheet at June 30, 2020 of $2,250,000 based on the estimated value of the warrant in the Goedeker IPO. The increase in the value of the warrant from the estimated value of $122,344 at December 31, 2020 resulted in a charge of $2,127,656 during the period January 1, 2020 through October 23, 2020 (date of distribution). Immediately prior to the closing of the Goedeker IPO on August 4, 2020, SBCC converted the warrant into 250,000 shares of common stock.

Notes payable, related parties

A portion of the purchase price for the acquisition of Goedeker Television was paid by the issuance by Goedeker to Steve Goedeker, as representative of Goedeker Television, of a 9% subordinated promissory note in the principal amount of $4,100,000. As of December 31, 2019, the balance of the note was $3,300,444.

Pursuant to a settlement agreement, the parties entered into an amendment and restatement of the note that became effective as of the closing of the Goedeker IPO on August 4, 2020, pursuant to which (i) the principal amount of the existing note was increased by $250,000, (ii) upon the closing of the Goedeker IPO, Goedeker agreed to make all payments of principal and interest due under the note through the date of the closing, and (iii) from and after the closing, the interest rate of the note was increased from 9% to 12%. In accordance with the terms of the amended and restated note, Goedeker used a portion of the proceeds from the Goedeker IPO to pay $1,083,842 of the balance of the note representing a $696,204 reduction in the principal balance and interest accrued through August 4, 2020 of $387,638.

Goedeker refinanced this note payable with proceeds from the loan from Arvest Bank. In connection with the refinance, Goedeker recorded a $757,239 loss on extinguishment of debt consisting of a $250,000 forbearance fee, write-off of unamortized loan discount of $338,873, and write-off of unamortized debt costs of $168,366.

Convertible Promissory Note

On April 5, 2019, the Company, Holdco and Goedeker entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company, pursuant to which they issued to Leonite Capital LLC a secured convertible promissory note in the aggregate principal amount of $714,286 due April 5, 2020. See Note 13 for further details of the convertible promissory note.

NOTE 6 — RECEIVABLES

At December 31, 2020 and 2019, receivables consisted of the following:
	December 31, 2020	December 31, 2019
Credit card payments in process of settlement	$158,924	$—
Trade receivables from customers	715,410	620,370
Total receivables	874,334	620,370
Allowance for doubtful accounts	(14,614)	(29,001)
Accounts receivable, net	$859,720	$591,369

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 7 — INVENTORIES

At December 31, 2020 and 2019, the inventory balances are composed of:
	December 31, 2020	December 31, 2019
Machinery and Equipment	$331,935	$119,444
Parts	147,999	142,443
Appliances	2,029,270	—
Subtotal	2,509,204	261,887
Allowance for inventory obsolescence	(181,371)	(26,545)
Inventories, net	$2,327,833	$235,342

Inventory and accounts receivable are pledged to secure a loan from Home State Bank described below.

NOTE 8 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2020 and 2019:
Classification	December 31, 2020	December 31, 2019
Buildings and improvements	$47,939	$5,338
Equipment and machinery	3,127,158	3,019,638
Tractors	2,578,296	2,694,888
Trucks and other vehicles	1,363,156	1,138,304
Total	7,116,549	6,858,168
Less: Accumulated depreciation	(4,792,202)	(3,676,347)
Property and equipment, net	$2,324,347	$3,181,821

Depreciation expense for the years ended December 31, 2020 and 2019 was $1,295,744 and $1,378,952, respectively.

All Neese property and equipment are pledged to secure loans from Home State Bank as described below.

NOTE 9 — INTANGIBLE ASSETS

The following provides a breakdown of identifiable intangible assets as of December 31, 2020 and 2019:
	December 31, 2020	December 31, 2019
Customer Relationships
Identifiable intangible assets, gross	$3,223,000	$34,000
Accumulated amortization	(89,486)	(19,267)
Customer relationship identifiable intangible assets, net	3,133,514	14,733
Marketing Related
Identifiable intangible assets, gross	841,000	—
Accumulated amortization	(81,114)	—
Marketing related identifiable intangible assets, net	759,886	—
Total Identifiable intangible assets, net	$3,893,400	$14,733

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 9 — INTANGIBLE ASSETS (cont.)

In connection with the acquisitions of Asien’s, Neese and Kyle’s, the Company identified intangible assets of $1,009,000, $34,000 and $3,021,000, respectively, representing trade names and customer relationships. These assets are being amortized on a straight-line basis over their weighted average estimated useful life of 9.5 years and amortization expense amounted to $151,333 and $14,733 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the estimated annual amortization expense for each of the next five fiscal years is as follows:
2021	$397,988
2022	392,321
2023	391,188
2024	391,173
2025	258,169
Thereafter	2,062,561
Total	$3,893,400

NOTE 10 — ACQUISITIONS

Goedeker

On January 18, 2019, Goedeker entered into an asset purchase agreement with Goedeker Television and Steve Goedeker and Mike Goedeker (the “Stockholders”), pursuant to which Goedeker agreed to acquire substantially all of the assets of Goedeker Television used in its retail appliance and furniture business (the “Goedeker Business”).

On April 5, 2019, Goedeker, 1847 Goedeker, and the Stockholders entered into an amendment to the asset purchase agreement and closing of the acquisition of substantially all of the assets of Goedeker Television used in the Goedeker Business was completed (the “Goedeker Acquisition”).

The aggregate purchase price was $6,200,000 consisting of: (i) $1,500,000 in cash, subject to adjustment; (ii) the issuance of a promissory note in the principal amount of $4,100,000; and (iii) up to $600,000 in earn out payments (as described below). As additional consideration, 1847 Goedeker agreed to issue to each of the Stockholders a number of shares of its common stock equal to a 11.25% non-dilutable interest (22.5% total) in all of the issued and outstanding stock of 1847 Goedeker as of the closing date.

The cash portion was decreased by the amount of outstanding indebtedness of Goedeker Television for borrowed money existing as of the closing. As a result, the cash portion was adjusted to $478,000.

The asset purchase agreement also provided for an adjustment to the purchase price based on the difference between actual working capital at closing and Goedeker Television’s preliminary estimate of closing date working capital. In accordance with the asset purchase agreement, an independent CPA firm was retained by Goedeker and Goedeker Television to resolve differences in the working capital amounts. The report issued by that CPA firm determined that Goedeker Television owed Goedeker $809,000, which Goedeker Television has not paid. On or about March 23, 2020, Goedeker submitted a claim for arbitration to the American Arbitration Association relating to Goedeker Television’s failure to pay the amount owed. The claim alleges, inter alia, breach of contract, fraud, indemnification and the breach of the covenant of good faith and fair dealing. Goedeker is alleging damages in the amount of $809,000, plus attorneys’ fees and costs. The $809,000 is included in other assets in the accompanying balance sheet as of December 31, 2019.

On June 1, 2020, Goedeker entered into a settlement agreement with Goedeker Television, Steve Goedeker, Mike Goedeker and 1847 Goedeker. The settlement agreement and the related transaction documents that are exhibits to the settlement agreement were all signed on June 1, 2020 but only became effective upon the closing of the Goedeker IPO. Pursuant to the settlement agreement, the parties entered into an amendment and restatement of the 9% subordinated

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — ACQUISITIONS (cont.)

promissory note described above (see Note 5). In addition, the parties agreed that the arbitration action described above would be settled effective upon the closing of the Goedeker IPO and that each party to such arbitration action would release all claims that it has against the other parties to such action. As part of the settlement of the arbitration action, Goedeker agreed that the sellers will not have to pay the $809,000 working capital adjustment amount resulting in a loss on the acquisition receivable in the year ended December 31, 2020.

Goedeker Television is also entitled to receive the following earn out payments to the extent the Goedeker Business achieves the applicable EBITDA (as defined in the asset purchase agreement) targets:

1.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the closing date is $2,500,000 or greater;

2.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the first anniversary of closing date is $2,500,000 or greater; and

3.      An earn out payment of $200,000 if the EBITDA of the Goedeker Business for the trailing twelve (12) month period from the second anniversary of the closing date is $2,500,000 or greater.

To the extent the EBITDA of the Goedeker Business for any applicable period is less than $2,500,000 but greater than $1,500,000, Goedeker must pay a partial earn out payment to Goedeker Television in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable earn out payment for such period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of the Goedeker Business for the applicable period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial earn out payments shall be earned or paid to the extent the EBITDA of the Goedeker Business for any applicable period is equal or less than $1,500,000. For the trailing twelve (12) month period from the closing date, EBITDA for the Goedeker Business was $(2,825,000), so Goedeker Television is not entitled to an earn out payment for that period.

To the extent Goedeker Television is entitled to all or a portion of an earn out payment, the applicable earn out payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the closing date, and shall accrue interest from the date on which it is determined Goedeker Television is entitled to such earn out payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed.

The Company determined the fair value of the earnout on the date of acquisition was $81,494. Such amount was recorded as a contingent consideration liability within the accounts payable and accrued expense line item on the consolidated balance sheet and is revalued to fair value each reporting period until settled. The year 1 contingent liability of $32,246 was written-off in the year ended December 31, 2019 as the target was not met and the balance of the liability at October 23, 2020 is $49,248.

The provisional fair value of the purchase consideration issued to Goedeker Television was allocated to the net tangible assets acquired. The Company accounted for the Goedeker Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net liabilities assumed was approximately $614,337. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — ACQUISITIONS (cont.)

The table below shows the analysis for the Goedeker asset purchase:
Purchase consideration at final fair value:
Note payable, net of $462,102 debt discount and $215,500 of capitalized financing costs	$3,422,398
Contingent note payable	81,494
Non-controlling interest	979,523
Amount of consideration	$4,483,415

Assets acquired and liabilities assumed at fair value
Accounts receivable	$334,446
Inventories	1,851,251
Working capital adjustment receivable and other assets	1,104,863
Property and equipment	216,286
Customer related intangibles	749,000
Marketing related intangibles	1,368,000
Accounts payable and accrued expenses	(3,929,876)
Customer deposits	(2,308,307)
Net tangible assets acquired (liabilities assumed)	$(614,337)

Total net assets acquired (liabilities assumed)	$(614,337)
Consideration paid	4,483,415
Goodwill	$5,097,752

On October 23, 2020, the Company completed a distribution of Goedeker. As a result of this distribution, Goedeker is no longer a majority-owned subsidiary of the Company. The distribution therefore resulted in the disposition of the business and assets of Goedeker (see Note 21).

Asien’s

On March 27, 2020, the Company and 1847 Asien entered into a stock purchase agreement with the Asien’s Seller, pursuant to which 1847 Asien agreed to acquire all of the issued and outstanding capital stock of Asien’s. The Company acquired Asien’s, which provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing in the North Bay area of Sonoma County, California, to expand into the appliance industry.

On May 28, 2020, the Company, 1847 Asien, Asien’s and the Asien’s Seller entered into an amendment to the stock purchase agreement and closing of the acquisition of all of the issued and outstanding capital stock of Asien’s was completed (the “Asien’s Acquisition”).

The aggregate purchase price was $2,125,000 consisting of: (i) $233,000 in cash, subject to adjustment; (ii) the issuance of an amortizing promissory note in the principal amount of $200,000; (iii) the issuance of a demand promissory note in the principal amount of $655,000; and (iv) 415,000 common shares of the Company, having a mutually agreed upon value of $830,000 and a fair value of $1,037,500, which may be repurchased by 1847 Asien for a period of one year following the closing at a purchase price of $2.50 per share. The shares were repurchased by 1847 Asien on July 29, 2020.

The fair value of the purchase consideration issued to the Asien’s Seller was allocated to the net tangible assets acquired. The Company accounted for the Asien’s Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $1,171,272. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — ACQUISITIONS (cont.)

The table below shows analysis for the Asien’s Acquisition:
Purchase Consideration at fair value:
Common shares	$1,037,500
Notes payable	855,000
Due to seller	233,000
Amount of consideration	$2,125,500

Assets acquired and liabilities assumed at fair value
Cash	$1,501,285
Accounts receivable	235,746
Inventories	1,457,489
Other current assets	41,427
Deferred tax asset	11,653
Property and equipment	157,052
Customer related intangibles	462,000
Marketing related intangibles	547,000
Accounts payable and accrued expenses	(280,752)
Customer deposits	(2,405,703)
Notes payable	(509,272)
Other liabilities	(23,347)
Net assets acquired	$1,182,925

Total net assets acquired	$1,171,272
Consideration paid	2,125,500
Goodwill	$942,575

The estimated useful life remaining on the property and equipment acquired is 5 to 13 years.

Kyle’s

On August 27, 2020, the Company and 1847 Cabinet entered into a stock purchase agreement with Kyle’s and the Asien’s Seller, pursuant to which 1847 Cabinet agreed to acquire all of issued and outstanding capital stock of Kyle’s. The Company acquired Kyle’s, a leading custom cabinetry maker servicing contractors and homeowners in Boise, Idaho, to expand into contracting services.

On September 30, 2020, the Company, 1847 Cabinet, Kyle’s and the Kyle’s Sellers entered into addendum to the stock purchase and closing of the acquisition of all of the issued and outstanding capital stock of Kyle’s was completed (the “Kyle’s Acquisition”)

The aggregate purchase price was $6,650,000, subject to adjustment as described below. The purchase price consists of (i) $4,200,000 in cash, (ii) an 8% contingent subordinated note in the aggregate principal amount of $1,050,000, and (iii) 700,000 common shares of the Company, having a mutually agreed upon value of $1,400,000 and a fair value of $3,675,000. The shares were issued on October 16, 2020, immediately following the record date for the Goedeker Spin-Off described above.

The purchase price is subject to a post-closing working capital adjustment provision based on the difference between actual working capital at closing and the Kyle’s Sellers’ preliminary estimate of closing date working capital. If the final working capital exceeds the preliminary working capital estimate, 1847 Cabinet must pay to the Kyle’s Sellers an amount of cash that is equal to such excess. If the preliminary working capital estimate exceeds the final working

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — ACQUISITIONS (cont.)

capital, the Kyle’s Sellers must pay to 1847 Cabinet an amount in cash equal to such excess, provided, however, that the Kyle’s Sellers may, at their option, in lieu of paying such excess in cash, deliver and transfer to 1847 Cabinet a number of common shares of the Company that is equal to such excess divided by $2.00.

In addition to the post-closing net working capital adjustment described above, there was a target working capital adjustment, pursuant to which if at the closing the preliminary working capital exceeded a target working capital of $154,000, then the purchase price would be increased at the closing by the amount of such difference. Accordingly, as a result of the target working capital adjustment, the cash portion of the purchase price at the closing was $4,356,162.

The fair value of the purchase consideration issued to the Kyle’s Sellers was allocated to the net tangible assets acquired. The Company accounted for the Kyle’s Acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $527,618. The excess of the aggregate fair value of the net tangible assets has been allocated to goodwill.

The table below shows an analysis for the Kyle’s Acquisition:
Purchase Consideration at fair value:
Common shares	$3,675,000
Notes payable	498,979
Due to seller	4,389,792
Amount of consideration	$8,563,771

Assets acquired and liabilities assumed at fair value
Cash	$130,000
Accounts receivable	385,095
Costs in excess of billings	122,016
Other current assets	13,707
Property and equipment	200,737
Customer related intangibles	2,727,000
Marketing related intangibles	294,000
Accounts payable and accrued expenses	(263,597)
Billings in excess of costs	(43,428)
Other liabilities	(49,000)
Net tangible assets acquired	$3,516,530

Total net assets acquired	$3,516,530
Consideration paid	8,563,771
Goodwill	$5,047,243

The estimated useful life remaining on the property and equipment acquired is 3 to 7 years.

Proforma

The following unaudited proforma results of operations are presented for information purposes only. The unaudited proforma results of operations are not intended to present actual results that would have been attained had the Asien’s Acquisition and Kyle’s Acquisition been completed as of January 1, 2019 or to project potential operating results as of any future date or for any future periods. The revenue and net loss before non-controlling interest of Asien’s since

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 10 — ACQUISITIONS (cont.)

the May 28, 2020 acquisition date through December 31, 2020 included in the consolidated statement of operations amounted to approximately $7,625,222 and $431,641, respectively. The revenue and net loss before non-controlling interest of Kyle’s since the September 30, 2020 acquisition date through December 31, 2020 included in the consolidated statement of operations amounted to approximately $1,120,224 and $380,500, respectively. The unaudited proforma also removes the effect of Goedeker as if it had been disposed of on January 1, 2019.
	Year Ended December 31,
	2020	2019
Revenues, net	$24,376,944	$23,849,214
Net income (loss)	$(1,402,208)	$(230,704)
Basic earnings (loss) per share	$(0.31)	$(0.05)
Diluted earnings (loss) per share	$(0.31)	$(0.05)

Basic Number of Shares(a)	4,561,840	4,230,625
Diluted Number of Shares(a)	4,561,840	4,230,625

____________

Note: (a) shares assuming as if issued as of Jan 1.

NOTE 11 — NOTES PAYABLE

1847 Neese/Neese

Home State Bank

On June 13, 2018, Neese entered into a term loan agreement with Home State Bank, pursuant to which Neese issued a promissory note to Home State Bank in the principal amount of $3,654,074 with an annual interest rate of 6.85% and with covenants to maintain a minimum debt coverage ratio of 1.00 to 1.25 measured at December 31, 2020. Neese met this covenant for the year ended December 31, 2020. On July 30, 2020, Neese entered into a change in terms agreement with Home State Bank to amend the terms of the term loan. Pursuant to the change in terms agreement: (i) the maturity date was extended to July 30, 2022; (ii) the interest rate was changed to 5.50%; (iii) Neese agreed to pay accrued interest in the amount of $95,970; (iv) Neese agreed to make payments of $30,000 beginning on September 30, 2020 and continuing thereafter on a monthly basis until maturity, at which time a final interest payment is due; (v) Neese agreed to make a payment of $260,000 on December 30, 2020 and December 30, 2021; (vi) Neese agreed to make two new advances under the note in the amounts $51,068 and $517,529 to repay in full Neese’s capital lease transactions due to Utica Leaseco LLC described below; (vii) Neese agreed to pay a loan fee of $17,500; and (viii) Home State Bank agreed to make a loan advance to checking for $17,500. The balance of the note amounts to $3,225,321, comprised of principal of $3,239,176, net of unamortized debt discount of $13,855 as of December 31, 2020.

The loan agreement contains customary representations and warranties and events of default. Upon an event of default, the interest rate on the note will be increased by 3 percentage points. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law. The loan is secured by inventory, accounts receivable, and certain fixed assets of Neese. The loan agreement limited the payment of interest on the 10% promissory note described below to $40,000 annually. The Company continues to accrue interest at the contractual amounts. Such accruals (in excess of $40,000 in interest on the promissory note) are shown as long-term accrued expenses in the accompanying balance sheet as of December 31, 2020.

If the Company sells property, plant, and equipment securing the loan, it must remit the appraised value of the equipment to Home State Bank. During the years ended December 31, 2020 and 2019, $0 and $30,500, respectively, was remitted to Home State Bank pursuant to this requirement.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 11 — NOTES PAYABLE (cont.)

The Company adopted ASU 2015-03 by deducting debt issuance costs from the long-term portion of the loan. Amortization of the Home State Bank debt issuance costs totaled $15,513 and $18,645 for the years ended December 31, 2020 and 2019, respectively.

10% Promissory Note

A portion of the purchase price for the acquisition of Neese was paid by the issuance of a promissory note in the principal amount of $1,025,000 by 1847 Neese and Neese to the Neese Sellers. The note bears interest on the outstanding principal amount at the rate of ten percent (10%) per annum and was due and payable in full on March 3, 2018. The note is unsecured and contains customary events of default. The note has not been repaid, so the Company is in default under this note. Under terms of the term loan with Home State Bank described above, this note may not be paid until the term loan is paid in full. The payees on the note agreed to the modification of its terms by signing the loan agreement for the Home State Bank term loan. Accordingly, the loan is shown as a long-term liability as of December 31, 2020. Additionally, Home State Bank limits the payment of interest on this note to $40,000 annually. The Company continues to accrue interest at the contract rate; however, given the limitations of the term loan, all accrued interest in excess of $40,000 is included in long-term accrued expenses.

1847 Asien/Asien’s

Arvest Bank

On July 10, 2020, Asien’s entered into a promissory note and security agreement with Arvest Bank for a revolving loan for up to $400,000. The loan matures on July 10, 2021 and bears interest at 5.25% per annum, subject to change in accordance with the Variable Rate (as defined in the promissory note and security agreement), the calculation for which is the U.S. Prime Rate plus 2%. Pursuant to the terms of the promissory note and security agreement, Asien’s is required to make monthly payments beginning on August 10, 2020 and until the maturity date, at which time all unpaid principal and interest will be due. Asien’s may prepay the loan in full or in part at any time without penalty. The promissory note and security agreement contains customary representations, warranties, affirmative and negative covenants and events of default for a loan of this type. The loan is secured by Asien’s inventory and equipment, accounts and other rights of payments, and general intangibles, as such terms are defined in the Uniform Commercial Code. The remaining principal balance of the note at December 31, 2020 is $301,081 and it has accrued interest of $995.

8% Subordinated Amortizing Promissory Note

A portion of the purchase price for acquisition of Asien’s was paid by the issuance of an 8% subordinated amortizing promissory note in the principal amount of $200,000 by 1847 Asien to the Asien’s Seller. Interest on the outstanding principal amount will be payable quarterly at the rate of eight percent (8%) per annum. The outstanding principal amount of the note will amortize on a one-year straight-line basis in accordance with a specified amortization schedule, with all unpaid principal and accrued, but unpaid interest being fully due and payable on May 28, 2021. The note contains customary events of default. The right of the Asien’s Seller to receive payments under the note is subordinated to all indebtedness of 1847 Asien to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities. The remaining principal balance of the note at December 31, 2020 is $101,980 and it has accrued interest of $1,095.

6% Amortizing Promissory Note

On July 29, 2020, 1847 Asien entered into a securities purchase agreement with the Asien’s Seller, pursuant to which the Asien’s Seller sold to 415,000 of the Company’s common shares to 1847 Asien a purchase price of $2.50 per share. As consideration, 1847 Asien issued to the Asien’s Seller a two-year 6% amortizing promissory note in the aggregate principal amount of $1,037,500. One-half (50%) of the outstanding principal amount of the note ($518,750) and all

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 11 — NOTES PAYABLE (cont.)

accrued interest thereon, will be amortized on a two-year straight-line basis and is payable quarterly. The second-half (50%) of the outstanding principal amount of the note ($518,750) with all accrued, but unpaid interest thereon, is due on the second anniversary of the note. The note is unsecured and contains customary events of default. The remaining principal balance of the note at December 31, 2020 is $975,985 and it has accrued interest of $17,894.

Demand Promissory Note

A portion of the purchase price for acquisition of Asien’s was paid by the issuance of demand promissory note in the principal amount of $655,000 by 1847 Asien to the Asien’s Seller. The note accrued interest at a rate of one percent (1%) computed on the basis of a 360-day year. Principal and accrued interest on the note was payable 24 hours after written demand by the Seller. The note was repaid in June 2020.

Inventory Financing Agreement

On September 25, 2020, Asien’s entered into an inventory financing agreement with Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo”), pursuant to which Wells Fargo may extend credit to Asien’s from time to time to enable it to purchase inventory from Wells Fargo-approved vendors. The term of the agreement is one year, and from year to year thereafter, unless sooner terminated by either party upon 30 days written notice to the other party. The inventory financing agreement contains customary representations, warranties, affirmative and negative covenants and events of default for a loan of this type. The agreement is secured by all assets of Asien’s and is guaranteed by 1847 Asien and the Company. As of December 31, 2020, Asien’s has not borrowed any funds under this agreement.

4.5% Unsecured Promissory Note

On October 30, 2017, Asien’s entered into a stock repurchase agreement with Paul A. Gwilliam and Terri L. Gwilliam, co-trustees of the Gwilliam Family Trust, pursuant to which Asien’s issued an unsecured promissory note in the aggregate principal amount of $540,000 for a term of 5 years. The note bears interest at the rate of the 4.25% per annum. The remaining balance of the note at December 31, 2020 is comprised of principal of $41,675.

Agreement of Sale of Future Receipts

On May 28, 2020, 1847 Asien and Asien’s entered into an agreement of sale of future receipts with TVT Direct Funding LLC (“TVT”), pursuant to which 1847 Asien and Asien’s agreed to sell future receivables with a value of $685,000 to TVT for a purchase price of $500,000. 1847 Asien and Asien’s agreed to deliver to TVT 20% of its weekly future receipts, or approximately $23,300, over the course of an estimated seven-month term, or such date when the above amount of receivables has been delivered to TVT. 1847 Asien used the proceeds from this sale to finance the Asien’s Acquisition. In addition to all other sums due to TVT under this agreement, 1847 Asien and Asien’s agreed to pay to TVT certain additional fees, including a one-time origination fees of $25,000, as reimbursement of costs incurred by TVT for financial and legal due diligence. The future payments under the TVT agreement are secured by a subordinated security interest in all of the tangible and intangible assets of 1847 Asien and Asien’s. This agreement was terminated in 2020 and there is no remaining balance at December 31, 2020.

Loans on Vehicles

Asien’s has entered into four retail installment sale contracts pursuant to which Asien’s agreed to finance its delivery trucks at rates ranging 3.98% to 6.99% with an aggregate remaining principal amount of $90,375 as of December 31, 2020.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 11 — NOTES PAYABLE (cont.)

1847 Cabinet/Kyle’s

Vesting Promissory Note

A portion of the purchase price for the acquisition of Kyle’s on September 30, 2020 was paid by the issuance of a vesting promissory note by 1847 Cabinet to the Kyle’s Sellers in the principal amount of $1,050,000, which increased to a principal amount of up to $1,260,000 pursuant to the vested percentage calculation described below. Payment of the principal and accrued interest on the note is subject to vesting as described below. The note bears interest on the vested portion of principal amount at the rate of eight percent (8%) per annum. To the extent vested, the vested portion of the principal and all accrued but unpaid interest on such vested portion of the principal shall be paid in one lump sum on the last day of the thirty-sixth (36th) month following the date of the note.

The vested principal of the note due at the maturity date shall be calculated each year based on the average annual consolidated EBITDA (as defined in the note) of 1847 Cabinet for each of the years ended December 31, 2020, 2021 and 2022. The EBITDA for each year shall be divided by $1.4 million multiplied by 100 to obtain the vested percentage. The vested principal for each year shall be equal to the vested percentage for that year multiplied by $350,000. To the extent that the vested percentage for the subject year is less than 80%, no portion of the note for that year shall vest. To the extent that the vested percentage for the subject year is equal to or greater than 120%, the vested principal shall be equal to $420,000 for that year and no more. For the year ended December 31, 2020, EBITDA of 1847 Cabinet was approximately $1,531,000, resulting in a vested amount of approximately $415,000.

1847 Cabinet will have the right to redeem all but no less than all of the note at any time prior to the maturity date. If 1847 Cabinet elects to redeem the note, the redemption price will be payable in cash and is equal to the then outstanding vested portion of the principal plus any remaining unvested principal amount plus accrued but unpaid interest thereon (calculated over 36 months). For purposes of this redemption calculation, the “unvested principal amount” shall be $350,000 per year.

The note contains customary events of default. The right of the Kyle’s Sellers to receive payments under the note is subordinated to all indebtedness of 1847 Cabinet, whether outstanding as of the closing date or thereafter created, to banks, insurance companies and other financial institutions or funds, and federal or state taxation authorities.

Intercompany Secured Promissory Note

In connection with the acquisition of Kyle’s, the Company provided 1847 Cabinet with the funds necessary to pay the cash portion of the purchase price and cover acquisition expenses. In connection therewith, on September 30, 2020, 1847 Cabinet issued a secured promissory note to the Company in the principal amount of $4,525,000, which was amended and restated on December 11, 2020. Pursuant to such amendment and restatement, if and to the extent any amounts are owing under the units described under Note 17 below, due to a default or redemption, in addition to payment obligations due under the note, 1847 Cabinet is required to immediately make payments to the Company so that it may make any required payments in compliance with the terms of the units. The note bears interest at the rate of 16% per annum. The interest is cumulative and any unpaid accrued interest will compound on each anniversary date of the note. Interest is due and payable in arrears on January 15, April 15, July 15 and October 15 commencing January 15, 2021. In the event payment of principal or interest due under the note is not made when due, giving effect to any grace period which may be applicable, or in the event of any other default (as defined in the note), the outstanding principal balance shall from the date of default immediately bear interest at the rate of 5% above the then applicable interest rate for so long as such default continues. The Company may demand payment in full of the note at any time, even if 1847 Cabinet has complied with all of the terms of the note; and the note shall be due in full, without demand, upon a third party sale of all or substantially all the assets and business of 1847 Cabinet or a third party sale or other disposition of any capital stock of 1847 Cabinet. 1847 Cabinet may prepay the note at any time without penalty. The note contains customary events of default, is guaranteed by Kyle’s and is secured by all of the assets of 1847 Cabinet and Kyle’s. The remaining principal balance of the note at December 31, 2020 is $4,525,000 and it has accrued interest of $182,488.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 11 — NOTES PAYABLE (cont.)

PPP Loans

On April 10, 2020 and April 28, 2020, Neese and Asien’s received $383,600 and $357,500, respectively, in PPP loans from the SBA under provisions of the CARES Act. The PPP loans have two-year terms and bear interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loans may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loans contain events of default and other provisions customary for loans of this type. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Neese and Asien’s intend to use the proceeds from the PPP loans for qualifying expenses and to apply for forgiveness of the PPP loans in accordance with the terms of the CARES Act. The Company has classified $741,100 of the PPP loans as long-term liabilities upon receiving SBA forgiveness of the loans in early 2021.

NOTE 12 — FLOOR PLAN LOANS PAYABLE

At December 31, 2020 and 2019, $0 and $10,581, respectively, of machinery and equipment inventory of Neese was pledged to secure a floor plan loan from a commercial lender. Neese must remit proceeds from the sale of the secured inventory to the floor plan lender and pays a finance charge that can vary monthly at the option of the lender. The balance of the floor plan payable was repaid in 2020.

NOTE 13 — CONVERTIBLE PROMISSORY NOTE

On April 5, 2019, the Company, Holdco and Goedeker (collectively, “1847”) entered into a securities purchase agreement with Leonite Capital LLC, a Delaware limited liability company (“Leonite”), pursuant to which 1847 issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286 due April 5, 2020. As additional consideration for the purchase of the note, (i) the Company issued to Leonite 50,000 common shares, (ii) the Company issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) Holdco issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in Holdco.

The note carries an original issue discount of $64,286 to cover Leonite’s legal fees, accounting fees, due diligence fees and/or other transactional costs incurred in connection with the purchase of the note. Furthermore, the Company issued 50,000 common shares valued at $137,500 and a debt-discount related to the warrants valued at $292,673. The Company amortized $292,673 of financing costs related to the shares and warrants in the year ended December 31, 2020.

On May 11, 2020, 1847 and Leonite entered into a first amendment to secured convertible promissory note, pursuant to which the parties agreed (i) to extend the maturity date of the note to October 5, 2020, (ii) that 1847’s failure to repay the note on the original maturity date of April 5, 2020 shall not constitute and event of default under the note and (iii) to increase the principal amount of the note by $207,145, as a forbearance fee.

In connection with the amendment, (i) the Company issued to Leonite another five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis and (ii) upon closing of the Asien’s acquisition, 1847 Asien issued to Leonite shares of common stock equal to a 5% interest in 1847 Asien. The amendment represented a prepayment of principal and accrued interest resulting in a debt extinguishment and we recorded an aggregate extinguishment loss of $773,856.

Under the note, Leonite had the right at any time at its option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the note into fully paid and non-assessable common shares or any shares of capital stock or other securities of the Company into which such common shares may be changed or reclassified.

On May 4, 2020, Leonite converted $100,000 of the outstanding balance of the note into 100,000 common shares.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 13 — CONVERTIBLE PROMISSORY NOTE (cont.)

On July 21, 2020, Leonite converted $50,000 of the outstanding balance of the note into 50,000 common shares.

On August 4, 2020, Goedeker used a portion of the proceeds from the Goedeker IPO to repay the note in full. The total payoff amount was $780,653, consisting of principal of $771,431 and interest of $9,222.

On September 2, 2020, the Company entered into amendment to the warrant issued to Leonite on April 5, 2019. Pursuant to the amendment, the parties amended the warrant to allow for the conversion of the warrant into 180,000 common shares in exchange for Leonite’s surrender of the remaining 20,000 common shares underlying this warrant, as well as all 200,000 common shares underlying the second warrant issued to Leonite on May 11, 2020. On September 2, 2020, Leonite exercised the first warrant in accordance with the foregoing amendment and the Company issued 180,000 common shares to Leonite. As a result of this exercise, both warrants were cancelled.

NOTE 14 — FINANCING LEASE

The cash portion of the purchase price for the acquisition of Neese was financed under a capital lease transaction for Neese’s equipment with Utica Leaseco, LLC (“Utica”), pursuant to a master lease agreement, dated March 3, 2017, between Utica, as lessor, and 1847 Neese and Neese, as co-lessees (collectively, the “Lessee”), which was amended on June 14, 2017. Under the master lease agreement, as amended, Utica loaned an aggregate of $3,240,000 for certain of Neese’s equipment listed therein, which it leases to the Lessee. A portion of the proceeds from the term loan from Home State Bank (see Note 11) were applied to reduce the balance of this lease to $475,000. The lease was payable in 46 payments of $12,882 beginning July 3, 2018 and an end-of-term buyout of $38,000.

On October 31, 2017, the parties entered into a second equipment schedule to the master lease agreement, pursuant to which Utica loaned an aggregate of $980,000 for certain of Neese’s equipment listed therein. The term of the second equipment schedule was 51 months and agreed monthly payments are $25,807.

On July 29, 2020, the Company paid $568,597 to repay this capital lease transaction with Utica in full.

The Company adopted ASU 2015-03 by deducting debt issuance costs from the long-term portion of the loan. Amortization of the Utica debt issuance costs totaled $23,360 and $11,055 for the years ended December 31, 2020 and 2019, respectively.

NOTE 15 — OPERATING LEASES

Neese

On March 3, 2017, Neese entered into an agreement of lease with K&A Holdings, LLC, a limited liability company that is wholly owned by officers of Neese. The agreement of lease is for a term of ten (10) years and provides for a base rent of $8,333 per month. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The agreement of lease contains customary events of default, including if Neese shall fail to pay rent within five (5) days after the due date, or if Neese shall fail to perform any other terms, covenants or conditions under the agreement of lease, and other customary representations, warranties and covenants. Under terms of the term loan agreement with Home State Bank (Note 11), the Company may not pay salary or rent to such officers of Neese in excess of $100,000 per year beginning on the date of the term loan agreement, June 13, 2018. The Company is accruing monthly rent, but because of the limitation in the term loan, $300,000 of accrued rent is classified as a long-term accrued liability.

The amount accrued for amounts included in the measurement of operating lease liabilities was $100,000 for the year ended December 31, 2020.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 15 — OPERATING LEASES (cont.)

Supplemental balance sheet information related to leases was as follows:
	December 31, 2020	December 31, 2019
Operating lease right-of-use lease asset	$624,157	$624,157
Accumulated amortization	(122,330)	(59,077)
Net balance	$501,827	$565,080

Lease liability, current portion	$67,725	$63,253
Lease liability, long term	434,102	501,827
Total operating lease liabilities	$501,827	$565,080

Weighted Average Remaining Lease Term – operating leases	74 months	86 months

Weighted Average Discount Rate – operating leases	6.85%	6.85%

Future minimum lease payments under this operating lease as of December 31, 2020 were as follows:
For the Years Ended
2021	$100,000
2022	100,000
2023	100,000
2024	100,000
2025	100,000
Thereafter	116,667
Total lease payments	616,667
Less imputed interest	(114,840)
Maturities of lease liabilities	$501,827

Neese leased a piece of equipment on an operating lease. The lease originated in May 2014 for a five-year term with annual payments of $11,830 with a final payment in July 2019.

Kyle’s

On September 1, 2020, Kyle’s entered into an industrial lease agreement with the Kyle’s Sellers, who are officers of Kyle’s and principle shareholders of the Company. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. In the event of late payment, interest shall accrue on the unpaid amount at the rate of twelve percent (12%) per annum. The lease agreement contains customary events of default, representations, warranties and covenants.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 15 — OPERATING LEASES (cont.)

Supplemental balance sheet information related to leases was as follows:
December 31, 2020
Operating lease right-of-use lease asset	$373,916
Accumulated amortization	(15,931)
Net balance	$357,985

Lease liability, current portion	66,803
Lease liability, long term	291,182
Total operating lease liabilities	$357,985

Weighted Average Remaining Lease Term – operating leases	44 months

Weighted Average Discount Rate – operating leases	5.50%

Future minimum lease payments under this operating lease as of December 31, 2020 were as follows:
For the Years Ended
2021	$84,840
2022	86,520
2023	87,385
2023	89,116
2025	59,410
Total lease payments	407,271
Less imputed interest	(49,286)
Maturities of lease liabilities	$357,985

Asien’s

Asien’s has an office and showroom space that has been leased on a month-by-month basis for $11,665 per month.

NOTE 16 — RELATED PARTIES

Management Services Agreement

On April 15, 2013, the Company and the Manager entered into a management services agreement, pursuant to which the Company is required to pay the Manager a quarterly management fee equal to 0.5% of its adjusted net assets for services performed (the “Parent Management Fee”). The amount of the Parent Management Fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by the Manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) Parent Management Fees received by (or owed to) the Manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid Parent Management Fees. The Company expensed $0 in Parent Management Fees for the years ended December 31, 2020 and 2019.

Offsetting Management Services Agreements

1847 Neese entered into an offsetting management services agreement with the Manager on March 3, 2017, Goedeker entered into an offsetting management services agreement with the Manager on April 5, 2019, which is included in discontinued operations, 1847 Asien entered into an offsetting management services agreement with the Manager

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 16 — RELATED PARTIES (cont.)

on May 28, 2020 and 1847 Cabinet entered into an offsetting management services agreement with our manager on August 21, 2020. Pursuant to the offsetting management services agreements, 1847 Neese appointed the Manager to provide certain services to it for a quarterly management fee equal to $62,500, Goedeker appointed the Manager to provide certain services to it for a quarterly management fee equal to $62,500, 1847 Asien appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement) and 1847 Cabinet appointed the Manager to provide certain services to it for a quarterly management fee equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement); provided, however, in each case that (i) pro rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by 1847 Neese, 1847 Asien or 1847 Cabinet, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of the Company’s gross income with respect to such fiscal year, then the management fee to be paid by 1847 Neese, 1847 Asien or 1847 Cabinet for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the subsidiaries of the Company, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, 1847 Asien or 1847 Cabinet, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to such fiscal year, does not exceed 9.5% of the Company’s gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by 1847 Neese, 1847 Asien or 1847 Cabinet, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the Parent Management Fee with respect to such fiscal quarter, then the management fee to be paid by 1847 Neese, 1847 Asien or 1847 Cabinet for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, 1847 Asien or 1847 Cabinet, together with all other management fees paid or to be paid by all other subsidiaries of the Company to the Manager, in each case, with respect to such fiscal quarter, does not exceed the Parent Management Fee calculated and payable with respect to such fiscal quarter.

Each of 1847 Neese, 1847 Asien or 1847 Cabinet shall also reimburse the Manager for all of its costs and expenses which are specifically approved by its board of directors, including all out-of-pocket costs and expenses, which are actually incurred by the Manager or its affiliates on behalf of 1847 Neese, 1847 Asien or 1847 Cabinet in connection with performing services under the offsetting management services agreements.

1847 Neese expensed $250,000 in management fees for the years ended December 31, 2020 and 2019. Under terms of the term loan from Home State Bank (see Note 11), no fees may be paid to the Manager without permission of the bank, which the Manager does not expect to be granted within the forthcoming year. Accordingly, $700,808 due from 1847 Neese to the Manager is classified as a long-term accrued liability as of December 31, 2020.

1847 Asien expensed $178,022 in management fees for the period from May 29, 2020 to December 31, 2020.

1847 Cabinet expensed $75,000 in management fees for the period from October 1, 2020 to December 31, 2020.

Advances

From time to time, the Company has received advances from its chief executive officer to meet short-term working capital needs. As of December 31, 2020 and 2019, a total of $118,834 in advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As of December 31, 2020 and 2019, the Manager has funded the Company $71,358 and $62,499 in related party advances, respectively. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 16 — RELATED PARTIES (cont.)

Grid Promissory Note

On January 3, 2018, the Company issued a grid promissory note to the Manager in the initial principal amount of $50,000. The note provided that the Company could request additional advances from the Manager up to an aggregate additional amount of $150,000. On December 7, 2020, parties amended and restated the note for a new principal amount of $56,900 and maturity date of December 7, 2021. Interest on the note accrues on the unpaid portion of the principal amount and the outstanding portion of all advances at a fixed rate of 8% per annum. If all or a portion of the principal amount or any advance under the note, or any interest payable thereon is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate of 12% per annum. In the event that the Company completes a financing that includes an uplisting of the Company’s common shares to a national exchange, then the Company must, contemporaneously with the closing of such financing transaction, repay the entire outstanding principal, outstanding advances, and accrued and unpaid interest on the note. The note is unsecured and contains customary events of default. As of December 31, 2020 and 2019, the Manager has advanced $56,900 and $119,400 of the note and the Company has accrued interest of $25,159 and $17,115, respectively.

Building Leases

On March 3, 2017, Neese entered into an agreement of lease with K&A Holdings, LLC, a limited liability company that is wholly owned by officers of Neese. See Note 15 for details regarding this lease.

On September 1, 2020, Kyle’s entered into an industrial lease agreement with the Kyle’s Sellers, who are officers of Kyle’s and principle shareholders of the Company. See Note 15 for details regarding this lease.

NOTE 17 — SHAREHOLDERS’ EQUITY (DEFICIT)

Allocation Shares

As of December 31, 2020 and 2019, the Company had authorized and outstanding 1,000 allocation shares. These allocation shares do not entitle the holder thereof to vote on any matter relating to the Company other than in connection with amendments to the Company’s operating agreement and in connection with certain other corporate transactions as specified in the operating agreement.

The Manager owns 100% of the allocation shares of the Company which represent the original equity interest in the Company. As a holder of the allocation shares, the Manager is entitled to receive a 20% profit allocation as a form of preferred distribution, pursuant to a profit allocation formula upon the occurrence of certain events. Generally, the distribution of the profit allocation is paid upon the occurrence of the sale of a material amount of capital stock or assets of one of the Company’s businesses (a “Sale Event”) or, at the option of the Manager, at the five year anniversary date of the acquisition of one of the Company’s businesses (a “Holding Event”). The Company records distributions of the profit allocation to the holders upon occurrence of a Sale Event or Holding Event as dividends declared on allocation interests to stockholders’ equity when they are approved by the Company’s board of directors.

The 1,000 allocation shares are issued and outstanding and held by the Manager, which is controlled by Mr. Roberts, the Company’s chief executive officer and controlling shareholder.

Series A Senior Convertible Preferred Shares

On September 30, 2020, the Company executed a certificate of designation to designate 3,157,895 of its shares as series A senior convertible preferred shares, which was amended on November 20, 2020. Following is a description of the rights of the series A senior convertible preferred shares.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

Dividends.    Dividends at the rate per annum of 14.0% of the stated value ($2.00 per share, subject to adjustment) shall accrue on the series A senior convertible preferred shares. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at the Company’s discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price (“VWAP”) for the common shares on the Company’s principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date.

Liquidation.    Subject to the rights of the Company’s creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation of the Company, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights.    The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, which majority must include Leonite so long as Leonite holds any series A senior convertible preferred shares (the “Requisite Holders”), voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of the Requisite Holders shall be required prior to the Company’s or Kyle’s creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than intercompany indebtedness by Kyle’s in favor of the Company, except any financing transaction the use of proceeds of which the Company will use to redeem the series A senior convertible preferred shares and the warrants.

Conversion Rights.    Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time into such number of fully paid and nonassessable common shares determined by dividing the stated value, plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $2.00 per share; provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares of the Company. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption.    The Company may redeem in whole (but not in part) the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

Adjustments.    In addition to standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions, the certificate of designation contains a provision regarding adjustments to the dividend rate, stated value and conversion price as follows:

•        On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

•        On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

•        On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $0.0075.

Additional Equity Interest.    On the third adjustment date set forth above, the Company is required to cause Kyle’s to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake Kyle’s (the “Additional Equity Interest”). The Company is required to cause Kyle’s to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of the Additional Equity Interest a right to receive an additional number of shares of common stock of Kyle’s if Kyle’s issues to any third party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of Kyle’s to be issued in such instance shall be equal to a number of shares of common stock of Kyle’s which, when added to the number of shares of common stock of Kyle’s constituting the Additional Equity Interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of Kyle’s was equivalent to the price per equity security paid by such third party in Kyle’s. For purposes of this provision, “acquisition price” means the price per share of Kyle’s that was paid by the Company upon the acquisition of Kyle’s.

On September 30, 2020, the Company sold an aggregate of 2,189,835 units, at a price of $1.90 per unit, for aggregate gross proceeds of $4,160,684. On October 26, 2020, the Company sold an additional 442,443 units for an aggregate purchase price of $840,640. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances. In accordance with ASC 470, if debt or stock is issued with detachable warrants and/or stock, the guidance in ASC 470 requires that the proceeds be allocated to the instruments based on their relative fair values. The Company applied this guidance and recorded a deemed dividend of $2,874,478 as a result of a beneficial conversion feature. As the Company does not have any retained earnings this deemed dividend was netting against additional paid-in capital and the net accounting effect was none.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

Common Shares

The Company is authorized to issue 500,000,000 common shares as of December 31, 2020 and 2019. As of December 31, 2020 and 2019, the Company had 4,444,013 and 3,165,625 common shares issued and outstanding, respectively. The common shares entitle the holder thereof to one vote per share on all matters coming before the shareholders of the Company for a vote.

On April 5, 2019, the Company issued 50,000 common shares to Leonite pursuant to the securities purchase agreement (see Note 13).

On May 4, 2020, the Company issued 100,000 common shares to Leonite upon conversion of $100,000 of the outstanding balance of the secured convertible promissory note resulting is a loss on conversion of debt of $175,000 (see Note 13).

On May 28, 2020, the Company issued 415,000 common shares, having a fair value of $1,037,500, to the Asien’s Seller in connection with the Asien’s Acquisition, which were subject to repurchase by 1847 Asien for a period of one year following the closing at a purchase price of $2.50 per share. These shares were repurchased by 1847 Asien on July 29, 2020. On August 28, 2020, 1847 Asien distributed these 415,000 shares to its stockholders, pro rata in accordance with their holdings. The Company, as the holder of 95% of the outstanding common stock of 1847 Asien, received 394,112 shares in connection with this distribution, which were then returned to the Company’s treasury and cancelled (see Note 11).

On June 4, 2020, the Company issued 100,000 common shares to a service provider for services provided to the Company. The fair market value of the services amounted to $245,000.

On July 21, 2020, the Company issued 50,000 common shares to Leonite upon conversion of $50,000 of the outstanding balance of the secured convertible promissory note resulting is a loss on conversion of debt of $50,000 (see Note 13).

On September 2, 2020, the Company issued 180,000 common shares to Leonite upon exercise of its warrants (see Note 13).

The Company issued a total of 50,000 warrants to service providers for services provided to the Company. The fair market value of the services amounted to $87,550. On September 2, 2020, the warrants were exercised at $1.25 per warrant for proceeds of $62,500.

Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term in Years
Outstanding at January 1, 2020	—	$—	—
Granted	90,000	$2.50	5.0
Exercised	77,500	2.50	—
Forfeited	—	—	—
Cancelled	(12,500)	2.50	—
Expired	—	—	—
Outstanding at December 31, 2020	—	$—	—
Exercisable at December 31, 2020	—	$—	—

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

On May 11, 2020, the Company granted options to directors Paul A. Froning and Robert D. Barry to purchase 60,000 and 30,000 common shares, respectively, each at an exercise price of $2.50 per share. The options vested immediately on the date of grant and terminate on May 11, 2025. On September 29, 2020, Mr. Barry exercised the options cashless and on September 30, 2020, Mr. Froning exercised the options for proceeds of $150,000.

Warrants
	Number of Common Stock Warrants	Weighted average exercise price	Weighted average life (years)	Intrinsic value of Warrants
Outstanding, January 1, 2019	—	$—	—
Granted	200,000	1.25	5.00
Exercised	—	—	—
Canceled	—	—	—
Outstanding, December 31, 2019	200,000	1.25	4.26
Granted	2,882,278	2.39	3.20
Exercised	(180,000)	1.25	—
Canceled	(230,000)	1.25	—
Outstanding, December 31, 2020	2,632,278	$2.50	2.76	$—
Exercisable, December 31, 2020	2,632,278	$2.50	2.76	$—

On April 5, 2019, the Company issued a warrant to purchase 200,000 common shares to Leonite pursuant to the securities purchase agreement. On May 11, 2020, the Company issued another warrant to purchase 200,000 common shares to Leonite pursuant to an amendment to the securities purchase agreement. The warrants had a term of five years, an exercise price of $1.25 per share (subject to adjustment) and could be exercised on a cashless basis (see Note 13).

On September 2, 2020, the Company entered into amendment to the warrant issued to Leonite on April 5, 2019. Pursuant to the amendment, the parties amended the warrant to allow for the conversion of the warrant into 180,000 common shares in exchange for Leonite’s surrender of the remaining 20,000 common shares underlying this warrant, as well as all 200,000 common shares underlying the second warrant issued to Leonite on May 11, 2020. On September 2, 2020, Leonite exercised the first warrant in accordance with the foregoing amendment and the Company issued 180,000 common shares to Leonite. As a result of this exercise, both warrants were cancelled (see Note 13).

Accordingly, a portion of the proceeds was allocated to the warrant based on its relative fair value using the Black Scholes option-pricing model. The assumptions used in the Black-Scholes model are as follows: (i) dividend yield of 0%; (ii) expected volatility of 128.52%, (iii) weighted average risk-free interest rate of 0.36%, (iv) expected life of five years, and (v) estimated fair value of the common shares of $2.50 per share in the amount of $448,211 and recorded as part of the Loss on Extinguishment of Debt included in discontinued operations in the year ended December 31, 2020.

On April 5, 2019, Goedeker, as borrower, and Holdco entered into a loan and security agreement with SBCC for a term loan in the principal amount of $1,500,000, pursuant to which Goedeker issued to SBCC a term note in the principal amount of up to $1,500,000 and a ten-year warrant to purchase shares of the most senior capital stock of Goedeker equal to 5.0% of the outstanding equity securities of Goedeker on a fully-diluted basis for an aggregate price equal to $100. At December 31, 2019 the warrants were valued at $122,344. On August 4, 2020, SBCC converted the warrant into 250,000 shares of Goedeker’s common stock (see Note 5).

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 17 — SHAREHOLDERS’ EQUITY (DEFICIT) (cont.)

On September 30, 2020, the Company sold an aggregate of 2,189,835 units, at a price of $1.90 per unit, for aggregate gross proceeds of $4,160,654. On October 26, 2020, the Company sold an additional 442,443 units for an aggregate purchase price of $840,640. Each unit consists of one (1) series A senior convertible preferred share and one (1) three-year warrant. Accordingly, a portion of the proceeds were allocated to the warrant based on its relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 62.52-63.25%; (iii) weighted average risk-free interest rate of 0.16%; (iv) expected life of three years; (v) estimated fair value of the common shares of $2.60-$5.25 per share; and (vi) various probability assumptions related to redemption, calls and price resets. The ultimate amount allocated to the warrants was $2,209,566, which was recorded as additional paid in capital.

The warrants allow the holder to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment including upon any future equity offering with a lower exercise price), which may be exercised on a cashless basis under certain circumstances. Upon a reduction to the exercise price of such warrants, the number of warrant shares shall increase such that the aggregate exercise price will remain the same. The warrants have a term of three years and are callable by the Company after one year if the 30-day average stock price is in excess of $5 and the trading volume in the Company’s shares exceed 100,000 shares a day over such period. The Company can also redeem the warrants during the term for $0.50 a warrant in the first year; $1.00 a warrant in the second year; and $1.50 a warrant in the third year.

Noncontrolling Interests

The Company owns 55.0% of 1847 Neese, 95% of 1847 Asien and 92.5% of 1847 Cabinet. For financial interests in which the Company owns a controlling financial interest, the Company applies the provisions of ASC 810, which are applicable to reporting the equity and net income or loss attributable to noncontrolling interests. The results of 1847 Neese, 1847 Asien and 1847 Cabinet and are included in the consolidated statement of operations as of December 31, 2020. The net loss attributable to the 45% non-controlling interest of 1847 Neese amounted to $545,610 and $514,019 for the years ended December 31, 2020 and 2019, respectively. The net loss attributable to the 5% non-controlling interest of 1847 Asien amounted to $18,479 for the period from May 29, 2020 to December 31, 2020. The net income attributable to the 7.5% non-controlling interest of 1847 Cabinet amounted to $28,538 for the period from October 1, 2020 to December 31, 2020.

NOTE 18 — COMMITMENTS AND CONTINGENCIES

An office space has been leased on a month-by-month basis.

The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 19 — INCOME TAXES

As of December 31, 2020 and 2019, the Company had net operating loss carry forwards of approximately $349,000 and $2,297,000, respectively, that may be available to reduce future years’ taxable income in varying amounts through 2037. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 19 — INCOME TAXES (cont.)

The provision for Federal income tax consists of the following:

The cumulative tax effect at the expected rate of 26.3% and 26.3% of significant items comprising the Company’s net deferred tax amount is as follows:

The components for the provision of income taxes include:
	December 31, 2020	December 31, 2019
Current Federal and State	$(102,200)	$16,500
Deferred Federal and State	368,600	(1,218,900)
Total (benefit) provision for income taxes	$266,400	$(1,202,400)

A reconciliation of the statutory US Federal income tax rate to the Company’s effective income tax rate is as follows:
	December 31, 2020	December 31, 2019
Federal tax	21.0%	21.0%
State tax	4.5%	5.5%
Discontinued operations	(4.8)%	0.0%
Permanent items	(1.6)%	(0.2)%
Valuation Allowance	(21.7)%	0.0%
Other	0.8%	0.0%
Effective income tax rate	(1.9)%	26.3%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The Company has a net cumulative current deferred tax asset of $324,000 and a net cumulative long-term deferred tax liability of ($324,000). The major components of deferred tax assets and liabilities are as follows:
	December 31, 2020	December 31, 2019
Deferred tax assets
Receivables	$4,000	$8,000
Related party accruals	204,000	156,000
Inventory obsolescence	53,000	115,000
Sales return reserve	48,000	51,000
Business interest limitation	185,000	343,000
Lease liability	241,000	—
Other	55,000	8,000
Loss carryforward	174,000	624,000
Valuation Allowance	(364,000)	—
Total deferred tax assets	$600,000	$1,305,000

Deferred tax liabilities
Fixed assets	$(359,000)	$(652,000)
Intangibles	(241,000)	(18,000)
Total deferred tax liabilities	$(600,000)	$(670,000)

Total net deferred income tax assets (liabilities)	$—	$635,000

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 19 — INCOME TAXES (cont.)

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. At December 31, 2020 and 2019, the Company does not believe that a liability for uncertain tax provisions exists, and therefore, accrued interest and penalties were $0 and $0, respectively. The tax years ended December 31, 2015 through December 31, 2020 are considered to be open under statute and therefore may be subject to examination by the Internal Revenue Service and various state jurisdictions.

The Company is a partnership for federal income taxes; however, its subsidiaries are C corporations. The Company will file consolidated returns whenever possible. Following is a summary of prepaid and deferred tax assets and liabilities for December 31, 2020 and 2019.
	As of December 31,
	2020	2019
Prepaid income taxes (accrued tax liability)	$39,000	$(24,000)
Deferred tax asset (liability)	$—	$635,000
	Years Ended December 31,
	2020	2019
Income tax (benefit)/expense	$267,000	$(1,202,000)

NOTE 20 — SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2020 and 2019 were as follows:
	Years Ended December 31,
	2020	2019
Interest paid	$415,451	$413,894
Income tax paid	$—	$—
Business combinations:
Current assets	$2,255,479	$—
Property and equipment	357,789	—
Intangibles	4,030,000	—
Goodwill	5,989,818	—
Assumed liabilities	(3,575,100)	—
Cash acquired in acquisitions	$1,631,285	$—
Financing:
Due to seller (cash paid to seller day after closing)	$4,622,792	$—
Line of credit	$586,097	$—
Debt discount on line of credit	(17,500)	—
Issuance of common shares on promissory note
Line of credit, net	$568,597	$—
Convertible Promissory Note	$1,353,979	$—
Common Shares	$1,115	$—
Deemed Dividend related to issuance of Preferred stock	$3,051,478	$—
1847 Goedeker Spin-Off Dividend	$283,257	$—
Distribution – Allocation shares	$5,985,000	$—
Distribution receivable – Allocation shares	$2,000,000	$—
Additional Paid-in Capital – common shares and warrants issued	$4,711,385	$430,173
Operating lease, ROU assets and liabilities	$373,916	$—

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 21 — DISTRIBUTION

On October 23, 2020, the Company completed the distribution of Goedeker’s stock then held by it. The common shareholders of the Company received an aggregate of 2,660,007 shares of the common stock of Goedeker, which were distributed on a pro rata basis at a ratio of 0.710467618568632 shares of Goedeker’s common stock for each common share of the Company held on the record date, and the Manager, as the sole holder of the allocation shares, received 664,993 shares of the common stock of Goedeker, which it then distributed to its members.

As discussed in Note 15, the Manager owns 100% of the allocation shares of the Company which represent the original equity interest in the Company. As a holder of the allocation shares, the Manager is entitled to receive a 20% profit allocation as a form of preferred distribution, pursuant to profit allocation formula upon the occurrence of certain events. The distribution of the profit allocation is paid upon the occurrence of a Sale Event or a Holding Event. The Company records distributions of the profit allocation to the holders upon occurrence of a Sale Event or a Holding Event as dividends declared on allocation interests to stockholders’ equity when they are approved by the Company’s board of directors.

Upon the sale of a subsidiary of the Company, the Manager will be paid a profit allocation based on the gain of the sale and net income (loss) since acquisition, subject to various hurdle thresholds. Upon a Holding Event, the Manager will be paid a profit allocation based on the subsidiary’s net income since its acquisition, subject to various hurdle thresholds. The calculation of the profit allocation and the rights of the Manager, as the holder of the allocation shares, are governed by the operating agreement.

The following is a summary of the profit allocation payments made during the year ended December 31, 2020. There were no allocation payments made to the allocation interest holders in 2019.

During the fourth quarter of 2020, the Company distributed to its shareholders all of the common stock of Goedeker held by it, which resulted in the declaration and payment of a profit allocation interest to the Manager. Payment was in the form of a distribution allocation of 664,993 Goedeker shares with a fair value of $5,985,000 which was calculated by the Company in accordance with the profit allocation formula outlined in the operating agreement. In calculating the distribution, the board reached its preliminary determination based on the fact that no capital was contributed by the Company in connection with the acquisition of Goedeker, and as such all profit from the Sale Event constituted Total Profit Allocation, as outlined in the operating agreement, without regard to losses incurred by Goedeker from the date of acquisition through the date of the spin off. Post allocation, the Company determined that the calculation required a revision to the shares distributed to the Manager to 443,331 shares, with a fair value of approximately $3,990,000. As a result, $5,985,000 was recognized as a distribution to the allocation shares, and a $1.995 million distribution receivable was established within shareholder’s equity.

NOTE 22 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2020 to the date these financial statements were issued, and has determined that, except as set forth below, it does not have any material subsequent events to disclose in these financial statements.

Wolo Closing and Related Transactions

Amendment to the Stock Purchase Agreement and Closing

On December 22, 2020, the Company and its wholly-owned subsidiary 1847 Wolo Inc. (“1847 Wolo”) entered into a stock purchase agreement with Wolo Mfg. Corp., a New York corporation, and Wolo Industrial Horn & Signal, Inc., a New York corporation (together, “Wolo”), and the sellers named therein (together, the “Wolo Sellers”), pursuant to which 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of Wolo (the “Wolo Acquisition”).

On March 30, 2021, the Company, 1847 Wolo, Wolo and the Wolo Sellers entered into amendment No. 1 to the stock purchase agreement to amend certain terms of the stock purchase agreement. Following entry into such amendment, closing of the Wolo Acquisition was completed on the same day.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 22 — SUBSEQUENT EVENTS (cont.)

Pursuant to the terms of the stock purchase agreement, as amended, 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of Wolo for an aggregate purchase price of $7,400,000, subject to adjustment as described below. The purchase price consists of (i) $6,550,000 in cash and (ii) a 6% secured promissory note in the aggregate principal amount of $850,000.

The purchase price is subject to a post-closing working capital adjustment provision. Under this provision, the Wolo Sellers delivered to 1847 Wolo at the closing an unaudited balance sheet of Wolo as of that date. On or before the 75th day following the closing, 1847 Wolo shall deliver to the Wolo Sellers an audited balance sheet as of the closing date. If the net working capital reflected on such final balance sheet exceeds the net working capital reflected on the preliminary balance sheet delivered at closing, 1847 Wolo shall, within seven days, pay to the Wolo Sellers an amount of cash that is equal to such excess. If the net working capital reflected on the preliminary balance sheet exceeds the net working capital reflected on the final balance, the Wolo Sellers shall, within seven days, pay to 1847 Wolo an amount in cash equal to such excess.

Purchase to the stock purchase agreement, 1847 Wolo agreed to indemnify and hold harmless the Wolo Sellers for any amounts in respect of taxes payable by the Wolo Sellers in connection with the Wolo Acquisition that are in excess of the amounts of taxes that would have been payable by the Wolo Sellers in connection with the Wolo Acquisition if the closing had occurred on or prior to December 31, 2020.

The stock purchase agreement contains customary representations, warranties and covenants, including a covenant that the Wolo Sellers will not compete with the business of Wolo for a period of three (3) years following closing.

The stock purchase agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the stock purchase agreement. In the case of the indemnification provided by the Wolo Sellers with respect to breaches of certain non-fundamental representations and warranties, the Wolo Sellers will only become liable for indemnified losses if the amount exceeds an aggregate of $10,000, whereupon the Wolo Sellers will be liable for all losses that exceed the $100,000 threshold, provided that the liability of the Wolo Sellers for breaches of certain non-fundamental representations and warranties shall not exceed $1,825,000.

6% Secured Promissory Note

As noted above, a portion of the purchase price for Wolo was paid by the issuance of a 6% secured promissory note in the principal amount of $850,000 by 1847 Wolo to the Wolo Sellers. Interest on the outstanding principal amount will be payable quarterly at the rate of six percent (6%) per annum. The note matures on the 39-month anniversary following the closing of the acquisition, at which time the outstanding principal amount of the note, along with all accrued, but unpaid interest, shall be paid in one lump sum. 1847 Wolo has the right to prepay all or any portion of the note at any time prior to the maturity date without premium or penalty of any kind. The note contains customary events of default and is secured by all of the assets of Wolo; provided that the rights of the Wolo Sellers under the note are subordinate to the rights of Sterling National Bank under the credit agreement described below.

Management Services Agreement

On March 30, 2021, 1847 Wolo entered into an offsetting management services agreement with the Manager on the same terms as the other offsetting management services agreements described in Note 16; provided that, the quarterly management fee is equal to the greater of $75,000 or 2% of adjusted net assets (as defined in the management services agreement).

The rights of the Manager to receive payments under this offsetting management services agreement are subordinate to the rights of Sterling (as defined below) under separate a subordination agreement that the Manager entered into with Sterling on March 30, 2021.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 22 — SUBSEQUENT EVENTS (cont.)

Credit Agreement and Notes

On March 30, 2021, 1847 Wolo and Wolo entered into a credit Agreement with Sterling National Bank (“Sterling”) for (i) revolving loans in an aggregate principal amount that will not exceed the lesser of the borrowing base (as defined below) or $1,000,000 and (ii) a term loan in the principal amount of $3,550,000. The revolving loan is evidenced by a revolving credit note and the term loan is evidenced by a $3,550,000 term note. The “borrowing base” means an amount equal to the sum of the following: (A) 80% of eligible accounts (as defined in the credit agreement) PLUS (B) the lesser of: (1) 50% percent of eligible inventory (as defined in the credit agreement) or (2) $400,000.00, MINUS (C) such reserves as Sterling may establish from time to time in its sole discretion. Sterling has the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of borrowing base and the definition(s) of eligible accounts and eligible inventory.

The revolving note matures on March 29, 2022 and bears interest at a per annum rate equal to the greater of (i) the prime rate (as defined in the credit agreement) or (ii) 3.75%. The term note matures on April 1, 2024 and bears interest at a per annum rate equal to the greater of (x) the prime rate plus 3.00% or (y) 5.00%; provided that, upon an event of default, all loans, all past due interest and all fees shall bear interest at a per annum rate equal to the foregoing rate plus 5.00%. Interest accrued on the revolving note and the term note shall be payable on the first day of each month commencing on the first such day of the first month following the making of such revolving loan or term loan, as applicable.

With respect to the term loan, 1847 Wolo and Wolo must repay to Sterling on the first day of each month, (i) beginning on May 1, 2021 and ending on March 1, 2022, eleven (11) equal monthly principal payments of $43,750 each, (ii) beginning on April 1, 2022 and ending on March 1, 2024, twenty-four (24) equal monthly payments of $59,167 each and (iii) on April 1, 2024, a final principal payment in the amount of $1,648,742. In addition, beginning on June 1, 2022 and on each anniversary thereof thereafter until such time as the term loan is repaid in full, 1847 Wolo and Wolo must pay an additional principal payment equal to 50% of the excess cash flow (as defined in the credit agreement), if any. If Sterling has not received the full amount of any monthly payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), 1847 Wolo and Wolo must pay a late fee in an amount equal to six percent (6%) of such overdue payment. 1847 Wolo and Wolo may at any time and from time to time voluntarily prepay the revolving note or the term note in whole or in part.

The credit agreement contains customary representations, warranties, affirmative and negative financial and other covenants and events of default for loans of this type. Each of the revolving note and the term note is secured by a first priority security interest in all of the assets of 1847 Wolo and Wolo.

Unit Offering

On March 26, 2021, the Company entered into several securities purchase agreements with certain purchasers, pursuant to which the Company sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, to the purchasers for an aggregate purchase price of $3,000,000. Each unit consists of (i) one (1) series A senior convertible preferred share of the Company with a stated value of $2.00 per share and (ii) a three-year warrant to purchase one (1) common share of the Company at an exercise price of $2.50 per share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances. The proceeds of offering were used to fund, in part, an acquisition of Wolo. As described in further detail below, we contributed to 1847 Wolo the $3,000,000 raised in this offering in exchange for 1,000 shares of 1847 Wolo’s series A preferred stock, at a price of $3,000 per share, to fund, in part, the planned acquisition of Wolo by 1847 Wolo.

Pursuant to the securities purchase agreements, the Company is required file a registration statement with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, covering the resale of all shares issuable upon conversion of the series A senior convertible preferred shares and exercise of the warrants with thirty (days) after the closing and use its commercially reasonable efforts to have the registration statement declared effective by the SEC as soon as practicable, but in no event later than (i) ninety (90) days after the closing in the event that

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 22 — SUBSEQUENT EVENTS (cont.)

the SEC does not review the registration statement, or (ii) one hundred fifty (150) days after the closing in the event that the SEC reviews the registration statement (but in any event, no later than two (2) business days from the SEC indicating that it has no further comments on the registration statement).

The lead investors in the offering received participation rights that permit them, for a period of 12 months after the closing, to participate in an offering of securities by the Company or any of its subsidiaries in an amount up to the aggregate amount that the lead investor invested in the offering with customary exclusions.

In addition to the participation right, and registration rights described above, the securities purchase agreements provided several other covenants in favor of the purchasers and/or the lead investor, including information rights, observer rights, certain restrictive covenants, and other covenants customary for similar transactions. The securities purchase agreements also contain customary representations, warranties closing conditions and indemnities.

The warrants issued in this offering have the same terms as the warrants issued on September 30, 2020 and October 26, 2020 in connection with the prior unit offering (see Note 17). In connection with the unit offering, the Company amended and restated the certificate of designation for the series A senior convertible preferred shares (See Note 17). The amendments include the following:

•        The number of shares designated as series A senior convertible preferred shares was increased to 4,450,460.

•        The dividend provision has been amended to provide that if the Company’s common shares are not registered, and rulemaking referred to below is effective, any dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided that the Company may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the common shares on the Company’s principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

•        The conversion price (as defined in the certificate of designation) was changed to $1.75 per share.

•        The voting provision was amended to provide that so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of the Requisite Holders shall be required prior to the Company’s, Kyle’s or Wolo’s creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of the Company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo.

•        The adjustments provision was revised to add an additional adjustment which provides that if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act of 1933, as amended, for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the shares issuable upon conversion of series A senior convertible preferred shares are then registered under an effective registration statement, in which case this provision shall not apply.

•        The additional equity interest provision was revised to clarify that the holders of series A senior convertible preferred shares previously issued in connection with the Kyle’s Acquisition shall receive an equity stake in Kyle’s and the holders of series A senior convertible preferred shares issued in connection with the Wolo Acquisition shall receive an equity stake in Wolo.

1847 HOLDINGS LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 22 — SUBSEQUENT EVENTS (cont.)

In exchange for the consent of the holders of the Company’s outstanding series A senior convertible preferred shares to the issuance of these units at a lower purchase price than such holders paid for their shares, the Company issued an aggregate of 398,838 common shares to such holders.

Subscription Agreement

On March 29, 2021, the Company entered into a subscription agreement with 1847 Wolo, pursuant to which 1847 Wolo issued to the Company 1,000 shares of its series A preferred stock, for gross proceeds to 1847 Wolo of $3,000,000. The series A preferred stock has no voting rights and is not convertible into the common stock or any other securities of 1847 Wolo. Dividends at the rate per annum of 16.0% of the stated value of $3,000 per share shall accrue on the series A preferred stock (subject to adjustment) and shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing dividends are payable quarterly in arrears on each of the following dividend payment dates: January 15, April 15, July 15 and October 15 beginning on April 15, 2021. Upon any liquidation, dissolution or winding up of 1847 Wolo, before any payment shall be made to the holders of 1847 Wolo’s common stock, the series A preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to 1847 Wolo’s stockholders an amount per share equal to the stated value of $3,000 per share, plus any accrued, but unpaid dividends.

Paycheck Protection Program — Phase II

On March 26, 2021, Neese received a second PPP Loan in the amount of $380,385 under Phase II of the Paycheck Protection Program which commenced on January 13, 2021 and allowed certain businesses that received an initial PPP Loan to seek a second draw PPP Loan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders

Wolo Mfg. Corp. and Wolo Industrial Horn & Sign, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Wolo Mfg. Corp. and Wolo Industrial Horn & Sign, Inc. (collectively “the Company”) as of December 31, 2020 and 2019, the related combined statements of income and changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2021.

Draper, UT

July 29, 2021

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
COMBINED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$574,983	$1,091,346
Accounts receivable	1,514,262	1,459,522
Inventory, net	2,526,193	2,667,427
Prepaid expenses and other current assets	62,234	124,738
Total current assets	4,677,672	5,343,033
Long-term assets:
Property and equipment, net	10,407	16,052
Operating lease right-of-use asset	123,561	45,048
Security deposits	6,482	6,482
Total long-term assets	140,450	67,582
Total assets	$4,818,122	$5,410,615

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$125,241	$143,879
Income taxes payable	85,580	89
Current portion of operating lease liability	76,233	45,048
Current portion of SBA note payable	105,018	—
Total current liabilities	392,072	189,016
Long-term liabilities
SBA note payable – net of current portion	67,332	—
Operating lease liability – net of current portion	47,328	—
Total long-term liabilities	114,660	—
Total liabilities	506,732	189,016
Stockholders’ Equity
Stockholders’ equity	4,311,390	5,221,599
Total liabilities and stockholders’ equity	$4,818,122	$5,410,615

The accompanying notes are an integral part of these combined financial statements.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
COMBINED STATEMENTS OF INCOME AND CHANGES IN STOCKHOLDERS’ EQUITY

	For the Years Ended December 31,
	2020	2019
Revenues	$7,444,776	$7,640,304
Cost of Goods Sold	4,095,389	4,399,717
Gross Profit	3,349,387	3,240,587

Operating expenses:
Personnel	584,852	752,149
General and administrative	1,736,058	1,868,530
Depreciation and amortization	5,949	6,031
Total operating expenses	2,326,859	2,626,710

Income from operations	1,022,528	613,877

Other Income and Expense
Settlement income	—	80,794
Interest income	10	39
Interest expense	(1,140)	(635)
Gain on forgiveness of debt	10,000	—
Other income	14	212
Total other income/(expenses)	8,884	80,410

Net income before income taxes	1,031,412	694,287
Income tax expense	(216,621)	(145,376)
Net Income	$814,791	$548,911

Stockholders’ Equity, Beginning	5,221,599	5,172,688
Distribution to stockholders	(1,725,000)	(500,000)
Stockholders’ Equity, Ending	$4,311,390	$5,221,599

The accompanying notes are an integral part of these combined financial statements.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net Income	$814,791	$548,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,645	5,971
Amortization of right-of-use assets	75,150	75,176
Changes in current assets and liabilities:
Accounts receivable	(54,740)	172,710
Prepaid expenses and other current assets	62,504	214,746
Inventory	141,234	(50,922)
Accounts payable and accrued expenses	66,853	(6,141)
Operating lease liability	(75,150)	(75,176)
Deposits	—	(38)
Net cash provided by operating activities	1,036,287	885,237

Cash flows from investing activities:
Purchases of property and equipment	—	(5,939)
Net cash used-in investing activities	—	(5,939)

Cash flows from financing activities:
Net proceeds from related party notes payable	—	(75,000)
Proceeds from PPP loan	172,350	—
Distribution to stockholders	(1,725,000)	(500,000)
Net cash used-in financing activities	(1,552,650)	(575,000)

Net change to cash and cash equivalents	(516,363)	304,298
Cash at beginning of period	1,091,346	787,048
Cash at end of period	$574,983	$1,091,346

Supplemental Cash Flow disclosures:
Cash paid for interest	$—	$—
Cash paid for taxes	$216,621	$145,376

Non Cash Investing and Financing Activities:
Change in right-of-use asset/liability due to lease amendments	$153,863	$76,275

The accompanying notes are an integral part of these combined financial statements.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Wolo Mfg. Corp. was formed under the laws of the State of New York on August 6, 1965. Wolo Industrial Horn & Signal, Inc. was formed under the laws of the State of New York on January 27, 1999. The entities collectively do business as Wolo and are referred to throughout as “Wolo” or “the Company.”

Founded in 1965, Wolo was a one-person operation with an idea and commitment to manufacture a single patented hood lock. Today, Wolo is a second — generation family owned and operated business with the same mission, to provide the very best quality products and customer service. Wolo provides innovative products to protect and keep people safe. Wolo is the leader in horn design and technology (electric, air, truck, marine, motorcycle and industrial equipment). Wolo also offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Cash

At December 31, 2020 and December 31, 2019, the Company had $139,732 and $457,877, respectively, in its domestic accounts in excess of Federal Deposit Insurance Corporation insured limits.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Cost of Revenue

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Wolo collects 100% of the payment for internet and phone orders, including tax, from the customer at the time the order is shipped. Customers placing orders with a purchase order through the EDI (Electronic Data Interface) are allowed to purchase on credit and make payment after receipt of product on the agreed upon terms.

Performance Obligations — The revenue that Wolo recognizes arises from orders it receives from contracts with customers. Wolo’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers and each order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct the use of, and obtain substantially all the benefits from, Wolo’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of shipment of the order. Once this occurs, Wolo has satisfied its performance obligation and Wolo recognizes revenue.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transaction Price — Wolo agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Wolo’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Wolo collects concurrently with revenue-producing activities are excluded from revenue.

Cost of sales includes the cost of purchased merchandise plus freight, warehouse salaries, tariffs, and any applicable delivery charges from the vendor to the company.

Warranties vary and are typically 90 days to consumers and manufacturing defect warranty to are available to resellers. At times, depending on the product, the company can also offer a warranty up to 12 months.

The majority of Wolo’s sales are to business to business (“B2B”) clients, with three exceeding 10% of revenue in 2020. The Company had sales to Zhongshan Yonglong Car Accessories and E-Own Corp in 2020 each making up 21% of total revenue and Echo Industrial making up 18% of total revenue in 2019.

Disaggregated Revenue — Wolo disaggregates revenue from contracts with customers by contract type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Wolo’s revenue by sales type is as follows:

	For the Years Ended December 31,
	2020	2019
B2B – Resellers/other	$7,446,776	$7,640,304
Total revenue	$7,444,776	$7,640,304

Receivables

Receivables consists of customer’s balance payments for which the Company extends credit to certain customers, primarily B2B sales, based on prior business relationship and credit worthiness. Based on the Company’s assessment of the credit history with its customers, it has concluded that there should be no allowance for uncollectible accounts.

The Company historically collects substantially all its trade receivables from customers. Uncollectible balances are expensed in the period it is determined to be uncollectible.

The Company factors accounts receivable from two of its customers. The factor bears all of the risk of the collectability of these two accounts.

Inventory

Inventory consists of finished goods acquired for resale and is valued at the weighted-average cost determined on a specific item basis. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on estimate of its ability to sell the item as well as general market conditions. The Company typically has In-Transit inventory that ships internationally through its network of carriers. The In-Transit shipping terms are primarily FOB shipping point terms at the international port and risk of loss passes at that point in transit. Based on these evaluations, the Company estimated an obsolescence allowance of $148,000 at December 31, 2020 and 2019.

Product Warranties

The Company offers assurance-type warranties from 90 days to 1 year on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. The Company estimates, based upon a review of historical warranty claim experience, the costs that may

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

be incurred under our warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance-type warranties and has determined that the estimated outstanding warranty obligation on December 31, 2020 and 2019 are immaterial to the Company’s financial statements.

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Useful Lives (Years)
Furniture and fixtures	7
Machinery and equipment	5 – 7

Long-lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1:    Quoted market prices in active markets for identical assets or liabilities.

Level 2:    Observable market-based inputs or inputs that are corroborated by market data.

Level 3:    Unobservable inputs that are not corroborated by market data.

The cash and cash equivalents held by the Company are included in Level 1 in the fair value hierarchy. The carrying value of accounts receivable, accounts payable, and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

authorities, based on the technical merits of the position. There are no uncertain tax positions as of December 31, 2020 and December 31, 2019. The Company’s accounting policy is to include penalties and interest related to income taxes in selling, general and administrative expenses.

The Company is subject to Corporate Federal and State income taxes. The Company paid income taxes of $216,621 and $145,376 for 2020 and 2019, respectively.

Recent Accounting Pronouncements

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU as of January 1, 2018 resulted in no change to the Company’s results of operations or balance sheet.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which made changes to the accounting for leases that primarily affect presentation and disclosure requirements. The new standard will require the recognition of a right to use asset and underlying lease liability for operating leases with an initial life in excess of one year. This standard is effective for private companies for years beginning after December 15, 2019. We are in the process of evaluating the impact of the new standard on our consolidated financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of Operations.

NOTE 3 — RECEIVABLES

At December 31, 2020 and 2019, receivables consisted of the following:

	December 31, 2020	December 31, 2019
Trade receivables from customers	$1,513,432	$1,456,462
Employee receivables	—	2,230
Total receivables	$1,513,432	$1,458,692

Accounts Receivable Factoring

As a part of its working capital management, the Company sells certain receivables through a single third-party financial institution (the “Factor”). The amount sold varies each month based on the amount of underlying receivables and cash flow needs of the Company. The factoring facility, which was initiated in August 2014, allows the Company to a factor specific vendor accounts receivables, accelerating access to cash and reducing credit risk. The factoring facility and margin rate is reviewed from time to time and the margin rates ranged from 1.375% to 1.625%.

Costs incurred on the sale of receivables are recorded in other expense, net in the combined statements of income. The sale of receivables under this contract is considered an off-balance sheet arrangement to the Company and is accounted for as a true sale and is excluded from accounts receivable in the combined balance sheet.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 4 — INVENTORY

Inventory consists of the following at December 31, 2020 and, 2019:

Classification	December 31, 2020	December 31, 2019
Finished Goods	$1,481,155	$1,725,530
Components	761,498	595,066
In-Transit	431,540	494,831
Total	2,674,193	2,815,427
Less: Inventory reserve for excess and slow mowing inventory	(148,000)	(148,000)
Inventory, net	$2,526,193	$2,667,427

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2020 and, 2019:

Classification	December 31, 2020	December 31, 2019
Furniture and fixtures	$1,710	$1,710
Equipment	34,704	34,704
Total	36,414	36,414
Less: Accumulated depreciation	(26,007)	(20,362)
Property and equipment, net	$10,407	$16,052

Depreciation expense for the years ended December 31, 2020 and 2019 was $5,571 and $6,032, respectively.

NOTE 6 — RELATED PARTY TRANSACTIONS

On December 14, 2018, the Company obtained a $75,000 loan from the owner of the Company. The note was a verbal agreement, and no interest was accrued on the note. Additionally, the note was due on demand.

On April 6, 2019, the Company made a cash payment of $75,000 on the related party note.

NOTE 7 — SBA NOTE PAYABLE

On May 1, 2020, the Company received $172,350 in Paycheck Protection Program (“PPP”) loans from the Small Business Administration (the “SBA”) under provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loans have two-year terms and bear interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loans may be prepaid at any time prior to maturity with no prepayment penalties. The PPP loans contain events of default and other provisions customary for loans of this type. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company used the proceeds from the PPP loans for qualifying expenses and to applied for forgiveness of the PPP loans in accordance with the terms of the CARES Act. On March 26, 2021, the Company received notice from Chase Bank that its loan had been forgiven in its entirety by the SBA. The Company has classified $105,018 of the PPP loans as current liabilities and $67,332 as long-term liabilities pending SBA clarification of the final loan terms.

The other income of $10,000 was Economic Injury Disaster Loan (“EIDL”) program advance provided by SBA, in conjunction with the PPP loans, which is designed to provide emergency economic relief to business that were impacted by COVID-10 pandemic. The advance will not have to be repaid. Wolo received the advance but was not approved for the EIDL loan.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 8 — STOCKHOLDERS’ EQUITY

During the years ended December 31, 2020 and 2019, net cash of $1,725,000 and $500,000, respectively, was distributed to stockholders.

During the years ended December 31, 2020 and 2019, both Wolo Mfg. Corp. and Wolo Industrial Horn & Signal, Inc. had 200 shares of common stock authorized and 100 shares of common stock issued and outstanding. The shares of common stock do not have a stated par value. There were no shares issued by either Company during the periods under review.

NOTE 9 — SUPPLIER CONCENTRATION

Significant suppliers are those that account for greater than 10% of the Company’s purchases.

In 2020 and 2019, the Company purchased a substantial portion of finished goods from four third-party vendors which comprised of 56% and 52% of the Company’s purchases, respectively. The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company is party to a variety of legal actions arising out of the normal course of business. Plaintiffs occasionally seek punitive or exemplary damages. The Company does not believe that such normal and routine litigation will have a material impact on its combined financial results.

NOTE 11 — SETTLEMENT INCOME

On August 16, 2017, the Apollo Fire Detectors Limited (“Apollo”) filed a petition with the United States Patent and Trademark office to invalidate a trademark held by the Company. Both parties agreed to a settlement agreement on September 17, 2019 in order to end the drawn-out legal process. As part of the settlement agreement, the Company granted coexistence to Apollo, effectively granting Apollo permission to legally use the trademark in their normal course of business. In return for being granted coexistence, Apollo agreed to pay the Company $19,800 within five business days of the settlement agreement.

On November 30, 2017, the Company filed a lawsuit against The Aftak Corporation d/b/a Vixen Horns for copyright infringement, trademark infringement, false advertising, unfair completion and related claims in connection with certain goods and their associated packaging, instructions sheets, and advertisements. On July 9, 2019, both parties signed a settlement agreement, effectively dropping the lawsuit. As part of the settlement agreement, Vixen Horns agreed to pay the Company $60,000 within five business days of the settlement agreement.

The Company’s settlement income for the year ended December 31, 2019 was $80,794. There were no settlements in the year ended December 31, 2020.

NOTE 12 — PROVISION FOR INCOME TAXES

During the years ended December 31, 2020 and 2019, the Company recognized no interest or penalties related to income taxes. Accordingly, the Company had neither accruals for interest and penalties at December 31, 2020 or December 31, 2019. If the Company were to incur such charges, it would elect to recognize interest related to underpayment of income taxes as interest expense and recognize any penalties as operating expenses.

The Company is current on its Federal and New York State income tax filings. Tax years that remain open for examination are 2017 through 2019.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 12 — PROVISION FOR INCOME TAXES (cont.)

The table below outlines the components of income tax expense:

	For the Years Ended December 31,
	2020	2019
Federal	$216,621	$145,376
State	—	—
Total provision for income taxes	$216,621	$145,376

The table below reconciles our effective tax rate to the statutory tax rate:

	For the Years Ended December 31,
	2020	2019
Federal statutory tax rate	21.0%	21.0%
State statutory tax rate, net federal effect	—	—
Total provision for income taxes	27.0%	27.0%

The Company has no material deferred income taxes assets or liabilities.

NOTE 13 — OPERATING LEASES

In February 2016, the FASB issued ASU No. 2016-02, Leases, which was subsequently amended by ASU No. 2018-01, ASU No. 2018-10 and ASU No. 2018-11, collectively ASC 842. Under this standard, which applies to both lessors and lessees, lessees will be required to recognize all leases (except for short-term leases) as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and as a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the statements of operations.

The Company adopted ASC 842 on January 1, 2019, using the additional (optional) approach, with certain available practical expedients. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. The new standard also provides practical expedients for an entity’s ongoing accounting. We elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, we will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. We also elected the practical expedient to not separate lease and non-lease components for any of our leases. After giving effect to the adoption of practical expedients, no right-of-use asset or lease liability was required to be recorded on the date of adoption. The Company continues to account for leases in the prior period consolidated financial statements under ASC 840. The Company has presented additional qualitative and quantitative disclosures regarding the Company’s lease obligations as required upon implementation of ASC 842 and has identified and implemented changes to its business processes and internal controls relating to implementation of the new standard. We recognize variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date, otherwise variable lease payments are recognized in the period incurred.

On October 4, 1978, Wolo Mfg. Corp. entered into a lease agreement with PKL Realty LLC (formerly P.K.L. Realty Corp). This lease agreement has been amended numerous times. Pursuant to the latest amendment entered into in July 2020, the lease expires on July 31, 2022. The lease agreement contains customary events of default representations, warranties and covenants.

WOLO MFG. CORP. AND WOLO INDUSTRIAL HORN & SIGNAL, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 13 — OPERATING LEASES (cont.)

December 31, 2020
Operating lease right-of-use lease asset	$153,663
Accumulated amortization	(30,102)
Net balance	$123,561

Operating lease liability, current portion	76,233
Operating lease liability, long term	47,328
Total operating lease liabilities	$123,561

Weighted Average Remaining Lease Term – operating leases	19 months

Weighted Average Discount Rate – operating leases	6.0%

Future minimum lease payments under this operating lease as of December 31, 2020 were as follows:

2021	$81,755
2022	48,111
Total lease payments	129,866
Less imputed interest	(6,305)
Maturities of lease liabilities	$123,561

NOTE 14 — SUBSEQUENT EVENTS

Management has reviewed subsequent events through July 23, 2021, which is the date these financial statements were available to be issued and has concluded that, other than the following, no additional disclosures are required.

Amendment to the Stock Purchase Agreement and Closing

On December 22, 2020, Wolo entered into a Stock Purchase Agreement (the “Purchase Agreement”) with 1847 Wolo Inc. (“1847 Wolo”), a subsidiary of 1847 Holdings LLC (the “Company”), and the sellers named therein (together, the “Sellers”), pursuant to which 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of the Company (the “Acquisition”).

On March 30, 2021, the parties entered into Amendment No. 1 to the Purchase Agreement (the “Amendment”) to amend certain terms of the Purchase Agreement. Following entry into the Amendment, closing of the Acquisition was completed on the same day.

Pursuant to the terms of the Purchase Agreement, as amended by the Amendment, 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of Wolo for an aggregate purchase price of $7,400,000, subject to adjustment as described below. The purchase price consists of (i) $6,550,000 in cash and (ii) a secured promissory note in the principal amount of $850,000.

The purchase price is subject to a post-closing working capital adjustment provision. Under this provision, the Sellers delivered to Wolo at the closing of the Acquisition an unaudited balance sheet of Wolo as of that date (the “Preliminary Balance Sheet”). On or before the 75th day following the closing of the Acquisition, Wolo shall deliver to the Sellers an audited balance sheet as of the closing date (the “Final Balance Sheet”). If the net working capital reflected on the Final Balance Sheet (the “Final Working Capital”) exceeds the net working capital reflected on the Preliminary Balance Sheet (the “Preliminary Working Capital”), Wolo shall, within seven days, pay to the Sellers an amount of cash that is equal to such excess. If the Preliminary Working Capital exceeds the Final Working Capital, the Sellers shall, within seven days, pay to Wolo an amount in cash equal to such excess.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Asien’s Appliance, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Asien’s Appliance, Inc. (“the Company”), as of December 31, 2019 and 2018, and the related statements of income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2020.

Salt Lake City, UT

August 11, 2020

ASIEN’S APPLIANCE, INC.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS

Current Assets

Cash	$1,875,336	$1,509,614
Accounts receivable, net	179,813	56,575
Inventories, net	1,924,104	1,639,008
Prepaid expenses and other current assets	35,588	35,798

Total Current Assets	4,014,841	3,240,995

Property and equipment, net	164,740	111,137

TOTAL ASSETS	$4,179,581	$3,352,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable and accrued liabilities	$788,962	$647,338
Contract liabilities	2,201,394	1,842,754
Line of credit	—	3,020
Current portion of notes payable	80,643	70,321

Total Current Liabilities	3,070,999	2,563,433

Long-term notes payable, net of current portion	120,265	163,027

TOTAL LIABILITIES	3,191,264	2,726,460

Stockholders’ Equity

Common stock	55,933	55,933
Treasury stock	(208,103)	(208,103)
Retained earnings	1,140,487	777,842

Total Stockholders’ Equity	988,317	625,672

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,179,581	$3,352,132

The accompanying notes are an integral part of these financial statements.

ASIEN’S APPLIANCE, INC.
STATEMENTS OF INCOME

	For the Years Ended December 31,
	2019	2018
Product sales, net	$12,300,648	$7,827,123
Service revenue	1,061,222	1,087,174
Total revenue	13,361,870	8,914,297

Cost of product sales	9,757,269	6,128,814
Cost of service revenue	498,385	526,000
Total costs of revenue	10,255,654	6,654,814

Gross Profit	3,106,216	2,259,483

Operating Expenses
Personnel	500,581	459,782
Advertising	66,570	88,581
Bank and credit card fees	264,759	205,651
Depreciation	35,337	45,414
General and administrative	825,620	767,472

Total Operating Expenses	1,692,867	1,566,900

INCOME FROM OPERATIONS	1,413,349	692,583

Other Income (Expense)
Other income	30,371	68,064
Other expense	(38,875)	(5,516)

Total Other Income (Expense)	(8,504)	62,548

NET INCOME	$1,404,845	$755,131

EARNINGS PER SHARE – BASIC AND DILUTED	$40.25	$21.64

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	34,902	34,902

The accompanying notes are an integral part of these financial statements.

ASIEN’S APPLIANCE, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Treasury Stock	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
BALANCE – January 1, 2018	34,902	$55,933	$(208,103)	$354,061	$201,891
Net income	—	—	—	755,131	755,131
Distributions paid	—	—	—	(331,350)	(331,350)
BALANCE – December 31, 2018	34,902	55,933	(208,103)	777,842	625,672
Net income	—	—	—	1,404,845	1,404,845
Distributions paid	—	—	—	(1,042,200)	(1,042,200)
BALANCE – December 31, 2019	34,902	$55,933	$(208,103)	$1,140,487	$988,317

The accompanying notes are an integral part of these financial statements.

ASIEN’S APPLIANCE, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,404,845	$755,131
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation expense	35,337	45,414
Changes in operating assets and liabilities:
Accounts receivable	(123,238)	47,255
Inventory	(285,096)	(360,973)
Prepaid expenses and other current assets	210	294,217
Accounts payable and accrued expenses	141,623	(69,216)
Contract liabilities	358,640	894,753
Net cash provided by operating activities	1,532,321	1,606,581

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(9,929)	(7,280)
Net cash used in investing activities	(9,929)	(7,280)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of line of credit	(3,020)	(17,075)
Repayments of notes payable	(111,450)	(387,604)
Distributions paid	(1,042,200)	(331,350)
Net cash used in financing activities	(1,156,670)	(736,029)

NET CHANGE IN CASH	365,722	863,272
CASH, BEGINNING OF PERIOD	1,509,614	646,342

CASH, END OF PERIOD	$1,875,336	$1,509,614

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Non-cash investing and financing activities:
Financed purchases of property and equipment	$79,010	$—

The accompanying notes are an integral part of these financial statements.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Asien’s Appliance, Inc. (the “Company”) was formed under the laws of the State of California and incorporated on February 14, 2004.

Located in Santa Rosa, California, the Company provides a wide variety of appliance services including sales, delivery, installation, service and repair, extended warranties, and financing to the North Bay area. The Company is one of the area’s oldest appliance stores and is well known and highly respected throughout the North Bay area. The Company has strong, established relationships with customers and contractors in the community. Company provides products and services to a diverse group of customers including homeowners, builders, and designers. As a member of BrandSource, a buying group that offers vendor programs, factory direct deals, marketing support, opportunity buys, close-outs, consumer rebates, finance offers, etc., the Company offers a full line of top brands from U.S. and international manufacturers.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared without audit in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Cost of Revenue

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU resulted in no change to the Company’s results of operations or balance sheet.

Asien’s collects 100% of the payment for special-order models including tax, and 50% of the payment for non-special orders from the customer at the time the order is placed. Asien’s does not incur incremental costs obtaining purchase orders from customers; however, if Asien’s did, because all Asien’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized.

Performance Obligations — The revenue that Asien’s recognizes arises from orders it receives from customers. Asien’s performance obligations under the customer orders correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. Control of the delivery transfers to customers when the customer can direct

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the use of, and obtain substantially all the benefits from, Asien’s products, which generally occurs when the customer assumes the risk of loss. The transfer of control generally occurs at the point of pickup, shipment, or installation. Once this occurs, Asien’s has satisfied its performance obligation and Asien’s recognizes revenue.

Transaction Price — Asien’s agrees with customers on the selling price of each transaction. This transaction price is generally based on the agreed upon sales price. In Asien’s contracts with customers, it allocates the entire transaction price to the sales price, which is the basis for the determination of the relative standalone selling price allocated to each performance obligation. Any sales tax that Asien’s collects concurrently with revenue-producing activities are excluded from revenue.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to the company.

Substantially all Asien’s sales are to individual retail consumers (homeowners), builders and designers. The large majority of customers are homeowners and their contractors, with the homeowner being key in the final decisions.

The Company has a diverse customer base with no one client accounting for more than 5% of total revenue.

Asien’s revenue by sales type is as follows:

	Years Ended December 31,
	2019	2018
Appliance sales	$12,300,648	$7,827,123
Service revenue (including parts revenue)	1,061,222	1,087,174
Total Revenue	$13,361,870	$8,914,297

Receivables

Receivables consists of customer’s balance payments for which Asien’s extends credit to certain homebuilders and designers based on prior business relationship and Credit card transactions in the process of settlement. Vendor rebates receivable represent amounts due from manufactures from whom the Company purchases products. Rebates receivable are stated at the amount that management expects to collect from manufacturers (vendor). Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against vendor accounts payable. Based on the Company’s assessment of the credit history with its manufacturers, it has concluded that there should be no allowance for uncollectible accounts.

The Company historically collects substantially all its trade receivables from customers, credit card receivable an any outstanding rebates receivables. Uncollectible balances are expensed in the period it is determined to be uncollectible.

Inventory

Inventory mainly consists of appliances that are acquired for resale and is valued at the average cost determined on a specific item basis. Inventory also consists of Parts that are used in service and repairs and may or may not be charged to the customer depending on warranty and contractual relationship. The Company periodically evaluates the value of items in inventory and provides write-downs to inventory based on its estimate of market conditions. The Company estimated an obsolescence allowance of $12,140 and $10,319 at December 31, 2019 and 2018, respectively.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment is stated at the historical cost. Maintenance and repairs of property and equipment are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Useful Life (Years)
Leasehold improvements	15
Furniture and fixtures	10
Equipment	7
Office equipment	5 – 10
Vehicles	5

Long-lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1:    Quoted market prices in active markets for identical assets or liabilities.

Level 2:    Observable market-based inputs or inputs that are corroborated by market data.

Level 3:    Unobservable inputs that are not corroborated by market data.

Income Taxes

The Company has elected to be taxed as an “S Corporation” under the provisions of the Internal Revenue Code and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholder of the Company. Therefore, no provision or liability for income taxes is reflected in the financial statements. Management has evaluated its tax positions and has concluded that the Company had taken no uncertain tax positions that could require adjustment or disclosure in the financial statements to comply with provisions set forth in ASC 740, Income Taxes.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments. The Company’s adoption of this ASU as of January 1, 2018 resulted in no change to the Company’s results of operations or balance sheet.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”), which requires lessees to recognize right-of-use (“ROU”) assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. We adopted ASC 842 on January 1, 2019 using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The adoption of this standard resulted in the recording of ROU assets and lease liabilities for all of our lease agreements with original terms of greater than one year. The adoption of ASC 842 did not have a significant impact on our consolidated statements of income or cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation — Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard became effective for us on January 1, 2019. The adoption of this standard did not have a material impact on our consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act, which was enacted in December 2017 (the “2017 Tax Act”). ASU 2018-02 became effective for us on January 1, 2019 and resulted in a decrease of approximately $748,000 to retained earnings due to the reclassification from AOCI of the effect of the corporate income tax rate change on our cash flow hedges. The adoption of this standard did not have a material impact on our consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both financial and non-financial risk components, aligns the recognition and presentation of the effects of hedging instruments and hedge items in the financial statements, and includes certain targeted improvements to ease the application of current guidance related to the assessment of hedge effectiveness. ASU 2017-12 became effective for us on January 1, 2019. The adoption of this standard did not have a material impact on our consolidated financial statements.

Not Yet Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption is permitted. We adopted ASU 2018-15 on January 1, 2020 on a prospective basis, and do not expect the adoption will result in a material impact for future periods.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. We will modify our disclosures beginning in the first quarter of 2020 to conform to this guidance. We do not expect the adoption of this standard and the associated changes to our disclosures to have a material impact to our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses. The new credit losses model must be applied to loans, accounts receivable, and other financial assets. ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those annual periods. We plan to adopt the new standard in the first quarter of 2020 using a modified retrospective approach with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. We do not believe this guidance will have a material impact on our statements of operations or cash flows.

The Company currently believes that all other issued and not yet effective accounting standards are not relevant to its financial statements.

NOTE 3 — RECEIVABLES

At December 31, 2019 and 2018, receivables consisted of the following:

	December 31, 2019	December 31, 2018
Credit card payments in process of settlement	$76,255	$46,171
Vendor rebates receivable	26,274	4,885
Trade receivables from customers	77,284	5,519
Total receivables	$179,813	$59,575

NOTE 4 — INVENTORIES

At December 31, 2019 and 2018, the inventory balances are composed of:

	December 31, 2019	December 31, 2018
Appliances	$1,821,064	$1,547,837
Parts	115,180	101,490
Subtotal	1,936,244	1,649,327
Allowance for inventory obsolescence	(12,140)	(10,319)
Inventories, net	$1,924,104	$1,639,008

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 4 — INVENTORIES (cont.)

Following is a summary of transactions in the allowance for inventory obsolescence:

	December 31, 2019	December 31, 2018
Balance at beginning of period	$10,319	$8,008
Provisions for obsolescence	1,821	2,311
Write-down in inventory value	—	—
Balance at end of period	$12,140	$10,319

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2019 and, 2018:

	December 31, 2019	December 31, 2018
Leasehold improvements	$46,807	$46,807
Equipment	7,095	7,095
Office equipment	110,848	110,848
Vehicles	442,782	353,843
Less: Accumulated depreciation	(442,792)	(407,456)
Property and equipment, net	$164,740	$111,137

Depreciation expense for the years ended December 31, 2019 and 2018 was $35,337 and $45,414, respectively.

NOTE 6 — CONTRACT LIABILITIES

Asien’s collects 100% of the payment for special-order models including tax and 50% of the payment for non-special orders from the customer at the time the order is placed. When the customer makes the decision to purchase, they place a deposit with the store primarily on a credit card for the purchase price and the customer receives an invoice describing the model number and other pertinent information about their purchase. The customer’s deposit is posted to the Contract Liability account.

Following products are considered Special Order items:

•        Telescoping Down Drafts

•        Remote Blowers

•        Custom Hoods

•        Any Appliance with custom colors

•        All Vent a Hood products

•        and anything else, out of ordinary

Certain Appliances may be added to the list of special-order items as determined by the company. All special-order items are considered non-cancellable and non-refundable.

Asien’s recognizes 100% of the deposit as a short-term liability at the time of receipt of the deposit. Once the product is delivered to the customer (satisfaction of the performance obligation) typically within a few weeks to a few months, revenue is recognized.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 6 — CONTRACT LIABILITIES (cont.)

Asien’s performance obligations under the customer order correspond to each sale of merchandise that it makes to customers under the purchase orders; as a result, each purchase order generally contains only one performance obligation based on the merchandise sale to be completed. The transfer of control generally occurs at the point of shipment. Once this occurs, Asien’s has satisfied its performance obligation and Asien’s recognizes revenue.

The balance for contract liabilities is $2,201,394 and $1,842,754 as of December 31, 2019 and 2018, respectively.

NOTE 7 — LINE OF CREDIT

On November 15, 2005, Asien’s, as borrower entered into a loan and security agreement with Exchange Bank for revolving loans in an aggregate principal amount that will not exceed $100,000. The revolving note bears interest at 7.00% per annum.

The balance on the loan is $-0- and $3,020 as of December 31, 2019 and 2018, respectively.

NOTE 8 — PROMISSORY NOTES

4.5% Unsecured Promissory Note

On October 30, 2017, the Company entered into a stock repurchase agreement with Paul A. Gwilliam and Terri L. Gwilliam, co-trustees of the Gwilliam Family Trust (“Note Holder”) pursuant to which Asien’s Appliance, Inc. issued to the Note Holder a unsecured promissory note in the aggregate principal amount of $540,000 for a term of 5 years or 60 months. The note bears interest at the rate of the 4.25% per annum.

The balance on the note is $88,576 and $174,025 as of December 31, 2019 and 2018, respectively.

Loans on Vehicles

4.99% Secured Loan (2015 GMC)

On January 1, 2015, the Company entered into a Retail Installment Sale contract with Silveira Buick-GMC for purchase of a delivery truck pursuant to which Asien’s Appliance, Inc. agreed to finance an aggregate principal amount of $29,390 for a term of 60 months with $3,949 being the total finance charges for the term of the loan.

The loan bears interest at the rate of the 4.99% per annum. If the lender does not receive the full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, the company will be required to pay a late charge of 5% of the part of the payment that is late.

The balance on the note is $590 and $7,056 as of December 31, 2019 and 2018, respectively.

4.49% Secured Loan (2016 Chevy)

On January 13, 2017, the Company entered into a Retail Installment Sale contract for the purchase of a delivery truck pursuant to which Asien’s Appliance, Inc. agreed to finance an aggregate principal amount of $50,192 for a term of 60 months with $6,042 being the total finance charges for the term of the loan.

The loan bears interest at the rate of the 4.49% per annum. If the lender does not receive the full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, the company will be required to pay a late charge of 5% of the part of the payment that is late.

The balance on the note is $21,498 and $31,536 as of December 31, 2019 and 2018, respectively.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 8 — PROMISSORY NOTES (cont.)

2.99% Secured Loan (2016 Dodge Ram 2500)

On January 11, 2017, the Company entered into a Retail Installment Sale contract for purchase of a delivery truck pursuant to which Asien’s Appliance, Inc. agreed to finance an aggregate principal amount of $47,578, for a term of 60 months with $3,755 being the total finance charges for the term of the loan.

The loan bears interest at the rate of the 2.99% per annum. If the lender does not receive the full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, the company will be required to pay a late charge of 5% of the part of the payment that is late.

The balance on the note is $11,304 and $20,731 as of December 31, 2019 and 2018, respectively.

6.99% Secured Loan (2019 Chevy)

On December 31, 2019, the Company entered into a Retail Installment Sale contract for purchase of a delivery truck pursuant to which Asien’s Appliance, Inc. agreed to finance an aggregate principal amount of $57,077 for a term of 60 months with $10,916 being the total finance charges for the term of the loan.

The loan bears interest at the rate of the 6.99% per annum. If the lender does not receive the full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, the company will be required to pay a late charge of 5% of the part of the payment that is late.

The balance on the note is $57,007 and $-0- as of December 31, 2019 and 2018, respectively.

3.98% Secured Loan (2020 Nissan)

On December 31, 2019, the Company entered into a Retail Installment Sale contract for purchase of a delivery truck pursuant to which Asien’s Appliance, Inc. agreed to finance an aggregate principal amount of $21,933 for a term of 60 months with $2,331 being the total finance charges for the term of the loan.

The loan bears interest at the rate of the 3.98% per annum. If the lender does not receive the full amount of any monthly payment by the end of ten (10) calendar days after the date it is due, the company will be required to pay a late charge of 5% of the part of the payment that is late.

The balance on the note is $21,933 and $0 as of December 31, 2019 and 2018, respectively.

Following is a summary of payments due on loans for the succeeding five years:

Amount
2020	$80,643
2021	67,786
2022	16,592
2023	16,652
2024 and later	19,236
Total payments	200,908
Less current portion of principal payments	(80,643)
Long-term portion of principal payments	$120,655

NOTE 9 — STOCKHOLDERS’ EQUITY

The Company had 34,902 shares of common stock issued and outstanding as of December 31, 2019 and 2018. During the years ended December 31, 2019 and 2018, net cash of $1,042,200 and $331,350, respectively, was distributed to stockholders.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Corporate Office, Sales Floor, and Warehouse Space

Asien’s conducts retail business from 1801 Piner Road, Santa Rosa, CA 95403. At approximately 11,000 sq. ft this building sits on the corner of Piner Rd. and Coffee Rd. Asien’s occupies 100% of the building. The building is allocated between the sales floor at approximately 6,000 sq ft, main warehouse at approximately 3,000 sq ft, corporate offices at approximately 1,200 sq. ft and the remainder in restroom, breakroom, hallways and other common area. Asien’s pays the landlord $9,700 in monthly rent on the first day of each calendar month. The agreement is month-to-month with both parties agreeing to provide at least 90 days’ notice to cancel or renegotiate.

Asien’s also occupies 3,000 sq. ft of space located at 1821 Piner Rd. Approximately 2,400 sq. ft. is used in two equal sized warehouses and the remaining 600 sq. ft is used as an office space. Asien’s leases this space from Redwood Gospel Mission (Landlord) at $2,000 per month due on the 1st day of each calendar month. The agreement is also month-to-month with both parties agreeing to provide at least 90 days’ notice to cancel or renegotiate.

NOTE 11 — SUBSEQUENT EVENTS

On May 28, 2020, 1847 Asien Inc. (“1847 Asien”), a subsidiary of 1847 Holdings LLC (“1847 Holdings”), entered into a stock purchase agreement with Asien’s Appliance, Inc. (“Asien’s Appliance”) and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T, (the “Seller”), pursuant to which 1847 Asien agreed to acquire all of the issued and outstanding capital stock of Asien’s.

Pursuant to the terms of the purchase agreement, 1847 Asien agreed to acquire all of the issued and outstanding capital stock of Asien’s Appliance for an aggregate purchase price of $2,125,500, subject to adjustment. The purchase price consisted of (i) $233,000 in cash, (ii) an Amortizing Note in the aggregate principal amount of $200,000, (iii) a Demand in the aggregate principal amount of $655,000, and (iv) 415,000 common shares of 1847 Holdings, having a fair market value of $1,037,500.

The purchase price is subject to a post-closing working capital adjustment provision. On or before the 75th day following the Closing Date, 1847 Asien is to deliver to the Seller an audited balance sheet as of the closing date. If the net working capital reflected on the balance sheet (the “Final Working Capital”) exceeds the net working capital reflected on the unaudited balance sheet of Asien’s Appliance delivered to 1847 Asien on the Closing Date (the “Preliminary Working Capital”), 1847 Asien’s shall, within seven days, pay to the Seller an amount of cash that is equal to such excess. If the Preliminary Working Capital exceeds the Final Working Capital, the Seller shall, within seven days, pay to 1847 Asien an amount in cash equal to such excess; provided, however, that the Seller may, at its option, in lieu of paying such excess in cash, deliver and transfer to the Buyer a number of Buyer Shares that is equal to such excess divided by $2.00.

Pursuant to the Amendment, upon five calendar days written notice to the Seller and the transfer agent, from time to time during the one year period following the closing of the Acquisition, the Company shall have the right to repurchase any or all of the Buyer Shares then held by the Seller from the Seller for a purchase price of $2.50 per share.

On April 28, 2020, Asien’s received $357,500 in Payroll Protection Program (“PPP”) loan from the United States Small Business Administration (“SBA”) under provisions of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The PPP loans have two-year term and bear interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP loan may be prepaid at any time prior to its maturity date, April 1, 2020, with no prepayment penalties. The PPP loan contain events of default and other provisions customary for loans of this type. The PPP provides that the PPP loans may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. Asien’s intend to use the proceeds from the PPP loan for qualifying expenses and to apply for forgiveness of the PPP loan in accordance with the terms of the CARES Act.

ASIEN’S APPLIANCE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE 11 — SUBSEQUENT EVENTS (cont.)

On July 29, 2020, 1847 Asien Inc. (“the Buyer”) executed a securities purchase agreement with the Wilhelmsen Family Trust, (the “Seller,” and collectively with Company, the “Parties”). Pursuant to the agreement, The Seller sold to the Buyer, 415,000 common shares of 1847 Holdings LLC at a purchase price of $2.50 per share and the Buyer hereby acquires and purchases from the Seller the shares. As consideration, the Buyer issued to the Seller a two-year, 6% amortizing promissory note in the aggregate principal amount of $1,037,500.

One-half (50%) of the outstanding principal amount of this Note ($518,750) (the “Amortized Principal”) and all accrued interest thereon will be amortized on a two-year straight-line basis and is payable quarterly. The second-half (50%) of the outstanding principal amount of this Note ($518,750) (the “Unamortized Principal”) with all accrued, but unpaid interest thereon is due on July 28, 2022 (the “Maturity Date”) along with any other unpaid principal or accrued interest.

               Shares

1847 HOLDINGS LLC

Common Shares

______________________

PROSPECTUS

______________________

EF HUTTON

division of Benchmark Investments, LLC

            , 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, Nasdaq listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee		$2,666.13
Nasdaq listing fee		*
FINRA filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Printing and related fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

____________

*        To be filed by amendment

Item 14. Indemnification of Directors and Officers

Certain provisions of our operating agreement are intended to be consistent with Section 145 of the General Corporation Law of the State of Delaware, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our operating agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•        for any breach of the director’s duty of loyalty to the company or its members;

•        for acts or omissions not in good faith or a knowing violation of law;

•        regarding unlawful distributions and interest purchases analogous to Section 174 of the General Corporation Law of the State of Delaware; or

•        for any transaction from which the director derived an improper benefit.

Our operating agreement provides that:

•        we must indemnify our directors and officers to the equivalent extent permitted by General Corporation Law of the State of Delaware;

•        we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•        we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by our board of directors.

The indemnification provisions contained in our operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

In addition, we have entered into indemnification agreements with each of our executive officers and directors, pursuant to which we have agreed to indemnify them to the fullest extent permitted by law. Under the indemnification agreements, we have agreed to advance all expenses incurred by or on behalf of the independent directors in connection with any proceeding within thirty (30) days after the receipt by us of a statement requesting such advance, whether prior to or after final disposition of such proceeding.

We are also in the process of obtaining insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On April 5, 2019, our company, 1847 Holdco and 1847 Goedeker entered into a securities purchase agreement with Leonite Capital LLC, or Leonite, pursuant to which they issued to Leonite a secured convertible promissory note in the aggregate principal amount of $714,286, which was convertible into our common shares. As additional consideration for the purchase of the note, (i) our company issued to Leonite 50,000 common shares, (ii) our company issued to Leonite a five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis, and (iii) 1847 Goedeker issued to Leonite shares of common stock equal to a 7.5% non-dilutable interest in 1847 Goedeker.

On May 11, 2020, in connection with an amendment to the secured convertible promissory note, we issued to Leonite another five-year warrant to purchase 200,000 common shares at an exercise price of $1.25 per share (subject to adjustment), which may be exercised on a cashless basis.

On May 4, 2020, Leonite converted $100,000 of the outstanding balance of the secured convertible promissory note into 100,000 common shares. On July 24, 2020, Leonite converted $50,000 of the outstanding balance of the secured convertible promissory note into 50,000 common shares. On August 4, 2020, 1847 Goedeker used a portion of the proceeds from its initial public offering to repay the secured convertible promissory note in full. Therefore, no shares remain available for issuance under the secured convertible promissory note.

On September 2, 2020, we entered into amendment to the first warrant issued to Leonite, pursuant to which the parties amended the warrant to allow for the conversion of the warrant into 180,000 common shares in exchange for Leonite’s surrender of the remaining 20,000 common shares underlying the first warrant, as well as all 200,000 common shares underlying the second warrant. On September 2, 2020, Leonite exercised the first warrant in accordance with the foregoing amendment and we issued 180,000 common shares to Leonite. As a result of this exercise, both warrants were cancelled.

On May 28, 2020, in connection with the acquisition of Asien’s, we issued 415,000 common shares to the Asien’s Seller, which were subject to repurchase by 1847 Asien for a period of one year following the closing at a purchase price of $2.50 per share. These shares were repurchased by 1847 Asien on July 29, 2020. On August 28, 2020, 1847 Asien distributed these 415,000 shares to its stockholders, pro rata in accordance with their holdings. Our company, as the holder of 95% of the outstanding common stock of 1847 Asien, received 394,112 shares in connection with this distribution, which were then returned to our treasury and cancelled.

On June 4, 2020, we issued 100,000 common shares to a service provider as partial compensation for consulting services provided by it.

On September 2, 2020, we issued a total of 50,000 shares to representatives of Craft Capital Management LLC in consideration for services provided by them.

On September 30, 2020, we sold an aggregate of 2,189,835 units, at a price of $1.90 per unit, for aggregate gross proceeds of $4,160,684. Each unit consists of one (1) series A senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $2.50 per common share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances. On October 26, 2020, we sold an additional 442,443 units for aggregate gross proceeds of $840,640.

On October 16, 2020, we issued 700,000 common shares to Stephen Mallatt, Jr. and Rita Mallatt, the sellers of Kyle’s.

On March 26, 2021, we sold an aggregate of 1,818,182 units, at a price of $1.65 per unit, for an aggregate purchase price of $3,000,000. These units have the same terms as those previously sold on September 30, 2020 and October 26, 2020.

On March 26, 2021, we also issued an aggregate of 398,838 common shares to the holders of the series A senior convertible preferred shares issued on September 30, 2020 and October 26, 2020. As noted above, the purchase price for the units issued to such holders was $1.90 per unit and the purchase price for the units issued on March 26, 2021 was $1.65 per unit. In exchange for the consent of the holders of the outstanding series A senior convertible preferred shares to the issuance of these additional units at a lower purchase price than such holders paid for their shares, we issued 398,838 common shares to such holders.

The issuance of these securities was made in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Certificate of Formation of 1847 Holdings LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on February 7, 2014)
3.2	Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated January 19, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 22, 2018)
3.3	Amendment No. 1 to Second Amended and Restated Operating Agreement (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 11, 2021)
4.1*	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2	Amended and Restated Share Designation of Series A Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 1, 2021)
4.3	Form of Common Share Purchase Warrant relating to 2020 private placement (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 7, 2020)
4.4	Form of Common Share Purchase Warrant relating to March 2021 private placement (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on April 1, 2021)
5.1*	Opinion of Bevilacqua PLLC as to the legality of the common shares
10.1

Management Services Agreement, dated April 15, 2013, between 1847 Holdings LLC and 1847 Partners LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/A filed on March 14, 2014)

10.2

Amendment No. 1 to Management Services Agreement, dated September 15, 2013, between 1847 Holdings LLC and 1847 Partners LLC (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on February 7, 2014)

10.3	Management Services Agreement, dated May 28, 2020, between 1847 Asien Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed June 3, 2020)
10.4

Management Services Agreement, dated August 21, 2020, by and between 1847 Cabinet Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on October 7, 2020)

Exhibit No.	Description
10.5

Management Services Agreement, dated March 30, 2021, by and between 1847 Wolo Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on April 5, 2021)

10.6

Management Fee Subordination Agreement, dated March 30, 2021, by 1847 Partners LLC and 1847 Wolo Inc. to and for the benefit of Sterling National Bank (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on April 5, 2021)

10.7

8% Subordinated Amortizing Promissory Note issued by 1847 Asien Inc. to Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992, on May 28, 2020 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed June 3, 2020)

10.8

Promissory Note and Security Agreement, dated July 10, 2020, by Asien’s Appliance, Inc. in favor of Arvest Bank (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed July 21, 2020)

10.9

6% Amortizing Promissory Note issued by 1847 Asien Inc. to Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992, on July 29, 2020 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed August 4, 2020)

10.10

Inventory Financing Agreement, dated September 25, 2020, between Wells Fargo Commercial Distribution Finance, LLC and Asien’s Appliance, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 1, 2020)

10.11	Guaranty, dated September 25, 2020, by 1847 Asien Inc. and 1847 Holdings LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 1, 2020)
10.12

8% Vesting Promissory Note, dated September 30, 2020, issued by 1847 Cabinet Inc. to Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on October 7, 2020)

10.13

Amended and Restated Secured Promissory Note, dated December 11, 2020, issued by 1847 Holdings LLC to 1847 Cabinet Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 11, 2020)

10.14

6% Secured Promissory Note, dated March 30, 2021, issued by 1847 Wolo Inc. to Barbara Solow and Stanley Solow (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 5, 2021)

10.15

Subordination and Standby Agreement., dated March 30, 2021, among Sterling National Bank, Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., and 1847 Wolo Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on April 5, 2021)

10.16

Credit Agreement, dated March 30, 2021, among Sterling National Bank, Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc. and 1847 Wolo Inc. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on April 5, 2021)

10.17

Revolving Credit Note issued by Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., and 1847 Wolo Inc. to Sterling National Bank on March 30, 2021 (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on April 5, 2021)

10.18

Term Note issued by Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., and 1847 Wolo Inc. to Sterling National Bank on March 30, 2021 (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on April 5, 2021)

10.19

Security Agreement, dated March 30, 2021, by Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., and 1847 Wolo Inc. to Sterling National Bank (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on April 5, 2021)

10.20

Patent and Trademark Security Agreement, dated March 30, 2021, by and between Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., 1847 Wolo Inc. and Sterling National Bank (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on April 5, 2021)

10.21

Collateral Pledge Agreement, date March 30, 2021 by Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., and 1847 Wolo Inc. in favor of Sterling National Bank (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on April 5, 2021)

10.22

Amended and Restated Grid Promissory Note, dated December 7, 2020, issued by 1847 Holdings LLC to 1847 Partners LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on December 11, 2020)

Exhibit No.	Description
10.23

Industrial Lease, dated September 1, 2020, between Kyle’s Custom Wood Shop, Inc. and Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.47 to the Annual Report on Form 10-K filed on April 15, 2021)

10.24†	Employment Agreement, dated January 14, 2021, between 1847 Holdings LLC and Jay Amond (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed January 21, 2021)
10.25*	Form of Independent Director Agreement between 1847 Holdings LLC and each independent director
10.26*	Form of Indemnification Agreement between 1847 Holdings LLC and each independent director
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Annual Report on Form 10-K filed on April 15, 2015)
21.1	List of Subsidiaries
23.1	Consent of Sadler, Gibb & Associates, LLC for 1847 Holdings LLC
23.2	Consent of Sadler, Gibb & Associates, LLC for Wolo Mfg. Corp. and Wolo Industrial Horn & Signal, Inc.
23.3	Consent of Sadler, Gibb & Associates, LLC for Asien’s Appliance, Inc.
23.4*	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Consent of Clark R. Crosnoe (Director Nominee)
99.2	Consent of Glyn C. Milburn (Director Nominee)
101.INS	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

____________

*        To be filed by amendment

†        Executive compensation plan or arrangement

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 23, 2021.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ellery W. Roberts and Jay Amond as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ellery W. Roberts	Chairman and Chief Executive Officer	August 23, 2021
Ellery W. Roberts	(principal executive officer)

/s/ Jay Amond	Chief Financial Officer	August 23, 2021
Jay Amond	(principal financial and accounting officer)

/s/ Robert D. Barry	Director	August 23, 2021
Robert D. Barry

/s/ Paul A. Froning	Director	August 23, 2021
Paul A. Froning